As filed with the Securities and Exchange Commission on July 27, 2009

Registration No. 333-159809

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HD SUPPLY, INC.

(Exact name of registrant as specified in its charter)

(See table of additional guarantor registrants on following page)

Delaware	5000	75-2007383
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3100 Cumberland Boulevard,

Suite 1480

Atlanta, Georgia 30339

(770) 852-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ricardo Nunez, Esq.

Senior Vice President, General Counsel and Corporate Secretary

HD Supply, Inc.

3100 Cumberland Boulevard, Suite 1480

Atlanta, Georgia 30339

(770) 852-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Steven J. Slutzky, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, or the “Securities Act,” check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF GUARANTOR REGISTRANTS

Exact name of guarantor registrant as specified in its charter*	State or other jurisdiction of formation	I.R.S. employer identification number
Brafasco Holdings II, Inc.	Delaware	54-2167751
Brafasco Holdings, Inc.	Delaware	36-4392444
Cox Lumber Co.	Florida	59-0999516
Creative Touch Interiors, Inc.	Maryland	52-1009987
HD Builder Solutions Group, LLC	Delaware	02-0647515
HD Supply Construction Supply Group, Inc.	Delaware	84-1380403
HD Supply Construction Supply, Ltd.	Florida	26-0100647
HD Supply Distribution Services, LLC	Delaware	20-2860740
HD Supply Electrical, Ltd.	Florida	26-0100654
HD Supply Facilities Maintenance Group, Inc.	Delaware	14-1900568
HD Supply Facilities Maintenance, Ltd.	Florida	52-2418852
HD Supply Fasteners & Tools, Inc.	Michigan	38-1992495
HD Supply GP & Management, Inc.	Delaware	51-0374238
HD Supply Holdings, LLC	Florida	42-1651863
HD Supply Management, Inc.	Florida	43-2080574
HD Supply Plumbing/HVAC Group, Inc.	Delaware	58-2510145
HD Supply Plumbing/HVAC, Ltd.	Florida	26-0100650
HD Supply Repair & Remodel, LLC	Delaware	20-2749043
HD Supply Support Services, Inc.	Delaware	59-3758965
HD Supply Utilities Group, Inc.	Delaware	52-2048968
HD Supply Utilities, Ltd.	Florida	26-0100651
HD Supply Waterworks Group, Inc.	Delaware	05-0532711
HD Supply Waterworks, Ltd.	Florida	05-0550887
HDS IP Holding, LLC	Nevada	61-1540596
HSI IP, Inc.	Delaware	66-0620064
Madison Corner, LLC	Florida	20-3548192
Park-Emp, LLC	Florida	30-0501912
ProValue, LLC	Delaware	55-0872477
Southwest Stainless, L.P.	Delaware	51-0374240
Sunbelt Supply Canada, Inc.	Delaware	41-2148226
Utility Supply of America, Inc.	Illinois	36-3645787
White Cap Construction Supply, Inc.	Delaware	95-3043400
Williams Bros. Lumber Company, LLC	Delaware	20-2920464
World-Wide Travel Network, Inc.	Florida	59-2571159

*	The address for each of the additional registrants is c/o HD Supply, Inc., 3100 Cumberland Boulevard, Suite 1480, Atlanta, Georgia, 30339, telephone: (770) 852-9000. The name and address, including zip code, of the agent for service for each additional registrant is Ricardo Nunez, Senior Vice President, General Counsel and Corporate Secretary, HD Supply, Inc., 3100 Cumberland Boulevard, Suite 1480, Atlanta, Georgia, 30339, telephone: (770) 852-9000.

The information in this prospectus is not complete and may be changed. We may not complete this exchange offer or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 27, 2009

PROSPECTUS

HD SUPPLY, INC.

Offer to Exchange

$2,500,000,000 Outstanding 12% Senior Notes due 2014

for $2,500,000,000 Registered 12% Senior Notes due 2014

and

$1,581,974,720 Outstanding 13.5% Senior Subordinated PIK Notes due 2015

for $1,581,974,720 Registered 13.5% Senior Subordinated PIK Notes due 2015

The new notes:

•

The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act of 1933, as amended, or the “Securities Act,” and will not be subject to restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old notes and will not entitle their holders to registration rights.

Investing in the new notes involves risks. You should carefully review the risk factors beginning on page 19 of this prospectus.

The exchange offer:

•	Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on , 2009, unless extended.

•	No public market currently exists for the old notes or the new notes.

The guarantees:

•	The new notes will be fully and unconditionally guaranteed on an unsecured basis by each of our domestic subsidiaries that guarantees the obligations under our senior secured credit facilities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2009.

We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representation about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

In connection with the exchange offer, we have filed with the U.S. Securities and Exchange Commission, or the “SEC,” a registration statement on Form S-4, under the Securities Act, relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the registration statement relating to the exchange offer and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

HD Supply, Inc.

3100 Cumberland Boulevard,

Suite 1480

Atlanta, Georgia 30339

Attn: General Counsel

(770) 852-9000

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by                 , 2009.

i

Forward-looking statements

This prospectus includes forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth strategies and the industries in which we operate.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industries in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industries in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including those factors discussed in “Risk factors.” Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

•	Our substantial indebtedness;

•	Our ability to incur additional indebtedness;

•	Limitations and restrictions in the agreements governing our indebtedness;

•	Our ability to service our debt and to refinance all or a portion of our indebtedness;

•	Our ability to obtain additional financing on acceptable terms;

•	Increases in interest rates;

•	Rating agency actions with respect to our indebtedness;

•	Our combined financial information as of and for the periods prior to the Acquisition is not representative of our future financial position, results of operations or cash flows;

•	Since the Acquisition, we no longer benefit from the combination of a consumer products business and our business;

•	The interests of the Equity Sponsors;

•	Decreases in activity in the residential, non-residential and public infrastructure construction and facility maintenance and repair markets;

•	The decline in the new residential construction market;

•	The downturn in the non-residential construction industry;

•	The downturn in residential repair and improvement activity;

•	Our ability to increase or maintain our profitability;

•	Goodwill impairment charges;

•	Impairment charges as a result of closing underperforming locations;

•	Our obligations under long-term, non-cancelable leases;

•	Demand for our products and services in highly competitive and fragmented industries;

•	Consolidation among our competitors;

•	The loss of any of our significant customers;

•	Failure to collect monies owed from customers, including on credit sales;

•	Competitive pricing pressure from our customers;

•	Our ability to continue to achieve the acquisition component of our growth strategy;

•	Variability in our revenues and earnings;

•	Cyclicality and seasonality of the residential, non-residential and infrastructure construction and facility maintenance and repair markets;

•	Fluctuations in commodity prices;

•	Increases in petroleum prices;

•	Product shortages and cyclicality in the residential, non-residential and infrastructure construction and facility maintenance and repair markets;

•	Our ability to identify and develop relationships with a sufficient number of qualified suppliers and to maintain our supply chains;

•	Our ability to manage fixed costs;

•	Changes in our product mix;

•	The impairment of financial institutions;

•	The development of alternatives to distributors in the supply chain;

•	Our ability to manage our product purchasing and customer credit policies;

•	Inclement weather, anti-terrorism measures and other disruptions to the transportation network;

•	Interruptions in the proper functioning of IT systems;

•	Our ability to implement our technology initiatives;

•	Changes in U.S. federal, state or local regulations;

•	Exposure to construction defect and product liability claims;

•	Outcomes of legal proceedings;

•	Potential material liabilities under our self-insured programs;

•	Our ability to attract, retain and retrain highly qualified associates and key personnel;

•	Fluctuations in foreign currency exchange rates;

•	Inability to protect our intellectual property rights;

•	Significant costs related to compliance with environmental, health and safety regulations;

•	Our ability to achieve and maintain effective disclosure controls and internal control over our financial reporting; and

•	Increased costs related to our becoming a reporting company.

You should read this prospectus completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Industry and market data

This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms and our own estimates based on our management’s knowledge of and experience in the markets and businesses in which we operate. We believe these estimates are reasonable as of the date of this prospectus. However, we have not independently verified market and industry data from third-party sources. This information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. In addition, consumer preferences and the competitive landscape can and do change. As a result, you should be aware that the market and industry data included in this prospectus, and our estimates and beliefs based on such data, may not be reliable. We do not make any representations as to the accuracy of such industry and market data.

We categorize our businesses based on the market sectors they predominantly serve: (1) Infrastructure & Energy, (2) Maintenance, Repair & Improvement and (3) Specialty Construction, including residential and non-residential construction. Generally, each of our businesses serve customers in markets other than their predominant market sector. The allocations of our customers by market sector are estimates and are made by the heads of each of our businesses based on different methodologies. For example, to determine public and private mix (which we use in determining our exposure to the new residential construction market), our Waterworks business generally assigns each customer an identifying code and tracks shipments at the job level based on job type. In other businesses, customers may be assigned a “customer type” for the life of their relationship with us. Other businesses estimate end-market type percentages based on other factors such as the type of products sold or based on information from our sales force and customers. We compile the estimates received from the heads of each of our businesses into a consolidated estimate of the percentage of our net sales derived from each of our customer market sectors.

These estimated market sector percentages are based on a number of assumptions and judgments by our management. There can be no assurance that these percentages would not be materially different had they been estimated utilizing a different methodology or assumptions or that they will not change materially over time. More recent information, some of which may be less favorable for the markets served by our company, may have been published or otherwise been made available.

Trademarks

We use various trademarks, service marks and brand names, such as HD Supply (and design), Crown Bolt, National Waterworks (and design), USABluebook and White Cap that we deem particularly important to the advertising activities and operation of our various businesses and some of these marks are registered in the United States and, in some cases, other jurisdictions. This prospectus also refers to the brand names, trademarks or service marks of other companies. All brand names and other trademarks or service marks cited in this prospectus are the property of their respective holders.

Certain terms used in this prospectus

Unless otherwise noted or indicated by the context, in this prospectus:

•

the term “Acquisition” means the acquisition by subsidiaries of HDS Investment Holding, Inc. of all of the outstanding capital stock of each of HD Supply, Inc. and CND Holdings, Inc. as well as certain related intellectual property, from Home Depot or its subsidiaries in connection with the Transactions;

•	the term “CND Holdings” refers to CND Holdings, Inc. (which has been dissolved as of February 2, 2009);

•

the term “Equity Sponsors” refers to Bain Capital Partners, LLC, The Carlyle Group, Clayton, Dubilier & Rice, Inc. and/or, as the context requires, Bain Capital Integral Investors 2006, LLC, Carlyle Partners V, L.P. and Clayton, Dubilier & Rice Fund VII, L.P.;

•	the terms, “fiscal 2006,” “fiscal 2007,” “fiscal 2008,” and “fiscal 2009” mean our fiscal years ended January 28, 2007, February 3, 2008, February 1, 2009, and January 31, 2010, respectively;

•	the terms, “first quarter fiscal 2009” and “first quarter fiscal 2008” mean the three months ended May 3, 2009 and May 4, 2008, respectively;

•	the term “Home Depot” refers to The Home Depot, Inc., a Delaware corporation, and the indirect parent of HD Supply prior to the consummation of the Acquisition;

•

the terms “HD Supply,” the “Company,” “we,” “us” and “our” each refer to HD Supply, Inc., a Delaware corporation, and its subsidiaries, and the other assets acquired by subsidiaries of HDS Investment Holding, Inc. in the Acquisition;

•	the term “Holding” refers to HDS Investment Holding, Inc., the indirect parent of HD Supply, formerly named Pro Acquisition Corporation;

•	the term “initial purchasers” refers to J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc., collectively; and

•	the term “Transactions” refers to the transactions described in the section “The Transactions.”

v

Summary

This summary highlights certain information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including HD Supply’s consolidated and combined financial statements and the related notes and the section entitled “Risk factors” included elsewhere in this prospectus.

Our company

We are one of the largest wholesale distributors based on sales serving the highly fragmented U.S. and Canadian Infrastructure & Energy, Maintenance, Repair & Improvement and Specialty Construction market sectors. Through approximately 790 locations across the United States and Canada, we operate a diverse portfolio of distribution businesses that provide approximately 1 million SKUs to over 450,000 professional customers, including contractors, government entities, maintenance professionals, home builders and industrial businesses. Our company is organized in three distinct market sectors, each of which offers different products and services to the end customer.

We believe that the diversity of our product portfolio, vendor relationships and customer base reduces our exposure to any single end market, customer or product and positions us to benefit from investment across all construction end markets—new residential, non-residential and infrastructure construction; residential renovation and improvement; the ongoing maintenance of existing facilities; and the upgrade of water, wastewater, oil and gas, and electric utility infrastructure. We believe that our size and scale, coupled with our experienced sales force, extensive distribution infrastructure and information technology systems allow us to provide competitive pricing, product breadth, availability and delivery and customer service. In the first quarter of fiscal 2009, we generated net sales of $1,921 million and an operating loss of $25 million. For fiscal 2008, we generated net sales of $9,768 million, an operating loss of $789 million, and operating income excluding goodwill impairment of $134 million.

The following tables present net sales, operating income (loss), and operating income (loss) excluding goodwill impairment for the first quarter of fiscal 2009 and fiscal 2008 (dollars in millions):

	First quarter fiscal 2009 (Unaudited)
	Net sales	Operating income (loss)	Goodwill impairment	Operating income (loss) excluding goodwill impairment
Infrastructure & Energy	$997	$26	$—	$26
Maintenance, Repair & Improvement	490	38	—	38
Specialty Construction	397	(52)	—	(52)
Other	37	(37)	—	(37)

Total	$1,921	$(25)	$—	$(25)

	Fiscal year ended February 1, 2009
	Net sales	Operating income (loss)	Goodwill impairment	Operating income (loss) excluding goodwill impairment
Infrastructure & Energy	$5,011	$(453)	$(690)	$237
Maintenance, Repair & Improvement	2,070	162	—	162
Specialty Construction	2,460	(346)	(233)	(113)
Other	227	(152)	—	(152)

Total	$9,768	$(789)	$(923)	$134

Operating income (loss) excluding goodwill impairment is not a recognized measure under accounting principles generally accepted in the United States (“GAAP”). Management believes that operating income (loss) excluding goodwill impairment is a meaningful measurement of the ongoing results of the business since it reflects operating results without the impact of this non-cash charge which is not expected to recur.

Our three market sectors are presented below:

•

Infrastructure & Energy—To support established infrastructure and economic growth, our Infrastructure & Energy businesses serve customers in the Infrastructure & Energy market sector by meeting their demand for the critical supplies and services used to build and maintain water systems, oil refineries, and petrochemical plants, and for the generation, transmission, distribution and application of electrical power. This market sector is made up of the following businesses:

•	Waterworks—Distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in all aspects of the water and wastewater industries.

•

Utilities—Distributes electrical transmission and distribution products, power plant maintenance, repair and operations supplies and smart-grid technologies and provides materials management and procurement outsourcing arrangements to investor-owned utilities, municipal and provincial power authorities, rural electric cooperatives and utility contractors.

•

Industrial Pipe, Valves and Fittings (“IPVF”)—Distributes stainless steel and special alloy pipes, plates, sheets, flanges and fittings, as well as high performance valves, actuation services and high-density polyethylene pipes and fittings for oil and gas, petrochemical, power, food and beverage, pulp and paper, mining, and marine industries; IPVF also serves pharmaceutical customers, industrial and mechanical contractors, fabricators, wholesale distributors, exporters and original equipment manufacturers.

•	Electrical—Supplies electrical products such as wire and cable, switch gear supplies, lighting and conduit to residential and commercial contractors.

•

Maintenance, Repair & Improvement—Our Maintenance, Repair & Improvement businesses serve customers in the Maintenance, Repair & Improvement market sector by meeting their continual demand for supplies needed to fix and upgrade facilities across multiple industries. This market sector is made up of the following businesses:

•	Facilities Maintenance—Supplies maintenance, repair and operations products and upgrade and renovation services largely to the multifamily, healthcare and hospitality markets.

•	Crown Bolt—A retail distribution operator, providing program and packaging solutions, sourcing, distribution, and in-store service, primarily serving Home Depot.

•	Repair & Remodel—Offers light remodeling and construction supplies primarily to small remodeling contractors and trade professionals.

•

Specialty Construction—Our Specialty Construction businesses serve customers in the Specialty Construction market sector by meeting their very distinct, customized supply needs in commercial, residential and industrial applications. This market sector is made up of the following businesses:

•	White Cap—Distributes specialized hardware, tools and building materials to professional contractors.

•

Plumbing—Distributes plumbing fixtures, faucets and finishes, Heating Ventilation and Air Conditioning (“HVAC”) equipment, pipes, valves, fittings and water heaters, as well as related services, to residential and commercial contractors.

•	Creative Touch Interiors (“CTI”)—Offers turnkey flooring installation services and countertop, cabinet and window covering installation services to homebuilders.

In addition to our three market sectors, we operate an HD Supply Canada business. This business is an industrial wholesale distributor and primarily focuses on servicing the electrical and fastener markets within Canada.

Industry overview

Our markets

We operate in the wholesale distribution industry largely serving Infrastructure & Energy, Maintenance, Repair & Improvement and Specialty Construction market sectors. These markets are characterized by a fragmented customer base consisting of contractors, government entities, maintenance professionals, home builders and industrial businesses, which typically demand a high level of service and availability of a broad set of complex products from a large number of suppliers. These factors drive the importance of the distributor within the value chain and create barriers to entry for suppliers to sell directly to customers.

The markets we serve are highly fragmented, with the majority of our competitors being specialized, local or regional companies focused primarily on a narrow range of product categories. We believe that our national footprint, diverse product and service offerings across our businesses, and leading market positions throughout multiple markets distinguish us from our competitors.

Our scale provides us with numerous competitive advantages in a consolidating market, including:

•	Significant product purchasing power, which we leverage across our broad and diverse vendor base;

•	Ability to service increasingly diverse, multi-state and national customers;

•	Broad product and service offering with cross-selling and adjacent market opportunities across our businesses; and

•	Extensive product selection and reliable customer service supported by our distribution infrastructure and systems capability.

While certain macroeconomic factors (which may include GDP growth, population growth, migration, interest rates, employment and consumer sentiment) underpin growth across our industry, we serve a diverse set of end markets that also have a number of different growth drivers and trends. End-market demand for products within the industries we serve is principally driven by residential construction, non-residential construction, infrastructure construction, and maintenance, repair and operations (“MRO”) activity.

Certain other industry-specific growth drivers impact our largest market sector, Infrastructure & Energy. Growth in our Waterworks business, for example, is linked to private and public expenditures that are driven by upgrade requirements for an aging water infrastructure as well as federal and state regulation. Growth in our Utilities business is supported by transmission and distribution infrastructure spending that we expect to accelerate in response to growing electricity consumption, an inadequate national electric grid and regulatory pressure from the Energy Policy Act of 2005. Finally, our IPVF business is driven by growing maintenance and capital spending in the oil and gas and petrochemical industries. Recent U.S. government stimulus legislation includes more than $300 billion of infrastructure and construction projects that we believe will create significant demand for materials through our customer base.

Our strengths

We believe that our company has the following competitive strengths:

•

Broad end-market exposure and diverse revenue mix: Overall, our broad end-market and geographic exposure, low customer concentration and diverse product and service offerings across our businesses help reduce the risks related to a single end market.

•

Broad end-market and geographic exposure: We serve a broad array of end markets with favorable long-term growth prospects, driven by many different factors. Further, we operate approximately 790 branches strategically located across the United States and Canada. Our broad business mix reduces our exposure to the seasonality and cyclicality of any individual end market or region.

•

Diversified customer base and product and service offering: We offer approximately 1 million SKUs to over 450,000 active client accounts. Our large, highly fragmented customer base has low account concentration with our largest customer representing only 3.9% of our first quarter fiscal 2009 net sales and 3.1% of our fiscal 2008 net sales and our top 10 customers comprising only 8.7% of our first quarter fiscal 2009 net sales and 6.4% of our fiscal 2008 net sales.

•

Attractive industry fundamentals: We operate in the large, fragmented U.S. and Canadian residential, non-residential and infrastructure construction and renovation and improvement markets. Many competitors lack the resources and scale to compete with our product depth, strong customer service, global sourcing capability, broad geographic coverage, and sophisticated information technology, or “IT,” systems. As a result, we have developed leading market positions and believe that we are poised to capture additional market share and capitalize on continued consolidation in the industry. Despite the downturn in the residential and nonresidential construction markets, the long-term forecast for our markets is favorable, driven by projected economic and population growth. Moreover, we believe certain of our businesses will also benefit from specific incremental growth drivers, including a need to upgrade our country’s aging water and wastewater systems and power transmission and distribution grid, and demand for capital equipment in the oil and gas and petrochemical industries. Additionally, recent U.S. government stimulus legislation has appropriated more than $100 billion toward transportation, Housing & Urban Development (“HUD”), energy and water projects.

•

Significant profitability improvement opportunities: We have grown rapidly through acquisitions and have historically focused on top-line growth. We believe that we are well positioned to capitalize on opportunities to improve profitability by further integrating acquisitions, leveraging our scale and driving best practices throughout the organization. We currently have a series of margin improvement initiatives underway, including:

•	leveraging preferred supplier contract terms across our businesses;

•	consolidating suppliers within and among our businesses;

•	utilizing scale to drive low-cost country sourcing and proprietary brand penetration;

•	reducing corporate overhead costs;

•	analyzing and optimizing pricing; and

•	improving business and branch-level operating performance.

•

Experienced management team and strong equity sponsorship: Our senior management team has an average of 18 years of distribution, construction and diversified industry experience. Our CEO, Joseph DeAngelo, has over 25 years of global operating experience including 17 years at General Electric Company, where he gained extensive operational, sourcing and financial experience across numerous General Electric business units. Our business heads have significant experience across industries with our company and at other leading industrial companies such as General Electric Company, Arrow Electronics, Inc., Honeywell International Inc. and The Stanley Works. The presidents of our businesses have an average 21 years of industry experience, the majority of which has been accrued in service at our legacy companies. Further, each of our Equity Sponsors, Bain Capital Partners, LLC, The Carlyle Group and Clayton, Dubilier & Rice, Inc., brings a strong track record of creating value through their ownership of large distribution businesses, including Rexel S.A., Brenntag Holding GmbH & Co. KG and Wesco Aircraft Hardware Corp.

Our strategy

We are focused on driving strong performance and ongoing operational improvements at our businesses and corporate through the following initiatives:

•

Maintain and build upon strong market positions: Our Waterworks, White Cap and Utilities businesses currently enjoy leading positions in their markets in the United States, and our Facilities Maintenance business has the leading position in the U.S. multifamily MRO segment of the facilities MRO market. We expect that our scale and local-market presence position us to gain further share, as we believe our suppliers and customers continue to seek relationships with fewer, larger distributors. Our ongoing focus will be to continue to develop our businesses with a focus on leveraging our strong market positions and investing locally to grow market share and increase local branch density.

•

Continue to implement margin enhancement initiatives: Our current market positions have been established following the strategic combination of National Waterworks, Hughes Supply, White Cap and other businesses. While the integration of these businesses is largely complete, we believe that we have not yet realized the full opportunity resulting from the acquisitions. We have identified opportunities to realize additional profitability improvements in our businesses. In addition to in-progress corporate and divisional cost reductions, we are focused on further implementing our sourcing and pricing initiatives and expanding our existing proprietary branded product lines.

•

Identified sourcing initiatives: These initiatives include the consolidation of our vendor base to aggregate total product spend, reduction of vendor overlap resulting from historical acquisitions and increased sourcing from low cost countries.

•

Pricing initiatives: These initiatives include the implementation of our analytical pricing optimization tools, which enables more sophisticated and disciplined product pricing at the individual customer level.

•

Proprietary branded products: We intend to grow sales of proprietary branded products, which typically generate higher gross margins than leading third-party brands sold by our businesses, and provide an opportunity to increase customer loyalty. We currently offer a limited number of proprietary branded products, and we believe that the potential for growth in sales of such products is significant.

•

Corporate and divisional cost reductions: We have initiated a corporate office restructuring, which we expect will generate savings over the next several years. In addition, in the fourth quarter of fiscal 2008 we implemented several cost reduction programs within several of our businesses, which we expect to result in additional savings.

•	Additional opportunities: In addition to the opportunities described above, we expect to realize profitability improvements from branch consolidation and local best practice sharing.

•

Increase operational efficiency through optimal asset management: During fiscal 2007 and the first half of fiscal 2008, our primary focus was on the separation of our business from Home Depot. With that effort largely complete, we intend to accelerate plans to improve our business and asset-management practices that are expected to yield substantial operational efficiencies and incremental cash flow generation.

•

Capital expenditure management: In connection with the Hughes Supply integration in fiscal 2006, we made capital expenditures on IT and infrastructure investment. With these investments largely complete, we intend to improve capital expenditure management by using our greenfield branch analysis tool and a renewed focus on consistent application of investment metrics.

•

Working capital management and return on capital: We intend to build on near-term asset management successes through the implementation of enterprise resource planning system enhancements to improve receivables and inventory management. We intend to modify manager compensation across our businesses to encourage efficient usage of operating working capital. We also anticipate utilizing our scale and ongoing supplier consolidation initiatives to drive more favorable payment terms from our suppliers.

•

Drive organic growth through greenfield sites and market share gains: We believe that local market penetration is a key driver of operational and financial performance. Under appropriate market conditions, we intend to continue to selectively open new branches in attractive markets to capture additional market share, improve customer service levels, increase profitability and increase local market density. We have also recently launched a series of additional initiatives within some of our businesses, which we believe will result in additional market share gains. These include entering new product and market adjacencies, offering additional value-added services such as full-suite outsourcing solutions, improved sales force effectiveness and facilitating the hiring and retention of top sales staff through improved incentives.

•

Supplement organic growth with an active potential acquisition pipeline: We will continue to identify and evaluate potential “tuck-in” acquisition targets to further grow and enhance our business. For example, on June 1, 2009, we acquired substantially all of the assets of Orco Construction Supply, a former competitor of our White Cap business, out of bankruptcy. Our acquisition strategy builds on our significant experience with integrating over 40 strategic and “tuck-in” acquisitions since 1997, where we have typically realized significant synergies during the first two years of ownership. We currently have a number of potential acquisition targets of various sizes under review.

The Transactions

The following transactions were consummated in connection with the issuance of the old notes:

On June 19, 2007, Holding, which was formed by investment funds affiliated with the Equity Sponsors, entered into a purchase and sale agreement with Home Depot, THD Holdings, LLC, a wholly owned subsidiary of Home Depot, The Home Depot International, Inc., a wholly owned subsidiary of Home Depot, and Homer TLC, Inc., a wholly owned subsidiary of Home Depot. The purchase and sale agreement was amended on August 14, 2007, August 23, 2007 and August 27, 2007.

On August 30, 2007, HDS Acquisition Subsidiary, Inc. and certain of its subsidiaries, each a wholly owned indirect subsidiary of HDS Investment Holding, Inc., acquired all of the capital stock of HD Supply, Inc. and CND Holdings, Inc. and certain related intellectual property assets, which we refer to as the Acquisition. The following transactions occurred in connection with the Acquisition:

•

HDS Acquisition Subsidiary, Inc., a wholly owned indirect subsidiary of HDS Investment Holding, Inc., acquired all of the outstanding capital stock of HD Supply, Inc. from THD Holdings, LLC, and certain wholly-owned subsidiaries of HDS Acquisition Subsidiary, Inc. acquired all of the outstanding capital stock of CND Holdings, Inc. from Home Depot International, Inc. and certain related intellectual property assets from Homer TLC, Inc., for an aggregate purchase price equal to $8.5 billion. $8.175 billion, less $8 million due to the working capital deficit as described below, of the purchase price was in the form of cash consideration and the remainder was in the form of shares of capital stock of HDS Investment Holding, Inc. with a value of $325 million issued to THD Holdings, LLC, a wholly-owned subsidiary of Home Depot.

•

In connection with the funding of the purchase price of the Acquisition, HDS Acquisition Subsidiary, Inc. received at the closing of the Acquisition and certain post-closing transactions $2,275 million or the “Equity Financing,” from one or more affiliates of, or funds managed or advised by, the Equity Sponsors and/or any of their respective affiliates as well as certain minority investors in exchange for equity securities of HDS Investment Holding, Inc.

•

HDS Acquisition Subsidiary, Inc. entered into a senior secured credit facility, amended on October 2, 2007 and November 1, 2007, which consists of a $1,000 million term loan facility (the “Term Loan Facility”) and a $300 million revolving credit facility (the “Revolving Credit Facility,” and collectively with the Term Loan Facility, the “Senior Secured Credit Facility”).

•

HDS Acquisition Subsidiary, Inc. entered into a senior asset-based revolving credit facility, or the “Senior ABL Credit Facility,” in an aggregate principal amount of $2,100 million, a portion of which may be used for letters of credit or swing-line loans (collectively with the “Senior Secured Credit Facility,” the “Senior Credit Facilities”).

•

HDS Acquisition Subsidiary, Inc. entered into an indenture pursuant to which we issued to the selling noteholders, acting in their capacity as initial purchasers, $2,500 million in aggregate principal amount of 12% senior cash pay notes due 2014 and an indenture pursuant to which we issued $1,300 million in aggregate principal amount of 13.5% senior subordinated payment-in-kind (“PIK”) notes due 2015.

•

HDS Acquisition Subsidiary, Inc. became a party to the THD Guarantee (“THD Guarantee”) pursuant to which Home Depot guarantees our payment obligations for principal and interest under the Term Loan Facility and which, among other things, restricts our ability to incur secured debt and pay dividends. The fair value of the THD Guarantee, estimated at $106 million at the time of the Transactions, is recorded as an other non-current asset on our balance sheet and is being amortized to interest expense over the five-year life of the Term Loan Facility on a straight-line basis which approximates the effective interest method.

•

The net proceeds from the notes issued to the selling noteholders, together with (i) borrowings under the Term Loan Facility and the Senior ABL Credit Facility and (ii) the Equity Financing, were used, among other things, to pay Home Depot (on behalf of THD Holdings, LLC, Home Depot International, Inc. and Homer TLC, Inc.) the cash consideration for the Acquisition and to pay related transaction fees and expenses. In addition, Home Depot paid $100 million of such fees and expenses on our behalf pursuant to the purchase and sale agreement, as amended.

•

Holding and Home Depot agreed that HD Supply must deliver working capital (as defined in the purchase and sale agreement) of at least $2,145 million at the closing of the Acquisition. At closing, the amount of working capital delivered on the preliminary statement was $2,137 million, resulting in an $8 million deficit paid by Home Depot. During fiscal 2008, Holding and Home Depot agreed to a final settlement for working capital and other items resulting in a net payment from Home Depot to Holding of $22 million received in fiscal 2009.

•	Immediately following the completion of the Acquisition, we entered into a series of internal reorganizations which resulted in:

•	The Equity Sponsors and/or any of their respective affiliates as well as certain minority investors and Home Depot owning 87.5% and 12.5%, respectively, of HDS Investment Holding, Inc.;

•	Holding indirectly owning 100% of the common stock of HD Supply, Inc.; and

•	HD Supply, Inc. indirectly owning 100% of the common stock and other ownership interests of its operating subsidiaries, including CND Holdings.

In connection with the Acquisition, HDS Acquisition Subsidiary, Inc. merged with and into HD Supply, Inc., with HD Supply, Inc. as the surviving entity assuming all of the rights and obligations of HDS Acquisition Subsidiary, Inc., including, without limitation, the rights and obligations of HDS Acquisition Subsidiary, Inc. under the notes, the indentures, the Credit Facilities and related agreements.

Upon the closing of the Acquisition, we entered into a number of agreements with Home Depot and/or its affiliates. See “Certain relationships and related party transactions—Agreements with Home Depot.”

* * * *

We are incorporated under the laws of the state of Delaware. Our principal executive offices are located at 3100 Cumberland Boulevard, Suite 1480, Atlanta, Georgia 30339. Our telephone number is (770) 852-9000.

Summary of the terms of the exchange offer

In this prospectus, we refer to (1) the old senior cash pay notes and old senior subordinated PIK notes as the “old notes,” (2) the new senior cash pay notes and new senior subordinated PIK notes as the “new notes,” and (3) the old notes and the new notes together as the “notes.” The offering of old notes was made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and accordingly was exempt from registration under the Securities Act.

Securities offered	Up to $2,500,000,000 aggregate principal amount of new 12% senior cash pay notes due 2014, which have been registered under the Securities Act.

Up to $1,581,974,720 aggregate principal amount of new 13.5% senior subordinated PIK notes due 2015, which have been registered under the Securities Act.

The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that the new notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old notes and will not entitle their holders to registration rights.

The exchange offer	You may exchange old notes for new notes.

Resale of the new notes	We believe the new notes that will be issued in the exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading “The exchange offer” for further information regarding the exchange offer and resale of the new notes.

Registration rights agreements	We have undertaken the exchange offer pursuant to the terms of the registration rights agreement entered into with the initial purchasers with respect to each series of the old notes. See “The exchange offer” and “Description of notes—Registration covenant; Exchange Offer.”

Consequences of failure to exchange the old notes	You will continue to hold old notes that remain subject to their existing transfer restrictions if:

•	you do not tender your old notes; or

•	you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offer. See “The exchange offer—Terms of the exchange offer” and “The exchange offer—Consequences of failure to exchange.”

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2009, or the expiration date, unless we extend it, in which case expiration date means the latest date and time to which the exchange offer is extended.

Interest on the new notes	The new notes of each series will accrue interest from the most recent date to which interest has been paid or provided for on the old notes of such series or, if no interest has been paid on the old notes of such series, from the date of original issue of the old notes of such series.

Conditions to the exchange offer	The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction. The foregoing conditions are for our sole benefit and may be waived by us. In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes if:

•	at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or

•	at any time any stop order is threatened or in effect with respect to the qualification of the indentures governing the relevant notes under the Trust Indenture Act of 1939, as amended.

See “The exchange offer—Conditions.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of any of the foregoing events.

Procedures for tendering old notes	If you wish to accept the exchange offer, you must submit required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See “The exchange offer—Procedures for tendering,” “The exchange offer—Book entry transfer” and “The exchange offer—Guaranteed delivery procedures.”

Guaranteed delivery procedures	If you wish to tender your old notes, but cannot properly do so prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in “The exchange offer—Guaranteed delivery procedures.”

Withdrawal rights	Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in “The exchange offer—Exchange agent” prior to 5:00 p.m. on the expiration date.

Acceptance of old notes and delivery of new notes	Except in some circumstances, any and all old notes that are validly tendered in an exchange offer prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The exchange offer—Terms of the exchange offer.”

Certain U.S. federal tax consequences	We believe that the exchange of the old notes for the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain U.S. federal tax considerations.”

Exchange agent	Wells Fargo Bank, National Association is serving as the exchange agent.

Summary of the terms of the new notes

The terms of each series of new notes offered in the exchange offer are identical in all material respects to the terms of the respective series of old notes, except that the new notes will:

•	be registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	not be subject to provisions relating to additional interest;

•	bear a different CUSIP or ISIN number from the old notes;

•	not entitle their holders to registration rights; and

•	be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Issuer	HD Supply, Inc.

Securities	$2,500,000,000 aggregate principal amount of 12% senior cash pay notes due 2014.

$1,581,974,720 aggregate principal amount of 13.5% senior subordinated PIK notes due 2015.

Maturity	The senior cash pay notes will mature on September 1, 2014. The senior subordinated PIK notes will mature on September 1, 2015.

Interest payment dates	Interest on the senior cash pay notes and senior subordinated PIK notes is payable on March 1 and September 1, commencing on March 1, 2008, and accrues from August 30, 2007.

Interest on the senior cash pay notes	Interest on the senior cash pay notes accrues at a rate per annum equal to 12% and is payable in cash.

Interest on the senior subordinated PIK notes	For any interest period through September 1, 2011, interest on the outstanding principal amount of the senior subordinated PIK notes is payable entirely in PIK Interest. After September 1, 2011, all interest on the senior subordinated PIK notes will be payable in cash. Interest on the senior subordinated PIK notes accrues at a rate per annum equal to 13.5%.

Guarantees	The senior cash pay notes are guaranteed on an unsecured senior basis, and the senior subordinated PIK notes are guaranteed on an unsecured senior subordinated basis, by each domestic subsidiary of HD Supply that (i) is a borrower under the Senior ABL Credit Facility, (ii) guarantees payment of our indebtedness or that of any Subsidiary Guarantor under any Credit Facility and that is a Wholly Owned Domestic Subsidiary, or (iii) guarantees Capital Markets Securities (each as defined herein). These guarantees are subject to termination under specified circumstances. See “Description of notes—Subsidiary Guarantees.”

As of and for the fiscal year ended February 1, 2009, our subsidiaries that do not guarantee the notes represented approximately 4.0% of our net sales, approximately 0.0% of our operating income, approximately 2.2% of our assets and approximately 0.9% of our liabilities.

Optional redemption	We may redeem the senior cash pay notes or senior subordinated PIK notes, in each case in whole or in part, at our option, at any time (1) before September 1, 2011, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus the applicable make-whole premium described under “Description of notes—Redemption” and (2) on or after September 1, 2011 at the redemption prices listed under “Description of notes—Redemption.”

Optional redemption after certain equity offerings	On or prior to September 1, 2010, we may on one or more occasions, at our option, apply funds in an amount not exceeding the net proceeds of one or more equity offerings to redeem up to 35% of the senior cash pay notes and the senior subordinated PIK notes, respectively, at the applicable redemption prices listed under “Description of notes—Redemption.”

Change of control	If we experience a change of control, as described under “Description of notes—Change of Control,” we must offer to repurchase all of the notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Ranking of notes and guarantees	The senior cash pay notes and the guarantees thereof are our and the guarantors’ unsecured senior obligations and:

•	rank equally in right of payment to all existing and future senior indebtedness of HD Supply and the guarantors;

•	rank senior in right of payment to all existing and future subordinated obligations of HD Supply and the guarantors; and

•

are effectively subordinated to all of our and the guarantors’ secured indebtedness (including under our Senior Credit Facilities) to the extent of the value of the assets securing such indebtedness and to all indebtedness and other liabilities of our subsidiaries that do not guarantee the notes.

The senior subordinated PIK notes and the guarantees thereof are our and the guarantors’ unsecured senior subordinated obligations and:

•	are subordinated in right of payment to all existing and future senior indebtedness of HD Supply and the guarantors (including under our Senior Credit Facilities and the senior cash pay notes);

•	rank equally in right of payment to all existing and future senior subordinated obligations of HD Supply and the guarantors; and

•	rank senior in right of payment to all of our and the guarantors’ future debt that is by its terms subordinated to the senior subordinated PIK notes.

As of May 3, 2009, we had debt on our consolidated balance sheet of $5,871 million. Of this debt, $2,058 million was secured debt and senior to the notes. In addition, we had $2,500 million of debt on our consolidated balance sheet that was senior to the senior subordinated PIK notes. We may incur additional debt, including secured debt, under the Senior Credit Facilities or otherwise. As of May 3, 2009, we had no additional availability under the Revolving Credit Facility and $376 million of availability under the Senior ABL Credit Facility (after giving effect to the borrowing base limitations and approximately $64 million of letters of credit issued). If we so elect, certain of our subsidiaries, which, if domestic, will also be guarantors of the notes, may be borrowers under the Senior ABL Credit Facility. See “Capitalization.”

Covenants	The indentures governing the notes contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends, redeem stock or make other distributions;

•	make certain investments;

•	create liens;

•	transfer or sell assets;

•	layer indebtedness;

•	merge or consolidate with another company; and

•	enter into certain transactions with our affiliates.

These covenants are subject to important exceptions and qualifications, which are described under “Description of notes—Certain covenants” and “Description of notes—Merger and Consolidation.”

Risk factors

You should consider carefully all of the information set forth in this prospectus and, in particular, the information under the heading “Risk factors” beginning on page 19 in evaluating the exchange offer and making an investment in the new notes.

Summary financial and other information

The following table presents our summary financial and other information, as of and for the periods indicated. The summary financial information as of and for the three months ended May 3, 2009 and May 4, 2008 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary financial information as of and for the fiscal year ended February 1, 2009 has been derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP. The summary financial information as of February 3, 2008 and for the period from August 30, 2007 to February 3, 2008 (Successor period) and for the period from January 29, 2007 to August 29, 2007 and for fiscal year ended January 28, 2007 (Predecessor periods) has been derived from our consolidated and combined financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP. The summary financial information as of January 28, 2007 has been derived from our combined financial statements not included in this prospectus, which have been audited by KPMG LLP.

The “Summary financial and other information” should be read in conjunction with “Selected consolidated and combined financial information,” “Management’s discussion and analysis of financial condition and results of operations” and our audited consolidated and combined financial statements and related notes appearing elsewhere in this prospectus. Our consolidated and combined financial information may not be indicative of our future performance and our combined financial information does not reflect what our financial position and results of operations would have been had we operated as a separate stand-alone entity during the periods presented prior to the Acquisition. In addition, we note that due to the significant size and number of acquisitions we completed in fiscal 2006 and the first six months of fiscal 2007, our historical data are not directly comparable on a period-over-period basis.

Amounts in the following table and related notes may not add due to rounding.

Summary financial and other information

	Successor				Predecessor
(Dollars in millions)	Three months ended May 3, 2009 (Unaudited)	Three months ended May 4, 2008 (Unaudited)	Fiscal year ended February 1, 2009	Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007	Fiscal year ended January 28, 2007
Statement of income data:
Net sales	$1,921	$2,536	$9,768	$4,599	$7,121	$11,254
Cost of sales	1,409	1,840	7,134	3,372	5,220	8,220

Gross profit	512	696	2,634	1,227	1,901	3,034
Operating expenses:
Selling, general and administrative	430	540	2,063	1,001	1,424	2,094
Depreciation and amortization	98	101	403	168	115	184
Restructuring charge	9	—	34	—	—	—
Goodwill impairment	—	—	923	—	—	—

Total operating expenses	537	641	3,423	1,169	1,539	2,278
Operating income (loss)	(25)	55	(789)	58	362	756
Interest expense	152	160	644	289	221	321
Interest (income)	—	—	(2)	—	—	—
Other (income) expense, net	(198)	—	11	—	—	—

Income (loss) before provision for income taxes and discontinued operations	21	(105)	(1,442)	(231)	141	435
Provision (benefit) for income taxes	11	(29)	(301)	(83)	58	169

Income (loss) from continuing operations	10	(76)	(1,141)	(148)	83	266
Income (loss) from discontinued operations, net of tax	—	—	(1)	(15)	(27)	7

Net income (loss)	$10	$(76)	$(1,142)	$(163)	$56	$273

Balance sheet data (end of period):
Working capital(1) (unaudited)	$2,056	$2,013	$2,071	$2,009		$1,984
Cash and cash equivalents	587	235	771	108		22
Total assets	8,930	10,535	9,218	10,593		11,365
Total debt(2)	5,871	5,880	6,056	5,800		6,408
Total stockholders’ and owner’s equity	1,294	2,365	1,288	2,433		2,970
Other financial data (unaudited):
Cash interest expense(3)	$93	$100	$397	$191	$221	$321
EBITDA(4)	273	159	(389)	230	481	947
Adjusted EBITDA(4)	89	163	601	233	514	964
Capital expenditures	15	22	77	75	176	243
Statement of cash flows data:
Cash flows provided by (used in) operating activities (net)	$(116)	$53	$548	$364	$408	$248
Cash flows provided by (used in) investing activities (net)	11	77	37	(8,255)	(140)	(4,185)
Cash flows provided by (used in) financing activities (net)	(79)	(3)	86	7,977	(269)	3,958

(1)	We define working capital as current assets (including cash) minus current liabilities, which include the current portion of long-term debt and accrued interest thereon.
(2)	Total debt includes current and non-current installments of interest-bearing financial obligations and capital leases.
(3)	Cash interest expense represents total interest expense in continuing operations less (i) amortization of deferred financing costs, (ii) amortization of the asset related to the estimated fair value of the THD Guarantee, (iii) PIK interest expense on the senior subordinated PIK notes and (iv) amortization of amounts in accumulated other comprehensive income related to derivatives.

The following table provides a reconciliation of interest expense, the most directly comparable financial measure under GAAP, to cash interest expense for the periods presented (amounts in millions):

	Successor				Predecessor
	Three months ended May 3, 2009 (Unaudited)	Three months ended May 4, 2008 (Unaudited)	Fiscal year ended February 1, 2009	Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007	Fiscal year ended January 28, 2007
Interest expense	$152	$160	$644	$289	$221	$321
Amortization of deferred financing costs	(8)	(8)	(33)	(14)	—	—
Amortization of THD Guarantee	(5)	(5)	(21)	(9)	—	—
PIK interest expense on the senior subordinated PIK notes	(45)	(47)	(192)	(75)	—	—
Amortization of amounts in accumulated other comprehensive income related to derivatives	(1)	—	(1)	—	—	—

Cash interest expense	$93	$100	$397	$191	$221	$321

Cash interest expense is not a recognized term under GAAP and does not purport to be an alternative to interest expense. Management believes that cash interest expense is useful for analyzing the cash flow needs and debt service requirements of the Company.

(4)

EBITDA, a measure used by management to evaluate operating performance, is defined as net income (loss) less income (loss) from discontinued operations, net of tax, plus (i) interest expense and interest income, net, (ii) provision (benefit) for income taxes, and (iii) depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. We believe EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, age and book depreciation of facilities and capital investments. In addition, EBITDA provides more comparability between the historical results of HD Supply prior to the Acquisition and results that reflect the new capital structure after the Acquisition. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

In addition, we present Adjusted EBITDA because it is based on “Consolidated EBITDA,” a measure which is used in calculating financial ratios in several material debt covenants in our Senior Credit Facilities. Borrowings under the Senior Credit Facilities are a key source of liquidity and our ability to borrow under the Senior Credit Facilities depends upon, among other things, our compliance with such financial ratio covenants. Adjusted EBITDA is defined as EBITDA adjusted to exclude non-cash items, unusual items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under the Senior Credit Facilities. We believe that inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about how the covenants in those agreements operate and about certain non-cash items, unusual items that we do not expect to continue at the same level and other items. The Senior Credit Facilities permit us to make certain adjustments to Consolidated Net Income in calculating Consolidated EBITDA, such as projected net cost savings, which are not reflected in the Adjusted EBITDA data presented in this prospectus. We may in the future reflect such permitted adjustments in our calculations of Adjusted EBITDA.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our income tax expenses or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•

although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under GAAP, to EBITDA and Adjusted EBITDA for the periods presented.

	Successor				Predecessor
(Dollars in millions)	Three months ended May 3, 2009 (Unaudited)	Three months ended May 4, 2008 (Unaudited)	Fiscal year ended February 1, 2009	Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007	Fiscal year ended January 28, 2007
Net income (loss)	$10	$(76)	$(1,142)	$(163)	$56	$273
Less income (loss) from discontinued operations, net of tax	—	—	1	15	27	(7)

Income (loss) from continuing operations	10	(76)	(1,141)	(148)	83	266

Interest expense, net	152	160	642	289	221	321
Provision (benefit) from income taxes	11	(29)	(301)	(83)	58	169
Depreciation and amortization	100	104	411	172	119	191

EBITDA	$273	$159	$(389)	$230	$481	$947

Adjustments to EBITDA:
Other (income) expense, net(i)	(198)	—	11	—	—	—
Goodwill impairment(ii)	—	—	923	—	—	—
Restructuring charge(iii)	9	—	36	—	—	—
Stock-based compensation(iv)	4	3	14	1	33	17
Management fee & related expenses paid to Equity Sponsors(v)	1	1	6	2	—	—

Adjusted EBITDA	$89	$163	$601	$233	$514	$964

(i)     Represents the gain on extinguishment of debt, the gains/losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting, and other non-operating income/expense.

(ii)	Represents the non-cash impairment charge of goodwill recognized during fiscal 2008 in accordance with Statement of Financial Accounting Standards (“SFAS”) 142.
(iii)	Represents the costs incurred for employee reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.
(iv)	The Predecessor periods include stock-based compensation costs for stock options, Employee Stock Purchase Plans and restricted stock. The Successor periods include stock-based compensation costs for stock options.
(v)	The Company entered into a management agreement whereby the Company pays the Equity Sponsors a $4.5 million annual aggregate management fee. In addition, the Company reimburses certain Equity Sponsor expenses.

Amounts were derived from our consolidated and combined financial statements included elsewhere in this prospectus.

Risk factors

You should carefully consider the risk factors set forth below as well as the other information included in this prospectus before deciding to purchase any notes. The risks described below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in the notes.

Risks relating to our capital structure and the notes

We have substantial debt and may incur substantial additional debt, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and make payments on the notes.

As of May 3, 2009, we had an aggregate principal amount of $5,871 million of outstanding debt and $376 million available under our Senior ABL Credit Facility (after giving effect to the borrowing base limitations and approximately $64 million in letters of credit issued). As of February 1, 2009, we had an aggregate principal amount of $6,056 million of outstanding debt and $472 million available under our Senior ABL Credit Facility (after giving effect to the borrowing base limitations and approximately $60 million in letters of credit issued). For first quarter fiscal 2009, our ratio of earnings to fixed charges was 1.1x. For fiscal 2008, our earnings were insufficient to cover our fixed charges by $1,442 million. In addition, under the senior subordinated PIK notes, we are required to pay interest in the form of PIK Interest through 2011. Our debt will increase by the amount of such PIK Interest.

Our substantial debt could have important consequences to holders of the notes. Because of our substantial debt:

•	our ability to engage in acquisitions without raising additional equity or obtaining additional debt financing may be impaired in the future;

•

our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes and our ability to satisfy our obligations with respect to the notes may be impaired in the future;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

•	we are exposed to the risk of increased interest rates because a portion of our borrowings, including under the Senior Credit Facilities, is at variable rates of interest;

•	it may be more difficult for us to satisfy our obligations to our creditors, resulting in possible defaults on and acceleration of such indebtedness;

•	we may be more vulnerable to general adverse economic and industry conditions, including the ongoing economic downturn;

•

we may be at a competitive disadvantage compared to our competitors with less debt or with comparable debt at more favorable interest rates and that, as a result, may be better positioned to withstand economic downturns;

•	our ability to refinance indebtedness may be limited or the associated costs may increase; and

•

our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures could be limited, or we may be prevented from carrying out capital spending that is necessary or important to our operations in general, growth strategy and efforts to improve operating margins of our businesses.

Despite current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt, including secured debt. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the notes do not prohibit us or our subsidiaries from doing so. The Senior Credit Facilities provide us with availability for additional borrowings of up to $376 million under our Senior ABL Credit Facility (after giving effect to the borrowing base limitations and approximately $64 million in letters of credit issued). All of those borrowings and any other secured indebtedness permitted under the agreements governing such Senior Credit Facilities and the indentures governing the notes would be effectively senior to the notes to the extent of the value of the assets securing such indebtedness. In addition, under the senior subordinated PIK notes, we are required to pay interest in the form of PIK Interest through 2011, which will increase our debt by the amount of such PIK Interest. If new debt is added to our current debt levels, the debt-related risks that we now face would increase, and we may not be able to meet all our debt obligations, including the repayment of the notes. In addition, the indentures governing the notes do not prevent us from incurring obligations that do not constitute indebtedness.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect the holders of the notes.

The Senior Credit Facilities contain covenants that, among other things, restrict our ability to:

•	dispose of assets;

•	incur additional indebtedness (including guarantees of additional indebtedness);

•	prepay the notes or amend other specified debt instruments;

•	pay dividends and make certain payments;

•	create liens on assets;

•	engage in certain asset sales, mergers, acquisitions, consolidations or sales of all or substantially all of our assets;

•	engage in certain transactions with affiliates; and

•	permit restrictions on our subsidiaries’ ability to pay dividends.

The indentures governing the notes also contain restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends, redeem stock or make other distributions;

•	make certain investments;

•	create liens;

•	transfer or sell assets;

•	merge or consolidate with other companies; and

•	enter into certain transactions with our affiliates.

The THD Guarantee also contains restrictive covenants that limit our ability to and the ability of our restricted subsidiaries to:

•	incur additional secured debt; and

•	pay dividends.

The restrictions in the indentures governing the notes, the THD Guarantee and the Senior Credit Facilities may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility.

Our ability to comply with the covenants and restrictions contained in the Senior Credit Facilities and the indentures governing the notes may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under either the Senior Credit Facilities or the indentures that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay debt, lenders having secured obligations, such as the lenders under the Senior Credit Facilities, could proceed against the collateral securing the secured obligations. In any such case, we may be unable to borrow under the Senior Credit Facilities and may not be able to repay amounts due under the Senior Credit Facilities and the notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

Our ability to generate the significant amount of cash needed to pay interest and principal on the notes and service our other debt and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

As a holding company, we have no independent operations or material assets other than our ownership of equity interests in our subsidiaries and invested cash, and we depend on our subsidiaries to distribute funds to us so that we may pay our obligations and expenses, including to satisfy our obligations under the notes and the Senior Credit Facilities. Our ability to make scheduled payments on, or to refinance our obligations under, our debt depends on the ability of our subsidiaries to make distributions and dividends to us, which, in turn, depends on their operating results, cash requirements and financial condition, general business conditions, and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond our control, and as described under “—Risks relating to our business” below. If we do not receive sufficient distributions from our subsidiaries, we may not be able to meet our obligations to fund general corporate expenses or service our debt obligations, including the notes.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or refinance our debt. We cannot assure you that we will be able to refinance our debt on terms acceptable to us, or at all. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Both the Term Loan Facility and the Senior ABL Credit Facility will mature in 2012 and the Revolving Credit Facility will mature in 2013. As a result, we may be required to refinance any outstanding amounts under those facilities prior to the maturity date of the notes. We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our Senior Credit Facilities and the indentures governing the notes restrict our ability to dispose of assets and use the proceeds from any such dispositions. We cannot assure you we will be able to consummate those dispositions, or if we do, what the timing of the dispositions will be or whether the proceeds that we realize will be adequate to meet debt service obligations, including under the notes, when due.

We may have future capital needs and may not be able to obtain additional financing on acceptable terms.

Although we believe that the additional committed funding available under our Senior ABL Credit Facility is sufficient for our current operations, any reductions in our available borrowing capacity, or our inability to renew or replace this facility, when required or when business conditions warrant, could have a material adverse effect on our business, financial condition and results of operations. The economic conditions, credit market conditions, and economic climate affecting our industry, as well as other factors, may constrain our financing abilities. Our ability to secure additional financing, if available, and to satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, the availability of credit generally, economic conditions and financial, business and other factors, many of which are beyond our control. The prolonged continuation or worsening of the current market and the macroeconomic conditions that affect our industry could have a material adverse effect on our ability to secure financing of favorable terms, if at all.

We may be unable to secure additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under indebtedness outstanding from time to time. Furthermore, if financing is not available when needed, or is available on unfavorable terms, we may be unable to take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations. If additional funds are raised through the issuance of additional equity securities, our stockholders may experience significant dilution.

Increases in interest rates would increase the cost of servicing our debt and could reduce our profitability.

A significant portion of our outstanding debt, including under the Senior Credit Facilities, bears interest at variable rates. As a result, increases in interest rates would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. Each one percentage point change in interest rates would result in a $10 million change in the annual cash interest expense on our Term Loan Facility before any principal payment based on balances as of May 3, 2009. Assuming all revolving loans were fully drawn, each one percentage point change in interest rates would result in a $24 million change in annual cash interest expense on our Revolving Credit Facility and Senior ABL Credit Facility. The impact of increases in interest rates could be more significant for us than it would be for some other companies because of our substantial indebtedness.

The notes are unsecured and effectively subordinated to the rights of our and the guarantors’ existing and future secured creditors to the extent of the value of our and our guarantors’ assets securing the obligations to those creditors.

The indentures governing the notes permit us to incur a significant amount of secured indebtedness, including indebtedness under the Senior Credit Facilities. Indebtedness under the Senior Credit Facilities is secured by (i) all of the capital stock of HD Supply, all capital stock of all direct domestic subsidiaries wholly-owned by HD Supply and the guarantors, (ii) 65% of the capital stock of each direct foreign subsidiary held directly by HD Supply or any guarantor and (iii) substantially all other tangible and intangible assets owned by HD Supply and each guarantor, subject to certain exceptions. The notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, the notes are effectively subordinated to all such secured indebtedness. In addition, if any of our foreign subsidiaries (which are not required to guarantee the notes) borrow under the Senior ABL Credit Facility, then the notes will be structurally subordinated to such indebtedness. If an event of default occurs under the Senior Credit Facilities, the lenders under the Senior Credit Facilities have a prior right to our assets, to the exclusion of the holders of the notes, even if we are in default under the notes. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured under the Senior Credit Facilities, resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of the notes and other unsecured indebtedness. Therefore, in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, our assets that secure our secured indebtedness will be available to pay obligations on the notes only after all secured indebtedness, and, in the case of the senior subordinated PIK notes, all senior indebtedness, together with accrued interest, has been repaid in full from those assets. In this event, holders of notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as such notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. Further, if the lenders foreclose and sell the pledged interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon the sale. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness. The guarantees of the notes will have a similar ranking with respect to secured and unsecured indebtedness of the guarantors as the notes do with respect to our secured and unsecured indebtedness, as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

As of May 3, 2009, approximately $2,058 million of our indebtedness was secured. We also had availability for additional borrowings under the Senior ABL Credit Facility of up to $376 million (after giving effect to the borrowing base limitations and approximately $64 million in letters of credit issued), all of which would be secured if borrowed. As of February 1, 2009, approximately $2,074 million of our indebtedness was secured. We also had availability for additional borrowings under the Senior ABL Credit Facility of up to $472 million (after giving effect to the borrowing base limitations and approximately $60 million in letters of credit issued), all of which would be secured if borrowed.

The notes are effectively subordinated to the debt of our non-guarantor subsidiaries.

The notes are not guaranteed by any of our non-U.S. subsidiaries or certain other domestic subsidiaries. Payments on the notes are only required to be made by us and our subsidiaries that guarantee the notes. Accordingly, claims of holders of the notes are structurally subordinated to the claims of creditors of our non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries, including trade payables, have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us or a guarantor of the notes. As of and for the three months ended May 3, 2009, our subsidiaries that do not guarantee the notes represented approximately 4.1% of our net sales, approximately 0.0% of our operating income, approximately 2.1% of our assets and approximately 0.8% of our liabilities. As of and for the fiscal year ended February 1, 2009, our subsidiaries that do not guarantee the notes represented approximately 4.0% of our net sales, approximately 0.0% of our operating income, approximately 2.2% of our assets and approximately 0.9% of our liabilities.

Your right to receive payments on the senior subordinated PIK notes is junior to all of our and the guarantors’ senior indebtedness, including our and the guarantors’ obligations under the Senior Secured Credit Facility, the senior cash pay notes and future senior debt.

The senior subordinated PIK notes are general unsecured obligations that are junior in right of payment to all our existing and future senior indebtedness, including the Senior Credit Facilities and the senior cash pay notes. The senior subordinated guarantees are general unsecured obligations of the guarantors that are junior in right of payment to all of the applicable guarantor’s existing and future senior indebtedness, including its guarantee of the Senior Credit Facilities and the senior cash pay notes. We and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the senior subordinated PIK notes or the senior subordinated guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under our Senior Credit Facilities and the senior cash pay notes, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we or the guarantors may not be permitted to pay any amount on account of the senior subordinated PIK notes or the senior subordinated guarantees for a designed period of time.

Because of the subordination provisions in the senior subordinated PIK notes and the senior subordinated guarantees, in the event of a bankruptcy, liquidation or dissolution of us or any guarantor, our or the applicable guarantor’s assets will not be available to pay obligations under the senior subordinated PIK notes or the applicable senior subordinated guarantee until we or the applicable guarantor has made all payments on our or its senior indebtedness, respectively. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the senior subordinated PIK notes or the applicable senior subordinated guarantees, including payments of principal or interest when due.

As of May 3, 2009, we and the guarantors had approximately $4,558 million of senior indebtedness (and no availability under our Senior Credit Facilities), including the senior cash pay notes offered hereby, all of which would have been senior to the senior subordinated PIK notes. As of February 1, 2009, we and the guarantors had approximately $4,574 million of senior indebtedness, (and no availability under our Senior Credit Facilities), including the senior cash pay notes offered hereby, all of which would have been senior to the senior subordinated PIK notes.

The senior subordinated PIK notes are considered to be issued with original issue discount for U.S. federal income tax purposes.

Because interest on the senior subordinated PIK notes is not unconditionally payable in cash at least annually, such notes are considered to be issued with original issue discount. As a result of the characterization of such notes as debt instruments bearing original issue discount, U.S. persons are required to include in income the interest accruing on such notes, and the rate of such accrual may be higher than the nominal rate on such notes. In addition, U.S. persons are required to include interest in income even though we do not pay cash interest. See “Certain U.S. federal tax considerations.”

If the lenders under the Senior Credit Facilities release a guarantor under the credit agreement, that guarantor will be released from its guarantees of the notes.

The lenders under the Senior Credit Facilities have the discretion to release the guarantees under the agreements governing that debt. If a subsidiary guarantor is released from all of its obligations under the Senior Credit Facilities or any successor credit facility that may be then outstanding, then that subsidiary guarantor will automatically and unconditionally be released from its obligation under its guarantee of the notes. See “Description of notes—Subsidiary Guarantees.” Noteholders will not have a claim as creditors against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

If we or our subsidiaries default on our and their obligations to pay our and their indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our or our subsidiaries’ indebtedness, including a default under the Senior Credit Facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes when due which would, in turn, substantially decrease the market value of the notes.

If we or our subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments in respect of our indebtedness, or if we or they otherwise fail to comply with the various covenants in the instruments governing our or their indebtedness (including covenants in the Senior Credit Facilities and the indentures governing the notes), we or they could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Senior Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If amounts outstanding under the Senior Credit Facilities or other debt of our subsidiaries are accelerated, all our subsidiaries’ debt and liabilities would be payable from our subsidiaries’ assets, prior to any distributions of our subsidiaries’ assets to pay interest and principal on the notes, and we might not be able to repay or make any payments on the notes.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes or our Senior Credit Facilities, if any, could cause the liquidity or market value of the notes to decline.

The notes have been rated by nationally recognized statistical ratings organizations. The notes may in the future be rated by additional rating agencies. We cannot assure you that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse change to our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes. Our Senior Credit Facilities have also been rated by two rating agencies and may be rated by additional rating agencies in the future. We cannot assure you that these ratings will remain for any given period of time. Reductions in the credit ratings of our Senior Credit Facilities could increase the cost of borrowing funds and make our ability to raise new funds or renew maturing debt more difficult. In addition, a downgrade or withdrawal of these ratings by the rating agencies could reduce the liquidity or market value of the notes.

We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indentures governing the notes.

If we experience specified changes of control, we would be required to make an offer to purchase all of the outstanding notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of specified events that would constitute a change of control also constitutes a default under the Senior Credit Facilities. In addition, the Senior Credit Facilities may limit or prohibit the purchase of the notes by us in the event of a change of control, unless and until such time as the indebtedness under the Senior Credit Facilities is repaid in full. As a result, following a change of control event, we may not be able to repurchase notes unless we first repay all indebtedness outstanding under the Senior Credit Facilities and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. In addition, our failure to purchase the notes after a change of control in accordance with the terms of the indentures would constitute an event of default under the indentures, which in turn would result in a default under the Senior Credit Facilities.

Our inability to repay the indebtedness under the Senior Credit Facilities would also constitute an event of default under the indentures governing the notes, which could have materially adverse consequences to us and to the holders of the notes. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under the Senior Credit Facilities and the notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control.

Certain corporate events may not trigger a change of control event, in which case we will not be required to redeem the notes.

The indentures governing the notes permit us to engage in certain important corporate events, such as leveraged recapitalizations, that would increase indebtedness but would not constitute a “change of control.” If we effected a leveraged recapitalization or other such non-change of control transaction that resulted in an increase in indebtedness, our ability to make payments on the notes would be adversely affected. However, we would not be required to redeem the notes, and you might be required to continue to hold your notes, despite our decreased ability to meet our obligations under the notes.

Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the notes.

If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of the issuer, a court were to find that, at the time the issuer or any guarantor, as applicable, issued the notes or incurred the applicable guarantee:

•

the issuer or guarantor did so with the intent of hindering, delaying or defrauding current or future creditors or received less than reasonably equivalent value or fair consideration for issuing the notes or incurring the guarantee, as applicable; or

•	the issuer or guarantor:

•	was insolvent or was rendered insolvent by reason of the incurrence of the indebtedness constituting the notes or the guarantee, as applicable;

•	was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied,

the court could avoid (cancel) or subordinate the notes or the applicable guarantee to presently existing and future indebtedness of the issuer or the subject guarantor and take other action detrimental to the holders of the notes including, under certain circumstances, invalidating the notes or the applicable guarantee.

A court would likely find that the issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if the issuer or such guarantor did not substantially benefit directly and indirectly from the issuance of the notes. The use of proceeds of the notes when issued in connection with the Transactions, which included the distribution of a substantial portion of the proceeds of the notes to our existing stockholders, could increase the risk of such a finding. If a court were to void the notes or a guarantee, you would no longer have a claim against the issuer or the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the issuer or any guarantor.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the relevant legal proceeding. Generally, however, the issuer or a guarantor would be considered insolvent if, at the time it incurs the indebtedness constituting the notes or its guarantee, as applicable, either:

•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured; or

•	such entity could not pay such entity’s debts as they become due.

We cannot give you any assurance as to what standards a court would use to determine whether the issuer or a guarantor was solvent at the relevant time, or whether, whatever standard was used, the notes or the applicable guarantee would not be avoided on another of the grounds described above.

There is currently no market for the notes. We cannot assure you that an active trading market will develop for the notes.

Each series of notes is a new issue of securities for which there presently is no established market. We do not intend to apply for listing of the notes on any other securities exchange or for quotation of the notes through any national securities association.

Even if a trading market for the notes does develop, you may not be able to sell your notes at a particular time, if at all, or you may not be able to obtain the price you desire for your notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of securities. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on many factors, including prevailing interest rates, the market for similar securities, our credit rating, the interest of securities dealers in making a market for the notes, the price of any other securities we issue, our performance, prospects, operating results and financial condition, as well as of other companies in our industry. In addition, as of June 1, 2009, we held $269 million aggregate principal amount of the 13.5% Senior Subordinated Notes due 2015. We have also been informed that affiliates of certain of the Equity Sponsors hold notes of each series. See “Certain relationships and related party transactions—Debt securities of the Company.”

The liquidity of, and trading market for, the notes or the exchange notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

Risks relating to the Transactions

Our combined financial information as of and for periods prior to the Acquisition is not representative of our future financial position, future results of operations or future cash flows nor does it reflect what our financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented.

Our combined financial information as of and for periods prior to the Acquisition included in this prospectus is not representative of our future financial position, future results of operations or future cash flows nor does it reflect what our financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented. This is primarily because:

•	such combined financial information reflects allocation of expenses from Home Depot. Those allocations may be different from the comparable expenses we would have incurred as a stand-alone company;

•

our working capital requirements historically were satisfied as part of Home Depot’s corporate-wide cash management policies. In connection with the Acquisition, we incurred a large amount of indebtedness and therefore assumed significant debt service costs. As a result, our cost of debt and capitalization is significantly different from that reflected in the historical combined financial information; and

•

as a result of the Transactions, we experienced increases in our costs, including the cost to establish an appropriate accounting and reporting system, debt service obligations, improving information technology, and other costs of being a stand-alone company.

As a separate entity, we do not enjoy all of the benefits of scale that Home Depot achieved with the combination of the consumer products business and our business.

Prior to the Acquisition, we benefited from the scope and scale of the consumer products business of Home Depot in certain areas, including, among other things, purchasing, risk management, employee benefits, regulatory compliance, administrative services and human resources. Our loss of these benefits as a consequence of the Acquisition could have an adverse effect on our business, results of operations and financial condition. For example, costs have been, and will continue to be, greater for us than they were for Home Depot due to the loss of volume discounts and the position of being a large customer to service providers and vendors. In addition, the consummation of the Acquisition has eliminated the diversification that resulted from operating the retail business of Home Depot alongside our business, which tended to mitigate financial and operations volatility. As a result, we have, and may continue to, experience increased volatility in terms of cash flow, operating results, working capital and financing requirements.

The interests of the Equity Sponsors may differ from the interests of holders of the notes.

As a result of the Acquisition, the Equity Sponsors and their affiliates own most of the outstanding capital stock of our parent company, HDS Investment Holding, Inc. (“Holding”). Holding entered into a stockholders agreement with its stockholders in connection with the closing of the Acquisition which contains, among other things, provisions relating to Holding’s governance, transfer restrictions, tag-along rights, drag-along rights, preemptive rights and certain unanimous approval rights. This stockholders agreement provides that the Equity Sponsors are entitled to elect (or cause to be elected) nine out of ten of Holding’s directors, which includes three designees of each Equity Sponsor. One of the directors designated by the Equity Sponsor associated with CD&R shall serve as the chairman. See “Certain relationships and related party transactions—Stockholders agreement and stockholder arrangements.” The interests of the Equity Sponsors may differ from those of holders of the notes in material respects. For example, the Equity Sponsors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their overall equity portfolios, even though such transactions might involve risks to holders of the notes. The Equity Sponsors are in the business of making investments in companies, and may from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers of our customers. The companies in which one or more of the Equity Sponsors invest may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Additionally, the Equity Sponsors may determine that the disposition of some or all of their interests in our company would be beneficial to the Equity Sponsors at a time when such disposition could be detrimental to the holders of the notes. If we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our equity holders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from our equity holders or other investors to reduce our leverage and pay our debts, while our equity holders might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Moreover, the Equity Sponsors’ ownership of our company may have the effect of discouraging offers to acquire control of our company.

Risks relating to our business

We are subject to inherent risks of the residential, non-residential and public infrastructure construction and facility maintenance and repair markets, including risks related to general economic conditions.

Demand for our products and services depends to a significant degree on spending in the residential, non-residential and infrastructure construction and facility maintenance and repair markets. The level of activity in these end markets depends on a variety of factors that we cannot control. In the residential construction market these factors include:

•	changes in interest rates;

•	unemployment;

•	unsold new housing inventory;

•	periods of economic slowdown or recession;

•	availability of mortgage financing (including the impact of recent disruption in the mortgage markets);

•	adverse changes in local or regional economic conditions;

•	a decrease in the affordability of homes;

•	more stringent lending standards for home mortgages;

•	local, state and federal government regulation; and

•	shifts in populations away from the markets that we serve.

Historically, both new housing starts and residential remodeling decrease in slow economic periods. The level of activity in the non-residential construction market depends largely on vacancy rates, interest rates, the availability of financing, capital spending, the industrial economic outlook, corporate profitability, capacity utilization, commercial investment and regional and general economic conditions. In addition, residential construction activity can impact the level of non-residential construction activity. In the infrastructure construction market, the level of activity depends largely on interest rates, availability and commitment of public funds for municipal spending and general economic conditions. In the facility maintenance and repair market, the level of activity depends largely on occupancy and vacancy rates within multifamily, hospitality, healthcare and institutional facilities markets. Because all of our markets are sensitive to changes in the economy, downturns (or lack of substantial improvement) in the economy in any region in which we operate have and could continue to adversely affect our business, financial condition and results of operations. For example, we distribute many of our products to waterworks contractors in connection with residential, commercial and industrial construction projects. The water and wastewater transmission products industry is affected by changes in economic conditions, including national, regional and local standards in construction activity, and the amount spent by municipalities on waterworks infrastructure. While we operate in many markets in the United States, our business is particularly impacted by changes in the economies of Florida, California, Georgia, Texas and Arizona, which represented 10%, 15%, 5%, 18% and 4%, respectively, in net sales by branch for the three months ended May 3, 2009 and approximately 10%, 15%, 6%, 15% and 5%, respectively, in net sales by branch for fiscal 2008.

In addition, the residential, non-residential and public infrastructure construction and facility maintenance and repair markets in which we compete are sensitive to general business and economic conditions in the United States and worldwide, including availability of credit, interest rates, fluctuations in capital, credit and mortgage markets, and business and consumer confidence. Recent volatility and disruption in the capital and credit markets has reached unprecedented levels, with stock markets falling dramatically and credit becoming very expensive or unavailable to many companies without regard to those companies’ underlying financial strength. As a result of these developments, many lenders and institutional investors have in recent months reduced, and in some cases, ceased to provide funding to borrowers. Continuing adverse developments in global financial markets and general business and economic conditions, including through recession, ongoing downturn or otherwise, could continue to have a material adverse effect on business, financial condition, results of operations and cash flows, including our ability and the ability of our customers and suppliers to access capital.

We have been and expect to continue to be adversely impacted by the decline in the new residential construction market.

Most of our businesses are dependent to varying degrees upon the new residential construction market. The homebuilding industry is undergoing a significant and sustained downturn. According to the U.S. Census Bureau, actual single family housing starts in the U.S. during 2008 declined 40.5% from 2007 and declined 58.2% from 2006 to 2008. We believe that the market downturn is attributable to a variety of factors including: the ongoing economic recession; limited credit availability; excess home inventories; a substantial reduction in speculative home investment; a decline in consumer confidence; higher unemployment; and an industry-wide softening of demand. The downturn in the homebuilding industry has resulted in a substantial reduction in demand for our products and services, which in turn had a significant adverse effect on our business and operating results during fiscal 2007 and 2008.

In addition, beginning in 2007, the mortgage markets experienced substantial disruption due to increased defaults, primarily as a result of credit quality deterioration. The disruption has continued to date and has precipitated evolving changes in the regulatory environment and reduced availability of mortgages for potential homebuyers due to an illiquid credit market and more restrictive standards to qualify for mortgages. During 2008, the conditions in the credit markets worsened and the economy fell into a recession. In addition, the credit markets and the financial services industry recently experienced a significant crisis characterized by the bankruptcy or failure of various financial institutions and severe limitations on credit availability. As a result, the credit markets have become highly illiquid as financial and lending institutions severely restricted lending in order to conserve cash and protect their balance sheets. Although Congress and applicable regulatory authorities have enacted legislation and implemented programs designed to protect financial institutions and free up the credit markets, it is unclear whether these actions have been effective to date or will be effective in the future. As the housing industry is dependent upon the economy as well as potential homebuyers’ access to mortgage financing and homebuilders’ access to commercial credit, it is likely there will be further damage to an already weak housing industry until conditions in the economy and the credit markets substantially improve.

We cannot predict the duration of the current market conditions, or the timing or strength of any future recovery of housing activity in our markets. We also cannot provide any assurances that the homebuilding industry will not weaken further, or that the operational strategies we have implemented to address the current market conditions will be successful. Continued weakness in the new residential construction market would have a significant adverse effect on our business, financial condition and operating results. In addition, because of these factors, there may be fluctuations in our operating results, and the results for any historical period may not be indicative of results for any future period.

The non-residential construction industry is currently experiencing a downturn which, if sustained, could materially and adversely affect our business, liquidity and results of operations.

Many of our businesses are dependent on the non-residential construction industry and the slowdown and volatility of the United States economy in general is having an adverse effect on our businesses that serve this industry. According to Moody’s Economy.com, the non-residential construction industry is expected to decline in 2009 and 2010 at a rate of 9.9% and 5.4%, respectively, as office vacancy rates continue to increase, rental costs decrease, the availability of financing continues to be limited and clarity on the strength of the economy remains uncertain. From time to time, our businesses that serve the non-residential construction industry have also been adversely affected in various parts of the country by declines in non-residential construction starts due to, among other things, changes in tax laws affecting the real estate industry, high interest rates and the level of residential construction activity. Continued uncertainty about current economic conditions will continue to pose a risk to our businesses that serve the non-residential construction industry as participants in this industry may postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which could have a continued material negative effect on the demand for our products.

We cannot predict the duration of the current market conditions, or the timing or strength of any future recovery of non-residential construction activity in our markets. We also cannot provide any assurances that the non-residential construction industry will not weaken further. Continued weakness in the non-residential construction market would have a significant adverse effect on our business, financial condition and operating results. In addition, because of these factors, there may be fluctuations in our operating results, and the results for any historical period may not be indicative of results for any future period.

Residential renovation and improvement activity levels are experiencing a downturn which may negatively impact our business, liquidity and results of operations.

Certain of our business rely on residential renovation and improvement (including repair and remodeling) activity levels. Unlike most previous cyclical declines in new home construction in which we did not experience comparable declines in our home improvement businesses, the current economic decline is adversely affecting our home improvement businesses as well. According to Moody’s Economy.com, residential renovation and improvement project spending in the United States declined 8.6% in 2008. Sharply declining home prices that are expected to continue to decline in 2009, increasing mortgage delinquency and foreclosure rates, reduction in the availability of mortgage and home improvement financing and significantly lower housing turnover, have limited and may continue to limit consumers’ spending, particularly on discretionary items, and affect their confidence level leading to further reduced spending on home improvement projects. The impact of these economic factors specific to the home improvement industry is exacerbated by rising unemployment in a weak job market.

We cannot provide any assurances that current market conditions will not deteriorate further and we cannot predict the timing or strength of a recovery in these markets. Continued depressed activity levels in consumer spending for home improvement and new home construction will continue to adversely affect our results of operations and our financial position. Furthermore, continued economic turmoil may cause unanticipated shifts in consumer preferences and purchasing practices and in the business models and strategies of our customers. Such shifts may alter the nature and prices of products demanded by the end consumer and our customers and could adversely affect our operating performance.

We may be unable to increase or maintain our profitability.

We have set goals to progressively improve our profitability over time by increasing our gross margin and reducing our expenses. There can be no assurance that we will achieve our enhanced profitability goals or even maintain current or historical levels of profitability. Factors that could significantly adversely affect our efforts to achieve these goals include, but are not limited to, the following:

•	failure to integrate the businesses we have acquired;

•	failure to improve our revenue mix by investing (including through acquisitions) in businesses that provide higher margins than we have been able to generate historically;

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failure to achieve, especially after our separation from Home Depot, improvements in purchasing or to increase our rebates from vendors through our vendor consolidation and/or low-cost country initiatives;

•	failure to improve our gross margins through the utilization of improved pricing practices and technology and sourcing savings;

•	failure to reduce our overhead and support expenses following the full implementation of our new advanced distribution, operating and financial management systems;

•	delays in implementing, or unexpected costs associated with, the continued rationalization of our branch distribution and support network;

•	failure to effectively evaluate future inventory reserves; and

•	inability to maintain vendor rebates at historical levels.

Any of these failures or delays may adversely affect our ability to increase our profitability.

Goodwill is subject to impairment testing and may affect fair value of reporting units and future cash flows.

As of May 3, 2009 and February 1, 2009, goodwill represented approximately 39% and 38% of our total assets, respectively. Goodwill is no longer amortized and is subject to impairment testing at least annually using a fair value based approach. The identification and measurement of impairment involves the estimation of the fair value of reporting units. Accounting for impairment contains uncertainty because management must use judgment in determining appropriate assumptions to be used in the measurement of fair value. The estimates of fair value of reporting units are based on the best information available as of the date of the assessment and incorporate management assumptions about expected future cash flows and contemplate other valuation techniques. Future cash flows can be affected by changes in industry or market conditions.

The recoverability of goodwill is evaluated at least annually and when events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. We did not record an impairment charge during first quarter fiscal 2009. During fiscal 2008, we recorded goodwill impairment charges of $923 million driven by a reduction in expected future cash flows for certain businesses primarily as a result of the decline in the residential construction market.

In view of the general economic downturn in the U.S., we may be required to take additional impairment charges relating to our operations or close under-performing locations.

During 2008, we recorded impairment charges related to the carrying value of goodwill for six of our reporting units and some of our assets. If weakness in the homebuilding industry continues, we may need to take additional goodwill and/or asset impairment charges relating to certain of our reporting units and asset groups. Any such non-cash charges would have an adverse effect on our financial results.

In addition, we have closed certain branches in under-performing markets. As of May 3, 2009, approximately 200 branches have been closed and approximately 4,300 employees have been terminated since the Acquisition. We may have to close additional branches in certain of our markets. Such facility closures could have a significant adverse effect on our financial condition, operating results and cash flows.

We occupy most of our facilities under long-term non-cancelable leases. We may be unable to renew leases at the end of their terms. If we close a facility, we are still obligated under the applicable lease.

Most of our facilities are located in leased premises. Many of our current leases are non-cancelable and typically have terms ranging from 3 to 10 years and most provide options to renew for specified periods of time. We believe that leases we enter into in the future will likely be long-term and non-cancelable and have similar renewal options. If we close or idle a facility, we generally remain committed to perform our obligations under the applicable lease, which would include, among other things, payment of the base rent for the balance of the lease term. During 2007 and 2008, we closed or idled a number of facilities for which we remain liable on the lease obligations. Our obligation to continue making rental payments in respect of leases for closed or idled facilities could have a material adverse effect on our business and results of operations.

The industries in which we operate are highly competitive and fragmented, and demand for our products and services could decrease if we are not able to compete effectively.

The industries in which we operate are fragmented, including the residential, non-residential and public infrastructure construction and facility repair and maintenance markets. There is significant competition in each of our businesses. Our competition includes other wholesalers and manufacturers that sell products directly to their respective customer base and some of our customers that resell our products. To a limited extent, retailers of plumbing, electrical fixtures and supplies, building materials, maintenance repair and operations supplies, and contractors’ tools also compete with us. We also expect that new competitors may develop over time as internet-based enterprises become more established and reliable and refine their service capabilities. Competition varies depending on product line, customer classification and geographic area. The principal competitive factors in our business include, but are not limited to:

•	availability and cost of materials and supplies;

•	technical product knowledge and expertise as to application and usage;

•	advisory or other service capabilities;

•	ability to build and maintain customer relationships;

•	effective use of technology to identify sales and operational opportunities;

•	same-day delivery capabilities in certain product lines; and

•	pricing of products and provisions of credit.

We compete with many local, regional and, in several markets and product categories, other national distributors. Several of our competitors in one or more of our businesses, such as Wolseley plc in our plumbing/HVAC or WESCO Distribution Inc. in our electrical business, have substantially greater financial and other resources than us. No assurance can be given that we will be able to respond effectively to such competitive pressures. Increased competition by existing and future competitors could result in reductions in sales, prices, volumes and gross margins that could materially adversely affect our business, financial condition and results of operations. Furthermore, our success will depend, in part, on our ability to maintain our market share and gain market share from competitors.

In addition, our contracts with municipalities are often awarded and renewed through periodic competitive bidding. We may not be successful in obtaining or renewing these contracts. Our inability to replace a significant number of contracts lost through competitive bidding processes with other revenue sources within a reasonable time could be harmful to our business and financial performance.

Our competitors in the residential, non-residential and infrastructure construction and facility maintenance and repair distribution markets are consolidating, which could cause these markets to become more competitive and could negatively impact our business.

Our competitors in the residential, non-residential and infrastructure construction and facility maintenance and repair distribution markets in the United States and Canada are consolidating. This consolidation is being driven by customer needs and supplier capabilities, which could cause the industries to become more competitive as greater economies of scale are achieved by distributors. Customers are increasingly aware of the total costs of fulfillment and of the need to have consistent sources of supply at multiple locations. We believe these customer needs could result in fewer distributors as the remaining distributors become larger and capable of being a consistent source of supply.

There can be no assurance that we will be able in the future to take advantage effectively of the trend toward consolidation. The trend in our industry toward consolidation could make it more difficult for us to maintain operating margins and could also increase competition for our acquisition targets and result in higher purchase price multiples. Furthermore, as our industrial and construction customers face increased foreign competition, and potentially lose business to foreign competitors or shift their operations overseas in an effort to reduce expenses, we may face increased difficulty in growing and maintaining our market share and growth prospects.

The loss of any of our significant customers or the failure to collect monies owed from customers could adversely affect our financial health.

Our ten largest customers generated approximately 8.7% of our first quarter fiscal 2009 net sales and 6.4% of our sales in fiscal 2008, and our largest customer accounted for 3.9% of our first quarter fiscal 2009 net sales and 3.1% of our sales in fiscal 2008. We cannot guarantee that we will maintain or improve our relationships with these customers or that we will continue to supply these customers at historical levels. Due to the economic downturn, some of our customers have reduced their operations. For example, some homebuilder customers have exited or severely curtailed building activity in certain of our markets. A prolonged economic downturn could continue to have a significant adverse effect on our financial condition, operating results and cash flows.

In addition, consolidation among customers could also result in a loss of some of our present customers to our competitors. The loss of one or more of our significant customers or deterioration in our relations with any of them could significantly affect our financial condition, operating results and cash flows. Furthermore, our customers are not required to purchase any minimum amount of products from us. The contracts into which we have entered with most of our customers typically provide that we supply particular products or services for a certain period of time when and if ordered by the customer. Should our customers purchase our products in significantly lower quantities than they have in the past, such decreased purchases could have a material adverse effect on our financial condition, operating results and cash flows.

In addition, if the financial condition of our customers declines, our credit risk could increase. Significant contraction in the construction and industrial markets, coupled with tightened credit availability and financial institution underwriting standards, could adversely affect certain of our customers. Should one or more of our larger customers declare bankruptcy, it could adversely affect the collectibility of our accounts receivable, bad debt reserves and net income.

The majority of our net sales are credit sales which are made primarily to customers whose ability to pay is dependent, in part, upon the economic strength of the industry and geographic areas in which they operate.

The majority of our net sales volume in fiscal 2008 was facilitated through the extension of credit to our customers whose ability to pay is dependent, in part, upon the economic strength of the construction industry in the areas where they operate. Our businesses offer credit to customers, either through unsecured credit that is based solely upon the creditworthiness of the customer, or secured credit for materials sold for a specific job where the security lies in lien rights associated with the material going into the job. The type of credit offered depends both on the financial strength of the customer and the nature of the business in which the customer is involved. End users, resellers and other non-contractor customers generally purchase more on unsecured credit than secured credit. The inability of our customers to pay off their credit lines in a timely manner, or at all, would adversely affect our financial condition, operating results and cash flows. Furthermore, our collections efforts with respect to non-paying or slow-paying customers could negatively impact our customer relations going forward.

We are subject to competitive pricing pressure from our customers.

Certain of our largest customers, for example in our CTI business, historically have exerted significant pressure on their outside suppliers to keep prices low because of their market share and their ability to leverage such market share in the highly fragmented building products supply industry. The economic downturn has resulted in increased pricing pressures from our customers. If we are unable to generate sufficient cost savings to offset any price reductions, our financial condition, operating results and cash flows may be adversely affected.

We may not continue to achieve the acquisition component of our growth strategy.

Acquisitions will continue to be an essential component of our growth strategy; however, there can be no assurance that we will be able to continue to grow our business through acquisitions as we have done historically or that any businesses acquired will perform in accordance with expectations or that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove to be correct. Future acquisitions may result in the incurrence of debt and contingent liabilities and an increase in interest expense and amortization expenses and significant charges relative to integration costs. Our strategy will be impeded if we do not identify suitable acquisition candidates and our financial condition and results of operations will be adversely affected if we overpay for opportunities.

Acquisitions involve a number of special risks, including:

•	problems implementing disclosure controls and procedures;

•	unforeseen difficulties extending internal control over financial reporting and performing the required assessment at the newly-acquired business;

•	potential adverse short-term effects on operating results through increased costs or otherwise;

•	diversion of management’s attention, failure to recruit new, and retain existing, key personnel of the acquired business;

•	failure to successfully implement infrastructure, logistics and system integration;

•	our business growth could outpace the capability of our systems;

•	unforeseen liabilities inherent in the acquired business that manifest themselves after the acquisition is completed; and

•

the risks inherent in the systems of the acquired business and risks associated with unanticipated events or liabilities, any of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, in light of the disruptions in the credit markets, we may not be able to obtain financing necessary to complete acquisitions on attractive terms or at all.

A range of factors may make our quarterly revenues and earnings variable.

We have historically experienced, and in the future will continue to experience, variability in revenues and earnings on a quarterly basis. The factors expected to contribute to this variability include, among others: (i) the cyclical nature of some of the markets in which we compete, including the new residential and commercial construction markets, (ii) general economic conditions in the various local markets in which we compete, (iii) the pricing policies of our competitors, (iv) the production schedules of our customers, and (v) the effects of the weather. These factors, among others, make it difficult to project our operating results on a consistent basis, which may affect the price of our securities.

The residential, non-residential and infrastructure construction and facility maintenance and repair markets are cyclical and seasonal.

Although weather patterns affect our operating results throughout the year, adverse weather historically has reduced construction and maintenance and repair activity in the fourth and first quarters in our markets. In contrast, our highest volume of net sales historically has occurred in our second fiscal quarter. To the extent that hurricanes, severe storms, floods, other natural disasters or similar events occur in the markets in which we operate, our business may be adversely affected. In addition, most of our businesses experience seasonal variation as a result of the dependence of our customers on suitable weather to engage in construction, maintenance and renovation and improvement projects. For example, White Cap sells products used primarily in the residential and non-residential construction industry. Generally, during the winter months, construction activity declines due to inclement weather and shorter daylight hours. As a result, operating results for the businesses that experience such seasonality may vary significantly from period to period. We anticipate that fluctuations from period to period will continue in the future.

Fluctuating commodity prices may adversely impact our results of operations.

The cost of steel, aluminum, copper, nickel, polyvinyl chlorides (“PVC”) and other commodities used in products we distribute can be volatile. For example, the price of nickel declined significantly during 2008. In our IPVF business, approximately 50% of our net sales are attributable to nickel-based products. Although we attempt to resist cost increases by our suppliers and to pass on increased costs to our customers, we are not always able to do so quickly or at all. In addition, if prices decrease for commodities used in products we distribute, we may have inventories purchased at higher prices than prevailing market prices. Significant fluctuations in the cost of the commodities used in products we distribute have in the past adversely affected, and in the future may adversely affect, our results of operations and financial condition.

If petroleum prices increase, our results of operations could be adversely affected.

Petroleum prices have fluctuated significantly in recent years. Prices and availability of petroleum products are subject to political, economic and market factors that are generally outside our control. Political events in petroleum-producing regions as well as hurricanes and other weather-related events may cause the price of fuel to increase. Within several of our principal and other businesses, we deliver a significant volume of products to our customers by truck. Our operating profit will be adversely affected if we are unable to obtain the fuel we require or to fully offset the anticipated impact of higher fuel prices through increased prices or fuel surcharges to our customers. Besides passing fuel costs on to customers, we do not have any long-term fuel purchase contracts, and we have not entered into any other hedging arrangements that protect against fuel price increases. In addition, we estimate that PVC products, which are manufactured from plastic resin derived from petroleum, represented approximately 15% of our fiscal 2008 net sales in our Waterworks business. If shortages occur in the supply of necessary petroleum products or a sharp increase in the price of petroleum results in higher PVC prices and we are not able to pass along the full impact of increased PVC prices to our customers, our results of operations would be adversely affected.

Product shortages and cyclicality in the residential, non-residential and infrastructure construction and facility maintenance and repair markets may impair our operating results.

Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from manufacturers or other suppliers. Generally, our products are obtainable from various sources and in sufficient quantities. However, the loss of, or substantial decrease in the availability of, products from our suppliers, or the loss of our key supplier agreements, could adversely impact our financial condition, operating results and cash flows. In addition, supply interruptions could arise from shortages of raw materials (including petroleum products), labor disputes or weather conditions affecting products or shipments, transportation disruptions or other factors beyond our control. Short and long-term disruptions in our supply chain would result in a need to maintain higher inventory levels as we replace similar product domestically, a higher cost of product and ultimately a decrease in our net sales and profitability. A disruption in the timely availability of our product by our key suppliers would result in a decrease in our revenues and profitability, especially in our businesses with supplier concentration, such as our Waterworks business. Although in many instances we have agreements with our suppliers, these agreements are generally terminable by either party on limited notice. Failure by our suppliers to continue to supply us with products on commercially reasonable terms, or at all, would put pressure on our operating margins and have a material adverse effect on our financial condition, operating results and cash flows. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes, but not always passed on to our customers. Our delayed ability to pass on material price increases to our customers could adversely impact our financial condition, operating results and cash flows.

In addition, the residential, non-residential and infrastructure construction and facility maintenance and repair markets are subject to cyclical market pressures. The length and magnitude of these cycles have varied over time and by market. Prices of the products we sell are historically volatile and subject to fluctuations arising from changes in supply and demand, national and international economic conditions, labor costs, competition, market speculation, government regulation and trade policies, as well as from periodic delays in the delivery of our products. We have limited ability to control the timing and amount of changes to prices that we pay for our products. In addition, the supply of our products fluctuates based on available manufacturing capacity. A shortage of capacity or excess capacity in the industry can result in significant increases or declines in market prices for those products, often within a short period of time. Such price fluctuations can adversely affect our financial condition, operating results and cash flows.

We rely on third party suppliers and long supply chains, and if we fail to identify and develop relationships with a sufficient number of qualified suppliers or if there is a significant interruption in our supply chains, our ability to timely and efficiently access products that meet our high standards for quality could be adversely affected.

We buy our products and supplies from suppliers located throughout the world and they manufacture or purchase in the United States and abroad the products we buy from them. Our ability to continue to identify and develop relationships with qualified suppliers who can satisfy our high standards for quality and our need to access products and supplies in a timely and efficient manner is a significant challenge. We may be required to replace a supplier if their products do not meet our quality or safety standards. In addition, our suppliers could discontinue selling products manufactured in foreign countries at any time for reasons that may or may not be in our control or the suppliers’ control. Our operating results and inventory levels could suffer if we are unable to promptly replace a supplier who is unwilling or unable to satisfy our requirements with a supplier providing equally appealing products. Our suppliers’ ability to deliver products may also be affected by financing constraints caused by credit market conditions, which could negatively impact our revenue and cost of products sold, at least until alternate sources of supply are arranged. In addition, since a portion of the products that we distribute is produced in foreign countries, we are dependent on long supply chains for the successful delivery of many of our products. The length and complexity of these supply chains make them vulnerable to numerous risks, many of which are beyond our control, which could cause significant interruptions or delays in delivery of our products. Factors such as political instability, the financial instability of suppliers, suppliers’ noncompliance with applicable laws, trade restrictions, labor disputes, currency fluctuations, changes in tariff or import policies, severe weather, terrorist attacks and transport capacity and cost may disrupt these supply chains and our ability to access products and supplies. As we increase the percentage of our products that are sourced from lower-cost countries, these risks will be amplified. Moreover, these risks will be amplified by our efforts to consolidate our supplier base across our businesses. We expect more of our products will be imported in the future, which will further increase these risks. A significant interruption in our supply chains caused by any of the above factors could result in increased costs or delivery delays and result in a decrease in our net sales and profitability.

We have substantial fixed costs and, as a result, our operating income is sensitive to changes in our net sales.

A significant portion of our expenses are fixed costs (including personnel), which do not fluctuate with net sales. Consequently, a percentage decline in our net sales could have a greater percentage effect on our operating income if we do not act to reduce head count or take other similar actions. Any decline in our net sales would cause our profitability to be adversely affected. Moreover, a key element of our strategy is managing our assets, including our substantial fixed assets, more effectively, including through sales or other disposals of excess assets. Our failure to rationalize our fixed assets in the time and within the costs we expect could have an adverse effect on our results of operations and financial condition.

A change in our product mix could adversely affect our results of operations.

Our results may be affected by a change in our sales mix. Our outlook, budgeting and strategic planning assume a certain volume mix of sales as well as a product mix of sales. If actual results vary from this projected volume and product mix of sales, our financial results could be negatively impacted.

The impairment of financial institutions may adversely affect us.

We have exposure to counterparties with which we execute transactions, including U.S. and foreign commercial banks, insurance companies, investment banks, investment funds and other financial institutions, some of which may be exposed to bankruptcy, liquidity, default or similar risks, especially in connection with recent financial market turmoil. Many of these transactions could expose us to risk in the event of the bankruptcy, receivership, default or similar event involving a counterparty. For example, one of the financial institutions that is committed to fund each of our Revolving Credit Facility and our ABL Credit Facility failed in the third quarter of 2008. While we have not realized any significant losses to date, the bankruptcy, receivership, default or similar event involving one of our financial institution counterparties could have a material adverse impact on our access to funding or our ability to meet our financing agreement obligations.

The development of alternatives to distributors in the supply chain could cause a decrease in our sales and operating results and limit our ability to grow our business.

Our customers could begin purchasing more of their product needs directly from manufacturers, which would result in decreases in our net sales and earnings. Our suppliers could invest in infrastructure to expand their own local sales force and sell more products directly to our customers, which also would negatively impact our business. For example, multiple municipalities may outsource their entire waterworks systems to a single company, thereby increasing such company’s leverage in the marketplace and its ability to buy directly from suppliers, which may have a material adverse effect on our operating results.

In addition to these factors, our customers may: (i) seek to purchase some of the products that we currently sell directly from manufacturers, (ii) elect to establish their own building products manufacturing and distribution facilities, or (iii) give advantages to manufacturing or distribution intermediaries in which they have an economic stake. These changes in the supply chain could adversely affect our financial condition, operating results and cash flows.

Because our business is working-capital intensive, we rely on our ability to manage our product purchasing and customer credit policies.

Our operations are working-capital intensive, and our investments in inventories, accounts receivable and accounts payable are significant components of our net asset base. We manage our inventories and accounts payable through our purchasing policies and our accounts receivable through our customer credit policies. If we fail to adequately manage our product purchasing or customer credit policies, our working capital and financial condition may be adversely affected.

Inclement weather, anti-terrorism measures and other disruptions to the transportation network could impact our distribution system.

Our ability to provide efficient distribution of products to our customers is an integral component of our overall business strategy. Disruptions at distribution centers or shipping ports, due to events such as the hurricanes of 2005 and the longshoreman’s strike on the West Coast in 2002, may affect our ability to both maintain key products in inventory and deliver products to our customers on a timely basis, which may in turn adversely affect our results of operations.

Furthermore, in the aftermath of terrorist attacks in the United States, federal, state and local authorities have implemented and are implementing various security measures that affect many parts of the transportation network in the United States and abroad. Our customers typically need quick delivery and rely on our on-time delivery capabilities. If security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so.

Interruptions in the proper functioning of IT systems could disrupt operations and cause unanticipated increases in costs or decreases in revenues, or both.

Because we use our information systems to, among other things, manage inventories and accounts receivable, make purchasing decisions and monitor our results of operations, the proper functioning of our IT systems is critical to the successful operation of our business. Although our IT systems are protected through physical and software safeguards and remote processing capabilities exist, IT systems are still vulnerable to natural disasters, power losses, unauthorized access, telecommunication failures and other problems. If critical IT systems fail or are otherwise unavailable, our ability to process orders, track credit risk, identify business opportunities, maintain proper levels of inventories, collect accounts receivable and pay expenses and otherwise manage our businesses would be adversely affected.

The implementation of our technology initiatives could disrupt our operations in the near term, and our technology initiatives might not provide the anticipated benefits or might fail.

We have made, and will continue to make, significant technology investments in each of our businesses and in our administrative functions. In large measure, our continued need to invest heavily in IT (approximately $39 million in fiscal 2008) is due to the need to upgrade and integrate legacy systems of the 33 acquisitions we have made since the beginning of fiscal 2005. Many of those entities used systems that were inadequate and required upgrades, particularly in the larger environment of our company. Our technology initiatives are designed to streamline our operations to allow our associates to continue to provide high quality service to our customers and to provide our customers a better experience, while improving the quality of our internal control environment. The cost and potential problems and interruptions associated with the implementation of our technology initiatives could disrupt or reduce the efficiency of our operations in the near term. In addition, our new or upgraded technology might not provide the anticipated benefits, it might take longer than expected to realize the anticipated benefits or the technology might fail altogether.

Our costs of doing business could increase as a result of changes in U.S. federal, state or local regulations.

Our operations are principally affected by various statutes, regulations and laws in the 44 U.S. states and nine Canadian provinces in which we operate. While we are not engaged in a “regulated” industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, the environment, health and safety, transportation, labor and employment practices (including pensions), competition, immigration and other matters. Additionally, building codes may affect the products our customers are allowed to use, and consequently, changes in building codes may affect the saleability of our products. Changes in U.S. federal, state or local regulations governing the sale of some of our products could increase our costs of doing business. In addition, changes to U.S. federal, state and local tax regulations could increase our costs of doing business. We cannot provide assurance that we will not incur material costs or liabilities in connection with regulatory requirements.

We deliver products to our customers through our own fleet of vehicles. The U.S. Department of Transportation, or the “DOT,” regulates our operations in domestic interstate commerce. We are subject to safety requirements governing interstate operations prescribed by the DOT. Vehicle dimensions and driver hours of service also remain subject to both federal and state regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, or driver hours of service would increase our costs, which, if we are unable to pass these cost increases on to our customers, would reduce our gross margins, increase our selling, general and administrative expenses and reduce our net income.

We cannot predict whether future developments in law and regulations concerning our businesses will affect our business financial condition and results of operations in a negative manner. Similarly, we cannot assess whether our businesses will be successful in meeting future demands of regulatory agencies in a manner which will not materially adversely affect our business, financial condition or results of operations.

The nature of our business exposes us to construction defect and product liability claims as well as other legal proceedings.

We rely on manufacturers and other suppliers to provide us with the products we sell and distribute. As we do not have direct control over the quality of the products manufactured or supplied by such third party suppliers, we are exposed to risks relating to the quality of the products we distribute and install. It is possible that inventory from a manufacturer or supplier could be sold to our customers and later be alleged to have quality problems or to have caused personal injury, subjecting us to potential claims from customers or third parties. We have been subject to claims in the past, which have been resolved without material financial impact. We are involved in construction defect and product liability claims relating to our various construction trades and the products we distribute and manufacture and relating to products we have installed. In certain situations, we have undertaken to voluntarily remediate any defects, which can be a costly measure. We are currently party to one product liability lawsuit which has been consolidated with four other lawsuits, including one class action that, if successful, could result in a substantial judgment but we have been indemnified by Home Depot above a specified threshold.

We also operate a large fleet of trucks and other vehicles and therefore face some risk of accidents. While we currently maintain insurance coverage to address these types of liabilities, we cannot assure you that we will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Further, while we seek indemnification against potential liability for products liability claims from relevant parties, including but not limited to manufacturers and distributors, we cannot guarantee that we will be able to recover under such indemnification agreements. Moreover, as we increase the number of private label products we distribute, our exposure to potential liability for products liability claims may increase. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant time periods, regardless of the ultimate outcome. An unsuccessful product liability defense could be highly costly and accordingly result in a decline in revenues and profitability. In addition, uncertainties with respect to the Chinese legal system may adversely affect us in resolving claims arising from our exclusive brand products manufactured in China. Because many laws and regulations are relatively new and the Chinese legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform. Finally, even if we are successful in defending any claim relating to the products we distribute, claims of this nature could negatively impact customer confidence in our products and our company.

We are involved in a number of legal proceedings, and while we cannot predict the outcomes of such proceedings and other contingencies with certainty, some of these outcomes may adversely affect our operations or increase our costs.

We are involved in a number of legal proceedings, including government inquiries and investigations, as well as class action, products liability, consumer, employment, tort and other litigation. We cannot predict the outcomes of these legal proceedings and other contingencies, including environmental remediation and other proceedings commenced by government authorities, with certainty. The outcome of some of these legal proceedings and other contingencies could require us to take or refrain from taking actions which could adversely affect our operations or could require us to pay substantial amounts of money. Additionally, defending against these lawsuits and proceedings may involve significant expense and diversion of management’s attention and resources from other matters. See “Business—Legal proceedings.”

If we become subject to material liabilities under our self-insured programs, our financial results may be adversely affected.

We provide workers’ compensation, automobile and product/general liability coverage through a program that is partially self-insured. In addition, we provide medical coverage to our employees through a self-insured preferred provider organization. Though we believe that we have adequate insurance coverage in excess of self-insured retention levels, our results of operations and financial condition may be adversely affected if the number and severity of insurance claims increase.

Our success depends upon our ability to attract, train and retain highly qualified associates and key personnel.

To be successful, we must attract, train and retain a large and growing number of highly qualified associates while controlling related labor costs. Our ability to control labor costs is subject to numerous external factors, including prevailing wage rates and health and other insurance costs. We compete with other businesses for these associates and invest significant resources in training and motivating them. There is no assurance that we will be able to attract or retain highly qualified associates in the future, including, in particular, those employed by companies we acquire. A very small proportion of our employees are currently covered by collective bargaining or other similar labor agreements. Historically, the effects of collective bargaining and other similar labor agreements on us have not been significant. However, if a larger number of the employees were to unionize, including in the wake of any future legislation that makes it easier for employees to unionize, the effect on us may be negative. Any inability by us to negotiate acceptable new contracts under these collective bargaining arrangements could cause strikes or other work stoppages, and new contracts could result in increased operating costs. If any such strikes or other work stoppages occur, or if other employees become represented by a union, we could experience a disruption of our operations and higher labor costs. Labor relations matters affecting our suppliers of products and services could also adversely affect our business from time to time.

In addition, our business results depend largely upon our executives as well as our branch managers and sales personnel, including those of companies recently acquired, and their experience, knowledge of local market dynamics and specifications and long-standing customer relationships. We customarily sign employment letters providing for an agreement not to compete with key personnel of companies we acquire in order to maintain key customer relationships and manage the transition of the acquired business. Our inability to retain or hire qualified branch managers or sales personnel at economically reasonable compensation levels would restrict our ability to grow our business, limit our ability to continue to successfully operate our business and result in lower operating results and profitability.

Fluctuations in foreign currency exchange rates may significantly reduce our revenues and profitability.

As a wholesale distributor of manufactured products, our profitability is tied to the prices we pay to the manufacturers from which we purchase our products. Some of our suppliers price their products in currencies other than the U.S. dollar or incur costs of production in non-U.S. currencies. Accordingly, depreciation of the U.S. dollar against foreign currencies increases the prices we pay for these products. Even short-term currency fluctuations could adversely impact revenues and profitability if we are unable to pass higher supply costs on to our customers. Our delayed ability to pass on material price increases to our customers could adversely impact our financial condition, operating results and cash flows.

If we are unable to protect our intellectual property rights, or we infringe on the intellectual property rights of others, our ability to compete could be negatively impacted.

Our ability to compete effectively depends, in part, upon our ability to protect and preserve proprietary aspects of our intellectual property, including our trademarks and customer lists. The use of our intellectual property or similar intellectual property by others could adversely impact our ability to compete, cause us to lose net sales or otherwise harm our business. If it became necessary for us to resort to litigation to protect these rights, any proceedings could be burdensome and costly and we may not prevail.

Also, we cannot be certain that the products that we sell do not and will not infringe issued patents or other intellectual property rights of others. Further, we are subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks, patents and other intellectual property rights of third parties by us or our customers in connection with their use of the products that we distribute. Should we be found liable for infringement, we (or our suppliers) may be required to enter into licensing agreements (if available on acceptable terms or at all) or pay damages and cease making or selling certain products. Moreover, we may need to redesign or sell different products to avoid future infringement liability. Any of the foregoing could cause us to incur significant costs, prevent us from selling our products or negatively impact our ability to compete.

Our business may be subject to significant environmental, health and safety costs.

Our operations are subject to a broad range of federal, state, local and foreign environmental health and safety laws and regulations, including those governing discharges to air, soil and water, the handling and disposal of hazardous substances and the investigation and remediation of contamination resulting from releases of petroleum products and other hazardous substances. In the course of our operations, we store fuel in on-site storage tanks and we use and dispose of a limited amount of hazardous substances. We cannot assure you that compliance with existing or future environmental, health and safety laws, such as those relating of our remediation obligations, will not adversely affect future operating results.

Our failure to achieve and maintain effective disclosure controls and internal control over financial reporting could adversely affect our business, financial position and results of operations.

Upon the completion of the exchange offer, we will become subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended. We will be required to evaluate the effectiveness of our disclosure controls and internal control over financial reporting on a periodic basis and publicly disclose the results of these evaluations and related matters, in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. These reporting and other obligations will place significant additional demands on our management and administrative and operational resources, including our accounting resources, which could adversely affect our operations among other things. To comply with these requirements, we have upgraded, and are continuing to upgrade our systems, including information technology, implemented additional financial and management controls, reporting systems and procedures and hired additional legal, internal audit, accounting and finance staff. We cannot be certain that we will be successful in implementing or maintaining adequate control over our financial reporting and financial processes. Furthermore, as we grow our business, our disclosure controls and internal controls will become more complex, and we will require significantly more resources to ensure that these controls remain effective. If we are unable to continue upgrading our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, additional management and other resources of our company may need to be devoted to assist in compliance with the disclosure and financial reporting requirements and other rules that apply to reporting companies, which could adversely affect our business, financial position and results of operations.

We expect that our administrative costs will increase when we become a reporting company.

As a company that files current and ongoing reports with the SEC, we expect to incur significant legal, accounting, and other expenses that we did not incur prior to the exchange offer. Our strategy depends in part upon reducing and controlling operating expenses and upon having sufficient working capital and making operating improvements. We cannot assure you that our efforts will continue to result in the level of profitability, cost savings or other benefits that we have achieved previously and expect in the future.

The exchange offer

The following contains a summary of the material provisions of the exchange offer being made pursuant to the exchange and registration rights agreement with respect to each series of old notes, dated as of August 30, 2007, between us and the initial purchasers of the old notes, with respect to the old notes (the “registration rights agreements”). It does not contain all of the information that may be important to an investor in the new notes. Reference is made to the provisions of the registration rights agreements, which have been filed as exhibits to the registration statement. Copies are available as set forth under the heading “Where you can find additional information.”

Terms of the exchange offer

General

In connection with the issuance of the old notes pursuant to the purchase agreement, dated as of August 30, 2007, between us and the initial purchasers, the holders of the notes from time to time became entitled to the benefits of the registration rights agreements.

Under the registration rights agreements, we have agreed (1) to use our commercially reasonable efforts to file with the SEC the registration statement, of which this prospectus is a part, with respect to a registered offer to exchange the old notes of a series for the new notes of the same series; (2) to use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act by July 31, 2009; and (3) to commence the exchange offer promptly after the effectiveness of this registration statement. We will keep the exchange offer open for the period required by applicable law, but in any event for at least 10 business days.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. Relevant new notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old senior cash pay notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Old senior subordinated PIK notes may be tendered only in integral multiples of $1.00. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of                 , 2009. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under “—Conditions.”

Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in previous no-action letters.

By tendering old notes in exchange for relevant new notes, and executing the letter of transmittal for such notes, each holder will represent to us that:

•	any new notes to be received by it will be acquired in the ordinary course of business;

•	it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act.

If such holder is a broker-dealer, it will also be required to represent that it will receive the new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of new notes. See “Plan of distribution.” If such holder is not a broker-dealer, it will be required to represent that it is not engaged in and does not intend to engage in the distribution of the new notes. Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of old notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.”

Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 12% in the case of the old senior cash pay notes and 13.5% in the case of the old senior subordinated PIK notes, but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes, pursuant to the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

Expiration date; Extensions; Amendments; Termination

The expiration date for the exchange offer shall be 5:00 p.m., New York City time, on                 , 2009, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date for the exchange offer shall be the latest date to which the exchange offer is extended.

To extend an expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of the relevant old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for the exchange offer. Such an announcement may state that we are extending the exchange offer for a specified period of time.

In relation to the exchange offer, we reserve the right to:

(1)

delay acceptance of any old notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under

“—Conditions” shall have occurred and shall not have been waived by us prior to the expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

(2)	to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the terms of the exchange offer are amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.

Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of the exchange offer, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the new notes

The new notes will accrue interest at the rate of 12% per annum in the case of the new senior cash pay notes and 13.5% per annum in the case of the new senior subordinated PIK notes, accruing interest from the last interest payment date on which interest was paid on the corresponding old note surrendered in exchange for such new note to the day before the consummation of the exchange offer and thereafter, at the rate of 12% per annum in the case of the new senior cash pay notes and 13.5% per annum in the case of the new senior subordinated PIK notes, provided, that if an old note is surrendered for exchange on or after a record date for the notes for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date. Interest on the new notes is payable on March 1 and September 1 of each year, commencing March 1, 2008. No additional interest will be paid on old notes tendered and accepted for exchange except as provided in the registration rights agreements.

Procedures for tendering

To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, either

•	certificates of old notes must be received by the exchange agent along with the letter of transmittal;

•

a timely confirmation of a book-entry transfer of old notes, if such procedures are available, into the exchange agent’s account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

We will only issue new notes in exchange for old notes that are timely and properly tendered. The method of delivery of old notes, letter of transmittal and all other required documents is at the election and risk of the note holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the old notes. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes (if applicable), letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your old notes or the tenders thereof.

The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”), unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered (1) by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion, subject to the provisions of each indenture pursuant to which the notes are issued:

•	to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under “—Conditions,” to terminate the exchange offer;

•	to redeem the old notes as a whole or in part at any time and from time to time, as set forth under “Description of notes—Optional redemption;” and

•	to the extent permitted under applicable law, to purchase the old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of this exchange offer.

Acceptance of old notes for exchange; Delivery of new notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, all old notes properly tendered will be accepted promptly after the expiration date, and the new notes of the same series will be issued promptly after acceptance of such old notes. See “—Conditions.” For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such series of old notes will receive a new note of the same series having a principal amount equal to that of the surrendered old note.

In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged old notes will be returned without cost to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.

Book-entry transfer

The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under “—Exchange agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Exchanging book-entry notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program (“ATOP”) procedures to tender old notes.

Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of such old notes into the exchange agent’s account for the relevant notes, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed delivery procedures

If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an Eligible Institution;

•

prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

(1)	sets forth the name and address of the holder of the old notes and the principal amount of old notes tendered;

(2)	states the tender is being made thereby; and

(3)	guarantees that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

•

the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of tenders

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth below under “—Exchange agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes;

•

in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such old notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

•	specify the name in which such old notes are registered, if different from the person who tendered such old notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for tendering” and “—Book-entry transfer” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision in the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the Staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time, prior to the expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of each of the indentures governing the notes under the Trust Indenture Act of 1939, as amended. We are required to use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

Exchange agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By registered/certified mail, hand delivery or overnight courier: Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	For information call: (800) 344-5128, Option 0 Attn: Bondholder Communications Facsimile number: (612) 667-6282 Attn: Bondholder Communications E-mail: bondholdercommunications@wellsfargo.com

Fees and expenses

The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting treatment

We will record the exchange notes at the same carrying value of the original notes of the corresponding series reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of exchange notes for original notes. We will amortize certain expenses incurred in connection with the issuance of the exchange notes over the respective terms of the exchange notes.

Consequences of failure to exchange

Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on such old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted pursuant to the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected due to the liquidity of the old note market being diminished; the restrictions on transfer will make the old notes less attractive to potential investors than the new notes.

Use of proceeds

The exchange offer is intended to satisfy our obligations under the registration rights agreements that we entered into in connection with the private offering of the old notes. We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the relevant old notes in like principal amount, the terms of which are identical in all material respects to the relevant new notes. Old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

The net proceeds of the sale of the old notes were approximately $3,800 million. We used the net proceeds from the sale of the old notes, together with borrowings under the Senior Credit Facilities and equity financing, to:

•	pay Home Depot the cash consideration for the Acquisition; and

•	pay related transaction fees and expenses, including placement and other financing fees, advisory fees, Equity Sponsor fees, and other transaction costs.

For further information regarding the Acquisition, see Note 1 to our audited consolidated and combined financial statements appearing elsewhere in this prospectus.

Selected consolidated and combined financial information

The following presents our selected consolidated and combined financial information as of and for the periods indicated. The summary financial information as of and for the three months ended May 3, 2009 and May 4, 2008 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected financial information as of and for the fiscal year ended February 1, 2009 has been derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP. The selected financial information as of February 3, 2008 and for the period from August 30, 2007 to February 3, 2008 (Successor period) and for the period from January 29, 2007 to August 29, 2007 and for fiscal year ended January 28, 2007 (Predecessor periods) has been derived from our consolidated and combined financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP. The selected financial information as of January 28, 2007 has been derived from our combined financial statements not included in this prospectus, which have been audited by KPMG LLP. The selected financial information as of and for the year ended January 29, 2006 has been derived from our audited combined financial statements not included in this prospectus, which have been audited by KPMG LLP. The selected combined financial information as of and for the year ended January 30, 2005 has been derived from unaudited combined financial information not included in this prospectus.

The selected consolidated and combined financial data set forth below should be read in conjunction with “Summary—Summary financial and other information,” “Management’s discussion and analysis of financial condition and results of operations” and the audited consolidated and combined financial statements and related notes appearing elsewhere in this prospectus. Our consolidated and combined financial information may not be indicative of our future performance and our combined financial information does not reflect what our financial position and results of operations would have been had we operated as a separate stand-alone entity during the periods presented prior to the Acquisition. In addition, we note that due to the significant size and number of acquisitions we completed in fiscal 2006 and the first six months of fiscal 2007, our historical data are not directly comparable on a period-over-period basis.

Amounts in the following table and related notes may not add due to rounding.

Selected consolidated and combined financial information

	Successor				Predecessor
	Three months ended May 3, 2009 (Unaudited)	Three months ended May 4, 2008 (Unaudited)	Fiscal year ended February 1, 2009	Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007	Fiscal year ended
(Dollars in millions)						January 28, 2007	January 29, 2006	January 30, 2005 (Unaudited)
Statement of income data:
Net sales	$1,921	$2,536	$9,768	$4,599	$7,121	$11,254	$4,276	$2,040
Cost of sales	1,409	1,840	7,134	3,372	5,220	8,220	2,975	1,371

Gross profit	512	696	2,634	1,227	1,901	3,034	1,301	669
Operating expenses:
Selling, general and administrative(1)	430	540	2,063	1,001	1,424	2,094	943	528
Depreciation and amortization	98	101	403	168	115	184	68	20
Restructuring	9	—	34	—	—	—	—	—
Goodwill impairment	—	—	923	—	—	—	—	—

Total operating expenses	$537	$641	$3,423	$1,169	$1,539	$2,278	$1,011	$548

Operating income (loss)	(25)	55	(789)	58	362	756	290	121
Interest expense	152	160	644	289	221	321	55	12
Interest (income)	—	—	(2)	—	—	—	—	—
Other (income) expense, net	(198)	—	11	—	—	—	—	—

Income (loss) from continuing operations before provision (benefit) for income taxes and discontinued operations	21	(105)	(1,442)	(231)	141	435	235	109
Provision (benefit) for income taxes	11	(29)	(301)	(83)	58	169	92	23

Income (loss) from continuing operations	10	(76)	(1,141)	(148)	83	266	143	86
Income (loss) from discontinued operations, net of tax	—	—	(1)	(15)	(27)	7	7	—

Net income (loss)	$10	$(76)	$(1,142)	$(163)	$56	$273	$150	$86

Balance sheet data (end of period):
Working capital (unaudited)(2)	$2,056	$2,013	$2,071	$2,009		$1,984	$783	$353
Cash and cash equivalents	587	235	771	108		22	1	—
Total assets	8,930	10,535	9,218	10,593		11,365	5,132	1,411
Total debt(3)	5,871	5,880	6,056	5,800		6,408	2,852	529
Total stockholders’ and owner’s equity	1,294	2,365	1,288	2,433		2,970	1,340	587

Other financial data:
Ratio of earnings to fixed charges (unaudited)(4)	1.1x				1.5x	1.9x	2.7x	4.1x

(1)

In 2006, we adopted the fair value based method of accounting for stock-based employee compensation as required by SFAS No. 123(R), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-based Compensation. The fair-value based method requires us to expense all stock-based employee compensation. Effective January 30, 2006 we have adopted SFAS No. 123(R) using the modified prospective method. Accordingly, we have expensed all unvested options granted prior to fiscal 2003 in addition to continuing to recognize stock-based compensation expense for all share-based payments awarded since the adoption of SFAS 123 in fiscal 2003, but prior period amounts have not been retrospectively adjusted.

(2)	We define working capital as current assets (including cash) minus current liabilities, which include the current portion of long-term debt and accrued interest thereon.
(3)	Total debt includes current and non-current installments of long-term debt and capital leases.
(4)	For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income taxes plus fixed charges. Fixed charges include cash and non-cash interest expense, whether expensed or capitalized, amortization of debt issuance cost, amortization of the THD Guarantee and the portion of rental expense representative of the interest factor. For the three months ended May 4, 2008, fiscal 2008 and the period from August 30, 2007 to February 3, 2008, our earnings were insufficient to cover fixed charges by $105 million, $1,442 million and $231 million, respectively. The ratio of earnings to fixed charges was calculated as follows (amounts in millions):

	Successor				Predecessor
	Three months ended May 3, 2009 (Unaudited)	Three months ended May 4, 2008 (Unaudited)	Fiscal year ended February 1, 2009	Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007	Fiscal year ended
						January 28, 2007	January 29, 2006	January 30, 2005 (Unaudited)
Income (loss) from continuing operations before income taxes	$21	$(105)	$(1,442)	$(231)	$141	$435	$235	$109
Add:
Interest expense	152	160	644	289	262	424	115	27
Portion of rental expense under operating leases deemed to be the equivalent of interest	15	17	65	28	41	59	20	8

Adjusted earnings	$188	$72	$(733)	$86	$444	$918	$370	$144

Fixed charges:
Interest expense	$152	$160	$644	$289	$262	$424	$115	$27
Portion of rental expense under operating leases deemed to be the equivalent of interest	15	17	65	28	41	59	20	8

Total fixed charges	$167	$177	$709	$317	$303	$483	$135	$35

Ratio of earnings to fixed charges	1.1x				1.5x	1.9x	2.7x	4.1x

Management’s discussion and analysis of

financial condition and results of operations

The statements in this discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties including, but not limited to, the risks and uncertainties described in “Risk factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk factors,” “Forward-looking statements,” “Selected consolidated and combined financial information” and our audited consolidated and combined financial statements and related notes appearing elsewhere in this prospectus.

Overview

We are one of the largest wholesale distributors based on sales serving the highly fragmented U.S. and Canadian Infrastructure & Energy, Maintenance, Repair & Improvement, and Specialty Construction market sectors. Through approximately 790 locations across the United States and Canada, we operate a diverse portfolio of distribution businesses that provide approximately 1 million SKUs to over 450,000 professional customers, including contractors, government entities, maintenance professionals, home builders and industrial businesses.

Description of market sectors

Through ten wholesale distribution businesses in the U.S. and a Canadian operation, we provide products and services to professional customers in the Infrastructure & Energy, Maintenance, Repair & Improvement and Specialty Construction market sectors, as presented below:

Infrastructure & Energy—To support established infrastructure and economic growth, our Infrastructure & Energy businesses serve customers in the Infrastructure & Energy market sector by meeting their demand for the critical supplies and services used to build and maintain water systems, oil refineries, and petrochemical plants, and for the generation, transmission, distribution and application of electrical power. This market sector is made up of the following businesses:

•	Waterworks—Distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in all aspects of the water and wastewater industries.

•

Utilities—Distributes electrical transmission and distribution products, power plant MRO supplies and smart-grid technologies and provides materials management and procurement outsourcing arrangements to investor-owned utilities, municipal and provincial power authorities, rural electric cooperatives and utility contractors.

•

Industrial Pipe, Valves and Fittings (“IPVF”)—Distributes stainless steel and special alloy pipes, plates, sheets, flanges and fittings, as well as high performance valves, actuation services and high-density polyethylene pipes and fittings for oil and gas, petrochemical, power, food and beverage, pulp and paper, mining, and marine industries; IPVF also serves pharmaceutical customers, industrial and mechanical contractors, fabricators, wholesale distributors, exporters and original equipment manufacturers.

•	Electrical—Supplies electrical products such as wire and cable, switch gear supplies, lighting and conduit to residential and commercial contractors.

Maintenance, Repair & Improvement—Our Maintenance, Repair & Improvement businesses serve customers in the Maintenance, Repair & Improvement market sector by meeting their continual demand for supplies needed to fix and upgrade facilities across multiple industries. This market sector is made up of the following businesses:

•	Facilities Maintenance—Supplies MRO products and upgrade and renovation services largely to the multifamily, healthcare and hospitality markets.

•	Crown Bolt—A retail distribution operator, providing program and packaging solutions, sourcing, distribution, and in-store service, primarily serving Home Depot.

•	Repair & Remodel—Offers light remodeling and construction supplies primarily to small remodeling contractors and trade professionals.

Specialty Construction—Our Specialty Construction businesses serve customers in the Specialty Construction market sector by meeting their very distinct, customized supply needs in commercial, residential and industrial applications. This market sector is made up of the following businesses:

•	White Cap—Distributes specialized hardware, tools and building materials to professional contractors.

•	Plumbing—Distributes plumbing fixtures, faucets and finishes, HVAC equipment, pipes, valves, fittings and water heaters, as well as related services, to residential and commercial contractors.

•	Creative Touch Interiors (“CTI”)—Offers turnkey flooring installation services and countertop, cabinet and window covering installation services to homebuilders.

For a description of the relationship among our market sectors, our businesses and our financial reporting segments, see “Business—Our market sectors.”

Discontinued operations

On February 3, 2008, we closed on an agreement with ProBuild Holdings, selling all our interests in our Lumber and Building Materials operations. Cash proceeds of $105 million, less $2.5 million remaining in escrow and $2 million of professional service fees, were received on February 4, 2008. In April 2009, the Company received the remaining $2.5 million cash proceeds from escrow. As of February 3, 2008, the proceeds of $105 million are presented as Receivables in the consolidated balance sheet. Based on the net book value of net assets sold and the net proceeds, no gain or loss on the sale was recorded. As a condition of the agreement, HD Supply retained certain facilities that have been shut down. These facilities are recorded at fair value less costs to sell and presented as Other assets and Other current assets in the consolidated balance sheets. In addition, on-going lease liabilities and other occupancy costs, net of estimated sublease income, have been accrued and are presented as Other accrued expenses and Other long-term liabilities in the consolidated balance sheets.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we have classified the results of our former Lumber and Building Materials business as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the Lumber and Building Materials operations as one line item on the Statement of Operations.

Key business metrics

Revenues

We earn our revenues primarily from the sale of approximately 1 million construction, infrastructure, maintenance and renovation and improvement related products and our provision of related services to over 450,000 professional customers, including contractors, government entities, maintenance professionals, home builders and industrial businesses. We recognize substantially all of our revenue, net of sales tax and allowances for returns and discounts, when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, price to the buyer is fixed and determinable and collectability is reasonably assured. Net sales in certain of our market sectors, particularly Infrastructure & Energy, fluctuate with the costs of required commodities.

We ship products to customers predominantly by internal fleet and to a lesser extent by third party carriers. Revenues are recognized from product sales when title to the products is passed to the customer, which generally occurs at the point of destination for products shipped by internal fleet and at the point of shipping for products shipped by third party carriers.

We include shipping and handling fees billed to customers in net sales. Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through cost of sales as inventories are sold. Shipping and handling costs associated with outbound freight are included in selling, general and administrative expenses and totaled $125 million, $62 million, $87 million and $132 million in fiscal 2008, in the period from August 30, 2007 to February 3, 2008, in the period from January 29, 2007 to August 29, 2007 and in fiscal 2006, respectively.

Gross profit

Gross profit primarily represents the difference between the product cost from our suppliers (net of earned rebates and discounts) including the cost of inbound freight and the sale price to our customers. The cost of outbound freight (including internal transfers), purchasing, receiving and warehousing are included in selling, general and administrative expenses within operating expenses. Our gross margins may not be comparable to those of other companies, as other companies may include all of the costs related to their distribution network in cost of sales. We intend to improve gross profit through the continued implementation of analytical pricing optimization tools, which enable more sophisticated and disciplined product pricing at the individual customer level.

Operating expenses

Operating expenses are comprised of selling, general and administrative costs, including payroll expenses (salaries, wages, employee benefits, payroll taxes and bonuses), rent, insurance, utilities, repair and maintenance and professional fees, as well as depreciation and amortization.

Relationship with Home Depot

Historical relationship

On August 30, 2007, investment funds associated with Bain Capital Partners, LLC, The Carlyle Group and Clayton, Dubilier & Rice, Inc. formed HDS Investment Holding, Inc. (“Holding”) and entered into a stock purchase agreement with The Home Depot, Inc. (“Home Depot” or “THD”) pursuant to which Home Depot agreed to sell to Holding or to a wholly owned subsidiary of Holding certain intellectual property and all the outstanding common stock of HD Supply, Inc. and the Canadian subsidiary CND Holdings, Inc. On August 30, 2007, through a series of transactions, Holding’s direct wholly-owned subsidiary, HDS Holding Corporation, acquired direct control of HD Supply through the merger of its wholly owned subsidiary, HDS Acquisition Corp., with and into HD Supply (the “Company”). Through these transactions (the “Transactions”), Home Depot was paid cash of $8.2 billion and 12.5% of HDS Holding’s common stock worth $325 million for certain intellectual property and all of the outstanding common stock of HD Supply and CND Holdings, including all dividends and interest payable associated with those shares. During the first quarter of fiscal 2009, the Company received $22 million from Home Depot for the working capital adjustment and settlement of other items finalizing the purchase price of the Transactions.

Prior to the Transactions, Home Depot provided various support services to us, including human resources, tax, accounting, IT, legal, internal audit, operations and marketing. Cost for these services, which we refer to as the “THD management fee,” was charged to us based on specific identification of the services.

Home Depot also charged other costs directly to us such as payroll and related benefits, worker’s compensation and general liability self insurance costs, stock compensation, and general and administrative costs. These costs are recorded within Selling, general and administrative expenses.

Prior to the Transactions, we received advances from and made advances to Home Depot that represented loan and deposit agreements between various HD Supply entities and Home Depot. These agreements included debt funding as well as cash sweep arrangements. The interest rates when there were amounts due to Home Depot were the 90- day LIBOR rate plus a range from 100 to 250 points. When amounts were due from Home Depot the rates were the 90-day LIBOR rate less 12.5 basis points. Original maturity terms were ten years and maturity dates ranged from 2010 to 2016. These agreements included auto-renewal clauses that extended the maturity dates annually subsequent to the initial maturity date absent notice by Home Depot. In conjunction with the Transactions, the loan and deposit agreements, along with any outstanding balances, were contributed by THD to HD Supply.

On-going relationship

We derive revenue from the sale of products to Home Depot. Prior to the Transactions, revenue was recorded at an amount that approximates market but may not necessarily represent a price an unrelated third party would have paid. In addition to sales, we purchase product from Home Depot. Prior to the Transactions, all purchases were at cost and were recorded in our cost of sales.

Strategic agreement

On the date of the Transactions, THD entered into a strategic purchase agreement with Crown Bolt. This agreement provides a guaranteed revenue stream to Crown Bolt through January 31, 2015 by specifying minimum annual purchase requirements from THD.

Seasonality

In a typical year, our operating results are impacted by seasonality. Historically, sales of our products have been higher in the second and third quarters of each fiscal year due to favorable weather and longer daylight conditions during these periods. Seasonal variations in operating results may also be significantly impacted by inclement weather conditions, such as cold or wet weather, which can delay construction projects.

Basis of Presentation

The accompanying consolidated and combined financial statements are presented for two periods: Predecessor and Successor, which relate to the period preceding the Transactions and the period succeeding the Transactions, respectively. The Predecessor financial statements represent the combined operations of HD Supply, Inc. and CND Holdings, Inc. (which has been dissolved as of February 2, 2009). The Successor financial statements represent the consolidated operations of HD Supply, Inc. and its subsidiaries. The Company refers to the operations of HD Supply for both the Predecessor and Successor periods. Prior to the Transactions, HD Supply was a wholly-owned subsidiary of Home Depot.

The Transactions were accounted for as a purchase in accordance with Financial Accounting Standard Board’s (“FASB’s”) Emerging Issues Task Force (“EITF”) No. 88-16, “Basis in Leveraged Buyout Transactions” (“EITF 88-16”), which resulted in a new basis of accounting. Pursuant to that guidance, the 12.5% continuing ownership of Home Depot is reflected at fair value, together with the remainder of the purchase price for the Transactions related to new ownership, and such fair value is allocated to the tangible and intangible assets and liabilities based on estimates of fair value in accordance with purchase accounting principles under SFAS No. 141, “Business Combinations” (“SFAS 141”). The Predecessor and Successor financial statements are not comparable as a result of applying a new basis of accounting.

The preparation of the Predecessor financial statements includes the use of “push down” accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the THD level, which related to or were incurred on behalf of HD Supply and have been identified and allocated or pushed down as appropriate to reflect the stand-alone financial results of HD Supply for the periods presented. Allocations were made primarily based on specific identification. Management believes the methodology applied in the allocation of these costs is reasonable. Interest expense included in these financial statements reflects the terms of the intercompany debt agreements between THD and HD Supply. These terms may not be indicative of terms reached on a third-party basis. These Predecessor financial statements may not necessarily be indicative of the cost structure or results of operations that would have existed if HD Supply operated as a stand-alone, independent business.

Consolidated results of operations

First quarter fiscal 2009 compared to first quarter fiscal 2008

Dollars in millions	First quarter 2009(1) (Unaudited)	First quarter 2008(1) (Unaudited)	Percentage increase (decrease)
Net sales	$1,921	$2,536	(24.3)
Gross profit	512	696	(26.4)
Operating expenses:
Selling, general and administrative	430	540	(20.4)
Depreciation and amortization	98	101	(3.0)
Restructuring	9	—	*

Total operating expenses	537	641	(16.2)
Operating income (loss)	(25)	55	*
Interest expense	152	160	(5.0)
Other (income) expense, net	(198)	—	*

Income (loss) before provision (benefit) for income taxes	21	(105)	*
Provision (benefit) for income taxes	11	(29)	*

Net income (loss)	$10	$(76)	*

* Not meaningful

	% of net sales
	First quarter 2009(1)	First quarter 2008(1)	Basis point increase (decrease)
Net sales	100.0%	100.0%
Gross profit	26.7	27.4	(70)
Operating expenses:
Selling, general and administrative	22.4	21.3	110
Depreciation and amortization	5.1	4.0	110
Restructuring	0.5	—	50

Total operating expenses	28.0	25.3	270
Operating income (loss)	(1.3)	2.2	(350)
Interest expense	7.9	6.3	160
Other (income) expense, net	(10.3)	—	(1,030)

Income (loss) before provision (benefit) for income taxes	1.1	(4.1)	520
Provision (benefit) for income taxes	0.6	(1.1)	170

Net income (loss)	0.5	(3.0)	350

(1)	First quarter 2009 and first quarter 2008 represent the three months ended May 3, 2009 and May 4, 2008, respectively.

Highlights

Financial performance in first quarter 2009 declined compared to first quarter 2008, primarily as a result of continued decline in the residential and commercial construction markets and unfavorable fluctuations in prices of commodities, such as steel, PVC, copper, and nickel. According to Moody’s Economy.com, after a projected decline of 10.2% in 2009, driven largely by the decline in new residential spending, total U.S. construction spending is expected to grow at an 8.2% compound annual growth rate from 2009 through 2013. This projected growth is attributed to continued investment in the non-residential and infrastructure sectors and a projected improvement in the residential construction market beginning in 2010. During first quarter 2009, we benefited from our ongoing corporate cost reduction efforts and branch closure and consolidation activities. In addition, we recognized a $200 million pre-tax gain on the early extinguishment of $252 million of our 13.5% Senior Subordinated Notes. Despite the general economic weakness impacting our business, we have been able to maintain strong liquidity, with over $950 million in liquidity as of May 3, 2009.

Net sales

Net sales decreased to $1,921 million during first quarter 2009 from $2,536 million during first quarter 2008, a decrease of $615 million, or 24.3%.

The decrease in net sales in first quarter 2009 was driven by our Infrastructure & Energy and Specialty Construction market sectors, in addition to a slight decrease in our Maintenance, Repair & Improvement market sector. Volume declines as a result of the weakening residential and commercial construction markets and unfavorable commodity prices were the primary drivers for the decreases in net sales. Partially offsetting these declines were positive impacts from efforts to gain new market share and pricing initiatives.

Gross profit

Gross profit decreased to $512 million during first quarter 2009 from $696 million during first quarter 2008, a decrease of $184 million, or 26.4%. The decrease was primarily in our Infrastructure & Energy and Specialty Construction market sectors with declines of $70 million and $100 million, respectively. Our Maintenance, Repair & Improvement market sector had a decline in gross profit of $7 million. Gross profit as a percentage of net sales (“gross margin”) decreased 70 basis points to 26.7% in first quarter 2009 from 27.4% in first quarter 2008, driven by unfavorable commodity prices, competitive pricing and product inflation. The decline in gross margin was substantially offset by a shift in our business mix toward our higher margin Maintenance, Repair & Improvement market sector.

Operating expenses

Operating expenses decreased to $537 million during first quarter 2009 from $641 million during first quarter 2008, a decrease of $104 million, or 16.2%. Operating expenses as a percentage of net sales increased to 28.0% in first quarter 2009 from 25.3% in first quarter 2008. Branch closures, personnel reductions and other cost initiatives resulted in a decrease in selling, general, and administrative expenses. Partially offsetting this decrease was a restructuring charge of $9 million related to the workforce reduction and branch consolidations we initiated in the fourth quarter of fiscal 2008. Despite our success in reducing operating expenses, the declines in unit sales adversely affected absorption of overhead costs and contributed to the increase in operating expenses as a percentage of sales.

Operating income (loss)

Operating income decreased to a loss of $25 million during first quarter 2009 from income of $55 million during first quarter 2009, a decrease of $80 million. Operating income as a percentage of net sales decreased to (1.3)% in first quarter 2009, compared with 2.2% in first quarter 2008. Operating income declined primarily as a result of the volume declines due to the weakening of the residential and commercial construction markets.

Interest expense

Interest expense associated with interest-bearing debt was lower in first quarter 2009 as compared to first quarter 2008. This was primarily the result of lower interest rates on variable rate debt, partially offset by higher average debt balances. The higher average debt balances in first quarter 2009 as compared to first quarter 2008 were primarily due to the incremental borrowings associated with our draws on the Revolving Credit Facility and Senior ABL Credit Facility in response to the volatility in the capital markets, partially offset by the first quarter 2009 repurchase of $252 million in principal of the 13.5% Senior Subordinated Notes.

Other (income) expense, net

During first quarter 2009, we repurchased $252 million principal amount, plus accrued interest of $15 million, of the 13.5% Senior Subordinated Notes due 2015 for $62 million. As a result, we recognized a $200 million pre-tax gain for the extinguishment of this portion of the 13.5% Senior Subordinated Notes, net of the write-off of unamortized deferred debt issuance costs.

Provision (benefit) for income taxes

The provision for income taxes in first quarter 2009 was $11 million compared to a benefit for income taxes in first quarter 2008 of $29 million. The effective tax rate for first quarter 2009 and first quarter 2008 was 52.1% expense and 27.8% benefit, respectively. The higher effective rate in first quarter 2009 was primarily related to the impact of non-deductible expenses on positive pre-tax income and $4 million of non-deductible discrete expenses in first quarter 2009.

Results of operations by market sector

Infrastructure & Energy

Dollars in millions	First quarter 2009(1) (Unaudited)	First quarter 2008(1) (Unaudited)	Increase (decrease)
Net sales	$996.8	$1,285.5	(22.5)%
Operating income	$26.2	$72.6	(63.9)%
% of net sales	2.6%	5.6%	(300	) bps

(1)	First quarter 2009 and first quarter 2008 represent the three months ended May 3, 2009 and May 4, 2008, respectively.

Net sales

Net sales decreased to $996.8 million during first quarter 2009 from $1,285.5 million during first quarter 2008, a decrease of $289 million, or 22.5%.

The decline in net sales in first quarter 2009 compared to first quarter 2008 was driven by Waterworks, Utilities, and Electrical, which had declines in net sales of $169 million, $52 million, and $59 million, respectively. Volume declines as a result of the continued economic weakness in the residential housing, municipal, and commercial construction markets were the primary drivers for the declines in net sales for these operations, having an estimated impact of approximately $261 million. Electrical was further negatively impacted by the fluctuation of commodity prices, primarily copper and steel. IPVF also experienced a negative impact on net sales related to commodity prices as a decrease in nickel prices resulted in lower average selling prices of key products. However, volume increases at IPVF within the key end markets of downstream oil and gas, as well as petrochemical and chemical markets, partially offset the impact of falling nickel prices resulting in a decrease in net sales of $5 million during first quarter 2009 as compared to first quarter 2008.

Operating income

Operating income decreased $46 million during first quarter 2009 compared to first quarter 2008.

The operating income decrease in first quarter 2009 compared to first quarter 2008 was driven by decreases of $26 million, $1 million, $7 million, and $12 million at Waterworks, Utilities, Electrical, and IPVF, respectively. The decline in operating income at Waterworks, Utilities, and Electrical was primarily driven by volume declines related to the weakening of the residential, municipal, and commercial construction markets. Partially offsetting these negative impacts was a decline in selling, general, and administrative costs, primarily due to personnel reductions and branch closures, and other cost reduction efforts.

Operating income as a percentage of net sales decreased 300 basis points in first quarter 2009 as compared to first quarter 2008. This decline was primarily driven by Waterworks, Electrical, and IPVF. Gross margins at Waterworks and Electrical were relatively flat quarter over quarter; however, the reduction in sales outpaced the reduction in fixed costs of these businesses, resulting in a decrease in operating income as a percentage of net sales. The decline in operating income as a percentage of net sales at IPVF was primarily driven by a decline in gross margins as a result of lower average selling prices due to the decline in the price of nickel. Gross margin improvements at Utilities in first quarter 2009 as compared to first quarter 2008 were substantially offset by an increase in operating expenses as a percentage of net sales due to declines in unit sales adversely affecting absorption of overhead costs.

Maintenance, Repair & Improvement

Dollars in millions	First quarter 2009(1) (Unaudited)	First quarter 2008(1) (Unaudited)	Increase (decrease)
Net sales	$489.8	$509.7	(3.9)%
Operating income	$37.5	$32.9	14.0%
% of net sales	7.7%	6.5%	120	bps

(1)	First quarter 2009 and First quarter 2008 represent the three months ended May 3, 2009 and May 4, 2008, respectively.

Net sales

Net sales decreased to $489.8 million during first quarter 2009 from $509.7 million during first quarter 2008, a decrease of $20 million, or 3.9%.

The decline in net sales in first quarter 2009 compared to first quarter 2008 was driven by Facilities Maintenance and Repair & Remodel, which had declines in net sales of $16 million and $10 million, respectively. This decline was partially offset at Crown Bolt, which had an increase in net sales of $7 million in first quarter 2009 as compared to first quarter 2008. The weakening of the residential construction market and the general economic deterioration were the primary drivers of the declines in net sales at Repair & Remodel and Facilities Maintenance. Partially offsetting the volume declines was an increase in net sales driven by sales initiatives and pricing initiatives at both Crown Bolt and Facilities Maintenance.

Operating income

Operating income increased $5 million during first quarter 2009 as compared to first quarter 2008.

The operating income increase in first quarter 2009 as compared to first quarter 2008 was driven by increases of $5 million and $3 million at Facilities Maintenance and Crown Bolt, respectively, partially offset by a decrease of $3 million at Repair & Remodel.

The operating income increases at Facilities Maintenance and Crown Bolt were driven by decreases in selling, general and administrative expenses as a result of personnel reductions and other cost reduction efforts, including freight and marketing reductions. The operating income decrease at Repair & Remodel was driven by volume declines, as a result of the weakening residential construction market partially offset by a decline in selling, general, and administrative expense due to cost reduction efforts.

Operating income as a percentage of net sales increased 120 basis points in first quarter 2009 as compared to first quarter 2008, driven by Facilities Maintenance and Crown Bolt. The increase was due to the declines in selling, general and administrative expenses, partially offset by gross margin declines at Crown Bolt. The gross margin declines at Crown Bolt were driven by product cost inflation. Operating income as a percentage of net sales declined at Repair & Remodel, primarily due to the reduction in sales outpacing the reduction in fixed costs of the business.

Specialty Construction

Dollars in millions	First quarter 2009(1) (Unaudited)	First quarter 2008(1) (Unaudited)	Increase (decrease)
Net sales	$397.3	$676.3	(41.3)%
Operating loss	$(52.0)	$(7.6)	*
% of net sales	(13.1)%	(1.1)%	*

* Not meaningful

(1)	First quarter 2009 and first quarter 2008 represent the three months ended May 3, 2009 and May 4, 2008, respectively.

Net sales

Net sales decreased to $397.3 million during first quarter 2009 from $676.3 million during first quarter 2008, a decrease of $279 million, or 41.3%.

White Cap, CTI, and Plumbing experienced declines in net sales of $137 million, $55 million, and $86 million, respectively, in first quarter 2009 as compared to first quarter 2008. The weakening of the residential construction market was the primary driver in the decline in net sales, having an estimated impact of approximately $200 million. In addition, Plumbing closed approximately 20 branches since first quarter 2008, having an estimated negative impact on net sales of $14 million; CTI experienced a negative impact due to fewer upgrade purchases by customers in new home construction; and White Cap reported declines due to unfavorable commodity prices, such as rebar.

Operating loss

Operating loss increased $44 million during first quarter 2009 as compared to first quarter 2008.

The increase in operating loss in first quarter 2009 as compared to first quarter 2008 was driven by increases of $33 million, $9 million, and $2 million at White Cap, Plumbing, and CTI, respectively.

The increase in operating loss was primarily driven by volume declines related to the weakening of the residential construction markets. During first quarter 2009, operating loss was positively impacted by a decline in selling, general and administrative costs primarily due to personnel reductions and other cost reduction efforts. These declines were partially offset by a first quarter 2009 restructuring charge of $5 million.

Operating loss as a percentage of net sales increased 1,200 basis points in first quarter 2009 as compared to first quarter 2008. Volume declines, commodity prices, and pricing pressures resulted in a significant decline in gross margins that outpaced the reduction in fixed costs of the business, resulting in an increase in operating loss as a percentage of net sales.

Consolidated, combined, and pro forma results of operations—fiscal 2008 and fiscal 2007

HD Supply’s fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal year ended February 1, 2009 (“fiscal 2008”) includes 52 weeks. The Successor period from August 30, 2007 to February 3, 2008 (“Successor 2007”) includes 22 weeks and 4 days. The Predecessor period from January 29, 2007 to August 29, 2007 (“Predecessor 2007”) includes 30 weeks and 3 days. Fiscal year ended January 28, 2007 (“fiscal 2006”) includes 52 weeks. Fiscal year ending January 31, 2010 (“fiscal 2009”) includes 52 weeks. Presented below are unaudited pro forma results of operations for the period from January 29, 2007 to February 3, 2008 (“pro forma 2007”), assuming the Transactions had been completed as of January 29, 2007. Pro forma 2007 includes 53 weeks.

The unaudited pro forma condensed consolidated results of operations for fiscal 2007 are presented giving effect to the Transactions as if they had occurred on January 29, 2007. The unaudited pro forma condensed consolidated results of operations for fiscal 2007 are based on our historical audited consolidated and combined financial statements included elsewhere in this prospectus, adjusted to give pro forma effect to the Transactions, which are deemed to occur concurrently and which are summarized below:

•	Changes in depreciation and amortization expenses resulting from the fair value adjustments to net tangible and amortizable intangible assets;

•

Increase in interest expense resulting from additional indebtedness incurred in connection with the Acquisition, and amortization of debt issuance costs and intangible assets related to the THD Guarantee; and

•	The effect on provision for income taxes of the pro forma adjustments.

The unaudited pro forma condensed consolidated results of operations for fiscal 2007 are presented because management believes it provides a meaningful comparison of operating results enabling twelve months of fiscal 2007 to be compared with fiscal 2008 and fiscal 2006, adjusting for the impact of the Transactions. The unaudited pro forma condensed consolidated financial statements are for informational purposes only and do not purport to represent what our actual results of operations would have been if the Transactions had been completed as of January 29, 2007 or that may be achieved in the future. The unaudited pro forma condensed consolidated financial information and the accompanying notes should be read in conjunction with our historical audited consolidated and combined financial statements and related notes appearing elsewhere in this prospectus and other financial information contained in “Summary,” “The Transactions,” “Risk Factors” and “Management’s discussion and analysis of financial condition and results of operations” in this prospectus.

	Successor	Successor	Predecessor				Percentage increase (decrease)
Dollars in millions	Fiscal 2008	Successor 2007	Predecessor 2007	Pro Forma Adjust- ments		Pro Forma 2007	Fiscal 2008 vs. Successor 2007	Successor 2007 vs. Predecessor 2007	Fiscal 2008 vs. Pro Forma 2007
Net sales	$9,768	$4,599	$7,121	$—		$11,720	112.4	(35.4)	(16.7)
Gross profit	2,634	1,227	1,901	—		3,128	114.7	(35.5)	(15.8)
Operating expenses:
Selling, general & administrative	2,063	1,001	1,424	—		2,425	106.1	(29.7)	(14.9)
Depreciation & amortization	403	168	115	109	(a)	392	139.9	46.1	2.8
Restructuring	34	—	—	—		—	*		*
Goodwill impairment	923	—	—	—		—	*		*

Total operating expenses	3,423	1,169	1,539	109		2,817	192.8	(24.0)	21.5
Operating income (loss)	(789)	58	362	(109)		311	*	(84.0)	*
Interest expense	644	289	221	178	(b)	688	122.8	30.8	(6.4)
Interest (income)	(2)	—	—	—		—	*	*	*
Unrealized derivative loss	11	—	—	—		—	*	*	*

Income (loss) from Continuing operations before provision (benefit) for income taxes	(1,442)	(231)	141	(287)		(377)	*	*	*
Provision (benefit) for income taxes	(301)	(83)	58	(106	)(c)	(131)	*	*	(129.8)

Income (loss) from continuing operations	$(1,141)	$(148)	$83	$(181)		$(246)	*	*	*

* not meaningful

(a)	The Transactions were accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations” (“SFAS 141”). In accordance with SFAS 141, the acquisition consideration was allocated to our tangible assets and liabilities based on their fair values. The excess purchase price over the fair value of the net assets acquired was recorded as goodwill. The pro forma adjustment shown below is based upon our final valuation of tangible and intangible net assets as if the Transactions occurred on January 29, 2007 (amounts in millions).

New depreciation expense(i)	$71
New amortization expense(ii)	153

Total pro forma depreciation and amortization expense	224
Less: Historical depreciation and amortization expense	115

Adjustment to depreciation and amortization expense	$109

(i)	Fair value of fixed assets acquired, and included in continuing operations, was $647 million with a weighted average useful life of 5.3 years.

(ii)

(dollars in millions)	Fair value	Useful life (in years)	New amortization expense (7 months)
Customer relationships	$1,546	7	$129
Strategic purchase agreement	166	7	14
Trade names	150	20	4
Leasehold interests	18	4	3
Covenant not to compete	12	2	3

	$1,892		$153

(b)	Reflects the pro forma adjustment to interest expense as if our capital structure from the Transactions was in place as of January 29, 2007 (amounts in millions):

Cash interest on new borrowings(i)	$367
Amortization of deferred financing costs and THD Guarantee(ii)	32

Total pro forma interest expense	399
Less: Historical interest expense	221

Adjustment to interest expense	$178

(i)	Pro forma interest expense for Predecessor 2007 assumes: (1) $1,350 million on our Senior ABL Credit Facility using an assumed interest rate equal to the seven-month average of the 1-month LIBOR during the Predecessor 2007 period (5.32%) plus 1.5%, (2) $1,000 million on our Term Loan using an assumed interest rate equal to the seven-month average of the 1-month LIBOR during the Predecessor 2007 period (5.32%) plus 1.25%, (3) $2,500 million on our senior cash pay notes and (4) $1,300 million on our senior subordinated PIK notes.

(ii)	Represents amortization expense on approximately $210 million of deferred financing costs in connection with the Transactions using a weighted average maturity of 6.3 years and amortization of the $106 million THD Guarantee over 5 years.

(c)	Computed as the statutory tax rate of 39.1% and an adjustment for non-deductible PIK interest expense.

	% of net sales
	Successor	Successor	Predecessor			Basis point increase (decrease)
	Fiscal 2008	Successor 2007	Predecessor 2007	Pro Forma Adjust- ments	Pro Forma 2007	Fiscal 2008 vs. Successor 2007	Successor 2007 vs. Predecessor 2007	Fiscal 2008 vs. Pro Forma 2007
Net sales	100.0%	100.0%	100.0%	—	100.0%	—	—	—
Gross profit	27.0	26.7	26.7	—	26.7	30	—	30
Operating expenses:
Selling, general & administrative	21.1	21.8	20.0	—	20.7	(70)	180	40
Depreciation & amortization	4.1	3.6	1.6	1.5	3.3	50	200	80
Restructuring	0.4	—	—	—	—	40	—	40
Goodwill impairment	9.5	—	—	—	—	950	—	950

Total operating expenses	35.1	25.4	21.6	1.5	24.0	970	380	1,110
Operating income (loss)	(8.1)	1.3	5.1	(1.5)	2.7	(940)	(380)	(1,080)
Interest expense	6.6	6.3	3.1	2.5	5.9	30	320	70
Interest (income)	0.0	—	—	—	—	*	—	*
Unrealized derivative loss	0.1	—	—	—	—	10	—	10

Income (loss) from continuing operations before provision (benefit) for income taxes	(14.8)	(5.0)	2.0	(4.0)	(3.2)	(980)	(700)	(1,160)
Provision (benefit) for income taxes	(3.1)	(1.8)	0.8	(1.5)	(1.1)	(130)	(260)	(200)

Income (loss) from continuing operations	(11.7)	(3.2)	1.2	(2.5)	(2.1)	(850)	(440)	(960)

*	not meaningful

Fiscal 2008 compared to Successor 2007

Highlights

Financial performance in fiscal 2008 declined compared to Successor 2007, primarily as a result of continued decline in the residential and commercial construction markets, but was positively influenced by changes in business mix, sales initiatives, reduction in force initiatives, pricing initiatives and other cost reductions. Fiscal 2008 was negatively impacted by a non-cash goodwill impairment charge of $923 million, a restructuring charge of $36 million and a charge related to the provision for uncollectible trade receivables of $33 million.

During fiscal 2008, we tested goodwill for recoverability at all ten reporting units assigned goodwill during the annual goodwill impairment testing in the third quarter, and we tested goodwill a second time at seven reporting units during the fourth quarter as a result of significant declines in economic conditions impacting these businesses. The testing resulted in a non-cash goodwill impairment charge for fiscal 2008 of $923 million related to six of the ten reporting units. The primary cause of impairment of the goodwill was a reduction in expected future cash flows for these businesses as a result of the decline in the residential and commercial construction markets and the general decline in economic conditions.

As a result of acquisition integration, the decline in the residential and commercial construction markets, and the general decline in economic conditions, management evaluated the operations and performance of individual branches and identified branches for closure or consolidation and a reduction in workforce. This analysis identified a total of 32 branches to be closed and a reduction in workforce of 1,300 employees. As a result, in fiscal 2008, we recorded a restructuring charge of $36 million, of which $2 million, related to inventory liquidation, is recorded in cost of sales. We expect to incur an additional $9 million in restructuring costs during fiscal 2009 as part of this restructuring plan.

As a result of the deteriorating economic conditions and a review of the Company’s trade receivable aging and collection patterns, the Company recorded a charge of $33 million, included in selling, general and administrative expense, as a provision for uncollectible trade receivable accounts during the fourth quarter of fiscal 2008.

Net sales

Net sales increased to $9,768 million during fiscal 2008 from $4,599 million during Successor 2007, an increase of $5,169 million.

The increase in net sales is primarily due to twelve months of operations included in fiscal 2008 compared to five months of operations included in Successor 2007. Partially offsetting the increase in fiscal 2008 net sales was the impact of the weakening residential construction market, resulting in a significant decline in net sales at our Infrastructure & Energy and Specialty Construction market sectors. Resulting branch closures also contributed to declines in net sales. Partially offsetting these declines was organic sales growth at our Maintenance, Repair, & Improvement market sector.

Gross profit

Gross profit increased to $2,634 million during fiscal 2008 from $1,227 million during Successor 2007, an increase of $1,407 million.

The increase in gross profit was driven by twelve months of operations included in fiscal 2008 compared to five months of operations included in Successor 2007. Gross profit as a percentage of net sales (“gross margin”) increased 30 basis points to 27.0% in fiscal 2008 as compared to Successor 2007, as a result of a shift in our business mix toward our higher margin Maintenance, Repair, & Improvement market sector as well as improvements in gross margin at this same market sector. This was substantially offset by an erosion of gross margins at our Specialty Construction market sector due to competitive pricing and fluctuations in commodity prices.

Operating expenses

Operating expenses increased $2,254 million during fiscal 2008 compared to Successor 2007, primarily due to twelve months of operations included in fiscal 2008 compared to five months of operations included in Successor 2007 as well as the goodwill impairment charge of $923 million recorded in fiscal 2008. Operating expenses as a percentage of net sales increased 970 basis points in fiscal 2008 compared to Successor 2007, of which 950 basis points were attributable to the goodwill impairment charge. Excluding the goodwill impairment charge, operating expense as a percentage of net sales increased 20 basis points. An additional 70 basis point increase was due to the restructuring charge of $34 million and a provision for uncollectible trade receivables charge of $33 million in fiscal 2008. Branch closures, personnel reductions and other cost initiatives resulted in a decrease in selling, general and administrative expenses as a percentage of net sales.

Operating income (loss)

Operating income declined $847 million during fiscal 2008 compared to Successor 2007, primarily as a result of the goodwill impairment charge recorded in fiscal 2008. Excluding the goodwill impairment charge, operating income increased $76 million, primarily due to twelve months of operations included in fiscal 2008 compared to five months of operations included in Successor 2007, substantially offset by the impact of the continued weakening of the residential and commercial construction market and deteriorating general economic conditions. Operating income as a percentage of net sales decreased 940 basis points in fiscal 2008, of which 950 basis points are attributable to the goodwill impairment charge recorded in fiscal 2008. Excluding the goodwill impairment charge, operating income as a percentage of net sales in fiscal 2008 was comparable to Successor 2007, increasing 10 basis points. Branch closures, personnel reductions and other cost initiatives resulted in an increase in operating income as a percentage of net sales in fiscal 2008. This increase was substantially offset by the impacts of the $36 million restructuring charge (including $2 million in cost of sales) and $33 million provision for uncollectible trade receivables charge in fiscal 2008.

Interest expense

Interest expense increased $355 million in fiscal 2008 as compared to Successor 2007, primarily due to twelve months of interest included in fiscal 2008 compared to five months of interest included in Successor 2007. The effective rate for interest expense on indebtedness decreased during fiscal 2008 as compared to an annualized rate for Successor 2007 due to a decline in market interest rates, partially offset by a slight increase in the average balance outstanding during fiscal 2008.

Provision (benefit) for income taxes

The benefit for income taxes increased to $301 million in fiscal 2008 from $83 million in Successor 2007. As a percentage of pre-tax income, the benefit declined to 20.9% from 35.9%, primarily as a result of non-deductibility of a portion of the goodwill impairment recorded in fiscal 2008.

Successor 2007 compared to Predecessor 2007

Highlights

Financial performance in Successor 2007 declined slightly compared to Predecessor 2007, primarily as a result of continued decline in the residential construction market and, to a lesser extent, the impact of seasonality. Additionally, Successor 2007 reflects increased depreciation and amortization costs associated with the application of purchase accounting for the Transactions and the additional interest cost from the debt issued to finance the Transactions.

Net sales

Net sales decreased to $4,599 million during Successor 2007 from $7,121 million during Predecessor 2007, a decrease of $2,522 million.

The decrease in net sales is primarily due to the inclusion of five months of operations in Successor 2007 as compared to seven months of operations included in Predecessor 2007. In addition, the Predecessor 2007 period includes the majority of the spring and summer months which typically experience higher construction spending due to better weather and longer daylight hours. The impact of the weakening residential construction market throughout fiscal 2007 resulted in declines in net sales at our Infrastructure & Energy and Specialty Construction market sectors.

Gross profit

Gross profit decreased to $1,227 million during Successor 2007 from $1,901 million during Predecessor 2007, a decrease of $674 million, or 35.5%.

The decline in gross profit was primarily due to the inclusion of five months of operations in Successor 2007 as compared to seven months of operations included in Predecessor 2007. Gross margin remained flat at 26.7% in Successor 2007 and Predecessor 2007. A slight increase in gross margins at our Specialty Construction sector was offset by slight declines at our other market sectors.

Operating expenses

Operating expenses decreased $370 million during Successor 2007 compared to Predecessor 2007, primarily due to the inclusion of five months of operations in Successor 2007 as compared to seven months of operations included in Predecessor 2007. Operating expenses as a percentage of net sales increased 380 basis points in Successor 2007 as compared to Predecessor 2007, primarily due to the decline in unit sales adversely affecting the absorption of overhead costs and the increased depreciation and amortization expense as a result of the Transactions.

Operating income (loss)

Operating income declined $304 million during Successor 2007 compared to Predecessor 2007, primarily due to the inclusion of five months of operations in Successor 2007 as compared to seven months of operations included in Predecessor 2007. Operating income as a percentage of net sales declined 380 basis points in Successor 2007 as compared to Predecessor 2007 due entirely to the increase in operating expenses as a percentage of net sales.

Interest expense

Interest expense of $289 million for Successor 2007 reflects the indebtedness entered into to finance the Transactions. Interest expense of $221 million for Predecessor 2007 reflects the loan agreements between HD Supply and our former parent, Home Depot.

Provision (benefit) for income taxes

The Successor 2007 benefit for income taxes was $83 million compared with a provision of $58 million in Predecessor 2007. As a percentage of pre-tax income, the benefit of 35.9% in Successor 2007 compares with a provision of 41.1% in Predecessor 2007. The decline in the effective tax rate is reflective of an increase in non-deductible expenses related to interest expense.

Fiscal 2008 compared to pro forma 2007

Highlights

Financial performance in fiscal 2008 declined compared to pro forma 2007, primarily as a result of continued decline in the residential and commercial construction markets, but was positively influenced by changes in business mix, sales initiatives, reduction in force initiatives, pricing initiatives and other cost reductions. Fiscal 2008 was negatively impacted by a non-cash goodwill impairment charge of $923 million, a restructuring charge of $36 million, and a charge related to the provision for uncollectible trade receivables of $33 million.

During fiscal 2008, we tested goodwill for recoverability at all ten reporting units assigned goodwill during the annual goodwill impairment testing in the third quarter, and we tested goodwill a second time at seven reporting units during the fourth quarter as a result of significant declines in economic conditions impacting these businesses. The testing resulted in a non-cash goodwill impairment charge for fiscal 2008 of $923 million related to six of the ten reporting units. The primary cause of impairment of the goodwill was a reduction in expected future cash flows for these businesses as a result of the decline in the residential and commercial construction markets and the general decline in economic conditions.

As a result of acquisition integration, the decline in the residential and commercial construction markets, and the general decline in economic conditions, management evaluated the operations and performance of individual branches and identified branches for closure or consolidation and a reduction in workforce. This analysis identified a total of 32 branches to be closed and a reduction in workforce of 1,300 employees. As a result, in fiscal 2008, we recorded a restructuring charge of $36 million, of which $2 million, related to inventory liquidation, is recorded in cost of sales. We expect to incur an additional $9 million in restructuring costs during fiscal 2009 as part of this restructuring plan.

As a result of the deteriorating economic conditions and a review of the Company’s trade receivable aging and collection patterns, the Company recorded a charge of $33 million, included in selling, general and administrative expense, as a provision for uncollectible trade receivable accounts during the fourth quarter of fiscal 2008.

Net sales

Net sales decreased to $9,768 million during fiscal 2008 from $11,720 million during pro forma 2007, a decrease of $1,952 million, or 16.7%.

The impact of the weakening residential construction market resulted in a significant decline in net sales at our Infrastructure & Energy and Specialty Construction market sectors. Resulting branch closures also contributed to the decline in net sales. In addition, net sales in fiscal 2008 reflect fiscal 2008’s 52-week period versus pro forma 2007’s 53-week period. Partially offsetting these declines was organic sales growth at our Maintenance, Repair, & Improvement market sector.

Gross profit

Gross profit decreased to $2,634 million during fiscal 2008 from $3,128 million during pro forma 2007, a decrease of $494 million, or 15.8%.

The decline in gross profit was driven by declines at our Specialty Construction and Infrastructure & Energy market sectors of $310 million and $201 million, respectively. These declines were partially offset by an increase of $25 million at our Maintenance, Repair & Improvement market sector. Gross profit as a percentage of net sales increased 30 basis points to 27.0% in fiscal 2008 from 26.7% in pro forma 2007, as a result of a shift in our business mix toward our higher margin Maintenance, Repair, & Improvement market sector. This was substantially offset by an erosion of margins at our Specialty Construction market sector due to competitive pricing and, to a lesser extent, our Infrastructure & Energy market sector due to fluctuations in commodity prices.

Operating expenses

Operating expenses increased $606 million during fiscal 2008 compared to pro forma 2007, primarily due to the goodwill impairment charge of $923 million recorded in fiscal 2008. Excluding the goodwill impairment charge, operating expenses decreased $317 million during fiscal 2008 compared to pro forma 2007. Branch closures, personnel reductions and other cost initiatives resulted in a decrease in selling, general, and administrative expenses. These decreases in expenses were partially offset in fiscal 2008 by a restructuring charge of $34 million and a provision for uncollectible trade receivables charge of $33 million. Operating expenses as a percentage of net sales increased 1,110 basis points in fiscal 2008 compared to pro forma 2007, of which 950 basis points were attributable to the goodwill impairment charge. Excluding the goodwill impairment charge, operating expense as a percentage of net sales increased 160 basis points. Declines in unit sales adversely affected absorption of overhead costs and contributed to the increase in operating expenses as a percentage of net sales.

Operating income (loss)

Operating income declined $1,100 million during fiscal 2008 compared to pro forma 2007, primarily as a result of the goodwill impairment charge. Excluding the goodwill impairment charge, operating income declined $177 million, primarily as a result of the continued weakening of the residential and commercial construction market and deteriorating general economic conditions. Operating income as a percentage of net sales decreased 1,080 basis points in fiscal 2008, of which 950 basis points are attributable to the goodwill impairment charge recorded in fiscal 2008. Excluding the goodwill impairment charge, operating income as a percentage of net sales decreased 130 basis points in fiscal 2008 as compared to pro forma 2007 primarily due to the $36 million restructuring charge (including $2 million in cost of sales), $33 million provision for uncollectible trade receivables charge, and an increase of $11 million in depreciation and amortization for recent additions to fixed assets.

Interest expense

Interest expense decreased $44 million in fiscal 2008 as compared to pro forma 2007, primarily due to a decline in market interest rates and, to a lesser extent, lower average balances outstanding during fiscal 2008.

Provision (benefit) for income taxes

The benefit for income taxes increased to $301 million in fiscal 2008 from $131 million in pro forma 2007. As a percentage of pre-tax income, the benefit declined to 20.9% from 34.5%, primarily as a result of non-deductibility of a portion of the goodwill impairment recorded in fiscal 2008.

Combined and pro forma results of operations—fiscal 2007 and fiscal 2006

	Predecessor		Predecessor	Percentage increase (decrease)
Dollars in millions	Predecessor 2007	Pro Forma 2007	Fiscal 2006	Predecessor 2007 vs. Fiscal 2006	Pro Forma 2007 vs. Fiscal 2006
Net sales	$7,121	$11,720	$11,254	(36.7)	4.1
Gross profit	1,901	3,128	3,034	(37.3)	3.1
Operating expenses:
Selling, general & administrative	1,424	2,425	2,094	(32.0)	15.8
Depreciation & amortization	115	392	184	(37.5)	113.0

Total operating expenses	1,539	2,817	2,278	(32.4)	23.7

Operating income	362	311	756	(52.1)	(58.9)
Interest expense	221	688	321	(31.2)	114.3

Income (loss) from continuing operations Before provision (benefit) for income taxes	141	(377)	435	(67.6)	(186.7)
Provision (benefit) for income taxes	58	(131)	169	(65.7)	(177.5)

Income (loss) from continuing operations	$83	$(246)	$266	(68.8)	(192.5)

	% of net sales
	Predecessor		Predecessor	Basis point increase (decrease)
	Predecessor 2007	Pro Forma 2007	Fiscal 2006	Predecessor 2007 vs. Fiscal 2006	Pro Forma 2007 vs. Fiscal 2006
Net sales	100.0%	100.0%	100.0%	—	—
Gross profit	26.7	26.7	27.0	(30)	(30)
Operating expenses:
Selling, general & administrative	20.0	20.7	18.6	140	210
Depreciation & amortization	1.6	3.3	1.6	—	170

Total operating expenses	21.6	24.0	20.2	140	380

Operating income	5.1	2.7	6.8	(170)	(410)
Interest expense	3.1	5.9	2.9	20	300

Income (loss) from continuing operations before provision (benefit) for income taxes	2.0	(3.2)	3.9	(190)	(710)
Provision (benefit) for income taxes	0.8	(1.1)	1.5	(70)	(260)

Income (loss) from continuing operations	1.2	(2.1)	2.4	(120)	(450)

Predecessor 2007 compared to fiscal 2006

Highlights

Financial performance in Predecessor 2007 declined compared to fiscal 2006, primarily as a result of continued decline in the residential construction market, but was also influenced by changes in business mix resulting from acquisitions and changes in consumer demand and fluctuations in prices of commodities, such as steel, PVC, copper, lumber and nickel.

Net sales

Net sales decreased to $7,121 million during Predecessor 2007 from $11,254 million during fiscal 2006, a decrease of $4,133 million.

The decrease in net sales is primarily due to the inclusion of seven months of operations in Predecessor 2007 as compared to twelve months of operations included in fiscal 2006. In addition, the weakening of the residential construction market continued to cause net sales to decline. Partially offsetting these impacts is the inclusion in Predecessor 2007 of seven months of net sales for the Grafton Utilities and Edson Electric acquisitions in August 2006, versus five months in fiscal 2006.

Gross profit

Gross profit decreased to $1,901 million during Predecessor 2007 from $3,034 million during fiscal 2006, a decrease of $1,133 million. The decrease in gross profit was primarily due to the inclusion of seven months of operations in Predecessor 2007 as compared to twelve months of operations in fiscal 2006.

Gross profit as a percentage of net sales declined 30 basis points to 26.7% in Predecessor 2007 from 27.0% in fiscal 2006, as a result of a decrease at our Specialty Construction market sector, substantially offset by an increase at our Maintenance, Repair & Improvement market sector. The decrease in gross profit as a percentage of net sales reflects pricing pressures in the residential construction market, an increase in our excess inventory reserves to reflect market conditions, and a change in our business mix as the Hughes Supply business, purchased in March 2006 and included for only ten of the twelve months of fiscal 2006, had lower margins compared to our legacy businesses. The increase in gross profit as a percentage of sales at our Maintenance, Repair & Improvement market sector was due to improved pricing.

Operating expenses

Operating expenses decreased to $1,539 million during Predecessor 2007 from $2,278 million during fiscal 2006, a decrease of $739 million. The decrease in operating expenses is due to the inclusion of seven months of operations in Predecessor 2007 as compared to twelve months of operations in fiscal 2006.

Operating expenses as a percentage of net sales increased to 21.6% in Predecessor 2007 from 20.2% for fiscal 2006. The primary driver in the increase of operating expenses as a percentage of net sales was declines in unit sales in our base and acquired businesses adversely affecting absorption of overhead costs. In addition, during Predecessor 2007, we recorded approximately $17 million in stock compensation expense associated with the accelerated vesting and cancellation of Home Depot stock compensation awards.

Operating income

Operating income decreased to $362 million during Predecessor 2007 from $756 million during fiscal 2006, a decrease of $394 million. The decrease in operating income is partially due to the inclusion of seven months of operations in Predecessor 2007 as compared to twelve months of operations in fiscal 2006.

Operating income as a percentage of net sales decreased to 5.1% in Predecessor 2007, compared with 6.8% for fiscal 2006. The Specialty Construction market sector was the primary driver of the decline in operating income as a percentage of net sales, driven by the impact of the weakening residential construction market.

Interest expense

Interest expense declined $100 million in Predecessor 2007 as compared to fiscal 2006, primarily due to the inclusion of seven months of operations in Predecessor 2007 as compared to twelve months of operations in fiscal 2006. Partially offsetting this decline was an increase in the average loan balances between HD Supply and our former parent, Home Depot, as a result of the Hughes Supply acquisition in March 2006.

Provision (benefit) for income taxes

The provision for income taxes decreased $111 million during Predecessor 2007 as compared to fiscal 2006. As a percentage of pre-tax income, the provision increased to 41.1% in Predecessor 2007 from 38.9% in fiscal 2006.

Pro forma 2007 compared to fiscal 2006

Highlights

Financial performance in pro forma 2007 declined compared to fiscal 2006, primarily as a result of continued decline in the residential construction market, but was also influenced by changes in business mix resulting from acquisitions and changes in consumer demand and fluctuations in prices of commodities, such as steel, PVC, copper, lumber and nickel. Additionally, pro forma 2007 reflects increased depreciation and amortization cost associated with the application of purchase accounting for the Transactions and the additional interest cost from the debt issued to finance the Transactions.

Net sales

Net sales increased to $11,720 million during pro forma 2007 from $11,254 million during fiscal 2006, an increase of $466 million, or 4.1%.

Net sales in pro forma 2007 reflect twelve months of net sales from the Hughes Supply acquisition in March 2006, versus ten months in fiscal 2006, and twelve months of net sales from the Grafton Utilities and Edson Electric acquisitions in August 2006, versus five months in fiscal 2006. In addition, sales growth was impacted by pro forma 2007’s 53-week period versus fiscal 2006’s 52-week period. The impact of these items and the increase in net sales at our Maintenance, Repair & Improvement market sector were substantially offset by the impact of the weakening residential construction market on our Infrastructure & Energy and Specialty Construction market sectors.

Gross profit

Gross profit increased to $3,128 million during pro forma 2007 from $3,034 million during fiscal 2006, an increase of $94 million, or 3.1%. Increases in gross profit of $79 million and $103 million at our Maintenance, Repair & Improvement and Infrastructure & Energy market sectors, respectively, were partially offset by a decrease of $83 million in gross profit at our Specialty Construction market sector. Gross profit as a percentage of net sales declined 30 basis points to 26.7% in pro forma 2007 from 27.0% in fiscal 2006, as a result of a decrease at our Specialty Construction market sector, substantially offset by an increase at our Maintenance, Repair & Improvement market sector. The decrease in gross profit as a percentage of net sales in our Specialty Construction market sector reflects pricing pressures in the residential construction market, an increase in our excess inventory reserves to reflect market conditions, and a change in our business mix as the Hughes Supply business had lower margins compared to our legacy businesses. The increase in gross profit as a percentage of sales at our Maintenance, Repair & Improvement market sector was due to improved pricing.

Operating expenses

Operating expenses increased to $2,817 million during pro forma 2007 from $2,278 million during fiscal 2006, an increase of $539 million. During pro forma 2007, we recorded approximately $17 million in stock compensation expense associated with the accelerated vesting and cancellation of Home Depot stock compensation awards and approximately $48 million of compensation related to retention awards reimbursed to us by Home Depot. In addition, depreciation and amortization expense increased $208 million in pro forma 2007 as compared to fiscal 2006 as a result of the Transactions. Operating expenses as a percentage of net sales increased to 24.0% in pro forma 2007 from 20.2% for fiscal 2006. In addition to the increases in pro forma 2007 operating expenses noted above, declines in unit sales in our base and acquired businesses adversely affected absorption of overhead costs and contributed to the increase in operating expenses as a percentage of sales.

Operating income

Operating income decreased to $311 million during pro forma 2007 from $756 million during fiscal 2006, a decrease of $445 million. Operating income as a percentage of net sales decreased to 2.7% in pro forma 2007, compared with 6.8% for fiscal 2006 results. Operating income during pro forma 2007 was negatively impacted by an increase of $208 million of depreciation and amortization, primarily due to the Transactions. Operating income declined at all of our market sectors, but was driven by a decrease of $201 million at our Specialty Construction market sector, primarily as a result of the increase in depreciation and amortization and the impact of the weakening residential construction market.

Interest expense

Interest expense of $688 million for pro forma 2007 reflects the indebtedness entered into to finance the Transactions. Interest expense of $321 million for fiscal 2006, reflects the loan agreements between HD Supply and our former parent, Home Depot.

Provision (benefit) for income taxes

The pro forma 2007 benefit for income taxes was $(131) million compared with a provision of $169 million for fiscal 2006. As a percentage of pre-tax income, the benefit of 34.5% in pro forma 2007 compared with the provision of 38.9% in fiscal 2006. The decline in the effective tax rate is reflective of an increase in non-deductible expenses related to interest expense.

Results of operations by market sector

Infrastructure & Energy

Fiscal 2008 and fiscal 2007

	Successor	Successor	Predecessor					Increase (decrease)
Dollars in millions	Fiscal 2008	Successor 2007	Predecessor 2007	Pro Forma Adjust- ments			Pro Forma 2007	Fiscal 2008 vs. Successor 2007		Successor 2007 vs. Predecessor 2007		Fiscal 2008 vs. Pro Forma 2007
Net sales	$5,011.4	$2,314.3	$3,606.1	$—			$5,920.4	116.5%		(35.8)%		(15.4)%
Operating income (loss)	(453.2)	141.0	292.9	(44.0)	(a	)	389.9	*		(51.9)%		*
% of net sales	(9.0)%	6.1%	8.1%	(1.2)%			6.6%	(1,510	) bps	(200	) bps	(1,560	) bps

*	not meaningful
(a)	The Transactions were accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations” (“SFAS 141”). In accordance with SFAS 141, the acquisition consideration was allocated to our tangible assets and liabilities based on their fair values. The excess purchase price over the fair value of the net assets acquired was recorded as goodwill. The pro forma adjustment shown below is based upon our final valuation of tangible and intangible net assets as if the Transactions occurred on January 29, 2007 (amounts in millions).

New depreciation expense(i)	$15.5
New amortization expense(ii)	72.7

Total pro forma depreciation and amortization expense	88.2
Less: Historical depreciation and amortization expense	44.2

Adjustment to depreciation and amortization expense	$44.0

(i)	Fair value of fixed assets acquired was $82 million with a weighted average useful life of 3.1 years.

(ii)

(dollars in millions)	Fair value	Useful life (in years)	New amortization expense (7 months)
Customer relationships	$861	7	$71
Leasehold interests	(2)	4	—
Covenant not to compete	7	2	2

	$866		$73

Fiscal 2008 compared to Successor 2007

Net sales

Net sales increased to $5,011.4 million during fiscal 2008 from $2,314.3 million during Successor 2007, an increase of $2,697 million. The increase in net sales is primarily due to twelve months of operations included in fiscal 2008 compared to five months of operations included in Successor 2007.

Partially offsetting the increase in fiscal 2008 were volume declines as a result of the economic downturn, primarily in the residential housing market. Electrical was further impacted by branch closures that occurred in late Successor 2007 and the fluctuation of commodity prices, primarily copper and steel; though this impact was substantially offset by strong commercial business in Texas. IPVF also experienced a negative impact on net sales related to commodity prices as a decrease in nickel prices resulted in lower average selling prices of key products. However, volume increases at IPVF within the key end markets of downstream oil and gas, as well as petrochemical and chemical markets, outweighed the impact of falling nickel prices during fiscal 2008.

Operating income (loss)

Operating income decreased $594 million during fiscal 2008 compared to Successor 2007, primarily as a result of a goodwill impairment charge in fiscal 2008 of $690 million, partially offset by the inclusion of twelve months of operations in fiscal 2008 compared to five months of operations included in Successor 2007. Excluding the goodwill impairment charge, operating income increased $96 million in fiscal 2008. Operating income as a percentage of net sales decreased 1,510 basis points in fiscal 2008 as compared to Successor 2007, of which 1,370 basis points were attributable to the goodwill impairment charge.

The operating income decrease in fiscal 2008 compared to Successor 2007 was driven by decreases of $585.8 million, $6.7 million, and $7.1 million, at Waterworks, Utilities, and Electrical, respectively, partially offset by an increase in operating income of $5.3 million at IPVF. Excluding the goodwill impairment charge, operating income increased by $17.2 million, $17.1 million, and $68.7 million at Waterworks, Utilities, and IPVF, respectively, partially offset by a decrease of $7.1 million at Electrical.

During fiscal 2008, Waterworks, Utilities, and Electrical were impacted by volume declines related to the weakening of the residential and commercial construction markets. In addition, operating income for the market sector was negatively impacted by a restructuring charge of $8 million recorded in late fiscal 2008 for branch closures and consolidations and personnel reductions, and a $12 million charge recorded in late fiscal 2008 for a provision for uncollectible trade receivable accounts, primarily at Waterworks and IPVF, as a result of declining general economic conditions and a review of the aging trade receivable accounts and collection patterns.

Excluding the goodwill impairment charge, operating income as a percentage of net sales declined 140 basis points in fiscal 2008 compared to Successor 2007. Gross margins at Waterworks and IPVF declined slightly during fiscal 2008 as compared to Successor 2007, while Utilities and Electrical experienced slight improvements, resulting in no change for the market sector period over period. However, the reduction in monthly sales outpaced the reduction in fixed costs as a result of cost initiatives for Waterworks, Utilities, and Electrical, resulting in a decrease in operating income as a percentage of net sales. The decline in operating income as a percentage of net sales at IPVF was primarily driven by a decline in gross margins as a result of lower average selling prices due to the decline in the price of nickel and, to a lesser extent, an increase in operating costs as a percentage of net sales.

Successor 2007 compared to Predecessor 2007

Net sales

Net sales decreased to $2,314.3 million during Successor 2007 from $3,606.1 million during Predecessor 2007, a decrease of $1,292 million.

The decrease in net sales is primarily due to five months of operations included in Successor 2007 compared to seven months of operations included in Predecessor 2007. In addition, the Predecessor 2007 period includes the majority of the spring and summer months which typically experience higher construction activity due to better weather and longer daylight hours. Waterworks experienced significant volume declines in Successor 2007 as compared to Predecessor 2007 as a result of the economic downturn, primarily in the residential housing market.

Operating income (loss)

Operating income decreased $152 million during Successor 2007 compared to Predecessor 2007, primarily due to the inclusion of five months of operations in Successor 2007 compared to seven months of operations included in Predecessor 2007. Operating income as a percentage of net sales decreased 200 basis points in Successor 2007 as compared to Predecessor 2007.

The operating income decrease in Successor 2007 compared to Predecessor 2007 was driven by decreases of $82.5 million, $20.1 million, $38.9 million, and $10.4 million at Waterworks, Utilities, IPVF, and Electrical, respectively. Operating income as a percentage of net sales declined across the entire sector, driven by an increase in depreciation and amortization as a result of the Transactions and a reduction in gross margins at IPVF due to the impact of fluctuating commodity prices.

Fiscal 2008 compared to pro forma 2007

Net sales

Net sales decreased to $5,011.4 million during fiscal 2008 from $5,920.4 million during pro forma 2007, a decrease of $909 million. The decline in net sales in fiscal 2008 compared to pro forma 2007 was driven by Waterworks, Utilities, and Electrical, which had declines in net sales of $631 million, $163 million, and $169 million, respectively. Volume declines as a result of the economic downturn, primarily in the residential housing market, were the primary drivers for the declines in net sales for these operations, having an estimated impact of approximately $930 million. Electrical was further impacted by branch closures that occurred in late fiscal 2007 and the fluctuation of commodity prices, primarily copper and steel; though this impact was substantially offset by strong commercial business in Texas. IPVF also experienced a negative impact on net sales related to commodity prices as a decrease in nickel prices resulted in lower average selling prices of key products. However, volume increases at IPVF within the key end markets of downstream oil and gas, as well as petrochemical and chemical markets, outweighed the impact of falling nickel prices resulting in an increase in net sales of $54 million during fiscal 2008 as compared to pro forma 2007.

Operating income (loss)

Operating income decreased $843 million during fiscal 2008 compared to pro forma 2007, primarily as a result of a goodwill impairment charge in fiscal 2008 of $690 million. Excluding the goodwill impairment charge, operating income decreased $153 million in fiscal 2008. Operating income as a percentage of net sales decreased 1,560 basis points in fiscal 2008 as compared to the pro forma 2007, of which 1,370 basis points were attributable to the goodwill impairment charge.

The operating income decrease in fiscal 2008 compared to pro forma 2007 was driven by decreases of $698.1 million, $44.1 million, $23.4 million, and $77.5 million at Waterworks, Utilities, Electrical, and IPVF, respectively. Excluding the goodwill impairment charge, operating income declines were $95.1 million, $20.3 million, $23.4 million, and $14.1 million at Waterworks, Utilities, Electrical, and IPVF, respectively. Excluding the goodwill impairment charge, the decline in operating income at Waterworks, Utilities, and Electrical was primarily driven by volume declines related to the weakening of the residential and commercial construction markets. In addition, operating income for the market sector was negatively impacted by a restructuring charge of $8 million recorded in late fiscal 2008 for branch closures and consolidations and personnel reductions, and a $12 million charge recorded in late fiscal 2008 for a provision for uncollectible trade receivable accounts, primarily at Waterworks and IPVF, as a result of declining general economic conditions and a review of the aging trade receivable accounts and collection patterns. Partially offsetting these negative impacts, was a decline in selling, general, and administrative costs at Waterworks and Electrical, primarily due to personnel reductions and branch closures, and other cost reduction efforts.

Excluding the goodwill impairment charge, operating income as a percentage of net sales declined 190 basis points in fiscal 2008 compared to pro forma 2007. Gross margins at Waterworks, Utilities, and Electrical were relatively flat year over year; however, the reduction in sales outpaced the reduction in fixed costs of these businesses, resulting in a decrease in operating income as a percentage of net sales. The decline in operating income as a percentage of net sales at IPVF was primarily driven by a decline in gross margins as a result of lower average selling prices due to the decline in the price of nickel.

Fiscal 2007 and fiscal 2006

Dollars in millions	Predecessor		Predecessor	Increase (decrease)
	Predecessor 2007	Pro Forma 2007	Fiscal 2006	Predecessor 2007 vs. Fiscal 2006		Pro Forma 2007 vs. Fiscal 2006
Net sales	$3,606.1	$5,920.4	$5,393.7	(33.1)%		9.8%
Operating income	292.9	389.9	454.9	(35.6)%		(14.3)%
% of net sales	8.1%	6.6%	8.4%	(30	) bps	(180	) bps

Predecessor 2007 compared to fiscal 2006

Net sales

Net sales decreased to $3,606.1 million during Predecessor 2007 from $5,393.7 million during fiscal 2006, a decrease of $1,788 million.

The decrease in net sales is primarily due to the inclusion of seven months of operations in Predecessor 2007 as compared to twelve months of operations included in fiscal 2006. In addition, the weakening of the residential construction market continued to cause net sales to decline, primarily at Electrical and Waterworks, and Waterworks experienced a deflation in commodity prices primarily in PVC pipe. These declines were partially offset by the effective pass-through of price increases on non-commodity products at Waterworks and commodity products at Electrical.

Predecessor 2007 also benefited from the inclusion of seven months of net sales for the Grafton Utilities and Edson Electric acquisitions in August 2006, versus five months in fiscal 2006. In addition, during Predecessor 2007, net sales at IPVF were positively impacted by higher average selling prices for stainless and nickel alloy products driven by the increase in the price of nickel and higher demand for the Company’s products. This higher demand was the result of increased project activity in its end markets of downstream oil and gas, petrochemicals, power generation, and chemicals. During Predecessor 2007, Utilities benefited from increased transformer sales and the ability to pass on commodity price increases for steel, copper, aluminum and lumber.

Operating income

Operating income decreased to $292.9 million during Predecessor 2007 from $454.9 million during fiscal 2006, a decrease of $162 million. The decrease in operating income is due to the inclusion of seven months of operations in Predecessor 2007 as compared to twelve months of operations in fiscal 2006. Partially offsetting this decrease is the inclusion of seven months of operating income in Predecessor 2007 from the Grafton Utilities and Edson Electric acquisitions in August 2006, versus five months in fiscal 2006.

The operating income decrease in Predecessor 2007 versus fiscal 2006 was driven by decreases of $134.6 million, $19.3 million, and $9.6 million at Waterworks, Electrical, and Utilities, respectively, partially offset by an increase of $1.6 million at IPVF.

Operating income as a percentage of net sales declined 30 basis points in Predecessor 2007 as compared to fiscal 2006. The decline was primarily driven by gross margin declines at Electrical due to the impact of fluctuating copper prices. Increasing copper prices in the first six months of fiscal 2006 during a period of increased sales volumes resulted in significantly higher margins, as inventory at a lower moving average cost was sold at higher prices. Decreasing copper prices in the second half of fiscal 2006 and into the first quarter of Predecessor 2007 resulted in lower margins as inventory at higher moving average cost was sold at lower prices. In addition, operating income as a percentage of net sales declined at Waterworks due to the level of certain fixed costs in relation to the sales volume decline. Substantially offsetting these declines in operating income as a percentage of net sales was an increase in gross margins at IPVF.

Pro forma 2007 compared to fiscal 2006

Net sales

Net sales increased to $5,920.4 million during pro forma 2007 from $5,393.7 million during fiscal 2006, an increase of $526.7 million.

Net sales in pro forma 2007 reflect twelve months of net sales from the Hughes Supply acquisition in March 2006, versus ten months in fiscal 2006, estimated at an incremental impact in pro forma 2007 of approximately $538 million and twelve months of net sales from the Grafton Utilities and Edson Electric acquisitions in August 2006, versus five months in fiscal 2006, estimated at an incremental impact in pro forma 2007 of approximately $201 million. Additional increases in net sales at IPVF and Utilities were offset by declines in net sales at Electrical and Waterworks. In addition, sales growth was impacted by pro forma 2007’s 53-week period versus fiscal 2006’s 52-week period.

Increases in net sales at IPVF were due to higher average selling prices for stainless and nickel alloy products driven by the increase in the price of nickel and higher demand for the Company’s products. This higher demand was the result of increased project activity in its end markets of downstream oil and gas, petrochemicals, power generation, and chemicals. Increases in net sales at the Utilities business were primarily due to increased transformer sales and the ability to pass on commodity price increases for steel, copper, aluminum and lumber.

The decreases in net sales at Electrical and Waterworks were primarily due to the economic downturn, particularly in the housing market. In addition, Waterworks experienced a deflation in commodity prices primarily in PVC pipe. These declines were partially offset by the effective pass-through of price increases on non-commodity products at Waterworks and commodity products at Electrical.

Operating income

Operating income decreased to $389.9 million during pro forma 2007 from $454.9 million during fiscal 2006, a decrease of $65 million. Operating income in pro forma 2007 reflects twelve months of operating income from the Hughes Supply acquisition in March 2006, versus ten months in fiscal 2006, and twelve months of operating income from the Grafton Utilities and Edson Electric acquisitions in August 2006, versus five months in fiscal 2006. The operating income decrease in pro forma 2007 versus fiscal 2006 was driven by decreases of $104.8 million and $13.4 million at Waterworks and Electrical, respectively, partially offset by increases of $45.5 million and $7.7 million at IPVF and Utilities, respectively.

The decrease in operating income at Waterworks was driven by the level of certain fixed costs in relation to the sales volume decline and an increase of $56.8 million in depreciation and amortization expense in pro forma 2007, primarily due to the Transactions. The decrease in operating income at Electrical was primarily driven by the impact of fluctuating copper prices on gross margins. Increasing copper prices in the first six months of fiscal 2006 during a period of increased sales volumes resulted in significantly higher margins, as inventory at a lower moving average cost was sold at higher prices. Decreasing copper prices in the second half of fiscal 2006 and into the first quarter of pro forma 2007 resulted in lower margins as inventory at higher moving average cost was sold at lower prices.

The increase in operating income at IPVF and Utilities was primarily a result of the 2006 acquisitions. In addition, IPVF had a slight increase in gross margins while Utilities experienced a slight decline in gross margins. These positive impacts were partially offset by increases in depreciation and amortization of $7.3 million and $8.6 million for IPVF and Utilities, respectively, primarily due to the Transactions.

Maintenance, Repair & Improvement

Fiscal 2008 and fiscal 2007

	Successor	Successor	Predecessor				Increase (decrease)
Dollars in millions	Fiscal 2008	Successor 2007	Predecessor 2007	Pro Forma Adjust- ments		Pro Forma 2007	Fiscal 2008 vs. Successor 2007		Successor 2007 vs. Predecessor 2007		Fiscal 2008 vs. Pro Forma 2007
Net sales	$2,070.2	$850.2	$1,237.2	$—		$2,087.4	143.5%		(31.3)%		(0.8)%
Operating income	162.4	44.7	157.8	(59.1)	(a)	143.4	*		(71.7)%		13.2%
% of net sales	7.8%	5.3%	12.8%	(4.8)%		6.9%	250	bps	(750	) bps	90	bps

*	not meaningful

(a)	The Transactions were accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations” (“SFAS 141”). In accordance with SFAS 141, the acquisition consideration was allocated to our tangible assets and liabilities based on their fair values. The excess purchase price over the fair value of the net assets acquired was recorded as goodwill. The pro forma adjustment shown below is based upon our final valuation of tangible and intangible net assets as if the Transactions occurred on January 29, 2007 (amounts in millions).

New depreciation expense(i)	$20.7
New amortization expense(ii)	61.8

Total pro forma depreciation and amortization expense	82.5
Less: Historical depreciation and amortization expense	23.4

Adjustment to depreciation and amortization expense	$59.1

(i)	Fair value of fixed assets acquired was $178 million with a weighted average useful life of 5.0 years.

(ii)

(dollars in millions)	Fair Value	Useful Life (in years)	New amortization expense (7 months)
Customer relationships	$549	7	$45
Strategic purchase agreement	166	7	14
Trade names	18	20	1
Leasehold interests	10	4	1
Covenant not to compete	2	2	1

	$745		$62

Fiscal 2008 compared to successor 2007

Net sales

Net sales increased to $2,070.2 million during fiscal 2008 from $850.2 million during Successor 2007, an increase of $1,220 million.

The increase in net sales is primarily due to twelve months of operations included in fiscal 2008 compared to five months of operations included in Successor 2007. In addition, net sales at Facilities Maintenance increased due to an increase in renovation sales, pricing initiatives and overall organic growth in the business. Partially offsetting these increases was the negative impact of the weakening residential construction market at Repair & Remodel.

Operating income

Operating income increased $117.7 million during fiscal 2008 compared to Successor 2007, primarily due to twelve months of operations included in fiscal 2008 compared to five months of operations included in Successor 2007. The operating income increase in fiscal 2008 compared to Successor 2007 was driven by increases of $104.4 million, $10.2 million and $3.1 million at Facilities Maintenance, Crown Bolt, and Repair & Remodel, respectively.

Operating income as a percentage of net sales increased 250 basis points in fiscal 2008 as compared to Successor 2007. This increase was primarily driven by gross margin improvements across the entire market sector. Improvements in gross margins at both Facilities Maintenance and Crown Bolt were primarily due to pricing initiatives and the impact of a new product launch by Crown Bolt in late 2007, which temporarily reduced margins during Successor 2007. Gross margins at Repair & Remodel improved during fiscal 2008 as a result of closing less profitable branches in fiscal 2007.

Successor 2007 compared to Predecessor 2007

Net sales

Net sales decreased to $850.2 million during Successor 2007 as compared to $1,237.2 million during Predecessor 2007, a decrease of $387 million.

The decrease in net sales is primarily due to the inclusion of five months of operations in Successor 2007 as compared to seven months of operations included in Predecessor 2007. In addition, the Predecessor 2007 period includes the majority of the spring and summer months which typically experience higher construction activity due to better weather and longer daylight hours. Repair & Remodel was also negatively impacted by the weakening of the residential construction market, which led to four branch closures.

Operating income

Operating income decreased $113.1 million during Successor 2007 compared to Predecessor 2007, primarily due to the inclusion of five months of operations in Successor 2007 as compared to seven months of operations included in Predecessor 2007. The operating income decrease in Successor 2007 compared to Predecessor 2007 was driven by decreases of $62.1 million, $35.3 million and $15.6 million at Facilities Maintenance, Crown Bolt, and Repair & Remodel, respectively.

Operating income as a percentage of net sales decreased 750 basis points in Successor 2007 as compared to the Predecessor 2007, driven by an increase in depreciation and amortization primarily due to the Transactions. In addition, Crown Bolt’s gross margins and operating income as a percentage of net sales in Successor 2007 were negatively impacted by the initial costs related to a new product launch in late 2007. Repair & Remodel’s gross margins in Successor 2007 were negatively impacted by the weakening residential construction market. Partially offsetting these negative impacts was a decrease in selling, general and administrative costs as a percentage of net sales at Facilities Maintenance.

Fiscal 2008 compared to pro forma 2007

Net sales

Net sales decreased to $2,070.2 million during fiscal 2008 from $2,087.4 million during pro forma 2007, a decrease of $17 million.

The decline in net sales in fiscal 2008 compared to pro forma 2007 was driven by Repair & Remodel, which had a decline in net sales of $67 million. This decline was significantly offset at Facilities Maintenance and

Crown Bolt, which had increases in net sales of $32 million and $17 million, respectively, in fiscal 2008 compared to pro forma 2007. The weakening of the residential construction market was the primary driver of the decline in net sales at Repair & Remodel, which led to four branch closures. Substantially offsetting these declines was sales growth at Facilities Maintenance, driven by an increase in renovation sales, pricing initiatives and overall organic growth in the business, the impact of sales initiatives at Repair & Remodel, and sales growth at Crown Bolt as a result of pricing initiatives and the addition of a new product line offering in late fiscal 2007.

Operating income

Operating income increased $19 million during fiscal 2008 compared to pro forma 2007. Operating income as a percentage of net sales increased 90 basis points in fiscal 2008 as compared to pro forma 2007. The operating income increase in fiscal 2008 compared to pro forma 2007 was driven by increases of $30.2 million and $0.3 million at Facilities Maintenance and Crown Bolt, respectively, partially offset by a decrease of $11.5 million at Repair & Remodel.

The operating income increases at Facilities Maintenance and Crown Bolt were driven by improvements in gross margins due to pricing initiatives. Substantially offsetting this improvement at Crown Bolt was a $7 million increase in depreciation and amortization expense due to capital expenditures on store fixtures with relatively short useful lives. The operating income decrease at Repair & Remodel was driven by volume declines and related branch closures, as a result of the weakening residential construction market. Partially offsetting these negative impacts to operating income was a decline in selling, general, and administrative expense at Repair & Remodel due to cost reduction efforts.

The increase in operating income as a percentage of net sales was driven by gross margin improvements at Facilities Maintenance and Crown Bolt due to pricing initiatives. However, the improvement at Crown Bolt was substantially offset by an increase in depreciation and amortization expense. Gross margins at Repair & Remodel also improved during fiscal 2008 as a result of closing less profitable branches in fiscal 2007. However, the reduction in sales outpaced the reduction in fixed costs of the business, resulting in a decrease in operating income as a percentage of net sales.

Fiscal 2007 and fiscal 2006

Dollars in millions	Predecessor		Predecessor	Increase (decrease)
	Predecessor 2007	Pro Forma 2007	Fiscal 2006	Predecessor 2007 vs. Fiscal 2006		Pro Forma 2007 vs. Fiscal 2006
Net sales	$1,237.2	$2,087.4	$1,916.5	(35.4)%		8.9%
Operating income	157.8	143.4	232.8	(32.2)%		(38.4)%
% of net sales	12.8%	6.9%	12.1%	70	bps	(520	) bps

Predecessor 2007 compared to fiscal 2006

Net sales

Net sales decreased to $1,237.2 million during Predecessor 2007 from $1,916.5 million during fiscal 2006, a decrease of $679 million.

The decrease in net sales in primarily due to the inclusion of seven months of operations in Predecessor 2007 as compared to twelve months of operations included in fiscal 2006. In addition, the weakening of the residential construction market caused net sales to decline at Repair & Remodel.

Operating income

Operating income decreased to $157.8 million during Predecessor 2007 from $232.8 million during fiscal 2006, a decrease of $75 million. The decrease in operating income is partially due to the inclusion of seven months of operations in Predecessor 2007 as compared to twelve months of operations in fiscal 2006. The operating income decrease in Predecessor 2007 compared to fiscal 2006 was driven by decreases of $55.3 million, $7.7 million and $12.1 million at Facilities Maintenance, Crown Bolt, and Repair & Remodel, respectively.

Operating income as a percentage of net sales increased 70 basis points in Predecessor 2007 as compared to fiscal 2006, driven by improvements across the entire market sector. Facilities Maintenance and Repair & Remodel had improved gross margins in Predecessor 2007 as compared to fiscal 2006. However, the improvements at Facilities Maintenance were substantially offset by increased operating costs related to the integration of the Hughes Supply business during Predecessor 2007. Crown Bolt’s increase in operating income as a percentage of net sales was driven by a reduction in operating costs as a percentage of net sales, partially offset by gross margin declines.

Pro forma 2007 compared to fiscal 2006

Net sales

Net sales increased to $2,087.4 million during pro forma 2007 from $1,916.5 million during fiscal 2006, an increase of $171 million.

Net sales in pro forma 2007 reflect twelve months of net sales from the Hughes Supply acquisition in March 2006, versus ten months in fiscal 2006, estimated at an incremental impact in pro forma 2007 of approximately $77 million. In addition, sales growth was impacted by pro forma 2007’s 53-week period versus fiscal 2006’s 52-week period. Additional increases in net sales were driven by Facilities Maintenance and Crown Bolt, offset by declines in net sales at Repair & Remodel.

Sales growth in our Facilities Maintenance business was driven by product expansion. Sales growth in our Crown Bolt business was primarily due to the addition of new product line offerings. The net sales declines at Repair & Remodel were driven by the slowdown in the residential construction market.

Operating income

Operating income decreased to $143.4 million in pro forma 2007 from $232.8 million in fiscal 2006, a decrease of $89 million.

The operating income decrease in pro forma 2007 was driven by an increase of $107 million of depreciation and amortization, primarily due to the Transactions. Partially offsetting this decrease is the impact of pro forma 2007 reflecting twelve months of operating income from the Hughes Supply acquisition in March 2006, versus ten months in fiscal 2006. The operating income decrease in pro forma 2007 compared to fiscal 2006 was driven by decreases of $43.2 million, $33.1 million, and $13.1 million at our Facilities Maintenance, Crown Bolt, and Repair & Remodel businesses, respectively.

In addition to the impacts of increased depreciation and amortization, the decline in operating income at Crown Bolt was impacted by one-time new product launch costs in late fiscal 2007 and the related reduction in gross margins. The weakening residential construction market also contributed to the decline in operating income as Repair & Remodel’s decline in unit sales adversely affected the absorption of overhead costs. Partially offsetting these declines in operating income was improved gross margins at Facilities Maintenance.

Specialty Construction

Fiscal 2008 and fiscal 2007

	Successor	Successor	Predecessor				Increase (decrease)
Dollars in millions	Fiscal 2008	Successor 2007	Predecessor 2007	Pro Forma Adjust- ments		Pro Forma 2007	Fiscal 2008 vs. Successor 2007		Successor 2007 vs. Predecessor 2007		Fiscal 2008 vs. Pro Forma 2007
Net sales	$2,460.4	$1,323.5	$2,120.5	$—		$3,444.0	85.9%		(37.6)%		(28.6)%
Operating income (loss)	(345.9)	(12.8)	23.3	(2.7	)(a)	7.8	*		(154.9)%		*
% of net sales	(14.1)%	(1.0)%	1.1%	(0.1)%		0.2%	(1,310	) bps	(210	) bps	(1,430	) bps

*	not meaningful
(a)	The Transactions were accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations” (“SFAS 141”). In accordance with SFAS 141, the acquisition consideration was allocated to our tangible assets and liabilities based on their fair values. The excess purchase price over the fair value of the net assets acquired was recorded as goodwill. The pro forma adjustment shown below is based upon our final valuation of tangible and intangible net assets as if the Transactions occurred on January 29, 2007 (amounts in millions).

New depreciation expense(i)	$20.2
New amortization expense(ii)	15.6

Total pro forma depreciation and amortization expense	35.8
Less: Historical depreciation and amortization expense	33.1

Adjustment to depreciation and amortization expense	$2.7

(i)	Fair value of fixed assets acquired was $247 million with a weighted average useful life of 7.1 years.

(ii)

(dollars in millions)	Fair value	Useful life (in years)	New amortization expense (7 months)
Customer relationships	$136	7	$11
Trade names	21	20	1
Leasehold interests	21	4	3
Covenant not to compete	2	2	1

	$180		$16

Fiscal 2008 compared to successor 2007

Net sales

Net sales increased to $2,460.4 million during fiscal 2008 from $1,323.5 million during Successor 2007, an increase of $1,137 million.

The increase in net sales is primarily due to twelve months of operations included in fiscal 2008 compared to five months of operations included in Successor 2007. Partially offsetting this increase was the negative impact of the weakening of the residential construction market. In addition, Plumbing closed approximately 60 branches during fiscal 2008 and CTI experienced a negative impact due to competitive pressure on pricing.

Operating income (loss)

Operating income decreased $333 million during fiscal 2008 compared to Successor 2007, primarily as a result of a goodwill impairment charge of $233 million, partially offset by the inclusion of twelve months of operations in fiscal 2008 compared to five months of operations in Successor 2007. Excluding the goodwill impairment charge, operating income decreased $100 million in fiscal 2008. Operating income as a percentage of net sales decreased 1,310 basis points during fiscal 2008 compared to Successor 2007, of which 950 basis points were attributable to the goodwill impairment charge.

The decrease in operating income in fiscal 2008 compared to Successor 2007 was driven by decreases of $159.4 million, $130.0 million, and $43.6 million at CTI, Plumbing, and White Cap, respectively. Excluding the goodwill impairment charges, the operating income decreases were $91.9 million and $19.3 million at CTI and Plumbing, respectively, partially offset by an increase of $11.3 million at White Cap.

Excluding the goodwill impairment charge, the decline in operating income was primarily driven by volume declines related to the weakening of the residential and commercial construction markets. In addition, CTI’s operating income was negatively impacted by competitive pressure on pricing. During fiscal 2008, operating income was positively impacted by a decline in selling, general and administrative costs primarily due to branch closures and personnel reductions, and other cost reduction efforts. These declines were partially offset by a fourth quarter charge of $20 million for a provision for uncollectible trade receivables as a result of declining general economic conditions and a review of the aging trade receivable accounts and collection patterns. In addition, operating income for the market sector was negatively impacted by a restructuring charge of $18 million recorded in late fiscal 2008 for additional branch closures and consolidations and personnel reductions.

Excluding the goodwill impairment charge, operating income as a percentage of net sales declined 360 basis points in fiscal 2008 compared to Successor 2007. The decline was primarily driven by CTI, and, to a lesser extent, Plumbing. The volume declines and pricing pressures at CTI resulted in a significant decline in gross margins that outweighed the impact of cost reductions, including the improvements resulting from personnel reductions. Gross margins at Plumbing were flat in fiscal 2008 as compared to Successor 2007; however, the reduction in monthly sales outpaced the reduction in fixed costs of the business, resulting in a decrease in operating income as a percentage of net sales. Offsetting these declines was an improvement in operating income as a percentage of net sales at White Cap driven by a decline in selling, general, and administrative costs as a percentage of net sales.

Successor 2007 compared to predecessor 2007

Net sales

Net sales decreased to $1,323.5 million during Successor 2007 from $2,120.5 million during Predecessor 2007, a decrease of $797 million.

The decrease in net sales is primarily due to five months of operations included in Successor 2007 compared to seven months of operations included in Predecessor 2007. In addition, the Predecessor 2007 period includes the majority of the spring and summer months which typically experience higher construction activity due to better weather and longer daylight hours. White Cap and Plumbing experienced volume declines in Successor 2007 as compared to Predecessor 2007 as a result of the weakening residential construction market.

Operating income (loss)

Operating income decreased $36 million during Successor 2007 compared to Predecessor 2007, primarily due to the inclusion of five months of operations in Successor 2007 compared to seven months of operations included in Predecessor 2007. Operating income as a percentage of net sales decreased 210 basis points in Successor 2007 as compared to Predecessor 2007.

The operating income decrease in Successor 2007 compared to Predecessor 2007 was driven by decreases of $24.0 million and $19.2 million at White Cap and Plumbing, respectively, partially offset by an increase of $7.0 million at CTI. The decline in operating income as a percentage of net sales was driven by volume declines at

White Cap and Plumbing, which adversely affected the absorption of overhead costs. Partially offsetting this decline was an increase in operating income as a percentage of net sales at CTI, driven by a reduction in selling, general, and administrative costs as a percentage of net sales.

Fiscal 2008 compared to pro forma 2007

Net sales

Net sales decreased to $2,460.4 million during fiscal 2008 from $3,444.0 million during pro forma 2007, a decrease of $984 million.

White Cap, CTI, and Plumbing experienced declines in net sales of $202 million, $333 million, and $448 million, respectively, in fiscal 2008 compared to pro forma 2007. The weakening of the residential construction market was the primary driver in the decline in net sales, having an estimated impact of approximately $800 million. In addition, Plumbing closed approximately 60 branches during fiscal 2008, having an estimated negative impact on net sales of $210 million, and CTI experienced a negative impact due to competitive pressure on pricing. Partially offsetting these declines were pricing and sales initiatives and favorable commodity prices at White Cap and Plumbing.

Operating income (loss)

Operating income decreased $354 million during fiscal 2008 compared to pro forma 2007, primarily as a result of a goodwill impairment charge of $233 million. Excluding the goodwill impairment charge, operating income decreased $121 million in fiscal 2008. Operating income as a percentage of net sales decreased 1,430 basis points during fiscal 2008 compared to pro forma 2007, of which 950 basis points were attributable to the goodwill impairment charge.

The decrease in operating income in fiscal 2008 compared to pro forma 2007 was driven by decreases of $151.4 million, $145.1 million, and $57.2 million at CTI, Plumbing, and White Cap, respectively. Excluding the goodwill impairment charges, the operating income decreases were $83.9 million, $34.4 million, and $2.3 million at CTI, Plumbing, and White Cap, respectively.

Excluding the goodwill impairment charge, the decline in operating income was primarily driven by volume declines related to the weakening of the residential and commercial construction markets and, to a lesser extent, the closure of branches at Plumbing. In addition, CTI’s operating income was negatively impacted by competitive pressure on pricing, substantially offset by improvements in pricing at White Cap. During fiscal 2008, operating income was positively impacted by a decline in selling, general and administrative costs primarily due to branch closures and personnel reductions, for a combined positive impact of approximately $160 million, and other cost reduction efforts. These declines were partially offset by a fourth quarter charge of $20 million for a provision for uncollectible trade receivables as a result of declining general economic conditions and a review of the aging trade receivable accounts and collection patterns. In addition, operating income for the market sector was negatively impacted by a restructuring charge of $18 million recorded in late fiscal 2008 for additional branch closures and consolidations and personnel reductions.

Excluding the goodwill impairment charge, operating income as a percentage of net sales declined 480 basis points in fiscal 2008 compared to pro forma 2007. The decline was primarily driven by CTI, and, to a lesser extent, Plumbing. The volume declines and pricing pressures at CTI resulted in a significant decline in gross margins that outweighed the impact of cost reductions, including the improvements resulting from a 45% decrease in personnel. Gross margins at Plumbing were relatively flat year over year; however, the reduction in sales outpaced the reduction in fixed costs of the business, resulting in a decrease in operating income as a percentage of net sales.

Fiscal 2007 and fiscal 2006

Dollars in millions	Predecessor		Predecessor	Increase (decrease)
	Predecessor 2007	Pro Forma 2007	Fiscal 2006	Predecessor 2007 vs. Fiscal 2006		Pro Forma 2007 vs. Fiscal 2006
Net sales	$2,120.5	$3,444.0	$3,676.5	(42.3)%		(6.3)%
Operating income	23.3	7.8	208.7	(88.8)%		(96.3)%
% of net sales	1.1%	0.2%	5.7%	(460	) bps	(550	) bps

Predecessor 2007 compared to fiscal 2006

Net sales

Net sales decreased to $2,120.5 million during Predecessor 2007 from $3,676.5 million during fiscal 2006, a decrease of $1,556 million.

The decrease in net sales in primarily due to the inclusion of seven months of operations in Predecessor 2007 as compared to twelve months of operations included in fiscal 2006. In addition, the weakening of the residential construction market caused net sales to decline across the entire market sector.

Operating income

Operating income decreased to $23.3 million during Predecessor 2007 from $208.7 million during fiscal 2006, a decrease of $185 million. The decrease in operating income is partially due to the inclusion of seven months of operations in Predecessor 2007 as compared to twelve months of operations in fiscal 2006.

The decrease in operating income in Predecessor 2007 compared to fiscal 2006 was driven by decreases of $70.7 million, $63.6 million, and $51.2 million at our CTI, White Cap, and Plumbing businesses, respectively. Operating income as a percentage of net sales declined 460 basis points in Predecessor 2007 compared to fiscal 2006. The decrease in operating income as a percentage of net sales was due to an increase in average monthly headcount and salary and wages at White Cap, which more than offset the increase in net sales due to expansion. In addition, operating income as a percentage of net sales was negatively impacted by installation volume declines occurring more rapidly than expense reductions and competitive pressures on pricing, primarily at CTI and Plumbing.

Pro forma 2007 compared to fiscal 2006

Net sales

Net sales decreased to $3,444.0 million during pro forma 2007 from $3,676.5 million during fiscal 2006, a decrease of $233 million.

Net sales in pro forma 2007 reflect twelve months of net sales from the Hughes Supply acquisition in March 2006, versus ten months in fiscal 2006, estimated at an incremental impact in pro forma 2007 of approximately $234 million. In addition, sales growth was impacted by fiscal 2007’s 53-week period versus fiscal 2006’s 52-week period. Additional increases in net sales in the White Cap business were more than offset by decreases in net sales in the CTI and Plumbing businesses.

Decreases in net sales in the CTI and Plumbing businesses were the result of the weakening of the residential construction market. Increases in net sales in the White Cap business were due to pricing initiatives and expansions. These increases were partially offset by the weakening residential construction market.

Operating income

Operating income decreased to $7.8 million during pro forma 2007 from $208.7 million during fiscal 2006, a decrease of $201 million.

The decrease in operating income in pro forma 2007 compared to fiscal 2006 was driven by decreases of $71.7 million, $74.0 million, and $55.3 million at CTI, White Cap, and Plumbing, respectively. The decrease in operating income was the result of installation volume declines occurring more rapidly than expense reductions and competitive pressures on pricing, primarily in the CTI and Plumbing businesses. An increase in average monthly headcount and salary and wages at White Cap more than offset the increase in net sales due to expansion, negatively impacting operating income.

Liquidity, capital resources and financial condition

Sources and uses of cash

We had $587 million in cash and cash equivalents and $376 million of available borrowings at May 3, 2009, for a combined liquidity of $963 million. During the three months ended May 3, 2009, cash inflow was primarily provided by cash receipts from operations and receipt of the final working capital adjustment on the Transactions. These inflows were offset by cash used to meet the needs of the business including, but not limited to, payment of operating expenses, funding capital expenditures, and the payment of interest on debt.

We had $771 million in cash and cash equivalents and $472 million of available borrowings at February 1, 2009, for a combined liquidity of $1.2 billion. During the year ended February 1, 2009, cash inflow was primarily provided by cash receipts from operations, divestiture of a business, and borrowings on the Revolving Credit Facility. These inflows were offset by cash used to meet the needs of the business including, but not limited to, payment of operating expenses, funding capital expenditures, and the payment of interest on debt.

Given the recent volatility in the capital markets, as of May 3, 2009, the Company has invested approximately $405 million in U.S. Treasury securities to fund operations in the event that any of the financial institutions that have committed to fund the Company’s Revolving Credit Facility or ABL Credit Facility are unable or unwilling to meet their commitments. Our sources of funds, primarily from operations, cash on-hand, and, to the extent necessary, from readily available external financing arrangements, are sufficient to meet all current obligations on a timely basis. We believe that these sources of funds will be sufficient to meet the operating needs of our business for at least the next twelve months. Information about the Company’s cash flows, by category, is presented in the consolidated and combined Statements of Cash Flows.

Net cash provided by (used for):

Dollars in millions	First quarter 2009 (Unaudited)	First quarter 2008 (Unaudited)
Operating activities	$(116)	$53
Investing activities	$11	$77
Financing activities	$(79)	$(3)

	Successor	Successor	Predecessor	Predecessor
Dollars in millions	Fiscal 2008	Successor 2007	Predecessor 2007	Fiscal 2006

Operating activities	$548	$364	$408	$248
Investing activities	37	(8,255)	(140)	(4,185)
Financing activities	86	7,977	(269)	3,958

Working capital

Working capital increased to $2,056 million as of May 3, 2009 from $2,013 million as of May 4, 2008. The increase in working capital during first quarter 2009 was driven by an increase in cash and cash equivalents and a decrease in accounts payable, substantially offset by a decrease in accounts receivable and inventory. We continue to focus on asset management initiatives that are intended to improve our working capital efficiency in the future.

Working capital increased to $2,071 million as of the end of fiscal 2008 from $2,009 million as of the end of fiscal 2007. The increase in working capital during fiscal 2008 was driven by an increase in cash and cash equivalents and a decrease in accounts payable, substantially offset by a decrease in accounts receivable and inventory. We continue to focus on asset management initiatives that are intended to improve our working capital efficiency in the future.

Operating activities

Cash flow from operating activities in the first quarter of fiscal 2009 was $(116) million compared with $53 million in the first quarter of fiscal 2008. The decline in cash flow during first quarter 2009 as compared to first quarter 2008 was primarily the result of the timing of payments for the purchase of inventory and a reduction in operating income due primarily to the continued deterioration in the residential construction market during fiscal 2008, partially offset by a reduction in receivables and inventory.

Cash flow from operating activities in fiscal 2008 was $548 million compared with $364 million in Successor 2007 and $408 million in Predecessor 2007. Cash provided by operating activities in fiscal 2008 and Successor 2007 reflect the Net Loss less non-cash charges for depreciation, amortization, goodwill impairment, and interest expense. Also contributing to cash provided by operating activities in fiscal 2008 and Successor 2007 was a more efficient use of working capital as a result of our efforts to operate our business with less inventory on hand and to more aggressively collect receivables. The increase in cash flow in fiscal 2008 compared with Successor 2007 and Predecessor 2007 is due to fiscal 2008 containing twelve months of operations compared with Successor 2007 containing five months and Predecessor 2007 containing seven months. The decline in monthly cash flow from operating activities in fiscal 2008 and Successor 2007 as compared to Predecessor 2007 is primarily related to the cash flow support of THD during Predecessor 2007 reflected as Non-cash charges from THD in the Combined Statement of Cash Flows.

Cash flow from operating activities in Predecessor 2007 was $408 million compared with $248 million in fiscal 2006. Cash provided by operating activities improved, in large part, due to decreased spending on accounts payable and accrued expenses resulting from change-in-control equity and other retention costs from the Hughes Supply acquisition during fiscal 2006 that were not present in Predecessor 2007. This improvement was partially offset by a reduction in net income due primarily to weakness in the residential construction market and the shorter period in Predecessor 2007 compared with fiscal 2006.

Investing activities

During the first quarter of fiscal 2009, cash provided by investing activities was $11 million, primarily driven by the receipt of $22 million for the final working capital adjustment on the Transactions, offset by $15 million of capital expenditures. During the first quarter of 2008, cash provided by investing activities was $77 million, primarily driven by the receipt of $100 million of proceeds from the sale of our Lumber & Building Materials business, partially offset by capital expenditures of $22 million.

During fiscal 2008, cash provided by investing activities was $37 million, primarily driven by the receipt of $99 million of net proceeds from the sale of our Lumber & Building Materials business, partially offset by capital expenditures of $77 million. During Successor 2007 cash used in investing activities was $8,255 million, driven by the $8,183 million for the Transactions and $75 million of capital expenditures. During Predecessor 2007 cash used in investing activities was $140 million driven by capital expenditures of $176 million. The primary use of cash for investing in fiscal 2006 was $3,963 million invested in acquired businesses, primarily the Hughes Supply acquisition in March 2006 with a purchase price of $3,525 million. Our capital expenditures for property and equipment were $243 million during fiscal 2006. Capital expenditures during Successor 2007, Predecessor 2007 and fiscal 2006 were higher than fiscal 2008 as a result of integration of acquisitions in those earlier periods and investment in infrastructure due to the anticipated separation from THD. We expect fiscal 2009 capital expenditures to be comparable with fiscal 2008 spending levels.

Financing activities

During the first quarter of fiscal 2009, cash used in financing activities was $79 million, as a result of debt repayments. During the first quarter of 2008, cash used in financing activities was $3 million, as a result of debt repayments of $8 million, offset by $5 million in equity contributions from HDS Holding.

During fiscal 2008, cash provided by financing activities totaled $86 million, driven by $75 million of net borrowings on our long-term debt and $10 million of equity contributions. During Successor 2007 cash provided by financing activities was $7,977 million driven by the issuance of $6,041 million in debt and $2,275 million of equity contributions to finance the Transactions. Partially offsetting these positive cash flows was $244 million of net payments made on revolving debt and $95 million of debt issuance costs. During Predecessor 2007 cash used in financing activities was $269 million driven by net payments to Home Depot. During fiscal 2006, cash provided by financing activities totaled $3,958 million driven by debt funding and contributions in March 2006 from Home Depot to finance the acquisition of Hughes Supply.

External financing

Since the Transactions, we are highly leveraged. As of May 3, 2009, we have an aggregate principal amount of $5.9 billion of outstanding debt and $376 million of available borrowings under our Senior ABL Credit Facility (after giving effect to the borrowing base limitations). In order to fund the Transactions, we entered into several debt agreements as described below.

Senior Secured Credit Facility

On August 30, 2007, the Company entered into a Cash Flow Facility (“Senior Secured Credit Facility”) comprised of a $1 billion term loan (“Term Loan”) and a $300 million revolving credit facility (“Revolving Credit Facility”). The Term Loan has required quarterly principal payments of $2.5 million beginning December 31, 2007 with the balance due August 30, 2012. Additionally, beginning in fiscal 2009, the Company is required to pay down The Term Loan in an amount equal to 50% of Excess Cash Flow from the preceding fiscal year, as defined in The Term Loan agreement; such percentage is reduced to 0% depending on the attainment of certain leverage ratio targets. Based on the Company’s leverage ratio as of February 1, 2009, the Company is not required to and will not use any Excess Cash Flow from fiscal 2008 to repay the Term Loan during fiscal 2009.

The Term Loan is guaranteed by Home Depot and bears interest at Prime plus 0.25% or LIBOR plus 1.25% at the Company’s election. At May 3, 2009, February 1, 2009 and February 3, 2008, the Term Loan interest rate was 1.68%, 1.72% and 4.53%, respectively. Interest on the Term Loan is due at the end of each calendar quarter with respect to Prime rate draws or at the maturity of each LIBOR draw (unless said draw is for a six-, nine-, or twelve-month period, then interest shall be paid quarterly). The guarantee by Home Depot was valued at $106 million and is being amortized to interest expense over the five-year life of the Term Loan on a straight-line basis which approximates the effective interest method. During the first quarter of fiscal 2009, fiscal 2008 and the period from August 30, 2007 to February 3, 2008, the Company recorded amortization of the guarantee of $5 million, $21 million and $9 million, respectively. The Senior Secured Credit Facility is further collateralized by all of the capital stock of HD Supply, Inc. and its subsidiary guarantors and by 65% of the capital stock of its foreign subsidiaries as well as by other tangible and intangible assets owned by the Company subject to the priority of liens described in the guarantee and collateral agreement dated as of August 30, 2007. The Senior Secured Credit Facility contains various restrictive covenants including limitations on additional indebtedness and dividend payments and stipulations regarding the use of proceeds from asset dispositions. The Company is in compliance with all such covenants. The Senior Secured Credit Facility is subject to an acceleration clause under an Event of Default, as defined in the Senior Secured Credit Facility agreement. Management believes the likelihood of such acceleration to be remote.

The Revolving Credit Facility is due August 30, 2013 and bears interest at Prime plus 3.0% or LIBOR plus 4.0% at the Company’s election. The Revolving Credit Facility also has a 0.5% unused commitment fee and a Letter of Credit fee of 4.0% per annum. As of May 3, 2009 and February 1, 2009, the Company had an outstanding balance of $300 million, at an interest rate of 4.46% and 4.39%, respectively, and no outstanding Letters of Credit under The Revolving Credit Facility. As of February 3, 2008, the Company did not have an outstanding balance or outstanding Letters of Credit under The Revolving Credit Facility. Interest on the Cash Flow Revolver is due at the end of each calendar quarter with respect to Prime rate draws or at the maturity of each LIBOR draw (unless said draw is for a six-, nine-, or twelve-month period, then interest shall be paid quarterly). The Senior Secured Credit Facility can be repaid at any time without penalty or premium.

Asset Based Lending Credit Agreement

On August 30, 2007, the Company entered into a $2.1 billion Asset Based Lending Credit Agreement (“ABL Credit Facility”) subject to borrowing base limitations. The ABL Credit Facility matures on August 30, 2012 and bears interest at Prime plus 0.5% or LIBOR plus 1.5% per annum at the Company’s election. At May 3, 2009, February 1, 2009 and February 3, 2008, the ABL Credit Facility interest rate was 2.191%, 2.039% and 5.639%, respectively. The ABL Credit Facility also contains an unused commitment fee of 0.25%. As of May 3, 2009, February 1, 2009 and February 3, 2008, the ABL Credit Facility had an outstanding balance of $772 million, $786 million and $1 billion, respectively. As of May 3, 2009 and February 1, 2009, the Company has available borrowings under the ABL Credit Facility of $376 million and $472 million, respectively, after giving effect to the borrowing base limitations. The Company can use up to $400 million of its available borrowing under the ABL Credit Facility for Letters of Credit which are charged a fee of 1.5% per annum. As of May 3, 2009, February 1, 2009 and February 3, 2008, there were $64 million, $60 million and $38 million, respectively, of Letters of Credit outstanding under the ABL Credit Facility. The ABL Credit Facility can be repaid at any time without penalty or premium. The ABL Credit Facility contains various restrictive covenants including a limitation on the amount of dividends to be paid and the maintenance of a Fixed Charge Coverage Ratio, as defined in the ABL Credit Facility agreement, of at least 1.0:1.0 if a Liquidity Event, as defined in the ABL Credit Facility agreement, were to occur. The Company is in compliance with all such covenants. The ABL Credit Facility is collateralized by all of the capital stock of HD Supply, Inc. and its subsidiary guarantors and by 65% of the capital stock of its foreign subsidiaries as well as by other tangible and intangible assets owned by the Company subject to the priority of liens described in the guarantee and collateral agreement dated as of August 30, 2007. The ABL Credit Facility is subject to an acceleration clause in a Liquidity Event or an Event of Default, as defined in the ABL Credit Facility agreement. Under such acceleration, the administrative agent can direct payments from the Company’s depository accounts to directly pay down the outstanding balance under the ABL Credit Facility. Management believes the likelihood of such acceleration to be remote.

Lehman Brothers

On September 15, 2008, the parent company of Lehman Brothers, Lehman Brothers Holdings Inc., filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern

District of New York. Lehman Brothers is committed to fund $100 million of the Company’s $300 million available Revolving Credit Facility and up to $95 million of the Company’s $2.1 billion ABL Credit Facility. During September 2008, the Company drew down the entire $300 million Revolving Credit Facility and invested the proceeds in U.S. Treasury securities. Lehman Brothers funded their $100 million commitment of the Revolving Credit Facility but has failed to fund a portion of their ABL Credit Facility commitment. As of May 3, 2009, outstanding borrowings under the ABL Credit Facility from Lehman Brothers are approximately $18 million. In addition, the Administrative Agent of the ABL Credit Facility holds $10 million in escrow funds, which are available to honor Lehman’s pro rata portion of any ABL Credit Facility draw. The combined available unfunded commitment from Lehman Brothers as of May 3, 2009 (prior to the ABL Credit Facility borrowing base limitations) was approximately $77 million.

Senior Notes

On August 30, 2007, the Company issued $2.5 billion of Senior Notes bearing interest at a rate of 12.0% (the “12.0% Senior Notes”). Interest payments are due each March and September 1st through maturity. The 12.0% Senior Notes mature on September 1, 2014 and can be redeemed by the Company as follows:

Redemption period	Redemption price
Sept. 1, 2011 – August 31, 2012	106% plus accrued interest
Sept. 1, 2012 – August 31, 2013	103% plus accrued interest
Sept. 1, 2013 – Thereafter	100% plus accrued interest

The Company may also redeem all or a portion of the 12.0% Senior Notes under certain conditions and for the price as described in the agreement prior to September 1, 2011. The 12.0% Senior Notes contain various restrictive covenants including limitations on additional indebtedness and dividend payments and stipulations regarding the use of proceeds from asset dispositions. The Company is in compliance with all such covenants.

Senior Subordinated Notes

On August 30, 2007, the Company issued $1.3 billion of Senior Subordinated PIK Notes bearing interest at a rate of 13.5% (the “13.5% Senior Subordinated Notes”). Interest payments are due each March and September 1st through maturity except that the first eight payment periods through September 2011 shall be paid in kind (“PIK”) and therefore increase the balance of the outstanding indebtedness rather than be paid in cash. During first quarter 2009, the Company repurchased $252 million principal amount, plus accrued interest of $15 million, of the 13.5% Senior Subordinated Notes. As of May 3, 2009, we held $269 million aggregate principal amount of the 13.5% Senior Subordinated Notes. As a result of PIK interest capitalizations and the extinguishment of a portion of the principal, as of May 3, 2009, the outstanding principal balance of the 13.5% Senior Subordinated Notes was $1.3 billion. The 13.5% Senior Subordinated Notes mature on September 1, 2015 and can be redeemed by the Company as follows:

Redemption period	Redemption price
Sept. 1, 2011 – August 31, 2012	106.75% plus accrued interest
Sept. 1, 2012 – August 31, 2013	103.375% plus accrued interest
Sept. 1, 2013 – Thereafter	100% plus accrued interest

The Company may also redeem all or a portion of the 13.5% Senior Subordinated Notes under certain conditions and for the price as described in the agreement prior to September 1, 2011. The 13.5% Senior Subordinated Notes contain various restrictive covenants including limitations on additional indebtedness and dividend payments and stipulations regarding the use of proceeds from asset dispositions. The Company is in compliance with all such covenants.

The Company and its affiliates may from time to time repurchase or otherwise retire the Company’s debt and take other steps to reduce the Company’s debt or otherwise improve the Company’s balance sheet. These actions may include open market repurchases, negotiated repurchases and other retirements of outstanding debt. The amount of debt that may be repurchased or otherwise retired, if any, will depend on market conditions, trading levels of the Company’s debt from time to time, the Company’s cash position and other considerations.

Interest rate swaps

We maintain interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. Our swaps commit us to pay fixed interest and receive variable interest, effectively converting $400 million of floating-rate debt to fixed rate debt. During first quarter 2009, we paid a weighted average fixed rate of 3.8% and received a weighted average floating rate of 0.5% on the combined notional value of $400 million. During fiscal 2008, we paid a weighted average fixed rate of 3.8% and received a weighted average floating rate of 2.4% on the combined notional value of $400 million. As of May 3, 2009, the swaps have a weighted average fixed pay rate of 3.8% and a weighted average floating receive rate of 0.4%. The swaps mature in January 2010, for $200 million combined notional value, and January 2011, for $200 million combined notional value.

Commodity and interest rate risk

Commodity risk

We are aware of the potentially unfavorable effects inflationary pressures may create through higher asset replacement costs and related depreciation, higher interest rates and higher material costs. In addition, our operating performance is affected by price fluctuations in steel, nickel, copper, aluminum, PVC and other commodities. We seek to minimize the effects of inflation and changing prices through economies of purchasing and inventory management resulting in cost reductions and productivity improvements as well as price increases to maintain reasonable gross margins.

As discussed above, our results of operations were favorably or negatively impacted by fluctuating commodity prices based on our ability or inability to pass increases in the prices of certain commodity-based products to our customers. Such commodity price fluctuations have from time to time produced volatility in our financial performance and could continue to do so in the future.

Interest rate risk related to debt

We are subject to interest rate risk associated with our Senior Secured Credit Facility and our Asset Based Lending Credit Agreement.

The Senior Credit Facilities are comprised of the following:

•

A $1.0 billion Term Loan Facility due August 30, 2012, with an outstanding balance of $985 million as of May 3, 2009. The Term Loan is guaranteed by Home Depot and bears interest at Prime plus 0.25% or LIBOR plus 1.25% at the Company’s election. At May 3, 2009 the Term Loan interest rate was 1.68%.

•

A $300 million Revolving Credit Facility due August 30, 2013 that bears interest at Prime plus 3.0% or LIBOR plus 4.0% at the Company’s election. The Revolving Credit Facility also has a 0.5% unused commitment fee and a Letter of Credit fee of 4.0% per annum. As of May 3, 2009, the Company had an outstanding balance of $300 million, at an interest rate of 4.46%, and no outstanding Letters of Credit under The Revolving Credit Facility.

The Asset Based Lending Credit Agreement is comprised of the following:

•

A $2.1 billion ABL Credit Facility due August 30, 2012 that bears interest at Prime plus 0.5% or LIBOR plus 1.5% per annum at the Company’s election. At May 3, 2009 the ABL Credit Facility interest rate was 2.191%. As of May 3, 2009, the ABL Credit Facility had an outstanding balance of $772 million. The Company can use up to $400 million of its available borrowing under the ABL Credit Facility for Letters of Credit which are charged a fee of 1.5% per annum. As of May 3, 2009, there were $64 million of Letters of Credit outstanding under the ABL Credit Facility.

While changes in interest rates impact the fair value of the fixed rate debt, there is no impact to earnings and cash flow. Alternatively, while changes in interest rates do not affect the fair value of our variable-interest rate debt, they do affect future earnings and cash flows. A 1% increase in interest rates on our variable-rate debt would increase our annual forecasted interest expense by approximately $20 million (based on our borrowings on our credit facilities as of May 3, 2009).

Interest rate risk related to derivatives

We are also subject to interest rate risk on our interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. The Company pays fixed interest and receives variable interest, effectively converting $400 million of floating-rate debt to fixed rate debt. As of May 3, 2009, the swaps have a weighted average fixed pay rate of 3.8% and a weighted average floating receive rate of 0.4%. The weighted average floating receive rate cannot fall below zero; therefore our interest rate risk for the remainder of fiscal 2009 is limited to the $400 million notional value at 0.4%, or approximately $1 million.

Contractual obligations

The following table discloses aggregate information about our contractual obligations as of February 1, 2009 and the periods in which payments are due (amounts in millions):

	Total	Payments due by period
Amounts in millions		Fiscal 2009	Fiscal 2010-2011	Fiscal 2012-2013	Fiscal years after 2013
Long-term debt(1)(2)	$6,767	$10	$20	$2,044	$4,693
Interest on long-term debt(3)	3,169	350	700	1,227	892
Operating leases	776	190	285	160	141
Unconditional purchase obligations(4)	388	388	—	—	—
Interest rate swaps(5)	20	13	7	—	—

Total contractual cash obligations(6)	$11,120	$951	$1,012	$3,431	$5,726

(1)	The long-term debt amount above includes $711 million in the “Fiscal years after 2013” column for interest that will be paid-in-kind, increasing the balance of the indebtedness outstanding rather than be paid in cash.
(2)	During February 2009, we repurchased $252 million principal amount, plus accrued interest of $15 million, of the 13.5% Senior Subordinated Notes due 2015 for $62 million. Due to the paid in kind interest payments on this debt, the repurchase reduces the amount in the “Fiscal years after 2013” column by $373 million.
(3)	During February 2009, we repurchased $252 million principal amount, plus accrued interest of $15 million, of the 13.5% Senior Subordinated Notes due 2015. This repurchase reduces the interest on long-term debt by $101 million in the “Fiscal 2012-2013” column and by $101 million in the “Fiscal years after 2013” column.
(4)	Unconditional purchase obligations include various commitments with vendors to purchase inventory and IT services.

(5)	The amounts due for the interest rate swaps are based on market valuations at February 1, 2009. Actual payments, if any, may differ at settlement date.
(6)	The contractual obligations table does not include capital lease obligations due to their immateriality. In addition, the table excludes $206 million of unrecognized tax benefits due to uncertainty regarding the timing of future cash payments, if any, related to the liabilities under Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of Statement of Financial Accounting Standards No. 109” (“FIN 48”).

Recent accounting pronouncements

Fair value measurements—In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 addresses the measurement of fair value by companies when they are required to use a fair value measure for recognition or disclosure purposes under U.S. GAAP. SFAS 157 provides a common definition of fair value to be used throughout U.S. GAAP, which is intended to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP 157-1”), which removed leasing transactions accounted for under Statement 13 and related guidance from the scope of SFAS 157, and FSP No. 157-2, “Partial Deferral of the Effective Date of Statement 157” (“FSP 157-2”), which deferred the effective date of SFAS 157 for all nonfinancial assets and liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually, to fiscal years beginning after November 15, 2008.

The Company implemented SFAS 157 for financial assets and liabilities at the beginning of fiscal 2008 and for nonfinancial assets and liabilities at the beginning of fiscal 2009 as allowed under FSP 157-2. The implementation of SFAS 157 did not have a material impact on the Company’s consolidated financial position and results of operations. See the Notes to the Consolidated and Combined Financial Statements for disclosures required by this new pronouncement.

On October 10, 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” (“FSP 157-3”) which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 became effective on October 10, 2008, and its adoption did not have a material impact on our financial position or results for the year ended February 1, 2009.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP 107-1/28-1”). This FSP requires disclosures of fair value for any financial instruments not currently reflected at fair value on the balance sheet for all interim periods. FSP 107-1/28-1 is effective for interim and annual periods ending after June 15, 2009. HD Supply will adopt FSP 107-1/28-1 in the second quarter of fiscal 2009 and does not expect any material financial statement implications relating to the adoption of this FSP.

In April 2009, the FASB issued FSP FAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP 157-4”). This FSP relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. FSP 157-4 is effective for interim and annual periods ending after June 15, 2009. HD Supply will adopt FSP 157-4 in the second quarter of fiscal 2009 and does not expect any material financial statement implications relating to the adoption of this FSP.

The fair value option for financial assets and financial liabilities—In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. The standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires companies to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The new standard does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 and SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” SFAS 159 is effective for fiscal years beginning after November 15, 2007, which means that it was effective for HD Supply’s fiscal year beginning February 4, 2008. The Company has elected not to adopt the fair value option for valuation of those assets and liabilities which are eligible; therefore there is no impact on the Company’s financial position and results of operations.

Business combinations—In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS No. 141, “Accounting for Business Combinations.” SFAS 141(R) requires that the acquisition method of accounting be used in all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. It requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS 141(R) will be effective for the Company and business combinations for which the acquisition date is on or after the beginning of fiscal 2009. The impact on the Company of adopting SFAS 141(R) will depend on the nature, terms and size of the business combinations completed after the effective date.

Noncontrolling interests—In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 amends ARB No. 51, “Consolidated Financial Statements.” SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company adopted the provisions of SFAS 160 at the beginning of fiscal 2009. The Company currently does not have a noncontrolling interest in a subsidiary; therefore, the adoption of SFAS 160 did not have an impact on the Company’s consolidated financial statements and results of operations.

Derivative instruments—In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 enhances the disclosure framework of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities, as amended” (“SFAS 133”). SFAS 161 expands the disclosures to provide an enhanced understanding of (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (3) how derivative instruments affect an entity’s financial position, financial performance, and cash flows. The Company adopted the provisions of SFAS 161 at the beginning of fiscal 2009. The required disclosures under SFAS 161 are included in Note 8 to the consolidated financial statements for the period ending May 3, 2009.

Intangible assets—In April 2008, the FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets,” which amends the factors that should be considered in developing renewal or extension assumptions used in determining the useful life of a recognized intangible asset. This FSP was effective for the Company at the beginning of fiscal 2009. The adoption of FSP 142-3 did not impact the Company’s consolidated financial statements and results of operations.

Critical accounting policies

Our critical accounting policies include:

Revenue recognition

We recognize revenue when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, price to the buyer is fixed and determinable and collectibility is reasonably assured. We ship products to customers predominantly by internal fleet and to a lesser extent by third party carriers. Revenues, net of sales tax and allowances for returns and discounts, are recognized from product sales when title to the products is passed to the customer, which generally occurs at the point of destination for products shipped by internal fleet and at the point of shipping for products shipped by third party carriers.

Allowance for doubtful accounts

We evaluate the collectibility of accounts receivable based on numerous factors, including past transaction history with customers, their credit worthiness and an assessment of our lien and bond rights. Initially, we estimate an allowance for doubtful accounts as a percentage of aged receivables. This estimate is periodically adjusted when we become aware of a specific customer’s inability to meet its financial obligations (e.g., bankruptcy filing) or as a result of changes in our historical collection patterns. While we have a large customer base that is geographically dispersed, a slowdown in the markets in which we operate may result in higher than expected uncollectible accounts, and therefore, the need to revise estimates for bad debts. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, the allowance for doubtful accounts could differ significantly, resulting in either higher or lower future provisions for doubtful accounts.

Inventories

Inventories are carried at the lower of cost or market. The cost of substantially all of our inventories is determined by the moving or weighted average cost method. We evaluate our inventory value at the end of each quarter to ensure that it is carried at the lower of cost or market. This evaluation includes an analysis of historical physical inventory results, a review of potential excess and obsolete inventories based on inventory aging and anticipated future demand. Periodically, each branch’s perpetual inventory records are adjusted to reflect declines in net realizable value below inventory carrying cost. To the extent historical physical inventory results are not indicative of future results and if future events impact, either favorably or unfavorably, the saleability of our products or our relationship with certain key vendors, our inventory reserves could differ significantly, resulting in either higher or lower future inventory provisions.

Consideration received from vendors

At the beginning of each calendar year, we enter into agreements with many of our vendors providing for inventory purchase rebates (“vendor rebates”) upon achievement of specified volume purchasing levels. We accrue the receipt of vendor rebates as part of our cost of sales for products sold based on progress towards earning the vendor rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. An estimate of unearned vendor rebates is included in the carrying value of inventory at each period end for vendor rebates to be received on products not yet sold. While we believe we will continue to receive consideration from vendors in fiscal 2009 and thereafter, there can be no assurance that vendors will continue to provide comparable amounts of vendor rebates in the future.

Impairment of long-lived assets

Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. To analyze recoverability, we project undiscounted future cash flows over the remaining life of the asset. If these projected cash flows are less than the carrying amount, an impairment loss is recognized based on the fair value of the asset less any costs of disposition. Our judgment regarding the existence of impairment indicators are based on market and operational performance. Future events could cause us to conclude that impairment indicators exist and that assets are impaired. Evaluating the impairment also requires us to estimate future operating results and cash flows that require judgment by management. If different estimates were used, the amount and timing of asset impairments could be affected.

Goodwill

Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired in connection with business acquisitions. SFAS No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”) requires entities to periodically assess the carrying value of goodwill by reviewing the fair value of the net assets underlying all acquisition-related goodwill on a reporting unit basis, as defined by SFAS 142. We assess the recoverability of goodwill in the third quarter of each fiscal year. We also use judgment in assessing whether we need to test goodwill more frequently for impairment than annually given factors such as unexpected adverse economic conditions, competition, product changes and other external events. If the carrying amount of a reporting unit that contains goodwill exceeds fair value, a possible impairment would be indicated.

We determine the fair value of a reporting unit using a discounted cash flow (“DCF”) analysis. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, perpetual growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market-based approach. The cash flows employed in the DCF analyses are based on the Company’s most recent budget, incorporating publicly available economic forecasts. For years beyond the Company’s budget, the Company estimates a terminal value capturing the present value of perpetual cash flow estimates beyond the last projected period using a constant discount rate and a conservative long-term growth rate of 3%. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units and range from 12% to 16%. In addition, we utilized a market-based approach evaluating comparable company public trading values, research analyst estimates, and, where available, values observed in private market transactions in order to validate that the fair value derived from our discounted cash flow analysis was comparable to our market peers. During fiscal 2008, as a result of our goodwill impairment testing, we recorded goodwill impairment charges of $923 million.

In order to evaluate the sensitivity of the fair value calculations on the goodwill impairment test, we applied a hypothetical 100 basis point increase in the risk adjusted discount rate of each reporting unit. Such an increase would result in an additional impairment charge of $277 million during fiscal 2008. We also measured the impact of applying a hypothetical 100 basis point decrease in the long-term growth rate used in measuring the terminal value of each reporting unit. Such a decrease would result in an additional impairment charge of $153 million during fiscal 2008.

Income Taxes

Income taxes are determined under the liability method as required by SFAS No. 109, “Accounting for Income Taxes.” Income tax expense or benefit is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. This measurement is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, are not more likely than not to be realized. An increase in the amount of future deferred tax assets or lower than expected future earnings could require us to establish a valuation allowance on our deferred taxes.

In addition, we have foreign and domestic net operating losses (NOLs) that expire at various dates beginning in 2012. At this time, we believe that, based on a number of factors, it is more likely than not that these losses will be utilized before they expire, and thus no valuation allowance has been established except on certain specific state NOLs. Lower than expected future earnings or certain ownership changes could impair or eliminate the value of the NOLs recorded.

Effective January 29, 2007 we adopted the provisions of FIN 48 which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes guidance related to the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The interpretation prescribes the minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. Initial recognition, derecognition and measurement is based on management’s judgment given the facts, circumstances and information available at the reporting date. If these judgments are not accurate then future income tax expense or benefit could be different.

Self-insurance

We have a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile liability, workers’ compensation, and are self-insured for medical claims and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience.

To the extent the projected future development of the losses resulting from workers’ compensation, automobile, general and product liability claims incurred as of February 1, 2009 differs from the actual development of such losses in future periods, our insurance reserves could differ significantly, resulting in either higher or lower future insurance expense.

Management estimates

Management believes the assumptions and other considerations used to estimate amounts reflected in our combined financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our combined financial statements, the resulting changes could have a material adverse effect on our combined results of operations, and in certain situations, could have a material adverse effect on our financial condition.

Change in independent auditors

We engaged PricewaterhouseCoopers LLP as our new independent registered public accounting firm as of June 26, 2008. We dismissed KPMG LLP on the same date. The decision to change auditors was approved by the audit committee of the Board of Directors of Holding. During fiscal 2006, fiscal 2007 and through June 26, 2008, we have not consulted with PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that PricewaterhouseCoopers LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 204 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The audit report of KPMG LLP on the consolidated and combined financial statements of our company as of and for the predecessor periods ended August 29, 2007 and January 28, 2007 and the successor period ended February 3, 2008 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that such report contained separate paragraphs stating that:

“As discussed in Note 7 to the consolidated financial statements, the Predecessor Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of Statement of Financial Accounting Standards No. 109,” effective January 29, 2007.”; and

“We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in presentation described in Note 17 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by a successor auditor.”

During our two most recent years and the subsequent interim period to the date hereof, there were no disagreements between us and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with the above reports.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years of our company and the subsequent interim period to the date hereof.

A letter from KPMG LLP is attached as Exhibit 99.4 to the registration statement of the Company on Form S-4 of which this prospectus is a part.

Internal control over financial reporting

Our management and independent registered public accounting firm did not perform an evaluation of our internal control over financial reporting as of February 1, 2009 in accordance with the provisions of the Sarbanes-Oxley Act of 2002. Had we and our independent registered public accounting firm performed an evaluation of our control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act of 2002, additional control deficiencies may have been identified by management or our independent registered public accounting firm and those control deficiencies could have also represented one or more material weaknesses.

Industry

Wholesale distribution market overview

We operate in the wholesale distribution industry largely serving Infrastructure & Energy, Maintenance, Repair & Improvement and Specialty Construction market sectors. These markets are characterized by a fragmented customer base consisting of contractors, government entities, maintenance professionals, home builders and industrial businesses, which typically demand a high level of service and availability of a broad set of complex products from a large number of suppliers. These factors drive the importance of the distributor within the value chain and create barriers to entry for suppliers to sell directly to customers.

The markets we serve are highly fragmented, with the majority of our competitors being specialized, local or regional companies focused primarily on a narrow range of product categories. We believe that our national footprint, diverse product and service offerings across our businesses, and leading market positions throughout multiple markets distinguish us from our competitors.

End markets

While certain macroeconomic factors (which may include GDP growth, population growth, migration, interest rates, employment and consumer sentiment) underpin growth across our industry, we serve a diverse set of end markets that also have a number of different growth drivers and trends. End-market demand for products within the industries we serve is principally driven by residential construction, non-residential construction, infrastructure construction, and MRO.

Overview of spending in our principal markets

Construction

According to Moody’s Economy.com, total U.S. construction spending was approximately $1,073 billion in 2008 with the residential, non-residential and infrastructure segments accounting for approximately 34%, 41% and 25% of construction spending, respectively. After a projected decline of 10.2% in 2009, driven largely by the decline in new residential spending, total construction spending is expected to grow at an 8.2% compound annual growth rate (“CAGR”) from 2009 through 2013. This projected growth is attributed to continued investment in the non-residential and infrastructure sectors and a projected improvement in the residential construction market beginning in 2010.

Source: Moody’s Economy.com as of May 2009

Residential: From 2003 to 2005, the United States experienced extremely strong residential construction markets, consisting of new residential construction and renovation and improvement projects. New residential construction, consisting of single and multifamily homes, saw a continued increase during this period reaching $480 billion in 2005. Spending on renovation and improvement projects, totaled $136 billion in 2005, according to Moody’s Economy.com. However, a high inventory of unsold single family homes, more stringent lending standards for non-traditional mortgages and a disruption in the market for mortgage-backed securities caused a significant slowdown in the residential construction market, resulting in significant declines from 2005 to 2008. The residential construction market declined at a CAGR of 16.0% from 2005 to 2008 and is projected to decline a further 21.2% in 2009. Residential construction spending is projected to improve in 2010 resulting in a projected CAGR of 14.7% from 2009 to 2013. While residential renovation and improvement project spending declined 8.6% in 2008, it is expected to grow by 0.4% in 2009. New residential construction spending, which reached its peak level in 2005 has declined significantly since resulting in a CAGR of negative 21.7% from 2005 to 2008. Moody’s Economy.com projects new residential construction spending to decline 33.9% further in 2009 with a projected improvement in 2010 resulting in a projected CAGR of 24.1% from 2009 to 2013. The new residential construction market can also be measured by the number of single-family housing starts, which declined 40.3% in 2008, as reported by the U.S. Census Bureau, and are projected to decline an additional 38.1% in 2009 before a projected improvement in 2010 resulting in a CAGR of 39.5% from 2009 to 2013, as projected by Economy.com as of May 7, 2009.

Non-residential: Non-residential construction spending has continued to increase since 2003, after a temporary slowdown due to hesitant business investment in the wake of the 2001 recession. In 2008, non-residential construction spending increased by approximately 11.6% to $440 billion. The non-residential construction market is expected to decline in 2009 and 2010 at a rate of 9.9% and 5.4%, respectively, as office vacancy rates continue to increase, rental costs decrease and clarity on the strength of the economy remains uncertain. Moody’s Economy.com projects growth in non-residential construction spending is expected to return in 2011 with a projected CAGR of 5.5% from 2009 to 2013.

Infrastructure: According to Moody’s Economy.com, infrastructure construction spending grew at a 8.7% CAGR from 2003 to 2008. Infrastructure spending continues to be a key growth driver of the U.S. construction market. While the infrastructure market is generally driven by population growth, a long period of infrastructure and technology under-investment has created a significant need to upgrade water, wastewater, electrical distribution and highway and street infrastructure in the United States. Recent U.S. government stimulus legislation and environmental protection programs aimed at addressing the concerns of the status of the current infrastructure systems continue to support the projected growth within the infrastructure construction market. According to Moody’s Economy.com, infrastructure construction spending is expected to grow 4.4% in 2009. From 2009 to 2013, infrastructure construction spending is projected to grow at a 4.5% CAGR, as public and private spending ramps up to meet the needs and requirements of continued population growth and government regulation.

Construction market cycle: The overall construction market has grown at a CAGR of approximately 5.4% since 1993, with varying contributions from the residential, non-residential and infrastructure markets. Historically, all three segments of the construction market in which we participate have not generally grown in lock-step. Our end-market diversity helps reduce the negative effect of a downturn in any single market and helps to reduce the volatility of our earnings and cash flow. In 2007 and 2008, the decline in residential construction was and continues to be offset in part by growth in the non-residential and infrastructure segments of the market. However, we believe persistent weakness in the residential construction markets, among other things, has impacted both the non-residential market and the infrastructure market.

Source: Moody’s Economy.com as of May 2009

MRO

While the market for MRO products is diverse and serves a variety of customer types, several common factors tend to drive demand including general economic conditions and asset utilization. Moreover, MRO spending tends to be a small expense relative to opportunity costs associated with vacant facilities or underutilized equipment. While there is limited information regarding the growth of overall MRO spending levels given the diverse nature of the MRO market, the market can be divided into two primary segments, facilities MRO and industrial MRO, in order to better analyze the underlying drivers of each segment. Facilities MRO serves multifamily, hospitality, healthcare and institutional facilities, providing supplies largely for maintenance, repair and refurbishment of the respective facilities. Growth in this segment is primarily driven by occupancy and vacancy rates within each one of the facility categories. The industrial MRO segment includes industrial, manufacturing and commercial markets that utilize MRO products for the repair and overhaul of production equipment and machinery. The industrial MRO segment is primarily driven by industrial production and capacity utilization rates. The PMI Index, as reported by the Institute of Supply Management, is a forward-looking indicator of industrial production. The PMI index for April 2009 measured 40.1% (a reading above 50% indicates that the manufacturing economy is generally expanding; below 50% indicates that it is generally contracting) up from a low of 32.9% in December 2008. This is the 15th consecutive month of contraction in the manufacturing sector.

Overview of spending in our market sectors

Infrastructure & Energy

To support established infrastructure and economic growth, our Infrastructure & Energy businesses serve customers in the Infrastructure & Energy market sector by meeting their demand for the critical supplies and services used to build and maintain water systems, oil refineries, and petrochemical plants, and for the generation, transmission, distribution and application of electrical power. This market sector is made up of the following businesses:

•	Waterworks

•	Utilities

•	Industrial Pipe, Valves and Fittings (“IPVF”), and

•	Electrical

Waterworks

Waterworks’ customers are primarily smaller, local contractors participating in the waterworks market who rely heavily upon distributors to provide a wide variety of specialized products at competitive prices. Distributors, therefore, play a critical role in the supply chain. The waterworks distribution market is highly fragmented with only one other national distributor, with numerous local and regional distributors accounting for the majority of sales. We are the largest dedicated distributor of water and wastewater products and related services in the United States.

There are two primary end-market sources of demand for waterworks products: (a) privately-funded residential and commercial construction, and (b) publicly-funded maintenance, repair and construction by municipalities using their own resources or private contractors.

Privately-funded water and wastewater construction is driven primarily by expenditures within the residential and commercial construction markets, as additional water and wastewater infrastructure is required to meet the demand of new homes and facilities. Typically, once a private contractor completes a waterworks system, ownership of the system is transferred to the relevant municipality for on-going repair and maintenance.

Publicly-funded maintenance, repair and construction spending by municipalities over the next five to ten years is projected to grow, driven primarily by:

•	Population growth;

•	Aging water and wastewater infrastructure;

•	Federal and state regulation for technology upgrades;

•	Water quality needs; and

•	Pollution prevention.

Municipalities face significant requirements to upgrade and replace their water infrastructure, much of which was installed in the early part of the 20th century and, in many instances, has reached the end of its useful life. In its 2009 Progress Report for America’s Infrastructure, the American Society of Civil Engineers gave grades of “D-” for both drinking water and wastewater infrastructure due to historical under-investment and anticipated investment. Separately, the Environmental Protection Agency (“EPA”) estimates a significant deterioration in the overall quality of the nation’s drinking water and wastewater pipe network by 2020, as indicated in the following chart:

Source: EPA

The nation spends about $26 billion per year (2004 dollars) on those systems, as estimated by the Congressional Budget Office (“CBO”), and CBO has previously estimated that investment from 2000 to 2019 would need to average between $30 billion and $47 billion annually to maintain current service standards and allow some modest improvements to meet current or future regulations imposed by the Environmental Protection Agency. In a survey completed by Global Water Intelligence, the data indicated that 25% of financing for municipal water and wastewater comes from developer contributions, a source of funding that has dried up with the decline of the housing market and will only partially be offset by an increase in federal government funds provided by recent U.S. government stimulus legislation and other programs. According to the survey, capital spending for water and wastewater systems will fall to about $25 billion in 2009 from about $29 billion in 2008. The report forecasts a 6% growth in spending in 2010 and double-digit growth in the 2011-2013 period, resulting in capital spending of nearly $40 billion by 2013.

We believe that water supply spending is a good proxy for spending on waterworks products over the long term. However, spending in individual years may vary due to other demand drivers. As water supply spending increases, demand for waterworks products also tends to increase. Moody’s Economy.com estimates that the annual water supply spending was approximately $16.1 billion in 2008. The spending in this market has grown at a 5.8% CAGR from 2003 to 2008. It is projected to grow 8.2% in 2009 and at a CAGR of 4.9% from 2008 to 2013.

Source: Moody’s Economy.com as of May 2009

Utilities

Electrical transmission and distribution (“T&D”) infrastructure connects power generation facilities with residential, commercial and industrial end users. We believe that our Utilities business (“Utilities”) is the largest player in the U.S./Canadian market, competing principally with one other national market participant in the United States and several regional competitors. Our addressable market comprises three main consumer segments: investor-owned utilities, electrical cooperatives and public/municipal/provincial utility districts. We believe that Utilities’ national scale is particularly important to large investor-owned utilities, who account for an increasing share of T&D infrastructure spending relative to smaller municipal and cooperative utilities.

Demand for our products is primarily driven by T&D spending, which in turn is driven by electricity consumption, population growth and economic expansion. In addition, there are several factors that industry participants believe will spur incremental industry investment in the short- to medium-term. These include:

•	Aging and inadequate T&D infrastructure;

•	Recent regulatory pressure;

•	Improving financial health of utility companies; and

•	Outsourcing trend in utility infrastructure services.

T&D infrastructure upgrades are a significant driver of incremental demand for the utility wholesale supply market. Significantly more electricity is being transported over longer distances utilizing a system that was initially designed for limited power sharing among neighboring utilities. Despite changes in the wholesale electricity market, however, T&D investment has not kept pace with the growth in electricity consumption, which, according to the Energy Information Administration (“EIA”), has nearly doubled since 1977. Such underinvestment, coupled with ever-increasing load demand, has led to critical congestion problems within the national power grid, resulting in numerous regional blackouts in recent years. The largest influence on T&D infrastructure spending is the need to handle greater loads due to increase in both population and electricity usage increases per person. Implementation of

Smart-grids is necessary in the long term to prepare the electric grid for advanced consumer technologies. Smart-grid technology is the current trend in the T&D sector, where the market is expected to see huge investments. This trend creates greater applications of communications technology in the T&D sector.

The upgrade of the aging infrastructure has been supported by the passing of the Energy Policy Act of 2005, which imposes mandatory reliability standards on owners, operators and users of the bulk power system, in order to help create a supportive regulatory environment. In addition, the $787 billion American Recovery and Reinvestment Act of 2009 (“ARRA”) is expected to provide a boost to the upgrade of the aging infrastructure.

In addition to our role supporting the roll-out, upgrade and maintenance of T&D infrastructure, we have developed a presence in the rapidly growing, adjacent market for providing outsourcing services to investor-owned utilities. Over the last decade, utility companies have increasingly relied on supply chain outsourcing—including system maintenance and inventory and vendor management in order to focus more on their core competencies. We have capitalized on our leading market presence to cultivate and grow outsourcing relationships with many leading investor-owned utilities, for whom Utilities provides a host of value-added products and services in many cases pursuant to long-term contracts. Our experience suggests that following the initiation of an outsourcing program, utility companies generally outsource an increasing proportion of total expenditures over time.

IPVF

IPVF distributes stainless steel and special alloy pipes, valves, flanges, fittings, plate, sheet and other related products and services for the maintenance, repair and construction of a wide variety of industrial and manufacturing facilities.

Demand for industrial PVF products as a whole can be generally measured by the overall level of economic activity, particularly the level of industrial capital expenditures. Over the last 36 months, demand from the oil and gas and the petrochemical industries—which we estimate collectively represented a significant portion of our net sales in this business—has particularly benefited the industrial PVF market. The recent decline in oil and gas and petrochemical prices and demand has reduced the utilization of existing equipment and demand for greenfield investment.

In times of high industry margins in either oil and gas or petrochemicals, producers and refiners increase utilization rates in their facilities, which typically increases demand for PVF products. In addition, high margins and profits encourage capital expenditures to increase capacity through either de-bottlenecking or incremental facility construction. According to Industrial Information Resources, 841 refinery expansion, upgrade and maintenance projects in United States and Canada with total investment value of $115 billion are projected to begin construction in August 2008 and beyond.

Electrical

Electrical is a U.S. wholesale distributor of electrical products such as wire and cable, switchgear, supplies, lighting and conduit to residential and commercial contractors. The U.S. electrical and wholesale distribution market is broad and highly fragmented.

Maintenance, Repair & Improvement

Our Maintenance, Repair & Improvement businesses, with superior distribution capabilities and targeted, but comprehensive, product assortments, serve customers in the Maintenance, Repair & Improvement market sector by meeting their continual demand for supplies needed to fix and upgrade facilities across multiple industries. This market sector is made up of the following businesses:

•	Facilities Maintenance

•	Crown Bolt, and

•	Repair & Remodel

Facilities Maintenance

Market participants for MRO products supply a wide range of products, including plumbing/HVAC and electrical supplies, hand tools, janitorial supplies, safety equipment and various other categories. This market can be further categorized into two segments that are described below: facilities MRO and industrial MRO. The majority of Facilities Maintenance’s MRO sales are generated within the facilities MRO segment, particularly in the multifamily MRO segment, where it maintains a leading market position. MRO product spending is usually less discretionary in nature and thus experiences lower levels of volatility than other sectors of our distribution market. Moreover, MRO spending tends to be a small expense relative to opportunity costs associated with vacant facilities or underutilized equipment, supporting attractive MRO product economics.

Facilities MRO

The facilities MRO segment is comprised of property managers of multifamily, hospitality, healthcare and institutional facilities who use MRO products largely for maintenance, repair and refurbishment of their facilities. A significant percentage of Facilities Maintenance’s sales are in the facilities MRO segment, the majority of which represent multifamily facilities.

Multifamily: Distributors provide janitorial, plumbing/HVAC, appliances and lighting products to service the facilities maintenance needs of property managers, real estate investment trusts (“REITS”) and owners of large and small apartment properties. Demand for multifamily MRO products is largely driven by the total number of occupied units within these properties, which can be measured by vacancy rates. Increased demand for multifamily housing has traditionally occurred when the affordability of renting is more attractive than single family homeownership, driving down vacancy rates within existing multifamily facilities.

According to the U.S. Census Bureau, rental vacancy rates decreased slightly from a peak of 10.2% in 2004 to 10.0% in 2008. While rental vacancy rates are expected to increase slightly in 2009, they are expected to decline to 9.2% by 2013. We also believe that the multifamily market has benefited from a rise in professional management of multiple facilities and a resulting shift away from local retail purchases and toward full-service, nation-wide distribution. We believe that Facilities Maintenance is the market leader in the multifamily industry with approximately $1.1 billion in sales.

Hospitality: Distributors provide engineering (e.g. plumbing/HVAC and appliances) and operational (e.g. linens and guest amenities) products to property managers and owners of lodging facilities ranging from economy motels to luxury five-star hotels. We believe demand for products in the hospitality market is influenced by hotel occupancy rates, revenue per available room and average daily room rates. According to Rosen Consulting Group estimates, from 2003 to 2008, hotel occupancy rates increased from 59.2% to 60.0%, while peaking at 63.4% in 2006. Hotel occupancy rates are projected to decline to 56.7% in 2009 and gradually increase to 60.9% by 2012.

Healthcare: Distributors provide janitorial supplies, commercial and healthcare grade plumbing/HVAC supplies and electrical supplies to the property managers and owners of hospitals, private practices, outpatient and long-term care/senior living (assisted and independent) facilities. The healthcare market has experienced an increase in construction spending since 2000 in response to the aging U.S. population. As more healthcare facilities are constructed to meet this additional demand, we expect continued need for Facilities Maintenance’s products in this market.

Institutional: Distributors service the facilities maintenance needs of federal, state and local government facilities; public works facilities; and educational facilities. Demand for facilities maintenance products in the institutional market is primarily influenced by investment in the institutional infrastructure. Construction spending for institutional facilities increased from $74 billion in 2002 to $104 billion in 2008, as reported by the U.S. Census Bureau, of which public spending represented over 80%. This continued investment in and improvement to institutional facilities has led to additional needs for facilities maintenance products in this market.

Industrial MRO

The industrial MRO segment serves industrial, manufacturing and commercial markets that utilize MRO products for the repair and overhaul of production equipment and machinery. The industrial MRO segment is highly fragmented with many distributors operating in local or regional markets with a limited number of national players. Typical products include janitorial and sanitation supplies, electrical products, fasteners, safety supplies, cutting tools and other various products that are used on the shop floor. The industrial MRO segment is primarily driven by industrial production and capacity utilization rates.

Crown Bolt

The home improvement and industrial fastener industry is a relatively concentrated marketplace with big-box retailers like Home Depot and Lowe’s serving as the primary participants. Crown Bolt is a retail distribution operator, providing program and packaging solutions, sourcing, distribution, and in-store service. Crown Bolt’s primary customer is Home Depot.

Repair & Remodel

The renovation and improvement industry is a fragmented marketplace with a wide variety of participants, including local lumber yards and “big box” retailers such as Home Depot and Lowe’s. Repair & Remodel caters to small remodeling contractors, trade professionals and the home improvement Do-it-Yourself market. Our major product offerings include lumber, kitchen cabinets, windows, plumbing materials, masonry, electrical, flooring, tools and tool rentals.

Specialty Construction

Our Specialty Construction businesses serve customers in the Specialty Construction market sector by meeting their very distinct, customized supply needs in commercial, residential and industrial applications. This market sector is made up of the following businesses:

•	White Cap

•	Plumbing, and

•	Creative Touch Interiors (“CTI”)

White Cap

We believe White Cap is the largest player in the U.S. construction supply market. Most competitors in the market are small, privately-owned businesses operating from a single location and serving a single division or trade.

Demand within our addressable market is driven primarily by residential, non-residential and infrastructure construction growth as well as the broader macroeconomic environment. During fiscal 2008, we estimate that new residential construction drove a proportion of White Cap’s net sales similar to the proportion of net sales in our other businesses driven by new residential construction.

From 2003 to 2008, total construction spending increased at a CAGR of 3.8%, due in part to improved spending in the non-residential and infrastructure markets. After a projected decline of 10.2% in 2009, driven largely by the continued decline in new residential spending and, to a lesser extent, declines in the non-residential market, total construction spending is expected to grow at a 8.2% CAGR from 2009 through 2013. This projected growth is attributed to continued investment in the non-residential and infrastructure sectors and a projected improvement in the residential construction market beginning in 2010.

Plumbing

Plumbing is a leading U.S. distributor in the plumbing and HVAC supplies market for residential and commercial contractors. Our products include plumbing fixtures, faucets and finishes, HVAC equipment, pipes, valves, fittings and water heaters.

Creative Touch Interiors

CTI primarily participates in the flooring segment of the interior finished products market serving the new residential construction industry. We believe that we are the market leader in the flooring segment. The remainder of the interior finished market consists of a few medium-sized regional players and numerous small, local suppliers.

Business

We are one of the largest wholesale distributors based on sales serving the highly fragmented U.S. and Canadian Infrastructure & Energy, Maintenance, Repair & Improvement and Specialty Construction market sectors. Through approximately 790 locations across the United States and Canada, we operate a diverse portfolio of distribution businesses that provide approximately 1 million SKUs to over 450,000 professional customers, including contractors, government entities, maintenance professionals, home builders and industrial businesses. Our company is organized in three distinct market sectors, each of which offers different products and services to the end customer.

We believe that the diversity of our product portfolio, vendor relationships and customer base reduces our exposure to any single end market, customer or product and positions us to benefit from investment across all construction end markets—new residential, non-residential and infrastructure construction; residential renovation and improvement; the ongoing maintenance of existing facilities; and the upgrade of water, wastewater, oil and gas, and electric utility infrastructure. We believe that our size and scale, coupled with our experienced sales force, extensive distribution infrastructure and information technology systems allow us to provide competitive pricing, product breadth, availability and delivery and customer service. For first quarter fiscal 2009, we generated net sales of $1,921 million and an operating loss of $25 million. For fiscal 2008, we generated net sales of $9,768 million, an operating loss of $789 million, and operating income excluding goodwill impairment of $134 million.

Our history

March 1997 marked HD Supply’s inception, with the acquisition by Home Depot of Maintenance Warehouse/America Corp., a leading direct marketer of MRO products to the hospitality and multifamily housing markets. Since 1997, our business has grown rapidly, primarily through the acquisition of more than 40 businesses, of which 32 were acquired since the beginning of fiscal 2005. From fiscal 2000 to fiscal 2004, we extended our presence into new categories while growing existing businesses through 10 acquisitions. New businesses included plumbing and HVAC (through the acquisition of Apex Supply), flooring products and installation (Floors Inc., Floor Works, Arvada Hardwood Floor Co.) and specialty hardware, tools and materials for construction contractors (White Cap).

Growth at existing businesses was driven organically and through “tuck-in” acquisitions, expanding our presence in the MRO segment (N-E Thing Supply, Economy Maintenance Supply) and flooring and design services for professional homebuilders (Creative Touch Interiors). In fiscal 2005, we accelerated the pace of consolidation by acquiring 18 businesses, the largest of which was National Waterworks, a leading distributor of products used to build, repair and maintain water and wastewater transmission systems. In fiscal 2006 we transformed our business with the acquisition of Hughes Supply, which doubled our net sales and further established our market leadership in a number of our largest businesses, which we supplemented with 11 other strategic acquisitions.

In 2007, investment funds associated with Bain Capital Partners LLC, The Carlyle Group and Clayton, Dubilier & Rice, Inc. formed HDS Investment Holding, Inc. and purchased HD Supply from Home Depot. In connection with the Transactions, Home Depot was provided a 12.5% interest in the common stock of HDS Investment Holding, Inc.

Our strengths

We believe that our company has the following competitive strengths:

•

Broad end-market exposure and diverse revenue mix: Overall, our broad end-market and geographic exposure, low customer concentration and diverse product and service offerings across our businesses help reduce the risks related to a single end market.

•

Broad end-market and geographic exposure: We serve a broad array of end markets with favorable long-term growth prospects, driven by many different factors. Further, we operate approximately 790 branches strategically located across the United States and Canada. Our broad business mix reduces our exposure to the seasonality and cyclicality of any individual end market or region.

•

Diversified customer base and product and service offering: We offer approximately 1 million SKUs to over 450,000 active client accounts. Our large, highly fragmented customer base has low account concentration with our largest customer representing only 3.9% of our first quarter fiscal 2009 net sales and 3.1% of our fiscal 2008 net sales and our top 10 customers comprising only 8.7% of our first quarter fiscal 2009 net sales and 6.4% of our fiscal 2008 net sales.

•

Attractive industry fundamentals: We operate in the large, fragmented U.S. and Canadian residential, non-residential and infrastructure construction and renovation and improvement markets. Many competitors lack the resources and scale to compete with our product depth, strong customer service, global sourcing capability, broad geographic coverage, and sophisticated IT systems. As a result, we have developed leading market positions and believe that we are poised to capture additional market share and capitalize on continued consolidation in the industry. Despite the downturn in the residential and nonresidential construction markets, the long-term forecast for our markets is favorable, driven by projected economic and population growth. Moreover, we believe certain of our businesses will also benefit from specific incremental growth drivers, including a need to upgrade our country’s aging water and wastewater systems and power transmission and distribution grid, and demand for capital equipment in the oil and gas and petrochemical industries. Additionally, recent U.S. government stimulus legislation has appropriated more than $100 billion toward transportation, HUD, energy and water projects.

•

Significant profitability improvement opportunities: We have grown rapidly through acquisitions and have historically focused on top-line growth. We believe that we are well positioned to capitalize on opportunities to improve profitability by further integrating acquisitions, leveraging our scale and driving best practices throughout the organization. We currently have a series of margin improvement initiatives underway, including:

•	leveraging preferred supplier contract terms across our businesses;

•	consolidating suppliers within and among our businesses;

•	utilizing scale to drive low-cost country sourcing and proprietary brand penetration;

•	reducing corporate overhead costs;

•	analyzing and optimizing pricing; and

•	improving business and branch-level operating performance.

•

Experienced management team and strong equity sponsorship: Our senior management team has an average of 18 years of distribution, construction and diversified industry experience. Our CEO, Joseph DeAngelo, has over 25 years of global operating experience including 17 years at General Electric Company, where he gained extensive operational, sourcing and financial experience across numerous General Electric business units. Our business heads have significant experience across industries with our company and at other leading industrial companies such as General Electric Company, Arrow Electronics, Inc., Honeywell International Inc. and The Stanley Works. The presidents of our businesses have an average 21 years of industry experience, the majority of which has been accrued in service at our legacy companies. Further, each of our Equity Sponsors, Bain Capital Partners, LLC, The Carlyle Group and Clayton, Dubilier & Rice, Inc., brings a strong track record of creating value through their ownership of large distribution businesses, including Rexel S.A., Brenntag Holding GmbH & Co. KG and Wesco Aircraft Hardware Corp.

Our strategy

We are focused on driving strong performance and ongoing operational improvements at our businesses and corporate through the following initiatives:

•

Maintain and build upon strong market positions: Our Waterworks, White Cap and Utilities businesses currently enjoy leading positions in their markets in the United States, and our Facilities Maintenance business has the leading position in the U.S. multifamily MRO segment of the facilities MRO market. We expect that our scale and local-market presence position us to gain further share, as we believe our suppliers and customers continue to seek relationships with fewer, larger distributors. Our ongoing focus will be to continue to develop our businesses with a focus on leveraging our strong market positions and investing locally to grow market share and increase local branch density.

•

Continue to implement margin enhancement initiatives: Our current market positions have been established following the strategic combination of National Waterworks, Hughes Supply, White Cap and other businesses. While the integration of these businesses is largely complete, we believe that we have not yet realized the full opportunity resulting from the acquisitions. We have identified opportunities to realize additional profitability improvements in our businesses. In addition to in-progress corporate and divisional cost reductions, we are focused on further implementing our sourcing and pricing initiatives and expanding our existing proprietary branded product lines.

•

Identified sourcing initiatives: These initiatives include the consolidation of our vendor base to aggregate total product spend, reduction of vendor overlap resulting from historical acquisitions and increased sourcing from low cost countries.

•

Pricing initiatives: These initiatives include the implementation of our analytical pricing optimization tools, which enables more sophisticated and disciplined product pricing at the individual customer level.

•

Proprietary branded products: We intend to grow sales of proprietary branded products, which typically generate higher gross margins than leading third-party brands sold by our businesses, and provide an opportunity to increase customer loyalty. We currently offer a limited number of proprietary branded products, and we believe that the potential for growth in sales of such products is significant.

•

Corporate and divisional cost reductions: We have initiated a corporate office restructuring, which we expect will generate savings over the next several years. In addition, in the fourth quarter of fiscal 2008 we implemented several cost reduction programs within several of our businesses, which we expect to result in additional savings.

•	Additional opportunities: In addition to the opportunities described above, we expect to realize profitability improvements from branch consolidation and local best practice sharing.

•

Increase operational efficiency through optimal asset management: During fiscal 2007 and the first half of fiscal 2008, our primary focus was on the separation of our business from Home Depot. With that effort largely complete, we intend to accelerate plans to improve our business and asset management practices that are expected to yield substantial operational efficiencies and incremental cash flow generation.

•

Capital expenditure management: In connection with the Hughes Supply integration in fiscal 2006, we made capital expenditures on IT and infrastructure investment. With these investments largely complete, we intend to improve capital expenditure management by using our greenfield branch analysis tool and a renewed focus on consistent application of investment metrics.

•	Working capital management and return on capital: We intend to build on near-term asset management successes through the implementation of enterprise resource planning system enhancements to improve receivables and inventory management. We intend to modify manager compensation across our businesses to encourage efficient usage of operating working capital. We also anticipate utilizing our scale and ongoing supplier consolidation initiatives to drive more favorable payment terms from our suppliers.

•

Drive organic growth through greenfield sites and market share gains: We believe that local market penetration is a key driver of operational and financial performance. Under appropriate market conditions, we intend to continue to selectively open new branches in attractive markets to capture additional market share, improve customer service levels, increase profitability and increase local market density. We have also recently launched a series of additional initiatives within some of our businesses, which we believe will result in additional market share gains. These include entering new product and market adjacencies, offering additional value-added services such as full-suite outsourcing solutions, improved sales force effectiveness and facilitating the hiring and retention of top sales staff through improved incentives.

•

Supplement organic growth with an active potential acquisition pipeline: We will continue to identify and evaluate potential “tuck-in” acquisition targets to further grow and enhance our business. For example, on June 1, 2009, we acquired substantially all of the assets of Orco Construction Supply, a former competitor of our White Cap business, out of bankruptcy. Our acquisition strategy builds on our significant experience with integrating over 40 strategic and “tuck-in” acquisitions since 1997, where we have typically realized significant synergies during the first two years of ownership. We currently have a number of potential acquisition targets of various sizes under review.

Our market sectors

Through ten wholesale distribution companies in the U.S. and a Canadian operation, we provide products and services to professional customers in the Infrastructure & Energy, Maintenance, Repair & Improvement and Specialty Construction market sectors. Most of our businesses operate in markets with a high degree of customer and supplier fragmentation, creating a critical role for distributors to fill.

The following table sets forth the relationship among our three market sectors, our ten businesses and our seven financial reporting segments.

Market sector	Business	Financial reporting segment

• Infrastructure & Energy	• Waterworks • Utilities • Industrial Pipe, Valves and Fittings (“IPVF”) • Electrical	• Waterworks • Utilities • IPVF • Other

• Maintenance, Repair & Improvement	• Facilities Maintenance • Crown Bolt • Repair & Remodel	• Facilities Maintenance • Crown Bolt • Other

• Specialty Construction	• White Cap • Plumbing • Creative Touch Interiors (“CTI”)	• White Cap • Other • CTI

For segment information, including net sales, operating income and net assets of each financial reporting segment, see Note 17 to the annual consolidated financial statements appearing elsewhere in this prospectus.

Infrastructure & Energy market sector

We serve customers in the Infrastructure & Energy market sector by meeting their demand for the critical supplies and services required to support established infrastructure and promote economic growth. Our businesses serving this market sector include Waterworks, Utilities, IPVF and Electrical.

Waterworks

Overview

Waterworks is the largest distributor of water, wastewater, fire protection, water systems and storm drain products in the United States. Our products and services are used in building, repairing and maintaining water and wastewater systems throughout the United States and serve as part of the basic municipal infrastructure required to support population and economic growth. Waterworks competes in a market we believe is fragmented. Waterworks is one of only two national distributors, and we have an extensive U.S. footprint of branches dedicated exclusively to the supply of waterworks products, operating over 235 locations across 41 U.S. states. The following chart shows Waterworks’ branch locations.

Waterworks was formed through the combination of the market-leading National Waterworks (acquired August 2005) and the Hughes Supply (acquired March 2006) waterworks businesses. Our focus on operational excellence has resulted in strong operating margins and efficient asset management practices, further enabling Waterworks to generate significant free cash flow to support its business growth. Waterworks’ fiscal 2008 net sales were to privately funded (e.g., residential and commercial) and publicly funded (e.g., municipalities) customers. For first quarter fiscal 2009, Waterworks had net sales of $428 million and operating income of $1 million. For fiscal 2008, Waterworks had net sales of $2,359 million, an operating loss of $521 million, and operating income excluding goodwill impairment of $82 million.

Products

Waterworks distributes one of the industry’s most complete lines of products that service the water distribution and wastewater collection systems, providing a “one stop shop” for its customers. Waterworks offers more than 25,000 distinct products. The primary products offered include pipes, fittings, valves and meters. Additional complementary products for waterworks construction and maintenance/repair are also offered. Waterworks’ product lines are outlined and illustrated below:

Pipes: Piping products are Waterworks’ primary waterworks product offering. Waterworks distributes a broad range of pipe made from different materials, including PVC, ductile iron, copper, polyethylene and high-density polyethylene, or “HDPE.” PVC and ductile iron are the most commonly used types of pipe and account for the majority of Waterworks’ pipe sales. Pipe sales accounted for 25% and 37% of Waterworks’ first quarter fiscal 2009 and fiscal 2008 net sales, respectively.

Fittings: Fittings are used to connect pipe to other pipe sections, valves and other devices. Fittings complement Waterworks’ broad pipe products line. Waterworks distributes a broad range of fittings made from PVC, ductile iron and to a lesser extent, copper, brass and HDPE.

Valves: Valves are used to control the flow of water and wastewater within transmission networks and, similar to fittings, complement Waterworks’ other product offerings. Waterworks sells a wide variety of standard valves, in addition to backflow preventers, which primarily prevent reverse flow of liquid in the water system.

Meters and Fire Hydrants: Meters measure the amount of liquid that flows through pipes and are critical to municipalities and other water and wastewater system operators for billing purposes. New meter technology that improves efficiency by reducing inaccurate meter readings, combined with the growing importance of water-related revenues to municipalities, has contributed to growth in meter sales. Fire hydrants are critical to fire fighting activities and the protection of public safety.

Service and Repair Products: Waterworks’ service and repair products include water cut-off devices, clamps and other products. Local availability and timely delivery of these products are critical to meeting customer needs as many of these products are used for emergency repairs.

Fire Protection: Waterworks offers a complete line of fire protection products primarily to the commercial market through a network of 26 branches located across 15 states. The product offering includes sprinkler heads, valves, pipe, fittings, hangers and alarm switches. In addition, Waterworks has six fabrication facilities, which perform custom fabricated projects for customers.

Other Products: Waterworks offers other complementary products that are necessary for water and wastewater systems, furthering Waterworks’ strong reputation as a “one stop shop” supplier to its customers. Examples of these complementary products include access boxes that protect valves and meters from theft, damage or destruction; iron castings, including grates and manhole covers, which fit into or on top of waterworks structures; and tools specific to waterworks construction and maintenance, as well as general hand tools.

Competition

We believe that Waterworks is the largest distributor in the highly fragmented waterworks industry, and its next largest competitor is Ferguson Pipe & Supply (“Ferguson”) (a division of Wolseley plc). Unlike its competitors, Waterworks is the only waterworks distributor with a national footprint of branches dedicated solely to waterworks products. In addition to Ferguson, we believe Waterworks’ competitors include several mid-size regional distributors as well as many small, local distributors.

Over the past few years, distributors have acquired multiple companies to expand their product offering, geographic reach and local presence. As the market leader, Waterworks believes that its scale provides a number of competitive advantages, including breadth and availability of products and services, customer and geographic diversification and purchasing power. Given the highly fragmented nature of the marketplace, consolidation is likely to continue for the foreseeable future and Waterworks intends to pursue selective “tuck-in” acquisitions to expand into new markets and continue to deliver high-quality services to its customer base.

Business strategy

We believe that Waterworks is the largest waterworks distributor in the United States, and we seek to build on our leadership position through the development of Waterworks’ existing markets and geographic expansion. In pursuing this strategy, Waterworks is focused on:

•

Share gain in existing markets through a focus on municipal projects, particularly water meters and system replacements, an expanded presence in storm drainage and treatment plants as well as the implementation of a nationwide targeted account program;

•	geographic expansion through pursuit of strategic acquisitions and opening new branches in new and adjacent geographic markets; and

•	utilizing Waterworks’ scale to drive sourcing and supply chain efficiencies.

Customers and suppliers

Waterworks maintains a customer base of approximately 42,000 customers, the majority of which represents long-term relationships. Substantially all of Waterworks’ customers are local in nature and include municipalities; public works contractors who serve municipalities; and private waterworks contractors who perform residential, commercial and industrial construction projects. We believe the diverse nature of our customer base and the less discretionary nature of public infrastructure spending helps to reduce cyclicality in Waterworks’ business. Waterworks enjoys very low customer concentration with the top 50 and top 100 customers representing approximately 12% and 18% of first quarter fiscal 2009 net sales, respectively; and the top 50 and top 100 customers representing approximately 8% and 13% of fiscal 2008 net sales, respectively, reducing our exposure to any single customer.

Waterworks has developed relationships with more than 5,000 strategic suppliers, many of which are long-standing relationships. These supplier relationships provide Waterworks with reliable access to inventory, volume purchasing benefits and the ability to deliver a diverse product offering on a cost-effective basis. Waterworks maintains multiple suppliers for a substantial number of its products, thereby limiting the risk of product shortage for customers.

Sales force and distribution network

Waterworks is organized geographically into six regions in the United States (Midwest, Southwest, Pacific, Southeast, Mid-South and Northeast) for Water and Wastewater, and one national division for Fire Protection. Our broad geographic presence reduces our exposure to market factors in any single region. While Waterworks is organized regionally, its distribution network operates on a branch system. Each region has between 26 and 41 branches with a regional vice president responsible for overall sales and operations. This regional structure enables Waterworks to address the specific management, strategic, operational and customer needs of each region.

The sales organization structure is based at the branch level with Waterworks’ outside sales representatives reporting to a branch/district manager. Waterworks’ sales representatives have an average of over 13 years experience in the water and wastewater transmission products distribution sector. Our sales representatives are provided with value-added selling tools and have the opportunity to earn competitive compensation through our performance-based commission structure.

Additionally, Waterworks provides a support staff for the outside sales representatives of regionally-based product specialists, who have expertise with respect to specific product and service offerings. Customer service representatives also support the outside sales representatives by entering tracking orders, answering technical questions and sourcing products.

Utilities

Overview

Our Utilities business provides materials and services for the construction, maintenance and repair of electrical transmission and distribution systems. Our products are used to maintain the electrical infrastructure required to support population and economic growth. The historical under-investment in electrical infrastructure in the United States is a significant long-term growth driver for Utilities, as we expect capacity constraints and equipment failures to spur utility and government investment. Utilities also offers MRO products used in power generation plants, recently expanding into the generation market. Our Utilities business, through 52 locations across 25 U.S. states and four Canadian provinces, is the largest wholesale electrical utilities distributor in the U.S./Canadian market. We serve all types of electric utilities in all 50 U.S. states and nine Canadian provinces. The following chart shows Utilities’ branch locations.

Utilities helps customers to lower their Total Cost of Ownership through its supply chain outsourcing and integrated supply solutions, such as onsite warehouse management, enabling customers to leverage its strong procurement and inventory management capabilities. For the Smart Grid, we offer automation solutions, such as automated meter infrastructure (“AMI”) installation and integration, demand response and demand side management, enabling customers to achieve energy efficiency and conservation, and to comply with emerging energy efficiency regulations. For first quarter fiscal 2009, Utilities had net sales of $262 million and operating income of $10 million. For fiscal 2008, Utilities had net sales of $1,214 million, operating income of $16 million, and operating income excluding goodwill impairment of $40 million.

Products

With approximately 130,000 SKUs, Utilities supplies a wide array of transmission, substation and distribution materials. Products are available in more than 140 categories from suppliers. Major product groups include:

Conductor: Overhead and underground wire and cable used in transmission and distribution of electrical power.

Overhead transmission and distribution hardware: Fasteners, brackets, connectors and insulators for the construction and maintenance of overhead transmission and distribution lines.

Transformers and electrical distribution equipment: Single-phase, three-phase and substation power transformers and regulators.

Switches and protective devices: Switches and over-voltage/over-current line protective devices.

Underground distribution equipment and connectors: Underground cable connectors, molded rubber products, switches and vaults.

Other: Includes meters, conduit, lighting, tools, other accessories, poles, structures, and generation MRO products.

Utilities also provides specialty services, including warehouse integration/logistics, meter services and tool repair and testing. Additionally, Utilities offers a number of value-added services, which we believe is a key differentiating factor to our customers, such as: natural disaster response, substation/T&D packaging, job packaging/kitting and job site delivery.

Competition

Utilities is the largest dedicated transmission and distribution equipment wholesaler to utilities in the U.S./Canadian market, and we believe its service, solution and product offerings exceed that of any single competitor. We believe that our scale gives us a significant competitive advantage as Utilities increasingly seeks to consolidate to fewer, larger suppliers.

Wesco, the next largest wholesale distributor, serves both the electrical and utility markets. Although Wesco has locations throughout the continental United States, its utilities group does not have a presence in Canada. Stuart C. Irby Co. is the third largest utilities distributor in the market. Utilities also competes with various regional distributors and electrical cooperative-owned wholesalers.

Business strategy

Utilities’ goal is to be the supplier of choice for utility companies. To that end, Utilities has identified key growth opportunities, which we believe will allow us to leverage our scale to further penetrate the existing market. We are currently focused on four strategic business initiatives for growth; two are supported by a dedicated sales organization:

•	offer supply chain outsourcing and integrated supply solutions, such as on-site warehouse management;

•	offer a high-quality alternative supply option for select transmission and distribution products through a new proprietary brand;

•

deliver automation solutions for the Smart Grid, such as AMI installation and integration, demand response and demand side management, to utilities implementing energy efficiency and conservation projects; and

•	offer RStandard™, an advanced composite utility pole with an innovative modular design that offers utilities the lowest Total Cost of Ownership.

Customers and suppliers

Utilities has solid relationships with many of the United States and Canada’s leading utility companies, with approximately 7,000 active customer accounts including utilities and utility contractors. Utilities’ sales are split between larger investor-owned utilities, municipal utilities and cooperatives, and the top 50 and top 100 customers represent approximately 53% and 65% of first quarter fiscal 2009 net sales, respectively; and the top 50 and top 100 customers represent approximately 49% and 60% of fiscal 2008 net sales, respectively.

Utilities partners with approximately 3,000 suppliers, maintaining relationships with key suppliers in each product category to provide customers with specialized supplies.

Sales force and distribution network

Utilities operates 52 locations in 26 U.S. states and four Canadian provinces. Large items such as transformers, conductors and poles are usually drop-shipped directly to the customer’s warehouse or job site.

Utilities has a team of experienced outside sales representatives in seven operating regions (Northwest, Southwest, Texas/Oklahoma, Southeast, Northeast, Midwest and Canada). It also has specialized sales teams for supply chain outsourcing and integrated supply, automation and generation MRO.

In addition to the outside sales representatives, Utilities maintains a team of knowledgeable inside sales representatives who respond to customer inquiries, process orders and support outside sales representatives.

IPVF

Overview

IPVF is a value-added master and wholesale distributor of stainless steel and special alloy pipe, plate, sheet, flanges and fittings, as well as high performance valves, actuation services and HDPE pipes and fittings. IPVF operates 40 facilities across 17 U.S. states and in Edmonton, Canada, with the majority of U.S. facilities located in Texas and along the Gulf Coast. IPVF primarily serves industrial distributors and end users in the downstream oil and gas, chemical, petrochemical, power generation, marine, and food and beverage industries, offering distribution and other value-added services. Our products are often used in the maintenance and repair of equipment operating in high temperature, high pressure and high corrosion environments, where we believe product pricing is typically less important to customers than performance, availability and service. We believe that maintenance and repair spending within IPVF’s business, which tends to be less discretionary, comprised a significant portion of IPVF’s net sales for fiscal 2008. IPVF expects to continue to benefit from the strength in the oil and gas and petrochemical industries. For first quarter fiscal 2009, IPVF had net sales of $193 million and operating income of $21 million. For fiscal 2008, IPVF had net sales of $811 million, operating income of $54 million, and operating income excluding goodwill impairment of $117 million. The following chart shows IPVF’s branch and sales office locations.

Products

IPVF distributes a broad range of stainless steel and special alloy pipe, plate, sheet, flanges, fittings, high performance valves and actuators, as well as HDPE pipe and fittings. IPVF product lines cover three main categories encompassing over 63,000 SKUs. The primary applications for IPVF’s products are in high temperature, high pressure and high corrosion environments. IPVF has focused on stocking specialty products with long lead-times. We believe the depth and availability of IPVF’s inventory base enables us to provide timely service and creates an opportunity for strong margins.

Stainless Steel and Special Alloy Pipe, Flanges and Fittings: These products include stainless steel and special alloy pipes, flanges and fittings used in oil and gas, petrochemical, power generation, food and beverage, mining, water and wastewater treatment, pulp and paper and chemical plants, as well as in other highly corrosive environments and high temperature applications.

Valves and Actuators: These products and services include high performance valves and actuators used in petrochemical processing facilities, power generation, oil and gas refineries, mining, water and wastewater treatment facilities, pulp and paper production facilities, and related services.

Stainless Steel and Special Alloy Plate and Sheet: These products are generally custom fabricated and include stainless steel plate and sheet used in oil and gas, petrochemical, power generation, water and wastewater treatment facilities, and food and beverage processing equipment and facilities.

High Density Polyethylene Pipe, Flanges, Fittings and Fusion Services: These products and services are supplied primarily to mining, power generation, water and wastewater and specialty applications.

In addition to distribution, IPVF performs value-added fabrication services in the form of custom processing of stainless steel and special alloy sheet and plate products; valve refurbishment and actuation installation on high performance valves, stainless steel, special alloy and HDPE flange and fitting fabrication, as well as certain field sales and services, such as fusion services of HDPE products and valve maintenance.

Competition

The PVF distribution industry is fragmented, with few large, national distributors and many small, regional and local competitors. IPVF’s competitors in the wholesale sector of the industry are Ferguson, McJunkin Corporation, Red Man Pipe & Supply Company (acquired by McJunkin Corporation) and Wilson Supply Co., while the leading competitors in the master sector are Ryerson Inc., Ta Chen International, Inc., Edgen Corporation, Texas Pipe & Supply Company Ltd., Lockwood International and Global Stainless Supply Solutions. IPVF also competes with local and regional distributors.

Business strategy

IPVF’s objective is to be the leading distributor of niche PVF products and related services in the industry. In pursuing this strategy, IPVF is focused on the following initiatives:

•	expanding into new U.S. and international markets;

•	introducing new products to customers by leveraging global sourcing expertise; and

•	improving supply chain management to push specialized niche inventory in more of IPVF’s branches.

Customers and suppliers

IPVF maintains a base of approximately 7,500 customers, from diverse industries such as oil and gas, petrochemical, food and beverage, power generation, pulp and paper, mining and marine. IPVF categorizes its customers as follows:

•	Supply house;

•	Engineering and construction firms;

•	End users; and

•	Other.

IPVF sells its products on both a direct and an indirect basis. While direct sales are made to end-user customers, indirect sales are made on a master distributor basis to other wholesale distributors that in-turn sell to the end users in the above-mentioned industries. IPVF sells under different trade names in different markets and geographies to mitigate channel conflicts. Our products are often used in the maintenance and repair of equipment operating in high temperature and high corrosion environments, where product pricing is typically less important to customers than performance, availability and service. IPVF enjoys a relatively diverse customer base with the top 50 and top 100 customers representing approximately 58% and 67% of first quarter fiscal 2009 net sales, respectively; and the top 50 and top 100 customers representing approximately 33% and 42% of fiscal 2008 net sales, respectively.

IPVF has relationships with approximately 1,500 domestic and international steel and valve manufacturers. Strong supplier relationships are an advantage of IPVF as in this industry a limited supply of products is sold to a limited number of distributors and end users. Supplier relationships are increasingly important as lead times and access to inventory are primary considerations for many of IPVF’s customers. IPVF maintains a mix of inventory purchased from both domestic and international suppliers in order to meet the specification requirements of end users.

Sales force and distribution network

IPVF utilizes both inside and outside sales representatives to sell its products in the U.S., Canada, Mexico, Europe and Middle East. The inside sales force responds to incoming calls from new and existing customers and processes orders generated through the outside sales force. IPVF’s inside sales force offers customers technical assistance, manages on-time delivery and price quoting for select orders based on predetermined guidelines set by district management. The outside sales force develops relationships with prospective and existing customers in an effort to better understand their needs and to increase the number of IPVF products specified or approved by a given customer. The IPVF sales force has an average of approximately twelve years of service with IPVF and its predecessor. As a result, they have extensive industry experience, market intelligence and a solid understanding of pricing best practices. Compensation for sales personnel is generally a combination of base salary and commission based on IPVF’s profitability.

Electrical

Electrical is a U.S. wholesale distributor of electrical products such as wire and cable, switchgear, supplies, lighting and conduit to residential and commercial contractors. Electrical has a significant presence in the Southeast. Electrical operates 47 locations across 8 U.S. states, with Florida, Texas, and Arizona accounting for a substantial portion of total Electrical net sales in fiscal 2008. The U.S. electrical wholesale distribution market is broad and highly fragmented. Electrical maintains a base of more than 17,000 customers who span the residential, commercial and industrial segments within the U.S. commercial, residential and industrial end markets. Electrical has solid relationships with approximately 3,000 suppliers.

Maintenance, Repair & Improvement market sector

We serve customers in the Maintenance, Repair & Improvement market sector by delivering supplies and services needed to maintain and upgrade facilities across multiple industries. Our businesses serving customers in this market sector include Facilities Maintenance, Repair & Remodel and Crown Bolt.

Facilities Maintenance

Overview

Facilities Maintenance is a leading distributor of MRO products to owners and managers of multifamily, hospitality, healthcare, institutional and commercial properties, operating 38 distribution centers across 23 U.S. states and two Canadian provinces. MRO spending tends to be less discretionary in nature, reducing volatility in the overall business. Facilities Maintenance’s extensive U.S. footprint and focus on customer service has enabled us to grow into the largest MRO distributor to U.S. multifamily properties. Through its product catalogs, Facilities Maintenance distributes a broad selection of more than 45,000 products in a variety of categories, including hardware, plumbing, appliances, HVAC, lighting, electrical and janitorial. For first quarter fiscal 2009,

Facilities Maintenance had net sales of $385 million and operating income of $38 million. For fiscal 2008, Facilities Maintenance had net sales of $1,635 million and operating income of $157 million. The following chart shows Facilities Maintenance’s locations.

Products

Facilities Maintenance offers a broad and deep selection of MRO products to its target customer base with more than 45,000 stocked and factory-direct products. Our close relationships with suppliers enhance our product breadth and availability, and also enable the business to add new products to its catalogs annually. Facilities Maintenance’s product lines are outlined and illustrated below.

Plumbing: Bath and kitchen faucets, sinks, shower and tub repair, utility pumps, water heaters, and plumbing repair items.

HVAC: Air filtration, air handlers and coils, condensing units, exhaust fans and motors, heating, gas and electric, HVAC repair parts, and HVAC tools and supplies.

Appliance: Refrigerators, ovens, dishwashers, microwaves, and washers and dryers, as well as associated repair parts.

Hardware: Bathroom, cabinet and drawer hardware, door hardware, residential and commercial locksets, fasteners, and weatherization products.

Lighting: Bulbs, ballasts and starters, lighting fixtures, chandeliers, security lighting, flashlights, and batteries and emergency lighting.

Janitorial: Cleaning chemicals, cleaning equipment and supplies, floor mats and safety tread, hand soaps and amenities, ice melt, paper products, pest control, and vacuums.

Electrical: Building wire and conduit, circuit breakers and fuses, door chimes and intercoms, electrical tools and meters, fire extinguishers and cabinets, fire safety/smoke alarms, and lighting controls.

Other MRO products: Safety products, millwork/cabinets, laboratory equipment, water treatment products, furniture, fixtures, equipment, guest amenities, textiles, and healthcare maintenance products.

Competition

Facilities Maintenance’s competition is diverse and arrayed across the different markets that it serves and includes national, regional and local market participants as highlighted below:

Multifamily: This market has consolidated into two national market participants, including the market leader Facilities Maintenance and subsidiaries of Interline Brands. Regional competitors include Mid-Atlantic based Central Wholesalers, Inc. and Arizona-based Arizona Partsmaster, Inc.

Hospitality: We believe our key competitors in this market include Guest Supply, Inc., a company that specializes in hospitality operating supplies (e.g., linens, guest amenities) and equipment products; and American Hotel Register, a national broad line hospitality supplier.

Healthcare: We believe our key competitors in this market include “virtual distributor” Direct Supply, Inc., which direct ships from manufacturers to customers utilizing a centralized e-commerce platform, and niche players Crest Healthcare Supply and Alco Sales and Services Co.

Institutional: We believe our key competitors in this market include W.W. Grainger, Inc., a broad line distributor, and McMaster-Carr Supply Co., Inc., a broad line supplier.

Commercial: We believe our key competitors in this market include W.W. Grainger and Unisource Worldwide, Inc., a paper and janitorial/sanitation distributor.

Industrial: We believe our key competitors in this market include W.W. Grainger, McMaster-Carr, and Pollard Water.

Business strategy

Facilities Maintenance is a multi-channel catalog-based distribution business that is a market leader in the multifamily vertical. We are focused on leveraging our distribution infrastructure, marketing and selling capabilities to achieve continued growth and market share gains in other industry verticals. Initiatives to enhance Facilities Maintenance’s top-line growth and profitability include:

•	tailor the customer experience by vertical to increase loyalty and share of wallet;

•	expand targeted service offerings to become a leading one source solutions provider;

•	improve sales and marketing by investing in the sales force, increasing online sales and increasing our direct marketing efforts; and

•	increase margin through expanded low cost country sourcing, greater proprietary brand penetration and pricing optimization.

Customers and suppliers

Facilities Maintenance maintains a customer base of approximately 240,000 active accounts across its end markets, with customers including, but not limited to: REITS, property management companies, hotel corporations, franchisees, municipalities, manufacturers, nursing homes, hospitals, commercial offices and retail stores. We believe that most of our customers have long-term relationships with Facilities Maintenance or its legacy businesses. The top 50 and top 100 customers accounted for approximately 34% and 46% of first quarter fiscal 2009 net sales, respectively; and the top 50 and top 100 customers accounted for approximately 33% and 42% of fiscal 2008 net sales, respectively.

Facilities Maintenance possesses valuable relationships with approximately 2,100 suppliers. These strong relationships allow us to provide superb customer service by facilitating the quick resolution of supply chain and quality issues. Given the breadth of our product line, supplier management is a heavily-scrutinized business process and a critical component to the business.

To augment margins and increase customer retention, Facilities Maintenance markets a wide variety of proprietary brands, including: “Seasons” (bath fixtures and ceiling fans); “Shield Security” (locksets); “Aspen Faucets” (kitchen and bath faucets); “Champion Window Coverings” (blinds); “Maintenance Warehouse” (disposals and caulking); and “Brighton” (cabinetry).

Sales force and distribution network

Facilities Maintenance has an extensive geographic and delivery footprint. Thirty-eight strategic locations throughout the United States and Canada serve our customers in approximately 200 metropolitan areas via a dedicated delivery fleet of approximately 600 vehicles. The balance of our distribution is through either delivery via United Parcel Service, Inc. or FedEx Corporation ground pickup. Replenishment throughout our network occurs through both direct shipments to the distribution centers as well as a redistribution strategy, and inventory is centrally managed out of facilities in San Diego and Houston. Our purchase order fulfillment rates, an important customer service metric, were 98.6% and 98.7% during first quarter fiscal 2009 and fiscal 2008, respectively.

The sales organization of Facilities Maintenance includes a nationwide team of outside sales representatives, as well as a large inside sales force. Each of the eight regions includes a regional sales director, who reports to one of the regional vice presidents and ultimately to the vice president of sales for Facilities Maintenance. While most sales representatives are generalists, there is a growing focus on specific customer markets, such as hospitality and healthcare, which require specialized product and industry knowledge.

Crown Bolt

Crown Bolt is a retail distribution operator, providing program and packaging solutions, sourcing, distribution, and in-store service. Crown Bolt’s primary customer is Home Depot, representing over 99% of Crown Bolt’s net sales in first quarter fiscal 2009 and fiscal 2008. Crown Bolt specializes in product categories featuring little to no end-user brand preference and high margin potential, in particular fasteners, builder’s hardware, rope and chain, audio visual, and plumbing accessories. Crown Bolt operates four domestic regional distribution centers, located in California, Tennessee, Georgia and Pennsylvania, and two international distribution centers, located in Shanghai and Shenzhen, China. By developing innovative retail program solutions and leveraging its global supply chain network and extensive distribution capabilities, Crown Bolt expects that it will be able to build on its ongoing contractual relationship with Home Depot by seeking additional sales opportunities with new customers.

Repair & Remodel

Repair & Remodel provides home improvement and building materials, and caters to small remodeling contractors, trade professionals and the home improvement Do-it-Yourself market. Our major product offerings include lumber, kitchen cabinets, windows, plumbing materials, building materials, masonry, electrical, flooring, tools and tool rentals. Repair & Remodel operates 10 facilities in California. The substantial majority of our business is on a cash-and-carry basis. The renovation and improvement industry is a fragmented marketplace with a wide variety of participants, including local lumber yards and “big box” retailers such as Home Depot and Lowe’s. Repair & Remodel utilizes a network of approximately 350 suppliers.

Specialty Construction market sector

We serve customers in the Specialty Construction market sector by delivering distinct, targeted products and services for commercial, residential and industrial applications. Our businesses serving this market sector include White Cap, Plumbing and Creative Touch Interiors.

White Cap

Overview

We believe White Cap is the nation’s largest distributor of specialized construction products (hardware, tools and building materials) to professional contractors, operating in 143 locations across 28 U.S. states. White Cap has realized significant growth through acquisitions and new branch openings. As a U.S. market leader in the highly fragmented construction supply industry, White Cap provides products and services to a diverse base of approximately 64,000 customers across our end markets. White Cap provides specialized products and value-added construction services principally for use in concrete structures and paving, single and multifamily residential structures, as well as tools and accessories for use by plumbers, electricians and other contractors. For first quarter fiscal 2009, White Cap had net sales of $224 million and an operating loss of $22 million. For fiscal 2008, White Cap had net sales of $1,369 million, an operating loss of $54 million, and operating income excluding goodwill impairment of $1 million. The following chart shows White Cap’s branch locations.

Products

White Cap distributes a broad selection (approximately 260,000 products) of hardware, tools and building materials to professional contractors. Customers, account managers and corresponding product lines are categorized into divisions: concrete accessory (“CAD”), residential (“RES”), industrial commercial (“IC”), grading and waterproofing (“GWP”) and other. White Cap’s divisions are outlined and illustrated below:

Concrete accessory: Focus on commercial concrete structures (tilt-up, pre-cast and structural concrete forming) and paving (parking structures, highways and bridges). Key products include tilt-up brace systems, forming and shoring systems, concrete chemicals and tools and rebar fabrication.

Residential: Focus on single and multifamily residential structures, including foundations and basements, with an emphasis on framing products. Key products include fasteners and connectors, nails, bolts and screws, pneumatic tools and equipment, sealants and adhesives.

Industrial commercial: Focus on mechanical trades (plumbers, electricians, HVAC, fire sprinkler contractors). Key products include power tools and accessories, ladders and equipment, safety and fall arrest, and specialty screws and fasteners.

Grading and waterproofing: Focus on contractors who prepare residential, commercial and infrastructure sites for construction (grading, drainage, erosion control) and waterproof structures (above and below grade, including roofing). Key products include drainage and pipe, geo-synthetics, and erosion and sediment control.

Competition

We believe White Cap is the largest market participant in the highly fragmented construction supply industry, which includes many small, privately-owned businesses operating from a single location serving a single division or trade. We believe that few distributors have net sales in excess of $100 million. On June 1, 2009, we acquired substantially all of the assets of Orco Construction Supply out of bankruptcy for approximately $16 million. Orco was previously the second largest market participant in the industry, operating 13 locations in three states. The next largest market participant is Ram Tool & Supply Company, operating 17 locations in 7 states, compared to White Cap’s 143 branches across 28 U.S. states. We believe White Cap also has greater product, customer and geographic diversity than many of its competitors.

Acquisitions have enabled White Cap to enter new markets, add new divisions and product lines, leverage purchasing power with key suppliers and attract new sales personnel. White Cap operates a distinctive open-warehouse format that allows customers to directly interface with products, which we believe drives incremental purchasing. White Cap’s relative size and financial strength have enabled it to gain market share from less capitalized competitors as construction activity has slowed and its market has grown more competitive.

Business strategy

White Cap’s goal is to become the premier nationwide supplier of hardware, tools and construction materials to the professional contractor market through its focus on:

•	expanding geographically, especially in CAD and IC businesses in the Eastern United States;

•	improving sales force effectiveness, including recruiting top sales talent;

•	leveraging purchasing power to reduce sourcing costs; and

•	improving pricing discipline through advanced analytics to achieve and protect margin growth.

Customers and suppliers

White Cap maintains a diversified customer base of approximately 64,000 customers across the residential, commercial and infrastructure end markets. White Cap’s top 50 and top 100 customers represent approximately 9% and 14% of first quarter fiscal 2009 net sales, respectively; and the top 50 and top 100 customers represent approximately 6% and 9% of fiscal 2008 net sales, respectively. We have recently placed an increased emphasis on serving CAD and IC businesses to offset the softness in the RES market.

White Cap has strong relationships with a wide variety of suppliers, which have allowed us to maintain high service levels, operating as a consistent source of products even during periods of shortages. White Cap also has alternative suppliers to maintain a steady flow of product should any one supplier have difficulty meeting demand. Overall, White Cap utilizes approximately 4,300 suppliers. Our supplier consolidation initiatives focus on product lines to preferred suppliers based upon highest category of expenditures. We have developed a private label strategy, concentrating on a product level basis within the CAD and IC divisions, and management believes that this strategy represents a significant opportunity for margin expansion.

Sales force and distribution network

White Cap has a team of experienced outside sales representatives in two operating regions (East and West) in the United States. Compensation for outside sales personnel is generally structured as 100% commission. In addition to the outside sales representatives, White Cap maintains a staff of knowledgeable inside sales representatives who respond to customer inquiries, process orders and support outside sales representatives. Finally, White Cap has an additional team of counter representatives to service the needs of “will call” customers at branch locations. We believe that White Cap’s broad, multi-division product offering is particularly attractive to sales personnel with established customer relationships who have the opportunity to increase their income by selling more products to existing customers.

White Cap operates over 143 strategically located branches with a fleet of 1,400 vehicles, approximately one-half of which are owned. The majority of White Cap’s products are delivered to the job site, predominantly through third party small package and less than truckload providers. White Cap operates seven distribution centers (Costa Mesa, CA; Atlanta, GA; Dallas, TX; Orlando, FL; Omaha, NE; Raleigh, NC and Stockton, CA).

Plumbing

Plumbing is a leading U.S. distributor of plumbing and HVAC supplies—such as plumbing fixtures, faucets and finishes, HVAC equipment, pipes, valves, fittings and water heaters—and related services to residential and commercial contractors. Plumbing operates 101 locations (including five distribution centers) across 15 U.S. states, with 22.5% and 25.3% of net sales generated in the Southeast during first quarter fiscal 2009 and fiscal 2008, respectively. Plumbing maintains a customer base of approximately 48,000 active accounts. Plumbing believes it will be able to substantially increase its revenue growth by establishing additional new locations and focusing on increasing its share of customer expenditures and generating new accounts.

Creative Touch Interiors (CTI)

Creative Touch Interiors provides turnkey supply and installation services for multiple interior finish options, including flooring, cabinets, countertops and window coverings, along with comprehensive design center services for residential and commercial projects. Operating under the Creative Touch Interiors brand, CTI manages 61 design centers across 16 U.S. states. The remainder of the interior finish market consists of a few medium-sized regional players and numerous small, local suppliers. We believe CTI’s three largest competitors are Stock Building (Wolseley), Masco and ISI (Interiors Specialist Inc.). In fiscal 2008, CTI had approximately 500 active customers nearly all of whom were residential homebuilders. CTI has strong relationships with many of the national suppliers in the interior finish industry. CTI believes that it can leverage its scale to pursue above-market growth through continued product expansion and increased penetration of national homebuilder accounts. For first quarter fiscal 2009, CTI had net sales of $53 million and an operating loss of $16 million. For fiscal 2008, CTI generated net sales of $376 million, an operating loss of $158 million, and an operating loss excluding goodwill impairment of $90 million.

HD Supply Canada (Canada)

Canada is an industrial wholesale distributor and primarily focuses on servicing specialty lighting, full-line electrical and fasteners/industrial supplies markets. Canada operates across nine provinces in 54 locations, from which it supports a base of approximately 30,000 customers. In the Canadian electrical and specialty lighting distribution market, Canada competes with other large national players as well as regional distributors. In the fasteners market, we believe Canada’s key competitors are a few large, national players, including Fastenal and Acklands-Grainger, as well as regional competitors.

Operations

Intellectual property

Our trademarks and those of our subsidiaries, certain of which are material to our business, are registered or otherwise legally protected in the United States, Canada and elsewhere. We, together with our subsidiaries own over 100 federally registered trademarks in the United States. We also rely upon trade secrets and know-how to develop and maintain our competitive position. We protect intellectual property rights through a variety of methods, including trademark, patent, copyright and trade secret laws, in addition to confidentiality agreements with suppliers, employees, consultants and others who have access to our proprietary information. Generally, registered trademarks have a perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. We intend to maintain our material trademark registrations so long as they remain valuable to our business. We have also registered certain copyrightable works in the United States and have patents, or patent applications pending in the United States and Canada. Other than the trademarks HD Supply (and design), Crown Bolt, National Waterworks (and design), USABluebook and White Cap, we do not believe our business is dependent to a material degree on trademarks, patents, copyrights or trade secrets. Other than commercially available software licenses, we do not believe that any of our licenses to third-party intellectual property are material to our business, taken as a whole. See “Risk factors—Risks relating to our business—If we are unable to protect our intellectual property rights, or we infringe on the intellectual property rights of others, our ability to compete could be negatively impacted.”

IT-focused initiatives

We believe that our IT systems provide a significant competitive advantage in our ability to serve customers and operate our business with world-class efficiency. Therefore we have made, and will continue to make, significant technology investments in each of our businesses and in our functional areas. We have consolidated several legacy IT applications and infrastructure into more streamlined, scalable and efficient systems. Seven of ten businesses, plus Canada, now share a common IT infrastructure, and all eleven share network and e-mail systems making it cost effective and easy to operate as one team. Consolidations continue in customer-facing and enterprise resource planning systems, leveraging common platforms and technology wherever feasible. Enterprise application offerings have also been created to provide cost-effective tools for Pricing, Business Intelligence, Financial Consolidation, Travel & Expense and others to all our businesses at costs significantly less than the costs to develop or purchase those tools individually. Digital Cockpits present actionable sales, margin and cost data in real time to decision makers at all levels of the business. Data Centers are being consolidated into two enterprise and two regional facilities capable of supporting the production and disaster recovery for the entire portfolio, reducing or eliminating our dependence on third party providers. Standard services for information security, monitoring and disaster recovery have been developed and implemented to protect our assets and information.

Properties

As of May 3, 2009, HD Supply reported 791 branches in the United States and Canada, as is shown in the tables below. These locations utilized approximately 19.6 million square feet, of which approximately 10% was owned (including locations subject to a ground lease) and approximately 90% was leased. We generally prefer to lease our locations, as it provides the flexibility to expand or relocate our sites as needed to serve evolving markets.

UNITED STATES		STATE TOTALS
Alabama	AL	7
Alaska	AK	1
Arizona	AZ	51
Arkansas	AR	4
California	CA	95
Colorado	CO	23
Delaware	DE	3
Florida	FL	95
Georgia	GA	42
Hawaii	HI	3
Idaho	ID	3
Illinois	IL	17
Indiana	IN	13
Iowa	IA	5
Kansas	KS	5
Kentucky	KY	7
Louisiana	LA	9
Maryland	MD	12
Massachusetts	MA	2
Michigan	MI	4
Minnesota	MN	5
Mississippi	MS	10
Missouri	MO	13
Montana	MT	5
Nebraska	NE	4
Nevada	NV	11
New Jersey	NJ	5
New Mexico	NM	7
North Carolina	NC	50
Ohio	OH	23
Oklahoma	OK	6
Oregon	OR	7
Pennsylvania	PA	8
South Carolina	SC	24
South Dakota	SD	2
Tennessee	TN	13
Texas	TX	72
Utah	UT	9
Virginia	VA	21
Washington	WA	19
West Virginia	WV	4
Wisconsin	WI	4
Wyoming	WY	6

SUBTOTAL (U.S. Only)		729

CANADA		PROV. TOTALS
Alberta	AB	6
British Columbia	BC	4
Manitoba	MB	2
New Brunswick	NB	1
Nova Scotia	NS	2
Ontario	ON	43
Prince Edward Island	PE	1
Quebec	QC	2
Saskatchewan	SK	1
SUBTOTAL (Canada Only)		62

TOTAL		791

Employees

In domestic and international operations, we had approximately 17,500 employees as of February 1, 2009, consisting of approximately 11,000 hourly personnel and 6,500 salaried employees. As of February 1, 2009, less than one percent of our hourly workforce was covered by three separate collective bargaining agreements.

While we consider relations with our employees to be good, we may not be able to negotiate new or renegotiate existing collective bargaining agreements (as they become amendable) with the same terms. A labor dispute could result in production interruptions, and a prolonged labor dispute, which could include a work stoppage, could adversely affect our ability to satisfy our customers’ requirements and could have a material adverse effect on our business, including our financial position, results of operations and/or cash flows.

Regulation

Our operations are affected by various statutes, regulations and laws in the markets in which we operate, which historically have not had a material effect on our business. While we are not engaged in a “regulated” industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, the environment, health and safety, transportation, labor and employment practices (including pensions), competition, immigration and other matters. Additionally, building codes may affect the products our customers are allowed to use, and consequently, changes in building codes may affect the saleability of our products. The transportation and disposal of many of our products are also subject to federal regulations. The DOT regulates our operations in domestic interstate commerce. We are subject to safety requirements governing interstate operations prescribed by the DOT. Vehicle dimensions and driver hours of service also remain subject to both federal and state regulation. See “Risk factors—Risks relating to our business—Our costs of doing business could increase as a result of changes in U.S. federal, state or local regulations.”

Environmental, health and safety matters

We are subject to a broad range of foreign federal, state and local environmental, health and safety laws and regulations, including those pertaining to air emissions, water discharges, the handling, disposal and transport of solid and hazardous materials and wastes, the investigation and remediation of contamination and otherwise relating to health and safety and the protection of the environment and natural resources. As our operations, and those of many of the companies we have acquired, to a limited extent involve and have involved the handling, transport and distribution of materials that are or could be classified as toxic or hazardous, there is some risk of contamination and environmental damage inherent in our operations and the products we handle, transport and distribute. Our environmental, health and safety liabilities and obligations may result in significant capital expenditures and other costs, which could negatively impact our business, financial condition and results of operations. We may be fined or penalized by regulators for failing to comply with environmental, health and safety laws and regulations or we may be held responsible for such failures by companies we have acquired. In addition, contamination resulting from our current or past operations, and those of many of the companies we have acquired, may trigger investigation or remediation obligations, which may have a material adverse effect on our business, financial condition and results of operations.

There are currently five owned or leased properties at which environmental investigations or remediations are in progress or are planned. The estimated environmental clean-up costs for the affected properties are as follows: Jacksonville, FL ($1,200,000), Springfield, VA ($100,000), Berlin, PA ($300,000), and Atlanta, GA ($300,000). We have taken reserves for these costs where appropriate. We also have an obligation under the sales agreement for a property in Windsor, CT to remediate the historical site contamination (pesticides) to the satisfaction of the Connecticut Department of Environmental Protection under the Connecticut Transfer Act. There is currently insufficient information to accurately estimate the Windsor, CT clean-up costs, however, it is anticipated that total remediation costs may exceed $100,000. We cannot be certain, however, that identification of presently unidentified environmental conditions or facts associated with known environmental conditions, more vigorous enforcement by regulatory authorities or other unanticipated events will not arise in the future and give rise to additional environmental liabilities, compliance costs or penalties which could have a material adverse effect on our business, financial condition or results of operations. In addition, environmental laws and regulations are constantly evolving and it is not possible to predict accurately the effect they may have in future periods. See also “Legal proceedings” appearing below.

Legal proceedings

We are involved in litigation from time to time in the ordinary course of business. Other than as described below, we are not currently aware of any outstanding or threatened litigation that would be material to us. We do not currently anticipate any material adverse effect on our business or financial condition as a result of such claims or with respect to our obligations under applicable environmental and workplace health and safety requirements. We believe all of our facilities are currently compliant in all material respects with all local, state and federal environmental, health and safety regulations.

In re Kitec

In October 2004, Classic Plumbing filed suit in the District Court of Clark County, Nevada against IPEX (as manufacturer), Ferguson (as a supplier) and two HD Supply affiliates (currently known as HD Supply Waterworks, Ltd. and HD Supply Plumbing/HVAC Group, Inc.). In 2006, this case was consolidated with four other matters, including a class action. There were approximately 46,000 homeowners who received notice of the class action. In January 2007, the consolidated claims were renamed “In re Kitec.” The primary defect asserted by the plaintiffs is a chemical process known as dezincification. A settlement was entered into between the class plaintiffs, Richmond American Homes and the IPEX Defendants, which include the HD Supply affiliates. On February 2, 2009, the Court approved the settlement following a Good Faith and Fairness Hearing. The Court further ruled that the remaining claims held by the non-settling parties were derivative claims and were released by the settlement as well. The Company is not expected to contribute to the settlement. Notices of appeal regarding this settlement have been filed by several of the remaining defendants and the Nevada Supreme Court is scheduling a settlement conference for August 2009. The remaining defendants in the original action are scheduled to go to trial in June 2009.

Slaughter v. Uponor, et al

This is a class action commenced in the District Court of Clark County, Nevada by three individual plaintiffs in October 2008. The plaintiffs seek damages from Uponor, the manufacturer of various plumbing systems, including the Wirsbo PX System and Wirsbo Fittings. The plaintiffs also name a series of trade contractors that may have installed Wirsbo systems and fixtures in various homes as well as supply companies including two HD Supply, Inc. affiliates (currently known as HD Supply Construction Supply, Ltd. and HD Supply Waterworks, Ltd.). The HD Supply affiliates were served in October 2008. The plaintiffs assert that the various fixtures are failing or will fail in numerous homes constructed in the Las Vegas area. The primary defect asserted by the plaintiffs is a chemical process known as dezincification. Uponor removed the case to Federal Court and the plaintiffs were denied their motion to remand which was heard January 5, 2009. It is our understanding that Uponor will resist the class certification. Initial disclosures are due at the end of June 2009 and parties are starting to serve written discovery requests. Our internal records indicate that our named entities did not sell the relevant product in the geography at issue during the relevant time period. If the discovery responses confirm this finding, we will be moving to dismiss the case. The plaintiffs are asserting claims based upon products liability, strict liability, breach of expressed warranty, breach of implied warranty, breach of warranty of merchantability and negligence. At this time, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of the amount of loss, if any, be made.

Harwell Hesco

In May 2008, Harwell-Hesco Electric Supply Company, Ltd. (“Harwell-Hesco”) filed a statement of claim against Resin Systems, Inc. (“RSI”), two HD Supply affiliates (HD Supply Canada, Inc. and HD Supply Utilities), The Home Depot of Canada, Inc. (“THD”), Global Composite Manufacturing Inc. and Global Vehicle Systems, Inc. in the Court of the Queens Bench of Alberta in the District of Edmonton. The statement alleged that RSI breached a distribution and manufacturing agreement with Harwell-Hesco and seeks damages in the amount of $48.5 million. Harwell-Hesco claims that the HD Supply affiliates and THD unlawfully interfered with contractual relations and/or intentionally interfered with economic relations related to the distribution agreement and that the Global entities did the same with relation to the manufacturing agreement. At this time, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of the amount of loss, if any, be made. Discovery against RSI is in progress, but opposing counsel has agreed to “park” the case against THD and the HD Supply affiliates until further information is obtained.

Worldwide Oilfield Machine v. Dow Chemical

On June 11, 2008, Worldwide Oilfield Machine (“WOM”) filed a Petition for Declaratory Judgment in Harris County, Texas against The Dow Chemical Company (“Dow”), Emerson Process Management, LLP, Emerson Process Management Valve Automation, Inc. and an HD Supply affiliate (Southwest Stainless, LP) related to an alleged fire and explosion in May 2007. It is our understanding that Dow believes the fire and explosion were caused by a defective pipeline ball valve manufactured by WOM and that they are seeking $15 million in damages. WOM was seeking a declaratory judgment stating that they are not the responsible party because the ball valve was not defective and/or was modified, installed, handled and tested by other defendants. However, after answers and counterclaims were filed, the parties were realigned with DOW as the plaintiff. It is our understanding that Southwest Stainless, LP served as a distributor of this product and did not modify, install, handle or test the WOM valves. Discovery is in process and we are hoping to file a motion for summary judgment by the close of discovery. At this time, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of the amount of loss, if any, be made.

U.S. DOT and EPA Hazardous Waste/Materials Investigation

On January 13, 2009, HD Supply Facilities Maintenance, Ltd. received a written request for documents relating to the handling and transporting of hazardous waste and hazardous materials at its Sacramento, CA facility. It is our understanding that the Department of Transportation and Environmental Protection Agency are conducting a joint investigation regarding allegations of potential criminal violations associated with handling and transporting of hazardous waste and hazardous materials. The Company is cooperating fully with the investigation. At this time, the likely outcome of the matter cannot be predicted, nor can a reasonable estimate of the amount of a penalty, if any, be made.

Management

The following table sets forth the executive officers and directors of HD Supply. The respective age of each individual in the table below is as of June 1, 2009.

Name	Age	Position
Joseph J. DeAngelo	47	Chief Executive Officer, Director
Mark Jamieson	55	Senior Vice President and Chief Financial Officer, Director
Ricardo Nunez	44	Senior Vice President, General Counsel and Corporate Secretary, Director
Vidya Chauhan	52	Senior Vice President, Strategic Business Development
Jerry Webb	51	President, HD Supply Waterworks
Anesa Chaibi	43	President, HD Supply Facilities Maintenance
Thomas S. Lazzaro	45	President, HD Supply White Cap
Rick J. McClure	50	President, HD Supply Utilities
Michael L. Stanwood	56	President, HD Supply IPVF
Steven Margolius	50	President, HD Supply Electrical and President, HD Supply Plumbing/HVAC
Richard Fiechter	58	President, HD Supply Repair & Remodel
Jon Michael Adinolfi	33	President, Crown Bolt
Vasken Altounian	49	President, HD Supply Canada
Andrew J. Liebert	39	President, Creative Touch Interiors
Michele M. Markham	46	Senior Vice President and Chief Information Officer, HD Supply
Margaret Newman	40	Senior Vice President, Human Resources, Marketing & Communications
David A. Novak	40	Director
Daniel A. Pryor	41	Director
Stephen M. Zide	49	Director

HDS Holding Corporation owns all of our outstanding common stock and HDS Investment Holding, Inc. (or “Holding”) owns all of the outstanding common stock of HDS Holding Corporation. As a result, the following table discloses the directors of Holding as they have the power to direct the decisions made by our sole stockholder. The respective age of each individual in the table below is as of June 1, 2009.

Name	Age	Position
James G. Berges	61	Chairman of the Board of Directors
Joseph J. DeAngelo	47	Director
Paul B. Edgerley	53	Director
Mitchell Jacobson	58	Director
David A. Novak	40	Director
Daniel A. Pryor	41	Director
Todd Newnam	38	Director
Stephen M. Zide	49	Director
Allan M. Holt	57	Director
Lew Klessel	41	Director

Joseph J. DeAngelo has been Chief Executive Officer since January 2005 and has been a director of Holding and HD Supply since August 30, 2007. Mr. DeAngelo served as Executive Vice President and Chief Operating Officer of Home Depot from January 2007 through August 30, 2007. From August 2005 to December 2006, he served as Senior Vice President—HD Supply. From January 2005 to August 2005, Mr. DeAngelo served as Senior Vice President—Home Depot Supply, Pro Business and Tool Rental and from April 2004 through January 2005, he served as Senior Vice President—Pro Business and Tool Rental. Mr. DeAngelo previously served as Executive Vice President of The Stanley Works, a tool manufacturing company, from April 2003 through April 2004. From 1986 until April 2003, Mr. DeAngelo held various positions with General Electric Company. His final position with GE was as President and Chief Executive Officer of GE TIP/Modular Space, a division of GE Capital. Mr. DeAngelo holds a bachelor’s degree in Accounting and Economics from the State University of New York at Albany.

Mark Jamieson was appointed Senior Vice President and Chief Financial Officer of HD Supply effective October 29, 2007. Mr. Jamieson became a director of HD Supply on February 22, 2008. Prior to joining HD Supply, Mr. Jamieson worked for Ryder Systems as Executive Vice President and Chief Financial Officer from March 2006 to October 2007. Mr. Jamieson served as Chief Financial Officer for Sammons Enterprises in 2005 through March 2006. From 1979 until his employment with Sammons Enterprises, Mr. Jamieson held several positions in General Electric Company, including President and Chief Executive Officer of GE Electric Insurance from 2004 to 2005, VP Finance–GE Industrial Systems from 1998 to 2004, CFO–GE Electrical Distribution & Control from 1995-1998 and CEO GE Lighting Europe from 1993 to 1995. Mr. Jamieson received a B.S. in Business Administration from Cleveland State University.

Ricardo Nunez has served as Senior Vice President, General Counsel and Corporate Secretary since August 2007, and is responsible for managing our Legal, Real Estate, Loss Prevention, Corporate Security, Business Continuity, and Environmental, Health and Safety operations. Mr. Nunez became a director of HD Supply on August 30, 2007. Mr. Nunez served as Vice President of Legal Operations of The Home Depot from August 2005 to August 2007. Previously, he held leadership positions at General Electric (GE) Energy, which included lead legal counsel responsible for global manufacturing and sourcing, global compliance, and sales of products and services. Prior to joining GE Energy, Mr. Nunez served as counsel at Esso Inter-America Inc., the Latin American affiliate of Exxon Corporation, responsible for downstream operations throughout Latin America and the Caribbean. Mr. Nunez also spent four years at Steel, Hector & Davis, a law firm based in Florida, where he practiced real estate and land use law primarily. He is active in various civic and charitable organizations and currently sits on the board of directors of several of those organizations. Mr. Nunez holds a bachelor’s degree in Economics from the Wharton School at the University of Pennsylvania and a J.D. from Columbia Law School.

Vidya Chauhan has served as Senior Vice President, Strategic Business Development since July 2005. Prior to that, he worked as a consultant to Home Depot from October 2004 to July 2005. Mr. Chauhan pursued personal and other interests between December 2000 and October 2004. Prior to working with Home Depot and HD Supply, he worked at General Electric Company for 18 years, most recently in the position of Vice President and Chief Risk Officer for GE Auto Financial, between 1998 and 2000. Mr. Chauhan has also held several business development and leadership roles within GE Capital Services, Corporate Audit Staff and the Aerospace division between 1982 and 1998. Before commencing his corporate career, Mr. Chauhan was a Lieutenant with the U.S. Navy Submarine Force, where he served for five years as a Nuclear Engineer. He is a graduate of the University of Pennsylvania with a degree in Mathematics and Physics.

Jerry Webb has served as President, HD Supply Waterworks since March 2007. Mr. Webb joined the HD Supply team in connection with the acquisition of National Waterworks Holdings, Inc., by HD Supply in August 2005. Mr. Webb previously served as Vice President of the Southeast Region of National Waterworks and, subsequent to our acquisition of National Waterworks, of HD Supply Waterworks from November 2002 through March 2007. Mr. Webb started his career as a sales representative with Davis Water and Waste Industries from 1986 until 1988, and worked as a Branch Manager from 1988 until 1995. He then served as National Sales Manager of Davis Water between 1995 and 1996. Following the acquisition of Davis by U.S. Filter, Mr. Webb served as Vice President for the Southeast Region of U.S. Filter from 1996 until 2002. Mr. Webb received a B.B.A. degree in Accounting from Valdosta State University.

Anesa Chaibi has served as President, HD Supply Facilities Maintenance since September 2005. Ms. Chaibi served as General Manager of Global Quality and Commercial Operations for GE Water & Process Technologies in 2005. In 2003 Ms. Chaibi was General Manager, Global Sourcing at GE Water & Process Technologies, and in 2004, became the General Manager, Global Sourcing for GE Infrastructure. In 2001, Ms. Chaibi joined GE Power Systems as General Manager, Product Management and Operations for the Digital Energy business unit, and in January 2002, she was appointed General Manager for the Advanced Power Systems division, a position she held through April 2003. Ms. Chaibi started her career with General Electric in 1989 in the Technical Leadership Program, and held roles of increasing responsibility throughout GE Silicones and GE Plastics from 1989 until 1995. After receiving her M.B.A. at Duke University in 1995, she returned to General Electric as a manager for Corporate Initiatives in 1998, having worked as a consultant for the CSC Index from 1997 to 1998. Ms. Chaibi received her undergraduate degree in Chemical Engineering from West Virginia University.

Thomas S. Lazzaro was appointed President, HD Supply White Cap effective October 26, 2007. Mr. Lazzaro served as the President of Creative Touch Interiors from August 2006 until March 2009. Prior to joining HD Supply, Mr. Lazzaro held various positions at General Electric Company for over 20 years, most recently as General Manager of Global Sourcing for GE Consumer and Industrial from January 2002 to August 2006. Prior to this role, Mr. Lazzaro served as General Manager for eBusiness at GE Appliances from November 1999 to January 2002. Having successfully completed the GE Financial Management Program and the Experienced Financial Leadership Program, Mr. Lazzaro held additional leadership roles in sales, finance and Six Sigma for various GE Business Units. Mr. Lazzaro holds an M.B.A. with a Finance concentration from Rensselaer Polytechnic Institute and a B.A. in Political Science with a minor in Economics from Colgate University.

Rick J. McClure has served as President, HD Supply Utilities since March 2006. He served in the same position at Hughes Supply from March 2004, and was Vice President of Utilities at Hughes Supply from August 2002 until March 2004. Mr. McClure was President and Chief Executive Officer of Utiliserve from 1997 to August 2002, and spent almost 20 years in leadership roles within Operations Management and Sales & Operations Management at Utiliserve between 1978 and 2002. Mr. McClure holds a degree in Electrical Engineering from the University of Colorado.

Michael L. Stanwood has served as President, HD Supply IPVF since our acquisition of Hughes Supply in March 2006. Prior to March 2006, Mr. Stanwood served as President IPVF for Hughes Supply. Prior to joining Hughes Supply, Mr. Stanwood was President and Owner of Southwest Stainless based in Houston, Texas. Mr. Stanwood led Southwest Stainless for 21 years until its acquisition by Hughes Supply in 1996.

Steven Margolius has served as President, HD Supply Electrical since April 2006 and as President, HD Supply Plumbing/HVAC since July 2009. Prior to joining the Company, Mr. Margolius served for five years as Vice President of Finance and Support Services for Arrow Electronics, North American Components Division. In addition to his financial role at Arrow, he led the Logistics organization and served as the leader for the Global Lean Sigma initiative. Mr. Margolius spent 15 years with General Electric Company, most recently serving as the General Manager for Pricing at GE Appliances. While with GE, he held multiple financial leadership roles in the areas of Global Financial Planning and Analysis, Sales and Marketing, and Manufacturing. His GE assignments have been in Europe and the U.S. and spanned the Power Systems, Plastics, Silicones, and Appliances businesses as well as the Corporate Audit Staff. Mr. Margolius is a graduate of the State University of New York and has received additional executive education at the Harvard Business School and the Stanford Business School.

Richard Fiechter has served as President, HD Supply, Repair & Remodel since June 2005. During his 26-year tenure with HD Supply and its predecessor companies, Mr. Fiechter has held various positions from Regional Manager to President. Prior to HD Supply, Mr. Fiechter was employed for 10 years by Payless Cashways, a home improvement products chain in the Midwest. Before Payless, Mr. Fiechter was a protégé of Ron Carver, owner of Carver Lumber, for over four years. Mr. Fiechter completed military service in 1976 as a Drill Sergeant in the United States Army. Mr. Fiechter serves as a director of Satori Academy.

Jon Michael Adinolfi has served as President, Crown Bolt since May 2008. Mr. Adinolfi served as Chief Financial Officer of HD Supply White Cap from October 2006 to April 2008. From May 2005 to October 2006, he held several roles in the Company, including Chief Financial Officer of HD Supply Repair & Remodel, Chief Financial Officer of Crown Bolt, and Director of Sourcing Finance for HD Supply. Prior to joining HD Supply, Mr. Adinolfi held various finance leadership roles with The Stanley Works, a tool manufacturing company, including serving as Leader of Price Realization. Prior to joining The Stanley Works, he was a Senior Auditor at Arthur Andersen. Mr. Adinolfi holds a bachelor’s degree in Accounting from the University of Connecticut and is also a C.P.A.

Vasken Altounian has served as President, HD Supply Canada since January 2008. Prior to joining the Company, Mr. Altounian was Chief Executive Officer of Rtica Corp., a development stage company in the insulation industry, from March 2007 to December 2007. Prior to joining Rtica Corp., Mr. Altounian spent 24 years with Delta Faucet Company, a division of Masco Corp., where he served as Executive Vice President of Sales and Marketing, globally at Delta Faucet in Indianapolis, from May 2005 to February 2007 and served as President of Delta Faucet Canada from April 1999 to May 2005. Mr. Altounian has a B.E. in Mechanical Engineering from the American University of Beirut, an M.S. in Industrial Engineering from Columbia University and an M.B.A. from Indiana University.

Andrew J. Liebert has served as President of Creative Touch Interiors (“CTI”) since June 2009, following his service as Vice President of CTI beginning in September 2008. Mr. Liebert served as Vice President of Sales for CTI from May 2008 to September 2008, Region Vice President from September 2006 to May 2008, and joined CTI in 2006 as Director of Sales and Marketing. Prior to joining HD Supply, Mr. Liebert worked for GE Equipment Services where he was Division Vice President from 2004 to 2006 and Regional Sales Manager from 2002 to 2004. Prior to that, Mr. Liebert worked for GE Appliances where he served as Region Sales Manager from 2000 to 2002 and was a Six Sigma Master Black Belt from 1999 to 2000. Mr. Liebert holds a bachelor’s degree in Organizational Leadership from Purdue University.

Michele M. Markham has served as Senior Vice President and Chief Information Officer since she joined HD Supply in November 2005. Prior to joining HD Supply, Ms. Markham worked for General Electric Infrastructure as Global Indirect Sourcing Manager from June 2004 until November 2005. Ms. Markham was appointed Senior Vice President and Chief Information Officer at GE Capital–TIP/Modular Space from May 2002 until June 2004. From May 1995 until May 2002, she worked at GE Appliances in various Finance and Information Technology leadership roles. From March 1987 until May 1995, Ms. Markham worked at GE Plastics holding Finance, Sales and Information Technology positions. Ms. Markham holds an M.B.A., with a Finance concentration from Union College and holds a B.S. in Computer Science from Siena College.

Margaret Newman has served as Senior Vice President of Human Resources, Marketing and Communications since July 2008, after having joined HD Supply in April 2007. Prior to joining HD Supply, Ms. Newman held senior HR leadership roles at Conseco Insurance Group, from August 2005 to April 2007, and at Sears Roebuck and Company, from September 1997 to August 2005. She has over 19 years of business experience in the manufacturing industry, building her expertise in organizational effectiveness, acquisition and integration, benefits design, talent acquisition and management, leadership development, and employee engagement. Ms. Newman holds a bachelor’s degree in Psychology from Coe College and master’s degree in Sociology from the University of Wisconsin.

David A. Novak became a director of Holding and HD Supply on June 18, 2007. Mr. Novak has served as a financial principal at CD&R since 1997. Prior to joining CD&R he worked in the Private Equity and Investment Banking divisions of Morgan Stanley & Co., Inc. and for the Central European Development Corporation, a private equity firm. Mr. Novak holds an M.B.A. from Harvard Business School and is a graduate of Amherst College. He serves as a director of Rexel S.A. and Italtel Holding S.p.A.

Daniel A. Pryor became a director of Holding and HD Supply on June 18, 2007. Mr. Pryor has been a Managing Director of The Carlyle Group, where he is focused on U.S. buyout opportunities in the industrial sector, since 2005. From 1994 to 2005, Mr. Pryor served in various general management, marketing and corporate development positions with Danaher Corporation, most recently as Corporate Vice President. Mr. Pryor received an M.B.A. from Harvard Business School and a B.A. magna cum laude from Williams College. Mr. Pryor serves on the board of several Carlyle portfolio companies.

Stephen M. Zide became a director of Holding and HD Supply on June 18, 2007. Mr. Zide has been a Managing Director of Bain Capital since 2001 and joined the firm in 1997. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a strategic partner of Bain Capital in Sydney, Australia. Prior to joining Bain Capital, Mr. Zide was a partner of the law firm of Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide received an M.B.A. from Harvard Business School, a J.D. from Boston University School of Law and a B.A. from the University of Rochester. He serves as a director of Keystone Automotive Operations, Inc., Sensata Technologies B.V. and Innophos Holdings, Inc.

James G. Berges has been the Chairman of the Board of Directors of Holding since August 30, 2007. Mr. Berges has been an operating principal of Clayton, Dubilier & Rice, Inc. since 2005. Mr. Berges was President of Emerson Electric Co. from 1999 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. Mr. Berges holds a B.S. in Electrical Engineering from the University of Notre Dame. He is a director of PPG Industries, Inc. and chairman of the board of Sally Beauty Holdings, Inc.

Paul B. Edgerley became a director of Holding on August 30, 2007. Mr. Edgerley is a Managing Director of Bain Capital, where he has worked since 1988. Prior to joining Bain Capital, Mr. Edgerley spent five years at Bain & Company where he worked as a consultant and a manager in the healthcare, information services, retail and automobile industries. Previously he worked at Peat Marwick Mitchell & Company. Mr. Edgerley received an M.B.A., with Distinction, from Harvard Business School and is a Certified Public Accountant. He received a B.S. from Kansas State University. Mr. Edgerley serves as a director of Keystone Automotive Operations, Inc., Sensata Technologies B.V. and Steel Dynamics, Inc.

Mitchell Jacobson became a director of Holding on October 15, 2007. Mr. Jacobson has served as chairman of the board of directors of MSC Industrial Direct Co., Inc. since January 1998. Mr. Jacobson also served as President and Chief Executive Officer of MSC Industrial Direct Co., Inc. from 1995 until November 2003 and continued as Chief Executive Officer until November 2005. He also served as President and Chief Executive Officer of Sid Tool Co., Inc., a wholly-owned subsidiary of MSC Industrial Direct Co., Inc., from June 1982 to November 2003 and as Chief Executive Officer until November 2005. Mr. Jacobson is a graduate of Brandeis University and the New York University School of Law. He is a director of Wolfgang Puck Worldwide. In addition, he serves on the board of trustees of the New York University School of Law and of New York Presbyterian Hospital.

Todd Newnam became a director of Holding on February 12, 2009. Mr. Newnam is a Managing Director of The Carlyle Group, based in Washington, D.C., and in 2008 was named head of the Global Industrial Buyout Team for The Carlyle Group. From 2000 to 2005, Mr. Newnam worked as a member of the Carlyle Buyout team in Aerospace and Defense and in 2005 helped to establish the Technology Buyout team. Prior to joining The Carlyle Group, Mr. Newnam served as a Vice President in the First Union Securities Inc. M&A Group (formerly Bowles Hollowell Conner & Co.), focusing on the Defense, Aerospace and Technical Services industries. Prior to First Union, Mr. Newnam worked as a financial analyst in the corporate finance department of Salomon Brothers Inc. and for the mergers and acquisitions department of PaineWebber, Inc. in New York. Mr. Newnam earned a B.A. degree in Political Science from Davidson College and received his M.B.A with distinction from Harvard Business School. Mr. Newnam serves on the board of several Carlyle portfolio companies.

Allan M. Holt became a director of Holding on October 15, 2007. Mr. Holt has been a Managing Director of The Carlyle Group since 1996 and co-head of the US Buyout Group since 2003. He previously was the head of Carlyle’s Global Aerospace, Defense, Technology and Business/Government Services team where he led many of Carlyle’s most successful investments. Mr. Holt is a graduate of Rutgers University and received his M.B.A. from the University of California, Berkeley. Mr. Holt serves on the boards of several Carlyle portfolio companies as well as various non-profit boards and foundations. He serves as the chairman of the board of Fairchild Imaging, Inc. and is a director of SS&C Technologies, Inc., Sequa Corporation and Vought Aircraft Industries, Inc.

Lew Klessel became a director of Holding on October 15, 2007. Mr. Klessel is an operating partner at Bain Capital where he has worked since 2005. Prior to joining Bain Capital, Mr. Klessel held a variety of operating and strategy leadership positions from 1997 to 2005 at Home Depot, most recently as President of HD Supply Facilities Maintenance. He has also been a strategy consultant with McKinsey & Company and a C.P.A. with Ernst & Young. Mr. Klessel received an M.B.A. from Harvard Business School where he was a Baker Scholar. He received a B.S. from the Wharton School at the University of Pennsylvania and is a Certified Public Accountant. He also serves as a director for Michaels Stores, Inc.

All of the directors of Holding were appointed by the Equity Sponsors pursuant to the Stockholder’s Agreement of Holding dated August 30, 2007, as subsequently amended. Each of the Equity Sponsors is also an affiliate of the Company.

Committees of the Board of Directors

The Board of Directors of Holding has established an audit committee and a compensation committee. The audit committee has the responsibility for, among other things, assisting the Board of Directors of Holding in reviewing: our financial reporting and other internal control processes; our financial statements; the independent auditors’ qualifications and independence; the performance of our internal audit function and independent auditors; and our compliance with legal and regulatory requirements and our code of business conduct and ethics. The compensation committee has the responsibility for reviewing and approving the compensation and benefits of our employees, directors and consultants, administer our employee benefits plans, authorize and ratify stock option grants and other incentive arrangements and authorize employment and related agreements.

Director independence

Though not formally considered by our Board because our common stock is not listed on a national securities exchange, we do not believe that any of our directors would be considered “independent” under the listing standards of the New York Stock Exchange. The Board of Directors of Holding has determined that Mitchell Jacobson, who is a member of the Board of Directors of Holding but not a member of our Board of Directors, is “independent” under the listing standards of the New York Stock Exchange.

Compensation discussion and analysis

Overview

The following Compensation Discussion and Analysis provides information regarding the material elements of our fiscal 2008 compensation program for our “named executive officers,” also referred to as the “NEOs.” The NEOs for fiscal 2008 are HD Supply’s principal executive officer, principal financial officer, and the three most-highly compensated executive officers other than the principal executive and financial officers. The Compensation Committee of Holding’s Board (the “Committee”), pursuant to its charter, is responsible for establishing, implementing and reviewing on an annual basis both our compensation programs and actual compensation paid to our NEOs, except for our Chief Executive Officer, with respect to whom the Committee’s decisions are subject to the review and final approval of Holding’s Board.

At HD Supply, our Human Resources team drives the design and implementation of all executive compensation programs. Our finance team heavily supports the process by providing financial analytic expertise and input and review of program design. Except with respect to his own compensation, our Chief Executive Officer has final management-level review of any compensation program before it is sent to the Committee for consideration and approval. The Committee has the task of approving our material compensation programs, including participation in our equity program. We make every effort to include the Committee during the design process to obtain their direction and feedback on how the design of our executive compensation programs supports the overall strategy of the Company. As described below, data from outside consultants are also used during the design process to obtain further insight into the economic and non-economic features of our compensation program.

Prior to our divestiture from Home Depot in August 2007, Home Depot and its Compensation Committee set our compensation policies. In fiscal 2008, the Committee began to set our compensation policies, and, as of the close of fiscal 2008, we ceased to have any obligations under the legacy programs of Home Depot.

Philosophy and objectives

Our company is built on the philosophy of “One Team, Driving Customer Success and Value Creation,” a philosophy we believe is best embodied by our SPIRIT values:

Service:	Help our customers succeed by delivering exceptional service and the best total value experience

Performance:	Exceed our commitments everyday to our team, customers, sponsors and communities

Integrity:	Treat team members the way you would like you and your family to be treated

Respect:	Always do the right thing and always take the high road

Innovation:	Seek new ways to build a reliable, effective and efficient chain of execution for our customers

Teamwork:	Win together by creating an environment where every individual puts the team first

The Committee and our management believe that fostering these values requires a performance culture geared toward customer success and sustainable, long-term profitability. The Company’s compensation programs are designed to reward satisfaction of these goals, thereby attracting and retaining talent that will contribute to such a culture. In particular, our compensation programs are intended to meet the following objectives:

•

Our executive compensation programs must balance commitment, long-term financial success, short-term operational excellence and achievement of short-term goals. This balance includes but is not limited to driving profitable growth at a rate that outpaces our peers each year while aligning our executives’ long term interests with shareholders’ interests.

•	Our executive compensation programs must attract, retain and motivate our top executive talent.

•	Our executive compensation programs must differentiate rewards based on outstanding individual performance so as to promote a high performance culture.

In addition, we intend that our compensation programs will be aligned with:

•

Our business strategy: Our compensation programs link pay to our strategy by rewarding profitability, long-term growth, excellence in achievement of short-term operational and financial goals and by reinforcing the “One Team” philosophy.

•	Our shareholders’ interests: Through the use of equity-based compensation, the total compensation of our executives is directly proportional to the sustained value they create for our shareholders.

•

Retention of key talent: To retain the best executive talent, the total compensation opportunity must provide attractive levels of compensation if performance targets are met, upside opportunity when performance targets are exceeded and downside consequences when performance is poor.

Use of consultants; benchmarking

The Company and the Committee received and reviewed compensation data from a number of consulting firms in fiscal 2008, including Frederic W. Cook & Co., Inc. and Mercer. In general, neither the Company nor the Committee has conclusively relied on any of the data received or obtained specific advice from a consulting firm as to any particular item of compensation; rather, the data has been used to inform the judgment of management or of the Committee, as the case may be, on the particular element of compensation under consideration. In fiscal 2009, the Company intends to engage a compensation consultant that will be asked to provide more comprehensive input with respect to items of compensation that may from time to time be reviewed, with the aim of providing more direction to the Company and the Committee as to their deliberations and decisions.

Comparator companies

The Committee reviews compensation levels and practices at comparator companies in setting the compensation of our NEOs and when reviewing the establishment of the Company’s compensation programs for other associates. The information gathered is used to help the Committee better understand how executives are compensated at other companies similar in size or industry, and companies with whom we compete for talent.

Generally, companies have been included in the comparator group because they (1) operate in the same business as the Company or one of our portfolio companies (wholesale distribution of building supplies), (2) operate in a similar business (distribution of any product), (3) operate in a similar business model (business to business) or (4) compete with us for talent. The comparator group was developed over time on an ad hoc basis by management and the Committee and has been used to provide input into both value of total compensation for executives as well as the relative value of each component of compensation. In general, we have not relied on percentile rankings of compensation within the comparator group; rather, the comparator group was used to identify programs and levels of pay, which management and the Committee would consider when evaluating our own programs and value of those programs.

In fiscal 2008, we used the following comparator group:

Reason included in the comparator group
Name of company	Same business	Similar business	Similar business model
Aramark			X
Arrow Electronics Inc.		X
CDW, Inc.		X
Circuit City Stores			X
CCE			X
Genuine Parts			X
Office Depot			X
Pepsi Bottling Group			X
Staples, Inc.			X
Sysco		X
WESCO International, Inc.	X
Wolseley PLC	X
W.W. Grainger, Inc.	X

The comparator group is not intended to be comprehensive. We expect that the comparator group will be reviewed, and will change, in connection with our retention of a compensation consultant.

Components of compensation

The Company believes that the compensation programs it maintains are an important key in achieving the compensation goals described above. For fiscal 2008, the principal components of compensation for the named executive officers were:

•	base salary;

•	annual cash incentives;

•	equity incentive compensation and co-investment opportunities; and

•	retention payments.

In addition, we provided relatively minor perquisites to our NEOs. Except as described below, we do not maintain separate employment or severance agreements with our NEOs.

The design of each component of compensation fits into the overall executive pay program and supports the philosophy and objectives previously discussed in the following manner:

Pay component	Objective of pay component	Key measures
• Base salary	• Provides reasonable levels of fixed compensation compared with the comparator group	• Individual performance and contribution • Scope of responsibilities • Experience

• Annual cash incentives	• Focuses on short-term operational metrics that drive and support our long-term strategy • Where applicable, creates incentives for performance based on performance of individual NEOs’ businesses	• Achievement of agreed to operating plan goals in profitability and cash flow

• Equity awards in stock options and co-investment opportunities

•     Aligns executive interests to shareholders by rewarding long-term focus on profitability and value creation for the enterprise

•     Assists in the retention of key talent

•     Creates an “ownership culture”

• Growth in stock price • Continued employment through the five year vesting period of the stock options

• Retention payments (a legacy program of Home Depot)	• Assists in the retention of key talent	• Continued employment through critical first six months (12 months for CEO) following divestiture

A discussion of each of the components of compensation for the NEOs is below, including a discussion of the factors considered in determining the applicable amount payable or achievable under each component.

Base salary

Base salaries are set to attract and retain top executive talent while managing fixed costs at an appropriate level. The determination of any particular executive’s base salary is based on personal performance and contribution, experience in the role, changes to the scope of responsibilities, our estimation of market rates of pay and internal equity. Each year, the Chief Executive Officer, with input from Human Resources, proposes base salary increase for all NEOs, excluding himself, based on performance and the Company’s merit increase budget. His proposal is reviewed and approved (with or without modifications) or disapproved by the Committee. Changes to Mr. DeAngelo’s base rate of pay are initiated and approved by the Committee directly, subject to the review and final approval of Holding’s Board.

In fiscal 2008, based on business conditions, no changes were made to the base salaries of named executive officers during the annual review process in March 2008. After the annual review process, Ms. Chaibi’s pay was increased 10%, from $350,000 to $385,000. The Committee approved this increase because Ms. Chaibi leads our second largest and highest-performing business, and the increase recognized her performance as well as brought her pay in line with the pay of other of our business presidents.

Annual cash incentives

Annual cash incentives are designed to focus NEOs to produce superior results against key financial metrics relevant to the Company or to the individual businesses that the NEO leads. By tying a significant portion of the executive’s total annual cash compensation to annual variable pay, we intend to reinforce a “pay for performance” culture and focus our executives on critical short-term financial and operational objectives.

Target payouts to our NEOs are expressed as a percentage of base salary. Annually, these percentage targets are reviewed against the targets of executives in companies of similar size and adjusted, if necessary, based on the Committee’s estimation of what level of targeted payouts is sufficient to keep an NEO from leaving the Company. In fiscal 2008, the Committee increased the percentage targets of Ms. Chaibi and Mr. Lazzaro from 50% to 60% of base salary. No increase has occurred to date in 2009. With the exception of Mr. Stanwood, all of our NEOs participate in the Management Incentive Plan (“MIP”), which provides cash-based incentives dependent on short term results against the key financial metrics described below. Under the MIP, a committee, which includes Human Resources personnel, the CFO and the Controller (the “MIP Committee”), is responsible for monitoring the MIP to ensure compliance with its intent and terms and to periodically review and make certain recommendations to the Committee, as discussed below.

For fiscal 2008, the MIP targets were based on adjusted EBITDA and cash flow goals. For purposes of the MIP, management fees and related expenses paid to the Equity Sponsors and stock-based compensation costs for stock options are excluded from EBITDA, both as to the targets and as to EBITDA as ultimately determined. In addition, in accordance with the MIP, from time to time throughout the year, the MIP Committee may request that the Committee exclude from the EBITDA calculation certain non-recurring items, certain items which are beyond the control of management or certain items which may adversely affect current results but contribute to long-term profitability improvement. For purposes of the MIP, cash flow is adjusted to eliminate the effects of taxes and Company indebtedness, both as to the targets and as to cash flow as ultimately determined.

In the current economic environment, we view EBITDA and cash flow goals as the key operating metrics that will drive the value of the business because they drive the related goals of profitability, efficient use of working capital and generation of cash to pay down debt. The EBITDA and cash flow goals are weighed evenly. The MIP provides a threshold level (below which no payout is made), a target (or “plan”) level (at which 100% of the target percentage of base salary is earned), and a maximum level for superior results (at which an additional 50% of the target percentage of base salary may be earned). The threshold level provides that an executive will not earn any payment with respect to the EBITDA metric until the relevant business unit exceeds the previous year’s EBITDA performance. This feature of the MIP encourages year-over-year growth in EBITDA. The threshold for cash flow is set at 80% of our operating plan, as year-over-year cash flow performance can vary based on the strategy of business unit.

For fiscal 2008, the operating plan goals for the Company as a whole were $800 million with respect to EBITDA and $1 billion with respect to cash flow. The Committee viewed these levels as aggressive in light of the softening of the markets in which the Company operates in the third and fourth quarters of 2007 and the volatility in both the residential and commercial construction markets. As the CEO and CFO of the HD Supply, Mr. DeAngelo and Mr. Jamieson received annual bonuses based on the performance of the Company as a whole. Mr. Lazzaro and Ms. Chaibi also earned bonuses under the MIP, and the Company used the same methodology to calculate their payouts. However, because they serve as Presidents of businesses, their payout was based on the performance of their individual businesses rather than on the Company as a whole ($106 million with respect to EBITDA and $138 million with respect to cash flow in the White Cap business and $24 million with respect to EBITDA and $35 million with respect to cash flow in the Creative Touch Interiors business, in the case of Mr. Lazzaro, and $250 million with respect to EBITDA and $259 million with respect to cash flow, in the case of Ms. Chaibi).

Fiscal 2008 performance resulted in the following payments being made to our NEOs who participate in the MIP:

	Target % (expressed as a % of base salary)	EBITDA payout % earned	Cash flow payout % earned	Aggregate MIP payment
Joseph J. DeAngelo	125%	0%	100%	$546,875
Mark Jamieson	75%	0%	100%	$196,875
Anesa Chaibi	60%	110%	106%	$249,480
Thomas S. Lazzaro	60%	0%	15.5%	$33,015

It was the judgment of both management and the Committee that the low payout under the MIP did not accurately reflect the performance of the Company’s businesses during the difficult market conditions of 2008. For this reason, the Committee determined to create a discretionary bonus pool of $2.6 million for all MIP participants. In order to allocate the pool, management gathered and presented to the Committee data as to the performance of the Company’s businesses as compared to the competing organizations in the same industry. The following are the discretionary bonuses that were paid to our NEOs:

Discretionary bonus
Thomas S. Lazzaro	$80,993
Mark Jamieson	$71,125

The Committee is retaining the same general structure under the MIP for fiscal 2009, although it has established individual performance criteria for our NEOs and other participants, pursuant to which the payment amount, as ultimately determined under the formula, may be increased by up to 125% in the event that the individual performance criteria are met and decreased by up to 100% in the event that the individual performance criteria are not met.

Mr. Stanwood participates in two annual incentive plans specific to his business, IPVF. The first is the IPVF Annual Bonus Compensation Plan. This plan pools 10% of EBITA with respect to his business. The pool is distributed at the end of the year based on individual performance and the performance of the individual’s branch. As President of IPVF, Mr. Stanwood receives 0.8557% of the pool. Mr. Stanwood also participates in the Additional Incentive Compensation Plan, a quarterly incentive program that rewards the accomplishment of short term growth initiatives. This quarterly incentive program pools 2% of IPVF EBITA each month. At the end of each quarter, Mr. Stanwood receives 10.3% of the pool created. These plans existed prior to the acquisition of IPVF by Hughes Supply and are a cultural fixture of that business and reflect the compensation philosophy of that business (lower than market base rates with higher than market annual variable compensation). This structure allows this business to maintain jobs while keeping its fixed costs low even in times of significant turbulence in the commodities market. All of IPVF’s associates participate in the same plan as Mr. Stanwood.

Equity incentive compensation and co-investment opportunities

Our NEOs participate in Holding’s Stock Incentive Plan (the “Stock Plan”). The Stock Plan was adopted by Holding’s Board of Directors shortly following our divestiture from Home Depot. Holding established the Stock Plan because it viewed the awards under the Stock Plan as the most effective way to align executive performance to our key goal of increasing value for Holding’s shareholders. The view of the Holding Board of Directors was that, assuming that our management is successful in increasing the value of the Company, awards under the Stock Plan will have the highest potential value for all participants as a percentage of total compensation. Under the Stock Plan, our NEOs were granted options to purchase shares of Holding common stock and were also offered the opportunity to purchase additional Holding common shares. The program makes “founding owners” of our NEOs and is intended to motivate them to increase the value of the Company, and therefore Holding’s share price, over time.

The Holding Board of Directors believed the best way to accomplish these goals was to provide one up-front grant of stock options with a significant vesting period and, at the same time, the opportunity to purchase Holding shares. The vesting component was intended to maximize the retentive effect of the Stock Plan. The up-front nature of the option grants was intended to position our executives for the highest possible return (because, if the share value of Holding increases over time, annual or other periodic grants would have higher strike prices and, therefore, less intrinsic value to our executives). Holding does not currently intend to make annual grants to any of our NEOs or other employees.

The size of each grant is based on the following factors:

•

Market review: Prior to the initial grant, the option grant practices of our peer group companies were reviewed to determine a range of value that our executives would receive using different share-price scenarios. However, no specific percentile was followed.

•

Internal equity: The number of options granted to any participant are based on the grant levels of other previous grantees in similar jobs in different HD Supply businesses and to other previous grantees within the same business.

•	The grantee’s level of responsibility: The number of options granted increases based on the scope and impact of the participant’s job to the value of HD Supply.

•

The value of the grant considering other compensation programs in which the grantee participates: Executives employed in businesses that provide for significantly larger annual incentive opportunities would receive a proportionately lower long-term incentive award. For example, based on the earning potential under the IPVF annual incentive plans, Mr. Stanwood received a smaller option grant than he would have received if he were a participant in the MIP.

Although the co-investment opportunities and grants of stock options are not made by us and are at the discretion of Holding’s Board of Directors, the costs of these transactions are borne by us and are reflected in our financial statements. Accordingly, we factor these transactions into our evaluation of each executive officer’s overall compensation when we are making executive officer compensation recommendations.

Additional information regarding the Stock Plan and this offering can be found in the information accompanying the Summary Compensation Table and related tables below.

Retention arrangements

Prior to our separation from Home Depot, Mr. DeAngelo, Mr. Lazzaro, Ms. Chaibi and certain other key associates entered into retention arrangements with Home Depot to motivate them to remain in employment through the critical first months following the separation. The retention arrangements provided for cash payments in March 2008 (August 2008 for Mr. DeAngelo) in amounts based on forfeited non-vested equity the executives held in Home Depot at the time of the divestiture. Ms. Chaibi also received the second and final payment of a retention agreement entered into with Home Depot following its acquisition of Hughes Supply in March 2006. Under that agreement, Ms. Chaibi received $162,500 on the second anniversary of the acquisition in March 2008. Amounts paid to the named executive officers under the retention arrangements are reflected in the Summary Compensation Table below under “—Executive compensation—Summary Compensation Table.”

Perquisites

Prior to our separation from Home Depot, our executives and other employees participated in Home Depot’s perquisite programs. Since our separation from Home Depot, we have maintained a limited number of perquisite programs. We chose to maintain these programs because they are valued by our NEOs but impose relatively little cost on the Company.

All of the NEOs participate in the Company’s Executive Death Benefit Plan. Under this plan, the beneficiary of a participant who dies while employed by the Company is entitled to a lump sum payment of $500,000. The Company has purchased and owns life insurance contracts on each of the NEOs for the purpose of funding this benefit.

The NEOs are also offered Supplemental Term Life Insurance. This plan provides participants with 20-year level premium term life insurance, with coverage in $500,000 increments up to $5,000,000. The participant owns the policy, and the Company pays the premium on his or her behalf. The value of the premium is fully taxable. At the end of the year, each participant receives an additional payment equal to the gross amount of taxes paid on the benefit. This additional payment is also fully taxable and is not grossed up. Of the NEOs, only Mr. Lazzaro participates in this benefit.

Other benefits provided to our NEOs include company cars, executive physicals and reimbursement for financial services. The value of providing company cars is fully taxable and is fully grossed up. Reimbursement for financial services is also fully taxable, and an additional payment is made to cover a portion of the associated taxes, in the same manner as described above with respect to term life insurance. All other perquisites and personal benefits provided to our NEOs are the same as those generally provided to our other salaried employees.

Tax and accounting considerations

While the accounting and tax treatment of compensation has generally has not been a consideration in determining the amounts of compensation for our executive officers, the Committee and management have taken into account the accounting and tax impact of various program designs to balance the potential cost to the Company with the value to the executive.

The expenses associated with executive compensation issued to our executive officers and other key associates are reflected in our financial statements. The Company accounts for stock-based programs in accordance with the requirements of SFAS 123(R), which requires companies to recognize in the income statement the grant date value of equity-based compensation issued to associates.

Compensation committee interlocks and insider participation

Holding’s Compensation Committee currently consists of Steven Zide (Chairman), Todd Newnam and David Novak. All committee members are representatives from the equity owners of HD Supply. Mr. Zide is an executive of Bain Capital, Mr. Newnam is an executive of The Carlyle Group and Mr. Novak is an executive of Clayton Dubilier & Rice, Inc.

Executive compensation

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for services rendered with respect to the Company in all capacities for the last fiscal year.

Name and principal position	Year	Salary $	Bonus $(1)	Option awards $(2)	Non-equity incentive plan compensation $(3)	All other compensation $		Total $
Joseph J. DeAngelo	2008	875,000	0	2,945,475	546,875	3,899,272	(4)	8,266,622
Chief Executive Officer

Mark Jamieson	2008	525,000	71,125	736,369	196,875	$67,255	(5)	1,596,624
Senior Vice President and Chief Financial Officer

Michael L. Stanwood	2008	300,000	0	540,004	1,344,749	0		2,184,753
President—IPVF

Anesa Chaibi	2008	357,300	162,500	638,186	249,480	481,146	(6)	1,888,612
President—Facilities Maintenance

Thomas S. Lazzaro	2008	355,000	80,993	638,186	33,015	488,027	(7)	1,595,221
President—White Cap

(1)	Bonus amount includes: (a) a discretionary bonus of $71,125 paid to Mr. Jamieson; (b) a retention payment of $162,500 paid in March 2008 to Ms. Chaibi pursuant to a retention agreement with Home Depot following an acquisition by Home Depot in March 2006; and (c) a discretionary bonus of $80,993 paid to Mr. Lazzaro. See “Compensation discussion & analysis—Components of compensation, Annual cash incentives.”
(2)	A one time option grant was made in December 2007 pursuant to the Management Incentive Plan in connection with the Acquisition. Option Award amounts are calculated pursuant to SFAS No. 123R “Share Based Payments.” See footnote 8 of the consolidated financial statements filed with this Form S-4 regarding assumptions underlying valuations of equity awards.
(3)	Non-Equity Incentive Plan Compensation reflects amount paid under the MIP for all named executive officers except Mr. Stanwood who participates in the IPVF plan. See “Compensation discussion & analysis—Components of compensation, Annual cash incentives.”
(4)	All Other Compensation for Mr. DeAngelo includes: (a) a retention payment of $3,877,280 made in August 2008 pursuant to a retention agreement with Home Depot in connection with the Acquisition; (b) $21,892 for the use of a Company car; and (c) a credit for spousal medical insurance premiums of $100.
(5)	All Other Compensation for Mr. Jamieson includes: (a) $20,851 for the use of a Company car; (b) $6,174 for financial planning assistance; (c) a credit for spousal medical insurance premiums of $1,300; (d) relocation expenses of $36,920; and (e) a partial tax gross up payment of $2,010 for taxes owed on the perquisites.
(6)	All Other Compensation for Ms. Chaibi includes: (a) a retention payment of $454,713 made in March 2008 pursuant to a retention agreement with Home Depot in connection with the Acquisition; (b) $10,000 for the use of a Company car; (c) $8,000 for financial planning assistance; (d) a credit for spousal medical insurance premiums of $1,300; and (e) a partial tax gross up payment of $7,133 for taxes owed on the perquisites.
(7)

All Other Compensation for Mr. Lazzaro includes: (a) a retention payment of $468,736 made in March 2008 pursuant to a retention agreement with Home Depot in connection with the Acquisition; (b) $7,500 for the use of a Company car; (c) a credit for spousal medical insurance premiums of $1,300; (d) supplemental term life insurance premiums of $4,945; (e) $900 for financial planning assistance; and (f) a partial tax gross up payment of $4,646 for taxes owed on the perquisites.

Grants of Plan Based Awards Table

The following table complements the Summary Compensation Table disclosure by providing information concerning non-equity awards granted to the named executive officers in the last fiscal year under any plan. No equity awards were granted in the last fiscal year.

		Estimated future payouts under non-equity incentive plan awards(1)
Name	Grant date	Threshold $	Target $		Maximum $
Joseph J. DeAngelo	2/4/2008	273,438	1,093,750		1,640,625
Mark Jamieson	2/4/2008	98,438	393,750		590,625
Michael L. Stanwood	2/4/2008	—	1,344,749	(2)	—
Anesa Chaibi(3)	2/4/2008	57,750	231,000		346,500
Thomas S. Lazzaro	2/4/2008	53,250	213,000		319,500

(1)	The MIP plan sets the Threshold payout at 25% of the Target payout and the Maximum at 150% of Target.
(2)	Mr. Stanwood participates in the IPVF plan which provides for a single estimated payout.
(3)	Ms. Chaibi’s target award is based on her end of year base salary of $385,000. Her base salary was increased during fiscal 2008 from $350,000.

Narrative disclosure to summary compensation table and grant plan based awards table

Stock plan

Under the Stock Plan in 2007, Holding offered key associates, including the named executive officers, the opportunity to purchase shares of common stock for cash and Holding made grants of options to purchase common shares. While additional offers and option grants were not made to the named executive officers in 2008, Messrs. DeAngelo, Jamieson, Lazzaro and Ms. Chaibi were offered the opportunity in 2007 to make irrevocable elections to purchase common shares with all or a portion of their retention payments, which are described below under “Retention arrangements.” Purchases with retention payments occurred on the date the retention payments were made at a purchase price equal to the fair market value (as defined in the Stock Plan) of the shares on the purchase date. Under this program, Mr. DeAngelo purchased 387,728 shares on August 29, 2008, Mr. Lazzaro purchased 20,000 on March 24, 2008, Ms. Chaibi purchased 20,000 shares on March 24, 2008 and Mr. Jamieson purchased 50,000 shares. All such shares were purchased for $10.00 per share. The Stock Plan and an Associate Stock Subscription Agreement govern each Stock Plan participant’s purchased shares.

The options granted to the named executive officers in 2007 are shown in the Outstanding Equity Awards at Fiscal Year-End Table below. The Stock Plan and an Associate Stock Option Agreement govern each option award and provide, among other things, that the options vest in equal installments over the first five years of the ten-year option term. Option grants to each participant were divided into five tranches with escalating exercise prices. The first tranche of options, representing 50% of each participant’s total award, has a $10.00 exercise price, and the remaining tranches, each representing 20% of each participant’s total award, have exercise prices of $12.50, $15.00, $17.50 and $20.00, respectively. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. See “Potential payments upon termination or change in control” for information regarding the cancellation or acceleration of vesting of stock options upon an optionholder’s termination of employment or a change in control of the Company.

Retention arrangements

In the second quarter of fiscal 2007, Mr. DeAngelo, Ms. Chaibi and Mr. Lazzaro entered into agreements with Home Depot that became effective upon the closing of the Acquisition and replaced their existing employment agreements with Home Depot. Each agreement provided for (i) the terms of their 2007 annual incentive payments, and (ii) a retention payment to be paid by the Company (subject to reimbursement by Home Depot) on the six month anniversary of the closing of the Acquisition, subject to the named executive officer’s continuous employment with the Company through that date (or upon a Qualifying Termination, as defined in the agreements). The amount of the retention payments and were as follows: (i) $3,877,280 to Mr. DeAngelo; (ii) $454,713 to Ms. Chaibi; and (iii) $468,736 to Mr. Lazzaro. The retention payments were based on the forfeited non-vested equity the executives held in Home Depot at the time of the Acquisition and were calculated by multiplying the average closing price of the shares of Home Depot stock for the 30 trading days prior to closing ($36.14) by a number of shares (107,285 for Mr. DeAngelo, 12,582 for Ms. Chaibi and 12,970 for Mr. Lazzaro). On December 21, 2007, in connection with the Company management equity offering described above under “Stock Plan”, Mr. DeAngelo made an irrevocable election to allocate his entire retention payment to purchase common shares of the Company and each of Ms. Chaibi and Mr. Lazzaro made an irrevocable election to allocate a portion of their retention payments to the purchase common shares in the Company.

Annual Incentive Plan

See “Compensation discussion & analysis—Components of compensation, Annual cash incentives” for a description of the formula used to determine non-equity incentive plan awards.

Letter agreement

See “Potential payments upon termination or change in control” for a summary of the material provisions of Mr. Jamieson’s letter agreement with the Company.

Salary and bonus

The proportion of base salary and bonus to total compensation for the last fiscal year is small as a result of the special retention payments and one time option grants made in connection with the Acquisition. Without the retention payments and option grants, except for Mr. Stanwood, the named executive officers’ salary and bonus would represent a larger portion of their total compensation. Mr. Stanwood’s salary and bonus would be a smaller portion of his total compensation because his incentive compensation is based on the performance of the IPVF business.

Outstanding equity awards at fiscal year-end

The following table sets forth the unexercised and unvested stock options held by named executive officers at fiscal year end. Each equity grant is shown separately for each named executive officer.

	Option awards(1)
Name	Number of securities underlying unexerciseable options #	Number of securities underlying exerciseable options #	Option exercise price $	Option expiration date
Joseph J. DeAngelo	1,482,000	370,500	$10.00	12/21/2017
	370,500	92,625	$12.50	12/21/2017
	370,500	92,625	$15.00	12/21/2017
	370,500	92,625	$17.50	12/21/2017
	370,500	92,625	$20.00	12/21/2017
	2,964,000	741,000

Mark Jamieson	370,500	92,625	$10.00	12/21/2017
	92,625	23,156	$12.50	12/21/2017
	92,625	23,156	$15.00	12/21/2017
	92,625	23,156	$17.50	12/21/2017
	92,625	23,156	$20.00	12/21/2017
	741,000	185,250

Michael L. Stanwood	271,700	67,925	$10.00	12/21/2017
	67,925	16,981	$12.50	12/21/2017
	67,925	16,981	$15.00	12/21/2017
	67,925	16,981	$17.50	12/21/2017
	67,925	16,981	$20.00	12/21/2017
	543,400	135,850

Anesa Chaibi	321,100	80,275	$10.00	12/21/2017
	80,275	20,069	$12.50	12/21/2017
	80,275	20,069	$15.00	12/21/2017
	80,275	20,069	$17.50	12/21/2017
	80,275	20,069	$20.00	12/21/2017
	642,200	160,550

Thomas S. Lazzaro	321,100	80,275	$10.00	12/21/2017
	80,275	20,069	$12.50	12/21/2017
	80,275	20,069	$15.00	12/21/2017
	80,275	20,069	$17.50	12/21/2017
	80,275	20,069	$20.00	12/21/2017
	642,200	160,550

(1)	All stock options were granted on December 21, 2007 and vest and become exercisable in equal annual installments on the first five anniversaries of the closing of the Acquisition.

Potential payments upon termination of change in control

The only named executive officer who would have received a payment assuming a termination of employment on January 31, 2008 is Mr. Jamieson. Pursuant to his letter agreement, if Mr. Jamieson had been terminated by the Company without Cause (as defined in his letter agreement) on January 31, 2008, he would have been entitled to a lump sum payment equal to two times his base salary or $1,050,000. No named executive officer would have received a payment or a benefit under any Company compensation or benefit plan if a change in control had occurred on January 31, 2008 because the value of the Company shares on such date did not exceed the strike price of the options held by the named executive officers.

Separation payments

Effective October 29, 2007, the Company entered into a letter agreement with Mr. Jamieson which provides for (1) a specified base salary of not less than $525,000, (2) an annual target bonus of 75% of base salary, (3) a signing bonus of $750,000 (subject to a prorated clawback if Mr. Jamieson voluntarily resigns prior to October 29, 2009), (4) the right to participate in such other employee or fringe benefit programs for senior executives, including the Stock Plan, and (5) a lump sum payment equal to two times his base salary if Mr. Jamieson is terminated involuntarily without Cause (as defined in his letter agreement). The agreement also contains customary confidentiality, non-competition and non-solicitation provisions.

Stock Plan

Under the Stock Plan, an executive’s unvested stock options are canceled upon the termination of his or her employment, except for terminations due to death or disability. Upon death or disability, unvested stock options vest and remain exercisable. In the case of a termination for “cause” (as defined in the Stock Plan), the executive’s unvested and vested stock options are canceled as of the effective date of the termination. Following a termination of employment other than for “cause”, vested options are canceled unless the executive exercises them within 90 days (180 days if the termination was due to death, disability or retirement) or, if sooner, prior to the options’ normal expiration date.

If the termination of employment occurs prior to a public offering, the Company and the Equity Sponsors have the right to purchase any shares of Company common stock that the executive acquired upon the exercise of options. Upon a termination other than for cause (as defined in the Stock Plan), the purchase price share is equal to the fair market value (as defined in the Stock Plan) of the shares on the later of the date (i) the executive’s employment terminated and (ii) that is six months and one day after the shares were purchased by the executive. Upon termination for cause, the purchase price is equal to the lesser of fair market value and the cost of the shares to the executive.

If the Company experiences a change in control (as defined in the Stock Plan), stock options will generally accelerate and be canceled in exchange for a cash payments equal to the change in control price per share minus the exercise price of the applicable option, unless the Board of Directors of Holding elects to provide for alternative awards in lieu of acceleration and payment. The Board of Directors of Holding also has the discretion to accelerate the vesting of options at any time and from time to time.

Under the Stock Plan a “change in control” is the occurrence of:

•

the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of its subsidiaries, any associate benefit plan of the Company or any of its subsidiaries, or by the sponsors, or any affiliates of any of the foregoing;

•	the merger, consolidation or other similar transaction involving the Company, as a result of which persons who were stockholders of the Company immediately prior to such merger, consolidation, or other similar transaction do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated Company; or

•

the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

A public offering of the Company’s common shares does not constitute a change in control.

Director compensation

Neither the Company nor Holding pays compensation to any of its directors in their capacity as directors. Directors are reimbursed for reasonable travel and lodging expenses incurred to attend Board and Committee meetings.

Security ownership of certain beneficial owners and management

HDS Holding Corporation owns all of our outstanding common stock and HDS Investment Holding, Inc. (or “Holding”) owns all of the outstanding common stock of HDS Holding Corporation. As of February 1, 2009, there were 260,971,250 shares of common stock of Holding outstanding. The following table sets forth information as of February 1, 2009 with respect to the ownership of the common stock of Holding by:

•	each person known to own beneficially more than 5% of the common stock of Holding;

•	each director of Holding;

•	each of the named executive officers in the Summary Compensation Table above; and

•	all executive officers of HD Supply and directors of Holding as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o HD Supply, Inc., 3100 Cumberland Boulevard, Suite 1480, Atlanta, Georgia 30339.

Name and address of beneficial owner	Number	Percent
Bain Capital Integral Investors 2006, LLC(1)	72,943,750	27.95
Carlyle Partners V, L.P. and related funds(2)	72,943,750	27.95
Clayton, Dubilier & Rice Fund VII, L.P. and related funds(3)	72,923,750	27.94
THD Holdings, LLC	32,500,000	12.45
James G. Berges(6)	0	0
Joseph J. DeAngelo(4)	1,141,000	*
Paul B. Edgerley(5)	0	0
Allan M. Holt(7)	0	0
Mitchell Jacobson(8)	8,618,750	3.30
Lew Klessel(5)	0	0
Todd Newnam(7)	0	0
David A. Novak(6)	0	0
Daniel A. Pryor(7)	0	0
Stephen M. Zide(5)	0	0
Mark Jamieson(4)	235,250	*
Anesa Chaibi(4)	180,550	*
Michael L. Stanwood(4)	156,850	*
Thomas S. Lazzaro(4)	180,550	*
All executive officers of HD Supply and directors of Holding as a group (26 persons)	11,868,800	4.47

*	Less than 1%

(1)

Represents shares of common stock held by Bain Capital Integral Investors 2006, LLC (“Bain Capital Integral”). Bain Capital Investors, LLC (“BCI”) is the managing member of Bain Capital Integral. Each of

Paul Edgerley and Stephen Zide is a Managing Director of BCI and by virtue of this relationship may be deemed to own the shares of Holding held by Bain Capital Integral. Each of Messrs. Edgerley and Zide disclaims beneficial ownership of the shares held by Bain Capital Integral except to the extent of their pecuniary interest therein. The address of Bain Capital Integral is c/o Bain Capital Investors, LLC, 111 Huntington Avenue, Boston, MA 02199.

(2)	Represents shares held by the following investment funds associated with The Carlyle Group: Carlyle Partners V, L.P., Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P., and CP V Coinvestment B, L.P., which are together referred to as the “Carlyle Funds.” Carlyle Partners, V, L.P. holds 68,580,768 shares, Carlyle Partners V-A, L.P. holds 1,379,063 shares, CP V Coinvestment A, L.P. holds 2,630,594 shares, and CP V Coinvestment B, L.P. holds 353,325 shares. Investment discretion and control over the shares held by each of the Carlyle Funds is exercised by TCG Holdings, L.L.C. through its indirect subsidiary, TC Group V, L.P., which is the sole general partner of each of the Carlyle Funds. TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group V Managing GP, L.L.C. TC Group V Managing GP, L.L.C is the sole general partner of TC Group V, L.P. TCG Holdings, L.L.C. is managed by a three person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., may be deemed to share beneficial ownership of the shares beneficially owned by TCG Holdings, L.L.C. Such persons disclaim such beneficial ownership. The Carlyle Group’s address is 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004.

(3)	Represents shares held by the following group of investment funds associated with or designated by Clayton, Dubilier & Rice, Inc.: (i) 60,000,000 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 427,208 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd.; and (iii) 12,496,542 shares of common stock held by Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., whose general partner is CD&R Associates VII (Co-Investment), Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd. Each of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. is managed by a three-person board of directors, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. Joseph L. Rice, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII., Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, Inc. Such persons disclaim such beneficial ownership.

Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of Clayton, Dubilier & Rice Fund VII (Co-Investment) L.P. and CD&R Parallel Fund VII, L.P. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P. and Clayton, Dubilier & Rice Fund VII (Co-Investment) L.P.

The address for each of Clayton Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Associates VII (Co-Investment), Ltd., CD&R Associates VII, Ltd., CD&R Associates VII, L.P., CD&R Parallel Fund Associates VII, Ltd. and CD&R Investment Associates VII, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The address for Clayton, Dubilier & Rice, Inc. is 375 Park Avenue, 18th Floor, New York, NY 10152.

(4)

Includes, with respect to: (i) Joseph DeAngelo, 400,000 shares of common stock and options to purchase 741,000 shares of common stock; (ii) Mark Jamieson, 50,000 shares of common stock and options to purchase 185,250 shares of common stock; (iii) Anesa Chaibi, 20,000 shares of common stock and options to purchase 160,550 shares of common stock; (iv) Michael Stanwood, 21,000 shares of common stock and options to purchase 135,850 shares of common stock; and (v) Thomas Lazzaro, 20,000 shares of common stock and options to purchase 160,550 shares of common stock.

(5)	Does not include 72,943,750 shares of common stock held by Bain Capital Integral. Messrs. Edgerley and Zide are Managing Directors of BCI, which is the managing member of Bain Capital Integral. By virtue of these relationships, each of Messrs. Edgerley and Zide may be deemed to own the shares of Holding held by Bain Capital Integral. Each of Messrs. Edgerley and Zide disclaims beneficial ownership of the shares held by Bain Capital Integral except to the extent of their pecuniary interest therein.

(6)	Does not include 72,923,750 shares of common stock held by investment funds associated with or designated by Clayton, Dubilier & Rice, Inc. Messrs. Berges and Novak are directors of Holding and executives of Clayton, Dubilier & Rice, Inc. They disclaim any beneficial ownership of the shares held by investment funds associated with or designated by Clayton, Dubilier & Rice, Inc.

(7)	Does not include 72,943,750 shares of common stock held by investment funds associated with or designated by The Carlyle Group. Messrs. Holt, Newnam and Pryor are directors of Holding and executives of The Carlyle Group. They disclaim any beneficial ownership of the shares held by investment funds associated with or designated by The Carlyle Group.

(8)	Includes (i) 8,515,000 shares of common stock held by JFI-HDS, LLC; Mr. Jacobson is the managing member of JFI-HDS Partner, LLC which is the managing member of JFI-HDS, LLC, and (ii) 103,750 shares held by JFI-HDS Affiliates, LLC; Mr. Jacobson is the managing member of JFI-HDS Partner, LLC which is the managing member of JFI-HDS Affiliates, LLC.

Certain relationships and related party transactions

Stockholders agreement and stockholder arrangements

In connection with the closing of the Acquisition, Holding, the Equity Sponsors and their affiliates and other stockholders of Holding entered into a stockholders agreement that contains, among other things, provisions relating to Holding’s governance, transfer restrictions, tag-along rights, drag-along rights, preemptive rights and certain unanimous approval rights. This stockholders agreement provides that affiliates of the Equity Sponsors who are stockholders of Holding are entitled to elect (or cause to be elected) all of Holding’s directors, which will include three designees of each Equity Sponsor. Our Chief Executive Officer also serves as a director of Holding. One of the directors designated by the Equity Sponsor associated with CD&R serves as the chairman.

Pursuant to an agreement between Clayton, Dubilier & Rice Fund VII, L.P. and Mitchell Jacobson, the fund appointed Mr. Jacobson to serve as a director of Holding for so long as Mr. Jacobson and his immediate family continue to hold certain minimum investments in Holding and certain other conditions are met.

Consulting agreements

In connection with the closing of the Acquisition, Holding and we entered into consulting agreements with the Equity Sponsors (or their respective affiliates), pursuant to which the Equity Sponsors provide Holding, us and our subsidiaries with financial advisory and management consulting services. Pursuant to the consulting agreements, we pay the Equity Sponsors an aggregate annual fee of $4.5 million for such services, subject to adjustments from time to time, and we pay to the Equity Sponsors an aggregate fee equal to a specified percentage of the transaction value of certain types of transactions that Holding or we complete, in each case, plus out-of-pocket expenses and subject to approval by the Equity Sponsors, their permitted transferees or their designated affiliates who are shareholders of Holding.

Prior to the Acquisition, Clayton, Dubilier & Rice, Inc. entered into a consulting agreement with Mitchell Jacobson for consulting services in connection with the Acquisition. Pursuant to an assumption and termination agreement among us, Clayton, Dubilier & Rice, Inc. and Mitchell Jacobson, we assumed responsibility for, among other things, the indemnification of Mitchell Jacobson for his services to CD&R as a consultant under that agreement.

Indemnification agreements

In connection with the Acquisition, we entered into indemnification agreements with Holding and the Equity Sponsors pursuant to which, following the completion of the Acquisition, Holding and we will indemnify the Equity Sponsors, their respective managers, administrative members and the administrative members or general partners of any other investment vehicle that is our stockholder and is managed by such manager or its affiliates and their respective successors and assigns, and the respective directors, officers, shareholders, partners, members, employees, agents, advisors, consultants, representatives and controlling persons of each of them, or of their partners, shareholders or members in their capacity as such, against certain liabilities arising out of performance of the Transactions, the performance of the consulting agreement, securities offerings by us and certain other claims and liabilities. We and Holding also entered into a similar indemnification agreement with The Home Depot, Inc. providing for indemnification of The Home Depot, Inc., its affiliates, directors, officers, shareholders, partners, members, employees, agents, representatives and controlling persons against certain liabilities arising from securities offerings by us (including this offering).

Registration rights agreements

Holding entered into a registration rights agreement with the Equity Sponsors and Holding’s minority investors, that grants them certain registration rights and includes customary indemnification provisions.

Tax sharing agreement

HD Supply is not responsible for the payment or indemnification of any consolidated U.S. federal income taxes while it was a member of the Home Depot federal consolidated group. However, HD Supply is responsible for all U.S. federal income taxes for each member of its current federal consolidated group for any period before such member was part of the Home Depot federal consolidated group. In addition, HD Supply is responsible for all prior-year state and international income taxes of each member of its current consolidated group.

Agreements with Home Depot

Upon the closing of the Acquisition, we entered into the following agreements with Home Depot and/or its affiliates:

•

a Strategic Purchase Agreement, pursuant to which the parties agree to terms relating to (i) the purchase by Home Depot U.S.A., Inc. and its affiliates of certain products from HD Supply Distribution Services, LLC (“Supplier”), a subsidiary of HD Supply, for a term to end no later than January 31, 2015, (ii) related intellectual property matters and (iii) the provision of related services;

•

a Supplier Buying Agreement, pursuant to which the parties agree to certain terms and conditions relating to (i) the purchase by Home Depot U.S.A., Inc. and its affiliates of products from Supplier pursuant to the Strategic Purchase Agreement and (ii) the provision of related in-store services and displays;

•	a Trademark License granting Supplier the royalty-free right to use a number of trademarks in connection with its activities under the Strategic Purchase Agreement; and

•

a Private Label Products License Agreement, pursuant to which a subsidiary of Home Depot grants to HD Supply a license for the use of specified trademarks on the terms set forth in such agreement and for a period that expired on the first anniversary of the Acquisition.

In addition, certain guarantees, surety bonds and letters of credit that Home Depot and/or its affiliates (other than HD Supply, HD Supply Canada, Inc. and their respective affiliates) entered into prior to the closing of the Acquisition relate to our and our subsidiaries’ obligations to landlords, customers and suppliers, and remained in place immediately after the closing. Holding agreed in the purchase and sale agreement to fully indemnify Home Depot and its affiliates from any losses that arise out of these obligations. Holding also agreed to use its reasonable best efforts to cause itself and/or one or more of HD Supply and CND Holdings to be substituted for Home Depot and/or its affiliates and to have Home Depot and its affiliates released in respect of certain such obligations.

See “Management’s discussion and analysis of financial condition and results of operations—Relationship with Home Depot” for a description of other relationships that we historically had with Home Depot and its affiliates.

Debt securities of the Company

Management of the Company has been informed that, as of May 3, 2009, affiliates of certain of the Equity Sponsors beneficially owned approximately $833 million aggregate principal amount of our senior cash pay notes due 2014 and approximately $510 million aggregate principal amount of our senior subordinated PIK notes due 2015. Three of our current directors, Messrs. Novak, Pryor and Zide, and all of the directors of Holding, other than Mr. Jacobson, are affiliates of the Equity Sponsors.

Property leases

We lease several properties used by our IPVF business from Michael Stanwood, President, IPVF. We made aggregate payments in fiscal 2008 of approximately $650,000 under these leases and expect to make payments in fiscal 2009 of approximately $650,000.

Description of other indebtedness

Senior Secured Credit Facility

The Senior Secured Credit Facility consists of (1) a senior Term Loan Facility providing for term loans in an aggregate principal amount of $1,000 million and (2) a senior Revolving Credit Facility providing for revolving loans in an aggregate principal amount of $300 million. On the closing date, proceeds of the loans under the Term Loan Facility were used for the Transactions and related fees and expenses and there were no amounts outstanding under the Revolving Credit Facility. As of February 1, 2009, revolving loans in an aggregate principal amount of $300 million were outstanding. A portion of the Revolving Credit Facility is available for letters of credit and swingline loans.

Maturity; Prepayment

The Term Loan Facility will mature on August 30, 2012 and the Revolving Credit Facility will mature on August 30, 2013. The term loans under the Term Loan Facility will amortize in quarterly installments of one percent of the original principal amount thereof per annum until the maturity date. The Revolving Credit Facility does not amortize.

The Senior Secured Credit Facility may be prepaid at our option at any time without premium or penalty. Subject to certain exceptions, the Term Loan Facility will be subject to mandatory prepayment in an amount equal to:

•	100% of the net proceeds of certain asset sales and certain insurance recovery events; and

•	50% of annual excess cash flow for each fiscal year ending on or after February 1, 2009, such percentage to decrease to 0% depending on the attainment of certain leverage ratio targets.

The Revolving Credit Facility is not subject to mandatory prepayments.

Guarantee; Security

HD Supply, Inc. is the borrower under the Senior Secured Credit Facility. Each direct and indirect U.S. subsidiary of HD Supply, Inc. (other than, among others, a foreign subsidiary holding company, a subsidiary of a foreign subsidiary, an unrestricted subsidiary, any subsidiary below a certain materiality threshold, or a subsidiary subject to regulation as an insurance company (or any subsidiary thereof)) will guarantee HD Supply, Inc.’s payment obligations under the Senior Secured Credit Facility.

In addition, Home Depot has provided an unsecured THD Guarantee of payments of the principal amount and interest of the Term Loan Facility.

The Senior Secured Credit Facility and the guarantees thereof (with the exception of the THD Guarantee) are secured (A) by all of the capital stock of HD Supply pursuant to a holdings pledge agreement, dated as of August 30, 2007, made by HDS Holding Corporation (the direct parent of HD Supply) in favor of the administrative agent and collateral agent and (B) by, pursuant to a guarantee and collateral agreement, dated as of August 30, 2007, made by HD Supply and other Granting Parties (as defined therein), in favor of the administrative agent and collateral agent, (i) all of the capital stock of all domestic subsidiaries owned by HD Supply and the subsidiary guarantors and 65% of the capital stock of any foreign subsidiary held directly by HD Supply or any subsidiary guarantor (other than the capital stock of any unrestricted subsidiary and it being understood that a foreign subsidiary holding company will be deemed a non-U.S. subsidiary) and (ii) substantially all other tangible and intangible assets owned by HD Supply and each subsidiary guarantor, in each case to the extent permitted by applicable law and subject to certain exceptions and subject to the priority of liens between the Senior Secured Credit Facility and the Senior ABL Credit Facility set forth below.

The liens securing the Senior Secured Credit Facility are first in priority (as between the Senior Secured Credit Facility and the Senior ABL Credit Facility) with respect to stock and non-working capital assets of the Company and the guarantors, including 65% of the capital stock of first tier foreign subsidiaries, and second in priority (as between the Senior Secured Credit Facility and the Senior ABL Credit Facility) with respect to working capital assets of HD Supply and the guarantors, in each case subject to certain exceptions.

Interest

The interest rates applicable to the loans under the Term Loan Facility are based on a fluctuating rate of interest measured by reference to either, at HD Supply’s option, (i) an adjusted London inter-bank offered rate (adjusted for maximum reserves), plus a borrowing margin of 1.25%, or (ii) an alternate base rate, plus a borrowing margin of 0.25%. The interest rates applicable to the loans under the Revolving Credit Facility are based on a fluctuating rate of interest measured by reference to either, at HD Supply’s option, (i) an adjusted London inter-bank offered rate (adjusted for maximum reserves), plus a borrowing margin of 4.0%, or (ii) an alternate base rate, plus a borrowing margin of 3.0%. Overdue amounts will bear interest at a rate that is 2% higher than the rate otherwise applicable.

Fees

Customary fees are payable in respect of the Senior Secured Credit Facility, including a commitment fee on the unutilized portion of the Revolving Credit Facility.

Covenants

The Senior Secured Credit Facility contains a number of negative covenants that, among other things, limit or restrict the ability of HD Supply and its material restricted subsidiaries (and in certain cases all of its restricted subsidiaries) to incur other indebtedness (including guarantees of other indebtedness); incur liens; pay dividends or make other restricted payments, including investments; prepay or amend the terms of other indebtedness; enter into certain types of transactions with affiliates; sell certain assets; sell or otherwise dispose of all or substantially all of its assets; enter into agreements restricting dividends or other distributions by subsidiaries to HD Supply or a guarantor and, in the case of HD Supply, consolidate or merge.

The Senior Secured Credit Facility also contains certain affirmative covenants, including financial and other reporting requirements.

In addition, the THD Guarantee contains negative covenants that limit or restrict the ability of HD Supply and its restricted subsidiaries to incur certain secured indebtedness and pay dividends and includes financial and other reporting requirements for the benefit of Home Depot.

Events of default

The Senior Secured Credit Facility provides for customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, specified cross payment default and cross acceleration to other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests, material judgments and change of control.

In addition, noncompliance with the covenants in the THD Guarantee that has not been cured within a certain cure period, or in regards to which written notice has been given by Home Depot, will be an event of default.

Senior ABL Credit Facility

The Senior ABL Credit Facility provides for senior secured revolving loans up to a maximum aggregate principal amount of $2,100 million (subject to availability under a borrowing base), including revolving loans denominated in Canadian Dollars in an aggregate principal amount of up to Cnd$200 million. Extensions of credit under the Senior ABL Credit Facility are limited by a borrowing base calculated periodically based on specified percentages of the value of eligible inventory and eligible accounts receivables, subject to certain reserves and other adjustments.

Proceeds of loans under the Senior ABL Credit Facility were used on the closing date for the Transactions and related fees and expenses, in an amount of $1,241 million, and thereafter for working capital, capital expenditures and general corporate purposes.

A portion of the Senior ABL Credit Facility is available for letters of credit and swingline loans.

Maturity; Prepayments

The final maturity date of the Senior ABL Credit Facility is August 30, 2012. The Senior ABL Credit Facility may be prepaid at HD Supply’s option at any time without premium or penalty and is subject to mandatory prepayment if the outstanding U.S. Dollar or Canadian Dollar denominated revolving loans under Senior ABL Credit Facility exceeds either the aggregate commitments with respect thereto or the current borrowing base, in an amount equal to such excess. Mandatory prepayments do not result in a permanent reduction of the lenders’ commitments under the Senior ABL Credit Facility.

Guarantees; Security

HD Supply and certain of its subsidiaries, including Canadian subsidiaries, are the borrowers under the Senior ABL Credit Facility. Each direct and indirect U.S. subsidiary of HD Supply (other than, among others, a foreign subsidiary holding company, a subsidiary of a foreign subsidiary, an unrestricted subsidiary, any subsidiary below a certain materiality threshold, or a subsidiary subject to regulation as an insurance company (or any subsidiary thereof)) (and, in the case of Canadian obligations, each direct and indirect Canadian subsidiary of HD Supply) will guarantee the borrowers’ payment obligations under the Senior ABL Credit Facility.

The Senior ABL Credit Facility and the guarantees thereof are secured (A) by all of the capital stock of HD Supply pursuant to a holdings pledge agreement, dated as of August 30, 2007, made by HDS Holding Corporation (the direct parent of HD Supply) in favor of the administrative agent and U.S. ABL collateral agent and (B) by, pursuant to a guarantee and collateral agreement, dated as of August 30, 2007, made by HD Supply and other Granting Parties (as defined therein), in favor of the administrative agent and U.S. ABL collateral agent, by (i) all of the capital stock of all domestic subsidiaries owned by HD Supply and the subsidiary guarantors and 65% of the capital stock of any foreign subsidiary held directly by the HD Supply or any subsidiary guarantor (other than an unrestricted subsidiary and it being understood that a foreign subsidiary holding company will be deemed a non-U.S. subsidiary) and (ii) substantially all other tangible and intangible assets owned by HD Supply and each subsidiary guarantor, in each case to the extent permitted by applicable law and subject to certain exceptions and subject to the priority of liens between the Senior Secured Credit Facility and the Senior ABL Credit Facility set forth below.

The Canadian obligations under the Senior ABL Credit Facility are also secured, pursuant to a Canadian guarantee and collateral agreement made by CND Holdings, Inc. (which has been dissolved as of February 2, 2009) and certain Canadian subsidiaries of HD Supply in favor of the Canadian agent and Canadian ABL Collateral Agent, by first priority liens on substantially all assets of the Canadian borrowers and the Canadian guarantors, subject to certain exceptions.

The liens securing the Senior ABL Credit Facility are first in priority (as between the Senior ABL Credit Facility and the Senior Secured Credit Facility) with respect to working capital assets of the Company and the guarantors and second in priority (as between the Senior ABL Credit Facility and the Senior Secured Credit Facility) with respect to stock and non-working capital assets of the Company and the guarantors, including 65% of the capital stock of first tier foreign subsidiaries, in each case subject to certain exceptions.

Interest

The interest rates applicable to the loans under the Senior ABL Credit Facility are based on a fluctuating rate of interest measured by reference to either, at the Company’s option, (i) an adjusted London inter-bank offered rate (adjusted for maximum reserves), plus a borrowing margin of 1.5%, in the case of loans denominated in U.S. Dollars and a rate equal to the rate on bankers’ acceptances with the same maturity, plus a borrowing margin of 1.5%, in the case of loans denominated in Canadian dollars, or (ii) an alternate base rate, plus a borrowing margin of 0.5%. Overdue amounts will bear interest at a rate that is 2% higher than the rate otherwise applicable.

Fees

Customary fees are payable in respect of the Senior ABL Credit Facility, including a commitment fee on the unutilized portion thereof.

Covenants

The Senior ABL Credit Facility contains a number of negative covenants that, among other things, limit or restrict the ability of the borrowers and, in certain cases, their restricted subsidiaries to make acquisitions, mergers, consolidations, dividends, and to prepay certain indebtedness (including the notes), in each case to the extent any such transaction would reduce availability under the Senior ABL Credit Facility below a specified amount. If and for so long as availability under the Senior ABL Credit Facility falls below $210.0 million, the borrowers will also be required to comply with a minimum fixed-charge coverage ratio, as defined in the Senior ABL Credit Facility, of 1.0 to 1. As of February 1, 2009, availability under the Senior ABL Credit Facility is $472 million after giving effect to the borrowing base limitations, and the borrowers had a fixed charge coverage ratio of 1.4 to 1.

The Senior ABL Credit Facility also contains certain affirmative covenants, including financial and other reporting requirements.

Events of default

The Senior ABL Credit Facility provides for customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, specified cross default and cross acceleration to other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interest, material judgments and change of control.

Amendments to Senior Credit Facilities

On October 2, 2007 and October 3, 2007, HD Supply and certain of its subsidiaries entered into amendments to the Senior Secured Credit Facility and Senior ABL Credit Facility, respectively. The amendments were entered into in order to, among other things, extend to October 29, 2007 the date by which HD Supply was required to deliver its unaudited financial statements.

On November 1, 2007 and November 2, 2007, HD Supply entered into amendments to the Senior Secured Credit Facility and Senior ABL Credit Facility. These amendments were entered into in order, among other things, to add UBS Securities LLC as documentation agent under the Senior Secured Credit Facility and to add General Electric Capital Corporation, Banc of America Securities LLC and Wells Fargo Foothills, LLC or their respective affiliates as co-documentation agents under the Senior ABL Credit Facility.

On December 5, 2008, HD Supply entered into an agreement regarding agency resignation, appointment and acceptance for the purpose of replacing Merrill Lynch Capital Canada Inc. with GE Canada Finance Holding Company, as Canadian Agent and Canadian Collateral Agent (as defined therein).

Description of notes

General

The old 12.0% Senior Cash Pay Notes (the “Old Senior Notes”) were issued and the new 12.0% Senior Cash Pay Notes (the “New Senior Notes”) will be issued under an Indenture, dated as of August 30, 2007 (the “Issue Date”) (as amended, the “Senior Indenture”), among the Company, as issuer, the subsidiary guarantors and Wells Fargo Bank, National Association, as Trustee (the “Senior Note Trustee”).

The old 13.5% Senior Subordinated PIK Notes (the “Old Senior Subordinated Notes”) were issued and the new 13.5% Senior Subordinated PIK Notes (the “New Senior Subordinated Notes”) will be issued under an Indenture, dated as of the Issue Date (as amended, the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), among the Company, as issuer, the subsidiary guarantors and Wells Fargo Bank, National Association, as Trustee (the “Senior Subordinated Note Trustee” and, together with the Senior Note Trustee, the “Trustees”).

In this “Description of notes,” the Old Senior Notes and the Old Senior Subordinated Notes are referred to collectively as the “Old Notes,” and the New Senior Notes and the New Senior Subordinated Notes are referred to collectively as the “New Notes.” The terms of the New Notes are substantially identical to the terms of the Old Notes except that the New Notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest will bear a different CUSIP or ISIN number from the Old Notes, and will not entitle their holders to registration rights. New Notes will otherwise be treated as Old Notes for purposes of the Indentures.

The Indentures contain provisions that define your rights and govern the obligations of the Company under the Notes. Copies of the forms of the Indentures and the Notes are filed as exhibits to the registration statement of which this prospectus forms a part and will be made available to prospective purchasers of the Notes upon request. See “Where you can find additional information.”

The following is a summary of certain provisions of the Indentures and the New Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indentures, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended. The term “Company” and the other capitalized terms defined in “—Certain definitions” below are used in this “Description of notes” as so defined. Any reference to a “Holder” or a “Noteholder” in this Description of notes refers to the Holders of the Senior Notes or Senior Subordinated Notes, in each case as defined below, as applicable. For purposes of this Description of notes and unless the context otherwise requires, (i) any reference to “Notes” or a “class” of Notes refers to the Senior Notes as a class, or to the Senior Subordinated Notes as a class, as applicable, (ii) the term “Senior Notes” refers collectively to the Old Senior Notes and the New Senior Notes, and (iii) the term “Senior Subordinated Notes” refers collectively to the Old Senior Subordinated Notes and the New Senior Subordinated Notes.

Brief description of the Notes

The Senior Notes

The Senior Notes are:

•	unsecured Senior Indebtedness of the Company;

•

effectively subordinated to all secured Indebtedness of the Company and the Subsidiary Guarantors to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under “—Subsidiary Guarantees”);

•	pari passu in right of payment with all existing and future Senior Indebtedness of the Company; and

•	senior in right of payment to all existing and future Subordinated Obligations of the Company.

The Senior Subordinated Notes

The Senior Subordinated Notes are:

•	unsecured Senior Subordinated Indebtedness of the Company;

•

subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to the payment when due of all existing and future Senior Indebtedness of the Company, including the Company’s obligations under the Senior Notes and the Senior Credit Facilities;

•

effectively subordinated to all secured Indebtedness of the Company and the Subsidiary Guarantors to the extent of the value of the assets securing such secured Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under “—Subsidiary Guarantees”);

•	pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company; and

•	senior in right of payment to all existing and future Subordinated Obligations of the Company.

Brief description of the Subsidiary Guarantees

Subsidiary Guarantees of Senior Notes

The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Senior Notes are:

•	unsecured Senior Indebtedness of such Subsidiary Guarantor;

•	effectively subordinated to all secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such secured Indebtedness;

•	pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor; and

•	senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

Subsidiary Guarantees of Senior Subordinated Notes

The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Senior Subordinated Notes are:

•	unsecured Senior Subordinated Indebtedness of such Subsidiary Guarantor;

•	subordinated in right of payment to all existing and future Senior Indebtedness of such Subsidiary Guarantor;

•	effectively subordinated to any secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such secured Indebtedness;

•	pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Subsidiary Guarantor; and

•	senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

Principal, maturity and interest

The Senior Notes

The Senior Notes will mature on September 1, 2014. Interest on the Senior Notes will accrue at the rate per annum shown on the front cover page of this prospectus. Interest on the Senior Notes will accrue from the Issue Date, or from the most recent date to which interest has been paid or provided for and will be payable semiannually in cash to Holders of record on February 15 or August 15 immediately preceding the interest payment date on March 1 and September 1 of each year, commencing March 1, 2008. Interest on the Senior Notes is paid on the basis of a 360-day year consisting of twelve 30-day months.

An aggregate principal amount of $2,500,000,000 of Senior Notes is currently outstanding. Additional securities may be issued under the Senior Indenture in one or more series from time to time (“Additional Senior Notes”), subject to the limitations set forth under “—Certain covenants—Limitation on Indebtedness,” which will vote as a class with the Senior Notes and otherwise be treated as Senior Notes for purposes of the Senior Indenture.

The Senior Subordinated Notes

The Senior Subordinated Notes will mature on September 1, 2015. Interest on the Senior Subordinated Notes will accrue at the rate per annum shown on the front cover of this prospectus from the Issue Date, or from the most recent date to which interest has been paid or provided for.

Interest will be payable semiannually to Holders of record on February 15 or August 15 immediately preceding the interest payment date on March 1 and September 1 of each year, commencing March 1, 2008. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months.

For any semiannual interest period ending on or prior to the eighth interest payment date, interest on the outstanding principal amount of the Senior Subordinated Notes shall be payable entirely by increasing the principal amount of the outstanding Senior Subordinated Notes (“PIK Interest”).

PIK Interest shall be payable on the related interest payment date by increasing the principal amount of the outstanding Senior Subordinated Notes by an amount equal to the amount of PIK Interest for the applicable semi-annual interest period (a “PIK Payment”), as hereinafter provided. On the interest payment date for such PIK Payment, the principal amount of each Senior Subordinated Note shall be increased by the amount of the PIK Interest payable, rounded up to the nearest $1.00, for the relevant semi-annual interest period on the principal amount of such Senior Subordinated Note as of the relevant regular record date for such interest payment date, to the credit of the Holders of such Senior Subordinated Notes on such regular record date, pro rata in accordance with their interests, automatically without any further action by any Person. In the case of the Global Notes, such increase in principal amount shall be recorded in the Senior Subordinated Note registrar’s books and records and in the schedule to the Global Notes in accordance with the Senior Subordinated Indenture. Alternatively, the Company may elect, at its option, to issue a new Senior Subordinated Note or new Senior Subordinated Notes having a principal amount equal to the amount of the PIK Payment, in which case the Senior Subordinated Note registrar shall record on its books and records any additional global Senior Subordinated Notes issued as a result of any such PIK Payment.

Interest that is paid in the form of PIK Interest shall be considered paid or duly provided for, for all purposes of the Senior Subordinated Indenture, and shall not be considered overdue. References herein and in the Senior Subordinated Indenture to the “principal amount” of the Senior Subordinated Notes shall include increases in the principal amount of the outstanding Senior Subordinated Notes as a result of any PIK Payment.

For any semi-annual period starting on or after the eighth interest payment date, interest on the outstanding principal amount of the Senior Subordinated Notes shall be payable entirely in cash (“Cash Interest”).

Other Terms

Principal of, and premium, if any, and interest on (in the case of the Senior Subordinated Notes, Cash Interest), the applicable Notes will be payable, and such Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the corporate trust office of the applicable Trustee), except that, at the option of the Company, payment of interest (in the case of Senior Subordinated Notes, Cash Interest) may be made by wire transfer to the amount designated to the Company or by check mailed to the address of the registered holders of such Notes as such address appears in the applicable Note Register.

The Notes were issued in the form of Global Notes that were deposited upon issuance with the applicable Trustee as custodian for The Depository Trust Company, and purchasers of Notes will not receive or be entitled to receive physical, certificated Notes (except in the very limited circumstances described herein). The Notes will be issued only in fully registered form, without coupons. The Notes were issued only in minimum denominations of $2,000 or, if greater at the Closing Date, the dollar equivalent of €1,000 rounded up to the nearest $1,000 (the “Minimum Denomination”), and integral multiples of $1,000 in excess thereof subject (in the case of the Senior Subordinated Notes) to the provisions of the Senior Subordinated Indenture in respect of increases in principal amount of Senior Subordinated Notes resulting from any PIK Payment.

The Notes have been designated for trading in The PORTALsm Market.

Redemption

Optional redemption

The applicable class of Notes will be redeemable, at the Company’s option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

The Senior Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after September 1, 2011 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 days and (other than in the case of defeasance or satisfaction and discharge) not more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Senior Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on September 1 of the years set forth below:

Redemption Period	Price
2011	106.000%
2012	103.000%
2013 and thereafter	100.000%

The Senior Subordinated Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after September 1, 2011 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor (other than in the case of defeasance or satisfaction and discharge) more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Senior Subordinated Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on September 1 of the years set forth below:

Redemption Period	Price
2011	106.750%
2012	103.375%
2013 and thereafter	100.000%

In addition, the Senior Indenture provides that at any time and from time to time on or prior to September 1, 2010, the Company at its option may redeem Senior Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Senior Notes (including the principal amount of any Additional Senior Notes), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 112.0% plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on the relevant interest payment date); provided, however, that an aggregate principal amount of Senior Notes equal to at least 65% of the original aggregate principal amount of Senior Notes (including the principal amount of any Additional Senior Notes) must remain outstanding after each such redemption.

In addition, the Senior Subordinated Indenture provides that, at any time and from time to time on or prior to September 1, 2010, the Company at its option may redeem Senior Subordinated Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Senior Subordinated Notes (including the principal amount of any Additional Senior Subordinated Notes), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 113.50%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on the relevant interest payment date); provided, however, that an aggregate principal amount of Senior Subordinated Notes equal to at least 65% of the original aggregate principal amount of Senior Subordinated Notes (including the principal amount of any Additional Senior Subordinated Notes) must remain outstanding after each such redemption.

“Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock), or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

At any time prior to September 1, 2011, the Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the “Redemption Date”) (subject to the right of Holders of record on the relevant regular record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on September 1, 2011 (such redemption price being that described in the second and third paragraph, as the case may be, of this “Optional redemption” section) plus (2) all required remaining scheduled interest payments due on such Note through such date (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date, in each case as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the applicable Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to September 1, 2011; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

In the case of any partial redemption, selection of the Notes of the applicable series for redemption will be made by the applicable Trustee on a pro rata basis, by lot or by such other method as such Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

The Company has caused and will cause each Domestic Subsidiary that is a borrower under the Senior ABL Facility or that guarantees (x) payment of any Indebtedness of the Company or any Subsidiary Guarantor under any Credit Facility and that is a Wholly Owned Domestic Subsidiary or (y) Capital Markets Securities, to execute and deliver to the applicable Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary has guaranteed or will guarantee payment of the applicable class of Notes, whereupon such Domestic Subsidiary became or will become a Subsidiary Guarantor for all purposes under the applicable Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

Each Subsidiary Guarantor, as primary obligor and not merely as surety, jointly and severally, irrevocably and fully and unconditionally Guarantees, on an unsecured senior basis, in the case of the Senior Notes, and on an unsecured senior subordinated basis, in the case of the Senior Subordinated Notes, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the applicable Indenture and the applicable Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”). Such Subsidiary Guarantor agrees to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee or the applicable Holders in enforcing any rights under its Subsidiary Guarantee.

The obligations of each Subsidiary Guarantor are limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Bank Indebtedness), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Each such Subsidiary Guarantee is a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes of the applicable class (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their permitted successors, transferees and assigns.

Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the applicable Indenture (including the covenants described under “—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Merger and Consolidation”) by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment of any Indebtedness of the Company or any Subsidiary Guarantor under the Senior Credit Facilities and Capital Markets Securities and is not a borrower under the Senior ABL Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under “—Certain covenants—Future Subsidiary Guarantors”), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) upon legal or covenant defeasance of the Company’s obligations, or satisfaction and discharge of the applicable Indenture, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all applicable Notes then outstanding and all other applicable Subsidiary Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 30 days’ notice to the applicable Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment of any Indebtedness of the Company or any Subsidiary Guarantor under the Senior Credit Facilities or Capital Markets Securities and is not a borrower under the Senior ABL Facility to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the applicable Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

Neither the Company nor any such Subsidiary Guarantor shall be required to make a notation on the applicable Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Ranking

Senior Notes and Related Subsidiary Guarantees

The indebtedness evidenced by the Senior Notes (a) is unsecured Senior Indebtedness of the Company, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of the Company, and (c) is senior in right of payment to all existing and future Subordinated Obligations of the Company. The Senior Notes are also effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of its Subsidiaries (other than any Subsidiaries that are or become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

Each Subsidiary Guarantee in respect of Senior Notes (a) is unsecured Senior Indebtedness of the applicable Subsidiary Guarantor, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of such Person and (c) is senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Subsidiary Guarantee is also effectively subordinated to all secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of such Person (other than any Subsidiaries that are or become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

Senior Subordinated Notes and Related Subsidiary Guarantees

The indebtedness evidenced by the Senior Subordinated Notes (a) is unsecured Senior Subordinated Indebtedness of the Company, (b) is subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to the prior payment in full in cash or Cash Equivalents when due of all existing and future Senior Indebtedness of the Company, including the Company’s obligations under the Senior Notes and the Senior Credit Facilities (including under its guarantee of borrowings of any of its Subsidiaries under the Senior ABL Agreement), (c) ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and (d) is senior in right of payment to all existing and future Subordinated Obligations of the Company. The Senior Subordinated Notes are also effectively subordinated to any secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors in respect of the Senior Subordinated Notes pursuant to the provisions described above under “—Subsidiary Guarantees”).

Each Subsidiary Guarantee in respect of Senior Subordinated Notes (a) is unsecured Senior Subordinated Indebtedness of the applicable Subsidiary Guarantor, (b) is subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to the payment when due of all existing and future Senior Indebtedness of such Person, including such Person’s obligations under the Senior ABL Facility, if any, and under its Subsidiary Guarantee, if any, of the Senior Notes and its guarantee, if any, of any of the Senior Credit Facilities, (c) ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Person and (d) is senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Subsidiary Guarantee is also effectively subordinated to any secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “—Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein, so long as the deposit of money or U.S. Government Obligations into such trust was made in accordance with the provisions of the Senior Subordinated Indenture described under “—Defeasance” below, and did not violate the subordination provisions of the Senior Subordinated Indenture at the time such deposit was made.

Each Class of Notes

All of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the applicable class of Notes, unless such Subsidiary is a Subsidiary Guarantor with respect to the applicable class of Notes. The applicable class of Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of other Subsidiaries of the Company (other than Subsidiaries that are or become Subsidiary Guarantors with respect to the applicable class of Notes). In addition, certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee of the applicable class of Notes. Such Subsidiary Guarantee, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of any such Subsidiaries. Although the applicable Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications.

Subordination of Senior Subordinated Notes

Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness ranks senior to such Person’s obligations with respect to the Senior Subordinated Notes or its Subsidiary Guarantee thereof, as the case may be, in accordance with the provisions of the Senior Subordinated Indenture. Such Person’s obligations with respect to the Senior Subordinated Notes or such Person’s Subsidiary Guarantee, as the case may be, ranks pari passu in right of payment with all other Senior Subordinated Indebtedness of such Person. The Senior Subordinated Indenture provides that the Company will not Incur, and will not permit any Subsidiary Guarantor to Incur, directly or indirectly, any Indebtedness that is expressly subordinated in right of payment to Senior Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is pari passu with, or subordinated in right of payment to, the Senior Subordinated Notes or the relevant Subsidiary Guarantee, as the case may be. Indebtedness that is unsecured or secured by a junior Lien is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured or secured by a junior Lien, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed. See “—Certain covenants—Limitation on Layering (Senior Subordinated Notes only)” below.

The Company may not pay principal of, or premium (if any) or interest on, the Senior Subordinated Notes or make any deposit pursuant to the provisions described under “—Defeasance” below and may not otherwise purchase, redeem or otherwise retire any Senior Subordinated Notes (collectively, “pay the Senior Subordinated Notes”) if (i) any Designated Senior Indebtedness of the Company is not paid in full in cash or Cash Equivalents when due (after giving effect to any applicable grace periods) or (ii) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms (either such event, a “Payment Default”) unless, in either case, (x) the Payment Default has been cured or waived and any such acceleration has been rescinded in writing or (y) such Designated Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay the Senior Subordinated Notes without regard to the foregoing if the Company and the Senior Subordinated Note Trustee receive written notice approving such payment from the Representative for the Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

In addition, during the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace period (a “Non-payment Default”), the Company may not pay the Senior Subordinated Notes for the period specified as follows (a “Payment Blockage Period”). The Payment Blockage Period shall commence upon the receipt by the Senior Subordinated Note Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such Non-payment Default from the Representative for such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and shall end on the earliest to occur of the following events:

(1)	179 days shall have elapsed since such receipt of such Blockage Notice,

(2)	the Non-payment Default giving rise to such Blockage Notice is no longer continuing (and no other Payment Default or Non-payment Default is then continuing),

(3)	such Designated Senior Indebtedness shall have been discharged or repaid in full in cash or Cash Equivalents, or

(4)	such Payment Blockage Period shall have been terminated by written notice to the Senior Subordinated Note Trustee and the Company from the Person or Persons who gave such Blockage Notice.

The Company shall promptly resume payments on the Senior Subordinated Notes, including any missed payments, after such Payment Blockage Period ends, unless the holders of such Designated Senior Indebtedness have or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness, or any Payment Default otherwise exists. Not more than one Blockage Notice to the Company may be given in any 360 consecutive day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than Bank Indebtedness, a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. In no event may the total number of days during which any Payment Blockage Period is in effect extend beyond 179 days from the date of receipt by the Senior Subordinated Note Trustee of the relevant Blockage Notice, and there must be a 181 consecutive day period during any 360 consecutive day period during which no Payment Blockage Period is in effect.

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness in cash or Cash Equivalents before the Noteholders are entitled to receive any payment from the Company and until the Senior Indebtedness of the Company is paid in full in cash or Cash Equivalents, any payment or distribution from the Company to which Noteholders would be entitled but for the subordination provisions of the Senior Subordinated Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Noteholders may receive shares of stock and any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Senior Subordinated Notes. If a distribution from the Company is made to Noteholders that due to the subordination provisions should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

If the Company fails to make any payment on the Senior Subordinated Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Senior Subordinated Indenture and would enable the Holders of the Senior Subordinated Notes to accelerate the maturity thereof. See “ —Defaults.” If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Senior Subordinated Note Trustee shall promptly notify the holders of the Designated Senior Indebtedness of the Company or the Representative of such holders of the acceleration. Such acceleration will not be effective with respect to the Company until such time as specified in the Senior Subordinated Indenture, and the Company may not pay the Senior Subordinated Notes until five Business Days after such holders receive or the Representative of such holders receives notice of such acceleration and, thereafter, the Company may pay the Senior Subordinated Notes only if the subordination provisions of the Senior Subordinated Indenture otherwise permit payment at that time.

By reason of such subordination provisions contained in the Senior Subordinated Indenture, in the event of liquidation, receivership, reorganization or insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, from the Company than the holders of the Senior Subordinated Notes. In addition, as described above, the Senior Subordinated Notes will be effectively subordinated, with respect to the Company’s Subsidiaries that are not Subsidiary Guarantors with respect to such Notes, to the claims of creditors of those Subsidiaries.

The terms on which each Subsidiary Guarantee in respect of the Senior Subordinated Notes will be subordinated to the prior payment in full of Senior Indebtedness of the relevant Subsidiary Guarantor, will be substantially identical to those described above governing the subordination of the Senior Subordinated Notes to the prior payment in full of Senior Indebtedness of the Company.

Change of Control

Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of Notes of the applicable class will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes of such class pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes of such class as described under “—Redemption—Optional redemption.” The Transactions shall not constitute or give rise to a Change of Control.

The term “Change of Control” means:

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the “beneficial owner”; or

(ii)	the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the beneficial owner.

In the event that, at the time of such Change of Control, the terms of any Bank Indebtedness constituting Designated Senior Indebtedness restrict or prohibit the repurchase of the applicable class of Notes pursuant to this covenant under the applicable Indenture, then prior to the mailing of the notice to applicable Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under “ —Redemption—Optional redemption”), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Bank Indebtedness subject to such terms or offer to repay in full all such Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the applicable class of Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes of such class pursuant to the provisions described below. The Company’s failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under “—Defaults” below.

Unless the Company has exercised its right to redeem all the Notes as described under “—Redemption—Optional redemption,” the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a “Change of Control Offer”) to each Holder with a copy to the applicable Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (4) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the applicable Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “ —Certain covenants—Limitation on Indebtedness” and “—Certain covenants—Limitation on Liens” applicable to such class of Notes. Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of a Change of Control would constitute a default under each Senior Credit Agreement. Agreements governing future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Each Senior Credit Agreement prohibits, and the agreements governing future Indebtedness of the Company may prohibit, the Company from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by such Senior Credit Agreement or the agreements governing such future Indebtedness, as the case may be, has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indentures relating to the Company’s obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under “ —Optional redemption,” the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise.

The definition of Change of Control includes a phrase relating to the sale or other transfer of “all or substantially all” of the Company’s assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders of the Notes have the right to require the Company to repurchase such Notes.

Certain covenants

Each Indenture contains certain covenants including, among others, the covenants as described below:

Limitation on Indebtedness. Each Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be equal to or greater than 2.00 to 1.00, provided further that the aggregate principal amount of Indebtedness that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $300.0 million at any one time outstanding.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $1,500.0 million plus (B) the greater of (x) $2,100.0 million and (y) an amount equal to (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii) Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be expressly subordinated in right of payment to all obligations of the obligor with respect to the Notes and all Guarantees and provided further that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii) Indebtedness represented by the Notes issued on the Issue Date or any Notes issued in respect thereof or in exchange therefor (other than any Additional Notes), any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Issue Date, any Indebtedness represented by Senior Subordinated Notes issued in connection with the payment of PIK Interest and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

(iv) Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Purchase Money Obligations Incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of $150.0 million and 3.0% of Consolidated Tangible Assets;

(v) Indebtedness (A) supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

(vi)(A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”), or (B) without limiting the applicable covenant described under “—Limitation on Liens,” Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”);

(vii) Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees or Management Indebtedness, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, or (H) Junior Capital (in an amount not to exceed $100.0 million in the aggregate at any time outstanding);

(ix) Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise

Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse, and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

(x) [RESERVED]

(xi) [RESERVED]

(xii) Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(xiii) Indebtedness of (A) the Company or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Company would have a Consolidated Total Leverage Ratio equal to or less than 7.25 to 1.00 or (2) the Consolidated Total Leverage Ratio of the Company would equal or be less than the Consolidated Total Leverage Ratio of the Company immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xiv) Indebtedness of the Company or any Restricted Subsidiary Incurred as consideration in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding $100.0 million; and

(xv) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $250.0 million and 5.0% of Consolidated Tangible Assets.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); provided that any Indebtedness Incurred pursuant to clause (b)(iv) of this covenant as limited by the proviso thereto, or clause (b)(xiv) of this covenant shall, at the Company’s election, cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of paragraph (a) of this covenant from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under paragraph (a) of this covenant without reliance on such clause; and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Layering (Senior Subordinated Notes only). The Senior Subordinated Indenture provides as follows: The Company will not Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, unless such Indebtedness so Incurred ranks pari passu in right of payment with, or is subordinated in right of payment to, the Company’s Indebtedness with respect to the Senior Subordinated Notes. The Company will not permit any Subsidiary Guarantor to Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of such Subsidiary Guarantor, unless such Indebtedness so Incurred ranks pari passu in right of payment with such Subsidiary Guarantor’s Subsidiary Guarantee with respect to the Senior Subordinated Notes, or is subordinated in right of payment to such Subsidiary Guarantee. Indebtedness that is unsecured or secured by a junior Lien is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured or secured by a junior Lien, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

Limitation on Restricted Payments. Each Indenture provides as follows:

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on July 30, 2007 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B) the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Company) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) after the Issue Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) or any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Company) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(C)(i) the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”); and

(D) in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments or in the calculation of availability under paragraph (b) of this covenant), the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received by the Company or a Restricted Subsidiary with respect to all such dispositions and repayments.

(b) The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a “Permitted Payment”):

(i)(x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company (“Treasury Capital Stock”) or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a) and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to clause (xi) of this paragraph (b), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (v) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company or Refinancing Indebtedness, in each case Incurred in compliance with the covenant described under “ —Limitation on Indebtedness,” (provided that, in the case of any purchase, redemption, repurchase, defeasance or other acquisition or retirement of the Senior Subordinated Notes or other Subordinated Obligations outstanding on the Issue Date or Indebtedness incurred pursuant to clause (b)(viii)(H) of the covenant described under “—Limitation on Indebtedness,” such Indebtedness or Refinancing Indebtedness shall be solely comprised of Subordinated Obligations), (w) from Net Available Cash to the extent permitted by the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” (x) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “—Change of Control” and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations (y) constituting Acquired Indebtedness or (z) constituting Indebtedness of the Company or any Restricted Subsidiary to a Restricted Subsidiary that is not a Subsidiary Guarantor that has been subordinated pursuant to clause (b)(ii) of the covenant described under “—Limitation on Indebtedness”;

(iii) any dividend paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

(iv) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v) loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x) (1) $50.0 million, plus (2) $10.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (y) the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Issue Date to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a); provided that any cancellation of Indebtedness owing to the Company or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this covenant or any other provision of the applicable Indenture;

(vi) the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6.0% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $100.0 million and 2.0% of Consolidated Tangible Assets;

(viii) loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix) payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock not to exceed $5.0 million in the aggregate outstanding at any time;

(x) dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi)(A) dividends on any Designated Preferred Stock of the Company issued after the Issue Date, provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00 and, in the case of cash dividends on Designated Preferred Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense, or (B) any dividend on Refunding Capital Stock that is Preferred Stock in excess of the amount of dividends thereon permitted by clause (i) of this paragraph (b), provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00 and, in the case of cash dividends on Refunding Capital Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense, or (C) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after the Issue Date, in an amount (net of repayments of any such loans or advances) not exceeding the aggregate cash proceeds received by the Company from the issuance or sale of such Designated Preferred Stock of such Parent;

(xii) Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding the greater of $75.0 million and 1.5% of Consolidated Tangible Assets;

(xiii) distributions or payments of Special Purpose Financing Fees;

(xiv) any Restricted Payment pursuant to or in connection with the Transactions; and

(xv) dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “ —Limitation on Indebtedness” above;

provided that (A) in the case of clauses (i)(y), (iii), (vi), (ix) and (xi)(B), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.

Notwithstanding the foregoing provisions of this covenant, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay any cash dividend or make any cash distribution on or in respect of the Company’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Company or any Parent, for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of the Company or any Parent for cash from, the Investors, or Guarantee any Indebtedness of any Affiliate of the Company for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by clause (a)(iii) of this covenant, or the exceptions provided by clauses (b)(iii), (vii), (x) or (xii) of this covenant or clause (xv) or (xviii) of the definition of “Permitted Investments,” unless at the time and after giving effect to such payment, the Consolidated Total Leverage Ratio of the Company would have been equal to or less than 6.0 to 1.0 and (y) such payment is otherwise in compliance with this covenant.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. Each Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor, (ii) make any loans or advances to the Company or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor or (iii) transfer any of its property or assets to the Company or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1) pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Senior Indenture, the Senior Subordinated Indenture, the Senior Notes, or the Senior Subordinated Notes;

(2) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the applicable Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4)(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the applicable Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits, net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements, (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, or (I) pursuant to Hedging Obligations entered into for bona fide hedging purposes;

(5) with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

(7) pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the applicable Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrances and restrictions are not materially more disadvantageous to the Holders of the applicable Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the applicable Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

Limitation on Sales of Assets and Subsidiary Stock. Each Indenture provides as follows (except as described with respect to the applicable Indenture):

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

(i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value shall be determined in good faith by the Company, which determination shall be conclusive (including as to the value of all noncash consideration),

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A) first, either (x) to the extent the Company elects (or is required by the terms of any Secured Indebtedness (other than Subordinated Obligations), any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 450 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent that the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 450 days to complete, the period of time necessary to complete such project;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Proceeds”), to make an offer to purchase Notes of the applicable class and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay (in the case of the provisions of the Senior Indenture) any other Senior Indebtedness of the Company or a Restricted Subsidiary, or (in the case of the provisions of the Senior Subordinated Indenture) any other Senior Subordinated Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the applicable Indenture and the agreements governing such other Indebtedness; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the applicable Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $75.0 million. If the aggregate principal amount of Notes of the applicable class and/or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $125.0 million and 2.5% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) In the event of an Asset Disposition that requires the purchase of applicable Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase applicable Notes tendered pursuant to an offer by the Company for the applicable Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the applicable Indenture. If the aggregate purchase price of the applicable Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of applicable Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $75.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

(c) The Company shall, not later than 45 days after the Company becomes obligated to make an Offer pursuant to this covenant, mail a notice to each Holder with a copy to the Trustee stating: (1) that an Asset Disposition that requires the purchase of a portion of the Notes has occurred and that such Holder has the right (subject to the prorating described below) to require the Company to purchase a portion of such Holder’s Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to provisions in the applicable Indenture regarding the preservation of payment of interest rights); (2) the circumstances and relevant facts and financial information regarding such Asset Disposition; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (5) the amount of the Offer. If, upon the expiration of the period for which the Offer remains open, the aggregate principal amount of Notes surrendered by Holder exceeds the amount of the Offer, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of the Minimum Denomination or integral multiples of $1,000 in excess thereof shall be purchased).

(d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates. Each Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $40.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of the preceding paragraph (a) will not apply to:

(i) any Restricted Payment Transaction,

(ii)(1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer, director or consultant of or to the Company, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries or any Parent (as determined in good faith by the Company or such Subsidiary), (4) any transaction with an officer or director of the Company or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii) any transaction between or among any of the Company, one or more Restricted Subsidiaries, and/or one or more Special Purpose Entities,

(iv) any transaction arising out of agreements or instruments in existence on the Issue Date (other than any Tax Sharing Agreement or Management Agreement referred to in clause (b)(vii) of this covenant), and any payments made pursuant thereto,

(v) any transaction in the ordinary course of business on terms that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Company, or are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity,

(vii)(1) the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, and (2) payments to CD&R, Bain Capital or Carlyle or any of their respective Affiliates (w) of any and all out-of-pocket expenses in connection with the Transactions, (x) for any management, consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities pursuant to the Management Agreements, provided that payments under this clause (x) shall not exceed $7.5 million per calendar year, (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Management Agreements or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

(viii) the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions,

(ix) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or Junior Capital or any capital contribution to the Company; and

(x) any investment by any Investor in securities of the Company or any of its Restricted Subsidiaries so long as (i) such securities are being offered generally to other investors on the same or more favorable terms and (ii) such investment by all Investors constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Limitation on Liens (Senior Notes only). The Senior Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Senior Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Senior Indenture and the Senior Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Senior Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Senior Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “—Merger and Consolidation” below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Limitation on Liens (Senior Subordinated Notes only). The Senior Subordinated Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Senior Subordinated Indenture or thereafter acquired, securing any Indebtedness of the Company or any Subsidiary Guarantor that by its terms is expressly subordinated in right of payment to or ranks pari passu in right of payment with the Senior Subordinated Notes or such Subsidiary Guarantor’s Subsidiary Guarantee thereof (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Senior Subordinated Indenture and the Senior Subordinated Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Senior Subordinated Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Senior Subordinated Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “—Merger and Consolidation” below) to any Person not an Affiliate of the

Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Future Subsidiary Guarantors. As set forth more particularly under “—Subsidiary Guarantees,” each Indenture provides that the Company will cause each Domestic Subsidiary that is a borrower under the Senior ABL Facility or that guarantees (x) payment of any Indebtedness of the Company or any Subsidiary Guarantor under any Credit Facility and that is a Wholly Owned Domestic Subsidiary or (y) Capital Markets Securities, to execute and deliver to the applicable Trustee within 30 days a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the applicable class of Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the applicable Indenture, provided, that any such guarantee described under clause (x) or (y) by a Person in effect at the time such Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (and not created with, or in contemplation of, such acquisition, merger or consolidation) shall not trigger an obligation to guarantee the Notes so long as the aggregate amount of guaranteed indebtedness relying on this proviso, together with the aggregate amount of indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness” shall not exceed $300.0 million. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the applicable class of Notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the applicable class of Notes. See “—Subsidiary Guarantees.”

Reports and other information. Each Indenture provides that so long as any Notes are outstanding:

(a) At any time prior to such time as the Company first becomes required to be subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company shall furnish to the applicable Trustee:

(i) within 105 days after the end of each fiscal year of the Company ending after the Issue Date, the consolidated financial statements of the Company for such year prepared in accordance with GAAP, together with a report thereon by the Company’s independent auditors, and a “Management’s discussion and analysis of financial condition and results of operations” with respect to such financial statements substantially similar to that which would be included in an Annual Report on Form 10-K (as in effect on the Issue Date) filed with the SEC by the Company (if the Company were required to prepare and file such form); it being understood that the Company shall not be required to include (1) any consolidating financial information with respect to the Company, any Subsidiary Guarantor or any other affiliate of the Company, or any separate financial statements or information for the Company, any Subsidiary Guarantor or any other affiliate of the Company or (2) any adjustment that would be required by any SEC rule, regulation or interpretation, including but not limited to any “push down” accounting adjustment (provided, however, that the Company will use its commercially reasonable efforts to include any “push down” adjustment but that the failure to do so will not be deemed to be a Default or an Event of Default);

(ii) within 60 days after the end of each of the first three fiscal quarters in each fiscal year of the Company (90 days in respect of the fiscal quarter ended July 29, 2007), the condensed consolidated financial statements of the Company for such quarter and the comparable period of the prior year prepared in accordance with GAAP, together with a “Management’s discussion and analysis of financial condition and results of operations” with respect to such financial statements substantially similar to that which would be included in a Quarterly Report on Form 10-Q (as in effect on the Issue Date) filed with the SEC by the Company (if the Company were required to prepare and file such form); it being understood that the Company shall not be required to include (1) any consolidating financial information with respect to the Company, any Subsidiary Guarantor or any other affiliate of the Company, or any separate financial statements or information for the Company, any Subsidiary Guarantor or any other affiliate of the Company, (2) any adjustment that would be required by any SEC rule, regulation or interpretation, including but not limited to any “push down” accounting adjustment, (provided, however, that the Company will use its commercially reasonable efforts to include any “push down” adjustment but that the failure to do so will not be deemed to be a Default or an Event of Default), or (3) quarterly financial statements or other information with respect to any fiscal quarter ended on or prior to the Issue Date, or any comparison to any such quarterly period in any such “Management’s discussion and analysis of financial condition and results of operations” (provided, however, that the Company will use its commercially reasonable efforts to include such quarterly financial statements and other information, and such comparisons to such quarterly periods, but that the failure to do so will not be deemed to be a Default or an Event of Default); and

(iii) information substantially similar to the information that would be required to be included in a Current Report on Form 8-K (as in effect on the Issue Date) filed with the SEC by the Company (if the Company were required to prepare and file such form) pursuant to Item 1.03 (Bankruptcy or Receivership), 2.01 (Completion of Acquisition or Disposition of Assets), 4.01 (Changes in Registrant’s Certifying Accountants), 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Reviews) or 5.01 (Changes in Control of Registrant) of such form, within ten (10) days after the date of filing that would have been required for a current report on Form 8-K.

In addition, to the extent not satisfied by the foregoing, for so long as the Notes remain subject to this paragraph (a), the Company will furnish to Holders thereof and prospective investors in such Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) (as in effect on the Issue Date).

(b) Substantially concurrently with the furnishing or making available to the applicable Trustee of the information specified in paragraph (a) above, the Company shall also (1) use its commercially reasonable efforts (i) to post copies of such reports on such website as may be then maintained by the Company, or (ii) to post copies of such reports on a website (which may be nonpublic) to which access is given to Holders, prospective investors in the Notes (which prospective investors, prior to the registration of the Notes under the Securities Act, shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act that certify their status as such to the reasonable satisfaction of the Company), and securities analysts and market making financial institutions reasonably satisfactory to the Company, or (iii) otherwise to provide substantially comparable availability of such reports (as determined by the Company in good faith) (it being understood that, without limitation, making such reports available on Bloomberg or another private electronic information service shall constitute substantially comparable availability), or (2) to the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding clause (1) after the use of its commercially reasonable efforts, furnish such reports to the Holders of the Notes, upon their request.

(c) Notwithstanding the foregoing, at any time following such time as the Company first becomes required to be subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject.

(d) If, at any time, any audited or reviewed financial statements or information required to be included in any such statement or filing pursuant to clauses (a) or (c) above are not reasonably available on a timely basis as a result of the Company’s accountants not being “independent” (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company may, in lieu of making such filing or transmitting or making available the financial statements or information, documents and reports so required to be filed, transmitted or made available, as the case may be, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that (i) the Company shall in any event be required to make such filing and so transmit or make available, as applicable, such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this covenant (such initial date, the “Reporting Date”) and (ii) if the Company makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company).

The Company will be deemed to have satisfied the requirements of this covenant if any Parent, in the case of paragraph (a), furnishes or makes available information of the type otherwise so required, and in the case of paragraph (c), files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file or make available, as the case may be, such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent.

Merger and Consolidation

Each Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the applicable Notes and the applicable Indenture by executing and delivering to the applicable Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to such Trustee;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Company (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “—Certain covenants—Limitation on Indebtedness,” or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

(iv) each applicable Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the applicable Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

(v) the Company will have delivered to the applicable Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer’s

Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under “—Certain covenants—Limitation on Indebtedness.”

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the applicable Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the applicable Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

Clauses (ii) and (iii) of the first paragraph of this “Merger and Consolidation” covenant will not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this “Merger and Consolidation” covenant will not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company, (2) reincorporation of the Company from Texas to Delaware in connection with the Transactions, or (3) the Transactions.

Defaults

An Event of Default is defined in the applicable Indenture as:

(i) a default in any payment of interest on any applicable Note when due, continued for a period of 30 days;

(ii) a default in the payment of principal of any applicable Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii) the failure by the Company to comply with its obligations under the first paragraph of the covenant described under “ —Merger and Consolidation” above;

(iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under “—Change of Control” above (other than a failure to purchase the applicable Notes);

(v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the applicable Notes or the applicable Indenture;

(vi) the failure by any applicable Subsidiary Guarantor to comply for 45 days after notice with its obligations under its applicable Subsidiary Guarantee;

(vii) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 20 Business Days after such failure to pay or such acceleration (the “cross acceleration provision”);

(viii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(ix) the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $100.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”); or

(x) the failure of any applicable Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the applicable Indenture) or the denial or disaffirmation in writing by any applicable Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the applicable Indenture or any applicable Subsidiary Guarantee, if such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the applicable Trustee or the Holders of at least 30% in principal amount of the outstanding Notes of the applicable class notify the Company of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Senior Indenture, the Senior Note Trustee by notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Senior Notes by notice to the Company and the Senior Note Trustee, may declare the principal of and accrued but unpaid interest on all Senior Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Senior Subordinated Indenture, the Senior Subordinated Note Trustee by notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Senior Subordinated Notes by notice to the Company and the Senior Subordinated Note Trustee, may declare the principal of and accrued but unpaid interest on all the Senior Subordinated Notes to be due and payable; provided that so long as any Designated Senior Indebtedness of the Company shall be outstanding, such acceleration shall not be effective until the earlier to occur of (x) five Business Days following delivery of a written notice of such acceleration of the Senior Subordinated Notes to the Company and the holders of all such Designated Senior Indebtedness or each Representative thereof and (y) the acceleration of any such Designated Senior Indebtedness. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the Notes because an Event of Default specified in clause (vii) above shall have occurred and be continuing, such declaration of acceleration of the Notes and such Event of Default and all consequences thereof (including any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the applicable Trustee or the Holders, and be of no further effect, if within 60 days after such Event of Default arose (x) the Indebtedness that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration or other event or condition (as the case may be) giving rise to such Event of Default, or (z) the default in respect of such Indebtedness that is the basis for such Event of Default has been cured.

Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the applicable Notes will become immediately due and payable without any declaration or other act on the part of the applicable Trustee or any applicable Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes of the applicable class may rescind any such acceleration with respect to the applicable Notes and its consequences.

Subject to the provisions of the applicable Indenture relating to the duties of the applicable Trustee, in case an Event of Default occurs and is continuing, such Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the applicable Indenture or the applicable Notes unless (i) such Holder has previously given the applicable Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding Notes of the applicable class have requested the applicable Trustee in writing to pursue the remedy, (iii) such Holders have offered the applicable Trustee reasonable security or indemnity against any loss, liability or expense, (iv) such Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes of the applicable class have not given the applicable Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes of the applicable class are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or of exercising any trust or power conferred on such Trustee. The applicable Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that such Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve such Trustee in personal liability. Prior to taking any action under the applicable Indenture, the applicable Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The applicable Indenture provides that if a Default occurs and is continuing and is known to the applicable Trustee, such Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the applicable Trustee may withhold notice if and so long as a trust committee of Responsible Officers of the Trustee in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the applicable Trustee, within 120 days after the end of each fiscal year, an Officer’s certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the applicable Trustee, within 30 days after the occurrence thereof, written notice of any event that is or would become a specified Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, each Indenture may be amended with the consent of the Holders of a majority in principal amount of the applicable Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of not less than a majority in principal amount of the

Notes of the applicable class then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note of the applicable class affected, no amendment or waiver may (i) reduce the principal amount of Notes of the applicable class whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note of the applicable class, (iii) reduce the principal of or extend the Stated Maturity of any Note of the applicable class, (iv) reduce the premium payable upon the redemption of any Note of the applicable class, or change the date on which any Note of the applicable class may be redeemed as described under “—Redemption—Optional redemption” above, (v) make any Note of the applicable class payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes of the applicable class on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes of the applicable class, (vii) in the case of the Senior Subordinated Indenture, make any change to the subordination provisions of the Senior Subordinated Indenture that adversely affects the rights of any Holder of Senior Subordinated Notes in any material respect or (viii) make any change in the amendment or waiver provisions described in this sentence.

Without the consent of any applicable Holder, the Company, the applicable Trustee and (as applicable) any Subsidiary Guarantor may amend the applicable Indenture to cure any ambiguity, mistake, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under such Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the applicable Indenture, to make (in the case of the Senior Subordinated Indenture) any change in the subordination provisions of such Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness (or any Representative thereof) under such subordination provisions, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes or Exchange Notes, to provide (in the case of the Senior Subordinated Indenture) that any Indebtedness that becomes or will become an obligation of a Successor Company or a Subsidiary Guarantor pursuant to a transaction governed by the provisions described under “—Merger and Consolidation” (and that is not a Subordinated Obligation) is Senior Subordinated Indebtedness for purposes of the Senior Subordinated Indenture, to conform the text of the Indenture, the Notes or any Subsidiary Guarantee to any provision of this “Description of notes,” to increase the minimum denomination of Notes to equal the dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for purposes of redemption or repurchase of any Note in part), to make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the applicable Indenture under the TIA or otherwise.

However, the Senior Subordinated Indenture provides that no amendment may be made to the subordination provisions of the Senior Subordinated Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding (which Senior Indebtedness has been previously designated in writing by the Company to the Senior Subordinated Note Trustee for this purpose) unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent in writing to such amendment.

The consent of the applicable Noteholders is not necessary under the applicable Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the applicable Trustee or the Company, received thereby before the date on which the Company certifies to such Trustee that the Holders of the requisite principal amount of Notes of the applicable class have consented to such amendment or waiver. After an amendment or waiver under the applicable Indenture becomes effective, the

Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

The Company at any time may terminate all obligations of the Company under the applicable Notes and the applicable Indenture (“legal defeasance”), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

The Company at any time may terminate its obligations under certain covenants under the applicable Indenture, including the covenants described under “—Certain covenants” and “Change of Control,” the operation of the default provisions relating to such covenants described under “ —Defaults” above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above, and the limitations contained in clauses (iii), (iv) and (v) under “—Merger and Consolidation” above (“covenant defeasance”). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its applicable Subsidiary Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the applicable Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the applicable Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under “—Certain covenants” above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under “—Defaults” above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under “—Merger and Consolidation” above.

Either defeasance option may be exercised to any redemption date or to the maturity date for the applicable Notes. In order to exercise either defeasance option, the Company must irrevocably deposit or cause to be deposited in trust (the “defeasance trust”) with the applicable Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest in cash on, the applicable Notes to redemption or maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the seventh paragraph under “—Redemption—Optional redemption,” (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date), and must comply with certain other conditions, including delivery to the applicable Trustee of an Opinion of Counsel to the effect that holders of the applicable Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes of the applicable class not theretofore delivered to the applicable Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the applicable Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company).

Satisfaction and discharge

The applicable Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the applicable Notes, as expressly provided for in such Indenture) as to all outstanding Notes of the applicable class when (i) either (b) all Notes of the applicable class previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the applicable Trustee for cancellation or (b) all Notes of the applicable class not previously delivered to the applicable Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the applicable Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company; (ii) the Company has irrevocably deposited or caused to be deposited with the applicable Trustee money, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire indebtedness on the Notes of the applicable class not previously delivered to the applicable Trustee for cancellation, for principal, premium, if any, and interest in cash to the date of redemption or their Stated Maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the seventh paragraph under “—Redemption—Optional redemption,” (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date); (iii) the Company has paid or caused to be paid all other sums payable under the applicable Indenture by the Company; and (iv) the Company has delivered to the applicable Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “Satisfaction and Discharge” section of the applicable Indenture relating to the satisfaction and discharge of such Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No personal liability of directors, officers, employees, incorporators and stockholders

No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Indentures, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

Wells Fargo Bank, National Association, is the Trustee under the Senior Indenture and is appointed by the Company as initial Registrar and Paying Agent with regard to the Senior Notes. Wells Fargo Bank, National Association, is the Trustee under the Senior Subordinated Indenture and is appointed by the Company as initial Registrar and Paying Agent with regard to the Senior Subordinated Notes.

The applicable Indenture provides that, except during the continuance of an Event of Default, the applicable Trustee will perform only such duties as are set forth specifically in such Indenture. During the existence of an Event of Default, the applicable Trustee will exercise such of the rights and powers vested in it under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The applicable Indenture imposes, and the TIA will impose, certain limitations on the rights of the applicable Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The applicable

Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict (if the applicable Indenture is then qualified under the TIA), or resign.

Transfer and exchange

A Noteholder may transfer or exchange Notes in accordance with the applicable Indenture. Upon any transfer or exchange, the applicable Registrar and the applicable Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the applicable Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing law

The applicable Indenture provides that it and the applicable Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquisition” means the acquisition by Holding Parent, directly and /or indirectly through one or more of its Affiliates, of certain intellectual property and all of the outstanding capital stock of each of HD Supply and CND Holdings pursuant to the Purchase and Sale Agreement, dated June 19, 2007, as amended, by and between The Home Depot, Inc., THD Holdings, LLC, The Home Depot International, Inc., Homer TLC Inc. and Holding Parent.

“Acquisition Co.” means HDS Acquisition Subsidiary, Inc., a Delaware corporation.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, THD and its Affiliates will not be deemed to be Affiliates of the Company or any of its Subsidiaries.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Subsidiary Guarantor, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by the provisions described under “—Merger and Consolidation,” (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5.0% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $30.0 million, (xvi) any Exempt Sale and Leaseback Transaction or (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole.

“Bain Capital” means Bain Capital, LLC.

“Bain Capital Investors” means, collectively, (i) Bain Capital, (ii) Bain Capital Integral Investors 2006, LLC and any legal successor thereto, and (iii) any Affiliate of any Bain Capital Investor, but not including any portfolio company of any Bain Capital Investor.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation any principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Borrowing Base” means the sum of (1) 50% of the book value of Inventory of the Company and its Restricted Subsidiaries and (2) 80% of the book value of Receivables of the Company and its Restricted

Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Borrowing Base, as of any date of determination, shall not include Inventory, the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to clause (b)(iv) of the covenant described under “—Certain covenants—Limitation on Indebtedness,” to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to an Incurrence of Indebtedness and the application of proceeds therefrom).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

“Capital Markets Securities” means bonds, debentures, notes or other similar debt securities of the Company or any Subsidiary Guarantor (other than the Notes).

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Carlyle” means Carlyle Investment Management, LLC.

“Carlyle Investors” means, collectively, (i) Carlyle, (ii) Carlyle Partners V, L. P. and any legal successor thereto, and (iii) any Affiliate of any Carlyle Investor, but not including any portfolio company of any Carlyle Investor.

“Cash Equivalents” means any of the following: (b) money, (b) securities issued or fully guaranteed or insured by the United States of America, a member state of The European Union or Canadian government or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under a Senior Credit Agreement or any affiliate thereof, (ii) JPMorgan Chase Bank, N.A., SunTrust Banks, Inc., Wells Fargo Bank, National Association, Bank of America, N.A., Wachovia Bank, National Association, Scotiabank, The Toronto-Dominion Bank, Bank of Montreal, or any of their respective affiliates, or (iii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (f) Canadian dollars, and (g) investments similar to any of the foregoing denominated in Canadian dollars or any other foreign currencies approved by the Board of Directors. The Senior Subordinated Indenture provides that the items described in clauses (c)(i) and (g) of the foregoing definition shall not constitute “Cash Equivalents” in determining whether Senior Indebtedness has been paid in Cash Equivalents for purposes of the subordination provisions of the Senior Subordinated Indenture.

“CD&R” means Clayton, Dubilier & Rice, Inc.

“CD&R Investors” means, collectively, (i) CD&R, (ii) Clayton, Dubilier & Rice Fund VII, L.P., or any legal successor thereto, (iii) CD&R Parallel Fund VII, L.P., or any legal successor thereto, and (iv) any Affiliate of any CD&R Investor, but not including any portfolio company of any CD&R Investor.

“CND Holdings” means CND Holdings, Inc., a Delaware corporation, formed by The Home Depot International, Inc. to hold all of the capital stock of HD Supply Canada Inc., an Ontario corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” means (i) Acquisition Co. until its merger with HD Supply, and thereafter (ii) HD Supply and any successor in interest thereto.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Acquisition and the Merger as if such transactions had occurred at the beginning of such four-quarter period); provided that

(1) if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2) if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the

Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company, provided that such net cost savings or synergies are reasonably identifiable and factually supportable. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special

Purpose Financing Fees, and (for purposes of the Consolidated Total Leverage Ratio) any Special Purpose Financing Expense, (iii) depreciation, amortization (including but not limited to amortization of intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the applicable Indenture (whether or not consummated or incurred, and including any non-consummated sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Company or any of its Restricted Subsidiaries), (v) the amount of any minority interest expense, (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of CD&R, Bain Capital, Carlyle or any of their respective Affiliates, (vii) the amount of net cost savings projected by the Company in good faith to be realized as a result of actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such net cost savings are reasonably expected to be realized within 18 months of the date of calculation of Consolidated EBITDA as evidenced by an Officer’s Certificate prepared as of the date for which Consolidated EBITDA is being calculated and (z) the aggregate amount of cost savings added pursuant to this clause (vii) shall not exceed $250.0 million for any four consecutive quarter period (which adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio,” “Consolidated Secured Leverage Ratio” or “Consolidated Total Leverage Ratio”), (viii) the amount of loss on any Financing Disposition, and (ix) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Company or an issuance of Capital Stock of the Company (other than Disqualified Stock) and excluded from the calculation set forth in clause (a)(3) of the covenant described under “Certain covenants—Limitation on Restricted Payments.”

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (b) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any “additional interest” in respect of registration rights arrangements for any securities (including the Notes), in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person that is not the Company or a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below),

(ii) solely for purposes of determining the amount available for Restricted Payments under clause (a)(3)(A) of the covenant described under “—Certain covenants—Limitation on Restricted Payments,” any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Senior Notes, the Senior Subordinated Notes, the Senior Indenture or the Senior Subordinated Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause),

(iii) any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors) or (y) the disposal, abandonment or discontinuation of operations of the Company or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations,

(iv) any item classified or disclosed as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions or any acquisition, merger or consolidation after the Issue Date),

(v) the cumulative effect of a change in accounting principles,

(vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii) any unrealized gains or losses in respect of Currency Agreements,

(viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary,

(xi) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments),

(xii) any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiii) any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Issue Date),

(xiv) any accruals and reserves established or adjusted within twelve months after the Issue Date that are established as a result of the Transactions, and any changes as a result of adoption or modification of accounting policies, and

(xv) to the extent covered by insurance and actually reimbursed (or the Company has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption.

Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under “—Certain covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

In addition, for purposes of clause (a)(3)(A) of the covenant described under “—Certain covenants—Limitation on Restricted Payments,” Consolidated Net Income for any period ending on or prior to the Issue Date shall be determined based upon the net income (loss) reflected in the consolidated financial statements of the Company for such period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary, and the Transactions shall not constitute a sale or disposition under clause (iii) above, for purposes of such determination.

“Consolidated Secured Indebtedness” means, at the date of determination thereof, an amount equal to the Consolidated Total Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Consolidated Secured Leverage Ratio” means, at the date of determination thereof, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date on a pro forma basis to give effect to the Acquisition and the Merger as if such transactions had occurred at the beginning of such four-quarter period), provided, that:

(i) if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(ii) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(iii) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of net anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by an Officer of the Company, provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidated Tangible Assets” means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness” means, at the date of determination thereof, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit (other than letters of credit in respect of trade payables)), Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes or similar instruments, Disqualified Stock and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of Unrestricted Cash held by the Company and its Restricted Subsidiaries, in each case as of the most recent date with respect to which a balance sheet is available.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Acquisition and the Merger as if such transactions had occurred at the beginning of such four-quarter period), provided that:

(i) if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(ii) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(iii) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of net anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning. For purposes of the applicable Indenture for periods ending on or prior to the Issue Date, references to the consolidated financial statements of the Company shall be to the combined or consolidated, as the case may be, financial statements of HD Supply (with Subsidiaries of HD Supply being deemed Subsidiaries of the Company), as the context may require.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Amounts” means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(xii) of the covenant described under “—Certain covenants—Limitation on Indebtedness.”

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after the Issue Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (b) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of Incurrence thereof.

“Credit Facilities” means one or more of (i) the Senior Term Facility, (ii) the Senior ABL Facility, (iii) the Senior Revolving Facility and (iv) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, inventory or real estate financings (including without limitation through the sale of receivables, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and /or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit

Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) or any Parent that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate of the Company.

“Designated Senior Indebtedness” means with respect to a Person (i) the Bank Indebtedness under or in respect of the Senior Credit Facilities, (ii) for purposes of the Senior Subordinated Indenture, the Senior Notes and (iii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the applicable Indenture.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under “—Certain covenants—Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Exempt Sale and Leaseback Transaction” means any Sale and Leaseback Transaction (b) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Company or any of its Subsidiaries or (b) that involves property with a book value of $20.0 million or less and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons. For purposes of the foregoing, “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Company or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (b) by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (b) by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“Foreign Subsidiary” means (b) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms “Borrowing Base,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness” and “Consolidated Total Leverage Ratio,” all defined terms in the applicable Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of such Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the applicable Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligations” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“HD Supply” means HD Supply, Inc., a Texas corporation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note of the applicable class is registered in the applicable Note Register.

“Holding” means HDS Holding Corporation, a Delaware corporation.

“Holding Parent” means HDS Investment Holding, Inc., a Delaware corporation formerly known as Pro Acquisition Corporation, and any successor in interest thereto.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money,

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v) all Capitalized Lease Obligations of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the applicable Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit and net of any applicable unearned vendor rebates, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain covenants—Limitation on Restricted Payments” only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Company) at the time of such transfer and (iii) for purposes of clause (3)(C) of paragraph (a) of the covenant described under “—Certain covenants—Limitation on Restricted Payments,” the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation (excluding the amount of such Investment then outstanding pursuant to clause (xv) or (xviii) of the definition of the term “Permitted Investments” or clause (vii) or (xii) of paragraph (b) of the covenant described under “—Certain covenants—Limitation on Restricted Payments”). Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time pursuant to paragraph (a) of the covenant described under “—Certain covenants—Limitation on Restricted Payments” is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “—Certain covenants—Limitation on Restricted Payments.”

“Investors” means (i) the CD&R Investors, the Bain Capital Investors and the Carlyle Investors and (ii) any of their respective legal successors.

“Issue Date” means August 30, 2007.

“Junior Capital” means, collectively, any Indebtedness of any Parent or the Company that (i) is not secured by any asset of the Company or any Restricted Subsidiary, (ii) is expressly subordinated to the prior payment in full of the applicable Notes on terms reasonably satisfactory to the applicable Trustee (it being understood that subordination terms consistent with those contained in the Senior Subordinated Indenture are so satisfactory), (iii) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the maturity of the applicable Notes (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of the Company, Capital Stock of any Parent or any other Junior Capital), (iv) has no mandatory redemption or prepayment obligations other than obligations that are subject to the prior payment in full in cash of the applicable Notes and (v) does not require the payment of cash interest until the date that is 91 days after the maturity of the applicable Notes.

“Liabilities” means, collectively, any and all claims, obligations, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $10.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under “ —Certain covenants—Limitation on Indebtedness.”

“Management Agreements” means, collectively, (i) the Subscription Agreements, each dated as of the Issue Date, between Holding Parent and each of the Investors party thereto, (ii) the Consulting Agreements, each dated as of the Issue Date, among Holding Parent, the Company and each of CD&R, Bain Capital and Carlyle, or Affiliates thereof, respectively, (iii) the Indemnification Agreements, each dated as of the Issue Date, among the Company, Holding Parent and each of (a) CD&R and each CD&R Investor, (b) Bain Capital and each Bain Capital Investor, and (c) Carlyle and each Carlyle Investor, or Affiliates thereof, respectively, (iv) the Registration Rights Agreement, dated as of the Issue Date, among Holding Parent and the Investors party thereto and any other Person party thereto from time to time, (v) the Stockholders Agreement, dated as of the Issue Date, by and among Holding Parent and the Investors party thereto and any other Person party thereto from time to time and (vi) any other agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management, consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by any Parent or any of its Subsidiaries or (c) any action or failure to act of or by any Parent or any of its Subsidiaries (or any of their respective predecessors); in each case in clauses (i) through (vi) as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the applicable Indenture, so long as such amendment, supplement, waiver or other modification (x) does not increase the amount of fees payable under the Management Agreements by an amount greater than $20 million per calendar year or (y) is not materially disadvantageous to the Holders of the Notes in the good faith judgment of the Board of Directors of the Company.

“Management Guarantees” means guarantees (x) of up to an aggregate principal amount outstanding at any time of $25.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $10.0 million in the aggregate outstanding at any time.

“Management Indebtedness” means Indebtedness Incurred to any Management Investor to finance the repurchase or other acquisition of Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by the covenant described under “—Limitation on Restricted Payments.”

“Management Investors” means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

“Management Stock” means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Material Subsidiary” means any Restricted Subsidiary, other than one or more Restricted Subsidiaries designated by the Company that individually and in the aggregate (if considered a single Person) do not constitute a Significant Subsidiary.

“Merger” means the merger of Acquisition Co. with and into HD Supply, with HD Supply as the surviving corporation.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under “—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock”), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or insured by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of any securities or Indebtedness of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (b) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of the applicable Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the applicable Trustee. The counsel may be an employee of or counsel to the Company or the applicable Trustee.

“Parent” means any of Holding, Holding Parent and any Other Parent and any other Person that is a Subsidiary of Holding, Holding Parent or any Other Parent and of which the Company is a Subsidiary. As used herein, “Other Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

“Parent Expenses” means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Senior Indenture, the Senior Subordinated Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Permitted Holder” means any of the following: (i) any of the Investors; (ii) any of the Management Investors and their respective Affiliates; (iii) any investment fund or vehicle managed or sponsored by CD&R, Bain Capital, Carlyle or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CD&R Investor, Bain Capital Investor or Carlyle Investor or any of their respective Affiliates, or any such investment fund or vehicle (as to any such limited partner or other investor, solely to the extent of any Capital Stock of the Company or any Parent actually received by way of dividend or distribution from any such Investor, Affiliate, or investment fund or vehicle); and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i)(v) a Subsidiary Guarantor, (w) the Company, (x) a Person that will, upon the making of such Investment, become a Subsidiary Guarantor (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary), (y) by the Company and Subsidiary Guarantors in Subsidiaries that are not Subsidiary Guarantors (provided that the amount invested pursuant to this clause (y), together with the amount invested by the Company and Subsidiary Guarantors in Subsidiaries that are not Subsidiary Guarantors pursuant to clause (ii) of this definition of “Permitted Investment”, shall not exceed the greater of $100.0 million and 2.0% of Consolidated Tangible Assets at any time outstanding) and (z) by a Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor;

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer); provided that the amount invested pursuant to this clause (ii) by the Company and Subsidiary Guarantors in Subsidiaries that are not

Subsidiary Guarantors, together with the amount invested pursuant to clause (i)(y) of this definition of “Permitted Investment”, shall not exceed the greater of $100.0 million and 2.0% of Consolidated Tangible Assets at any time outstanding;

(iii) Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under “—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “—Certain covenants—Limitation on Indebtedness”;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain covenants—Limitation on Liens (Senior Notes only)” or under “—Certain covenants—Limitation on Liens (Senior Subordinated Notes only),” as applicable;

(x)(1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition (described in clause (a) of the definition thereof) by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

(xi) bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii) Notes;

(xiii) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent or Junior Capital as consideration;

(xiv) Management Advances;

(xv) Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $125.0 million and 2.5% of Consolidated Tangible Assets;

(xvi) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under “—Certain covenants—Limitation on Transactions with Affiliates” (except transactions described in clauses (i), (v) and (vi) of such paragraph), including any Investment pursuant to any transaction described in clause (ii) of such paragraph (whether or not any Person party thereto is at any time an Affiliate of the Company);

(xvii) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Company or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; and

(xviii) other Investments in an aggregate amount outstanding at any time not to exceed the greater of $125.0 million and 2.5% of Consolidated Tangible Assets.

If any Investment pursuant to clause (xv) or (xviii) above, or clause (vii) of paragraph (b) of the covenant described under “ —Certain covenants—Limitation on Restricted Payments,” as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and not clause (xv) or (xviii) above, or clause (vii) of paragraph (b) of the covenant described under “—Certain covenants—Limitation on Restricted Payments,” as applicable, for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(f) Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g)(i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under “—Certain covenants—Limitation on Indebtedness”;

(i) Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j) leases, subleases, licenses or sublicenses to or from third parties;

(k) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clauses (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii) (other than Junior Capital) or (b)(ix) of the covenant described under “—Certain covenants—Limitation on Indebtedness,” or clause (b)(iii) thereof (other than Senior Subordinated Notes or Refinancing Indebtedness Incurred in respect of Indebtedness under the Senior Subordinated Notes or described in paragraph (a) thereof), (2) Bank Indebtedness incurred in compliance with clause (b)(xii), (b)(xiii) (provided that such liens do not extend to any property or assets that are not property being purchased with the proceeds of such Indebtedness), (b)(xiv) or (b)(xv) of the covenant described under “—Certain covenants—Limitation on Indebtedness,” (3) the applicable Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (provided that such liens do not extend to any property or assets of Restricted Subsidiaries that are not Subsidiary Guarantors), (5) Indebtedness or other obligations of any Special Purpose Entity, or (6) obligations in respect of Management Advances or Management Guarantees; in each case including Liens securing any Guarantee of any thereof;

(l) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(m) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n) any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens (other than under clauses (q) or (r)), provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under the covenant described under “—Certain covenants—Limitation on Indebtedness,” on assets that are the subject of such repurchase agreements or (12) in favor of any Special Purpose Entity in connection with any Financing Disposition;

(q) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $75.0 million at any time outstanding; and

(r) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under “—Certain covenants—Limitation on Indebtedness,” provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed 3.75 to 1.0.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase” has the meaning set forth in paragraph (4) of the definition of “Consolidated Coverage Ratio.”

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Rating Agencies” means, collectively, Moody’s and S&P, or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” means land, buildings, structures and other improvements located thereon, fixtures attached thereto, and rights, privileges, easements and appurtenances related thereto, and related property interests.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the applicable Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the applicable Indenture or Incurred in compliance with such Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in such Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that (1) (x) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness shall have a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes) and (y) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations in each case under the Senior Subordinated Notes or the Indebtedness was incurred pursuant to clause (b)(viii)(H) of the covenant described under “—Certain covenants—Limitation on Indebtedness”, the Refinancing Indebtedness shall be Subordinated Obligations or Guarantor Subordinated Obligations, as applicable, (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company, or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under “—Certain covenants—Limitation on Indebtedness” or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the applicable Indenture, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes” means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state, foreign, provincial or local taxes measured by income, and federal, state, foreign, provincial or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company of the Company, any of its Subsidiaries or any Parent, (y) any taxes of a Parent attributable to (1) any taxable period (or portion thereof) ending on or prior to the Issue Date and incurred in connection with the Transactions, or (2) any Parent’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Issue Date pursuant to any agreement related to the Transactions, or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state, foreign, provincial or local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries (in each case, reduced by any such taxes paid directly by the Company or its Subsidiaries).

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Responsible Officer” when used with respect to the Trustee means the chairman or vice-chairman of the board of directors, the chairman or vice-chairman of the executive committee of the board of directors, the president, any vice president or assistant vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller and any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to the covenant described under “—Certain covenants—Limitation on Restricted Payments,” any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale” has the meaning set forth in paragraph (3) of the definition of “Consolidated Coverage Ratio”.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Senior ABL Agreement” means the Credit Agreement, dated as of the Issue Date, among the Company, the lenders party thereto from time to time; and Merrill Lynch Capital Corporation, as administrative agent and collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or other credit agreements or otherwise).

“Senior ABL Facility” means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the Senior Indenture and the Senior Subordinated Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Cash Flow Credit Agreement” means the Credit Agreement, dated as of the Issue Date, among the Company; the lenders party thereto from time to time; and Merrill Lynch Capital Corporation, as administrative agent and collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Cash Flow Credit Agreement or other credit agreements or otherwise).

“Senior Credit Agreements” means, collectively, the Senior ABL Agreement and the Senior Cash Flow Credit Agreement.

“Senior Credit Facilities” means, collectively, the Senior ABL Facility, the Senior Revolving Facility and the Senior Term Facility.

“Senior Indebtedness,” as defined in the Senior Indenture, means any Indebtedness of the Company or any Restricted Subsidiary other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

“Senior Indebtedness,” as defined in the Senior Subordinated Indenture, means, with respect to the Company or any Subsidiary Guarantor, (i) all Bank Indebtedness (other than Capital Markets Securities), (ii) all of its obligations in respect of any Special Purpose Financing and (iii) the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person regardless of whether post-filing interest is allowed in such proceeding) on, and all fees and other amounts owing in respect of, all other Indebtedness of such Person, other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Restricted Subsidiary of such Person, (2) any liability for Federal, state, foreign, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof (other than by way of letter of credit, bank guarantee, performance or other bond, or other similar obligation) or instruments evidencing such liabilities), (4) any obligation of such Person described in any of clauses (i), (ii) or (iii) above that is expressly subordinated in right of payment to any other Indebtedness of such Person, (5) any Capital Stock of such Person or (6) that portion of any Indebtedness of such Person that is Incurred by such Person in violation of the covenant described under “ —Certain covenants—Limitation on Indebtedness” (but no such violation shall be deemed to exist for purposes of this clause (6) if any holder of such Indebtedness or such holder’s representative shall have received an Officer’s Certificate to the effect that such Incurrence of such Indebtedness does not (or that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such covenant). If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

“Senior Revolving Facility” means the collective reference to the Senior Cash Flow Credit Agreement, the Revolving Credit Commitments, the Revolving Loans, the Letters of Credit, any Loan Documents (each as defined in the Senior Cash Flow Credit Agreement), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Cash Flow Credit Agreement or one or more other credit agreements, indentures (including the Senior Indenture and the Senior Subordinated Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior Revolving Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Subordinated Indebtedness” as defined in the Senior Subordinated Indenture, means, with respect to the Company or any Subsidiary Guarantor, the Senior Subordinated Notes (in the case of the Company) or the Subsidiary Guarantee of such Person in respect of the Senior Subordinated Notes (in the case of such Subsidiary Guarantor) and any other Indebtedness of such Person that ranks pari passu with the Senior Subordinated Notes or such Subsidiary Guarantee, as the case may be.

“Senior Term Facility” means the collective reference to the Senior Cash Flow Credit Agreement, the Term Loan Commitments, the Term Loans, the Letters of Credit, any Loan Documents (each as defined in the Senior Cash Flow Credit Agreement), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Cash Flow Credit Agreement or one or more other credit agreements, indentures (including the Senior Indenture and the Senior Subordinated Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior Term Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and /or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after the Issue Date and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) and/or (iii) financing or refinancing in respect of Capital Stock of any Special Purpose Subsidiary.

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables and/or Real Property (in the case of Real Property, acquired after the Issue Date) of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

“Special Purpose Financing Expense” means for any period, (b) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or

Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Company) in connection with any collateralized mortgage-backed securitization or any other Special Purpose Financing or Financing Disposition in respect of Real Property, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable Bankruptcy Law, and (y) subject to the preceding clause (x) any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means a Subsidiary of the Company that (b) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and /or (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after the Issue Date and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and/or other assets relating thereto, and/or (iii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Company.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of the applicable Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the applicable Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company on or after the Issue Date pursuant to the covenant described under “—Certain covenants—Future Subsidiary Guarantors.” As used in the applicable Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the applicable Notes.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee. As used in the applicable Indenture, “Subsidiary Guarantor” refers to a Subsidiary Guarantor of the applicable Notes.

“Successor Company” shall have the meaning assigned thereto in clause (i) under “—Merger and Consolidation.”

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the Issue Date, among the Company, Holding and Holding Parent, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the applicable Indenture.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, Canada or a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof, (y) JPMorgan Chase Bank, N.A., SunTrust Banks, Inc., Wells Fargo Bank, National Association, Bank of America, N.A., Wachovia Bank, National Association, Scotiabank, The Toronto-Dominion Bank, Bank of Montreal or any of their respective affiliates, or (z) a bank or trust company that is organized under the laws of the United States of America, any state thereof, Canada, any province thereof, or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, any province of Canada, or by any political subdivision or taxing authority of any thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America or Canada, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“THD” means The Home Depot, Inc., together with any assignee of, or successor by merger to, THD’s rights and obligations under the Guarantee and Reimbursement Agreement dated as of the date hereof among THD, the Company, and each Other Guarantor (as defined therein) in favor of the Administrative Agent (as defined therein).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of the applicable Indenture.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means, collectively, any or all of the following: (i) the Acquisition, (ii) the Merger, (iii) the entry into the Indentures, and the offer and issuance of the Notes, (iv) the entry into the Senior Credit Facilities and Incurrence of Indebtedness thereunder by one or more of the Company and its Subsidiaries, (v) the entry into and Incurrence of Indebtedness under Credit Facilities on the Issue Date, and (vi) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Trustee” means the party named as such in the applicable Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Cash” means cash, Cash Equivalents and Temporary Cash Investments, other than (i) as disclosed in the consolidated financial statements of the Company as a line item on the balance sheet as “restricted cash” and (ii) cash, Cash Equivalents and Temporary Cash Investments of a Captive Insurance Subsidiary to the extent such cash, Cash Equivalents and Temporary Cash Investments are not permitted by applicable law or regulation to be dividended, distributed or otherwise transferred to the Company or any Restricted Subsidiary that is not a Captive Insurance Subsidiary.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then either such designation would be permitted under the covenant described under “—Certain covenants—Limitation on Restricted Payments” or such covenant shall not then be in effect. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under “—Certain covenants—Limitation on Indebtedness” or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under “—Certain covenants—Limitation on Indebtedness.” Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii) is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Domestic Subsidiary” means as to any Person, any Domestic Subsidiary of such Person that is a Subsidiary of such Person, and of which such Person owns, directly or indirectly through one or more Wholly Owned Domestic Subsidiaries, all of the Capital Stock of such Domestic Subsidiary.

Form, denomination, transfer, exchange and book-entry procedures

The New Notes will be issued only in fully registered form, without interest coupons. The New Notes will be issued in the form of Global Notes that have been deposited with the Trustee as custodian for The Depository Trust Company, and purchasers of New Notes will not receive or be entitled to receive physical, certificated Notes (except in the very limited circumstances described herein). The New Senior Notes will be issued only in minimum denominations of the Minimum Denomination and integral multiples of $1,000 in excess thereof. The New Senior Subordinated Notes will be issued only in minimum denominations of $1.00 and integral multiples of $1.00. The New Notes will not be issued in bearer form.

Global Notes

The New Notes to be issued in exchange for outstanding notes will be issued in the form of several registered notes in global form, without interest coupons, or the “Global Notes.”

Upon issuance, each of the Global Notes representing Notes of any class (the “Global Notes”) will be deposited with the Trustee as custodian for The Depository Trust Company, or “DTC,” and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC, or “DTC participants,” or persons who hold interests through DTC participants. Under procedures established by DTC:

•	upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants; and

•

ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among Global Notes

Beneficial interests in one Global Note may generally be exchanged for interests in another Global Note of the same class.

A beneficial interest in a Global Note that is transferred to a person who takes delivery through another Global Note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other Global Note.

Book-entry procedures for Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers of the Old Notes; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•

will not be considered the owners or holders of the Notes under the applicable Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under such Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a Holder of Notes under the applicable Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments of principal, premium (if any) and Cash Interest with respect to the Notes represented by a Global Note will be made by the applicable Trustee or Paying Agent in Dollars to DTC’s nominee, as the registered holder of the Global Note. PIK Interest in respect of Senior Subordinated Notes represented by the Global Notes will be made, at the Company’s option, by increasing the principal amount of the applicable Global Notes by the amount of the PIK Payment or issuing a new Global Note or Global Notes having a principal amount equal to the amount of the PIK Payment, in either case to the credit of the Holders pro rata in accordance with their interests. Neither we nor the Trustees will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Cross-market transfers of Global Notes of the same class between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because the settlement of cross-market transfers takes place during New York business hours, DTC participants may employ their usual procedures for sending securities to the applicable DTC participants acting as depositaries for Euroclear and Clearstream. The sale proceeds will be available to the DTC participant seller on the settlement date. Thus, to a DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants. Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be reflected in the account of the Euroclear or Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant’s account will be back-valued to the date on which settlement occurs in New York. DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustees will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

DTC has advised us that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below and the conversion of Notes) only at the direction of one or more participants to whose account with DTC, interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 120 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 120 days;

•	we, at our option, notify the applicable Trustee that we elect to cause the issuance of certificated Notes; or

•

an Event of Default shall have occurred and be continuing with respect to the applicable Notes and the applicable Trustee has received a written request from DTC to issue such Notes in certificated form.

Registration covenant; Exchange Offer

The Company entered into a separate Exchange and Registration Rights Agreement with respect to each class of Notes, or, collectively, the “Exchange and Registration Rights Agreements,” pursuant to which we agreed, for the benefit of the Holders of the applicable class of Notes, to use our commercially reasonable efforts:

(1) to file with the SEC one or more registration statements, or the “Exchange Offer Registration Statement,” under the Securities Act relating to an exchange offer, or the “Exchange Offer,” pursuant to which New Notes substantially identical to each class of Notes (except that such New Notes will not contain terms with respect to the payment of additional interest described below or transfer restrictions), or the “Exchange Notes,” would be offered in exchange for the then outstanding Notes tendered at the option of the Holders thereof; and

(2) to cause the Exchange Offer Registration Statement to become effective by July 31, 2009.

We further agreed to use commercially reasonable efforts to commence the Exchange Offer promptly after the Exchange Offer Registration Statement has become effective, hold the offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 10 business days, and exchange the Exchange Notes for all Notes validly tendered and not withdrawn before the expiration of the Exchange Offer.

Under existing SEC interpretations contained in several no action letters to third parties, the Exchange Notes would in general be freely transferable by Holders thereof (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each Holder of Notes participating in the Exchange Offer, as set forth below). However, any purchaser of Notes who is an “affiliate” of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (1) will not be able to rely on such SEC interpretations, (2) will not be able to tender its Notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of Exchange Notes, broker-dealers, or “Participating Broker-Dealers,” receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Exchange and Registration Rights Agreement, we are required to allow Participating Broker-Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for a period of 90 days after the consummation of the Exchange Offer. Each Holder of Notes

(other than certain specified Holders) who wishes to exchange such Notes in the Exchange Offer will be required to represent (1) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (2) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (3) that it is not an affiliate of ours, (4) if it is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes, (5) if it is a Participating Broker-Dealer, that it will deliver a prospectus in connection with any resale of such Exchange Notes, and (6) that it is not acting on behalf of any person who could not truthfully make the foregoing representations.

However, if:

(1) on or before the date of consummation of the Exchange Offer, the existing SEC interpretations are changed such that the Exchange Notes would not in general be freely transferable in such manner on such date;

(2) the Exchange Offer has not been completed by August 30, 2009;

(3) under certain circumstances, the initial purchasers of the Old Notes so request with respect to Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer; or

(4) any Holder of the Notes (other than the initial purchasers of the Old Notes) is not permitted by applicable law to participate in the Exchange Offer, or if any Holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not available for such resales by such Holder (other than, in either case, due solely to the status of such Holder as an affiliate of the Company or due to such Holder’s inability to make the representations referred to above), we will use our commercially reasonable efforts to file, as promptly as reasonably practicable, one or more registration statements under the Securities Act relating to a shelf registration, or the “Shelf Registration Statement,” of either or both series of the Notes or Exchange Notes, as the case may be, for resale by Holders or, in the case of clause (3), of the Notes held by the initial purchasers of the Old Notes for resale by such initial purchasers, or the “Resale Registration,” and will use our commercially reasonable efforts to cause the Shelf Registration Statement to become effective prior to the later of (i) July 31, 2009 or (ii) 120 days after the date on which the obligation to file the Shelf Registration Statement arises. We will use our commercially reasonable efforts to cause the Shelf Registration Statement to remain effective until the earlier of two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are distributed to the public pursuant to Rule 144 or become eligible for resale pursuant to Rule 144 without volume restriction, if any. Under certain circumstances, we may suspend the availability of the Shelf Registration Statement for certain periods of time.

We will, in the event of the Resale Registration, provide to the Holder or Holders of the Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify such Holder or Holders when the Resale Registration for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder of Notes that sells such Notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the prospectus related to the Shelf Registration Statement and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations). In addition, each such Holder of Notes will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Exchange and Registration Rights Agreement in order to benefit from the provisions regarding additional interest set forth below.

Although we are filing the registration statement of which this prospectus forms a part to satisfy our obligations as previously described, there can be no assurance that such registration statement will become effective.

In the event that:

(1) the Exchange Offer Registration Statement relating to the exchange offer is not declared effective on or before July 31, 2009; or

(2) the Exchange Offer has not been consummated on or before August 30, 2009; or

(3) if a Shelf Registration Statement is required to be filed under the Exchange and Registration Rights Agreement, the Shelf Registration Statement is not declared effective on or before the later of (x) July 31, 2009 or (y) 120 days after the date on which the obligation to file the Shelf Registration Statement arises; or

(4) any Shelf Registration Statement required by the Exchange and Registration Rights Agreement is filed and declared effective, and during the period the Company is required to use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective (i) the Company shall have suspended and be continuing to suspend the availability of the Shelf Registration Statement for more than 60 days in the aggregate in any consecutive twelve-month period, or (ii) such Shelf Registration Statement ceases to be effective and such Shelf Registration Statement is not replaced within 90 days by a Shelf Registration Statement that is filed and declared effective (any such event referred to in clauses (1) through (4) is referred to as a “Registration Default”), then additional interest will accrue on the Transfer Restricted Notes (as defined below), for the period from the occurrence of a Registration Default (but only with respect to one Registration Default at any particular time) until such time as all Registration Defaults have been cured at a rate per annum equal to 0.25% during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 0.50% regardless of the number of Registration Defaults that shall have occurred and be continuing. Any such additional interest will be paid in the same manner and on the same dates as interest payments in respect of Transfer Restricted Notes and in the same form elected by the Company for the payment of interest with respect to the applicable interest period. Following the cure of all Registration Defaults, the accrual of such additional interest will cease. A Registration Default with respect to a failure to file, cause to become effective or maintain the effectiveness of a Shelf Registration Statement will be deemed cured upon consummation of the Exchange Offer in the case of a Shelf Registration Statement required to be filed due to a failure to consummate the Exchange Offer within the required time period. References in this “Description of notes,” except for provisions described above under the caption “—Amendments and Waiver,” to interest on the Notes shall include additional interest, if any.

For purposes of the foregoing, “Transfer Restricted Notes” means each note until (1) the date on which such note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (2) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, or (3) the date on which such note is distributed to the public pursuant to Rule 144 of the Securities Act or is eligible for resale pursuant to Rule 144 without volume restriction, if any.

Notes not tendered in the Exchange Offer will bear interest at the applicable rate set forth with respect to such notes on the cover page of this prospectus and will be subject to all the terms and conditions specified in the Indenture, including transfer restrictions. The Exchange Notes will be accepted for clearance through DTC.

The summary herein of certain provisions of the Exchange and Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange and Registration Rights Agreements, copies of which are available as set forth under the heading “Where you can find additional information.”

The Notes and the Exchange Notes, will be respectively considered collectively to be a single class for all purposes under the Indentures, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this Description of notes (except under this caption “Registration Covenant; Exchange Offer”) all references herein to “Notes” shall be deemed to refer collectively to Notes and any Exchange Notes, unless the context otherwise requires.

Marketing rights of the selling noteholders under the purchase agreement dated August 30, 2007

The Notes were initially sold to the selling noteholders/initial purchasers in connection with the Acquisition pursuant to a purchase agreement dated August 30, 2007 (the “Purchase Agreement”). Under the Purchase Agreement, as subsequently amended, the selling noteholders may make several requests prior to August 30, 2009 that we provide an updated offering memorandum suitable for use in marketing the notes as well as other information and documentation customary for a high yield offering.

Certain U.S. federal tax considerations

The following is a general discussion of certain U.S. federal income tax considerations and, in the case of a holder that is a non-U.S. individual, certain U.S. federal estate tax considerations, relating to the exchange, ownership and disposition of the notes. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, or the “Code,” Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or in existence on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion only addresses U.S. federal income and certain estate tax considerations for beneficial owners of the notes that hold the notes as “capital assets,” within the meaning of the Code.

No statutory or judicial authority directly addresses the treatment of all aspects of the notes for U.S. federal income tax purposes. No ruling has been or is expected to be sought from the U.S. Internal Revenue Service, or the “IRS,” with respect to the notes. The discussion below assumes that each note is treated as a separate debt instrument with an “issue price” equal to its initial face amount. No assurance can be given that the IRS or a court will agree with such assumption or with all of the tax characterizations and tax consequences described below.

This discussion is for general information only and does not address all of the tax considerations that may be relevant to specific beneficial owners of the notes in light of their particular circumstances (such as beneficial owners that are treated as being related to us for U.S. federal income tax purposes) or to beneficial owners of the notes that are subject to special treatment under U.S. federal income tax laws (such as financial institutions, banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities or currencies, brokers, traders in securities that have elected the mark-to-market method of accounting for their securities, holders that have made an election to include in gross income all interest on a note under the constant yield method, real estate investment trusts, regulated investment companies, persons who hold their notes as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies or U.S. expatriates). This discussion does not address alternative minimum taxes or U.S. state or local or non-U.S. tax considerations.

Holders of notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of other federal, state, local or foreign tax laws and tax treaties.

Exchange of Old Notes for New Notes

The exchange of an old note for a new note pursuant to the exchange offer (described under “The exchange offer”) will not constitute a taxable exchange for United States federal income tax purposes. Consequently, a holder will not recognize any gain or loss upon the receipt of a new note pursuant to the exchange offer. The holding period for such a new note will include the holding period for the old note exchanged pursuant to the exchange offer, and the initial basis in such a new note will be the same as the adjusted basis in the old note as of the time of the exchange. The federal income tax consequences of holding and disposing of a new note received pursuant to the exchange offer generally will be the same as the federal income tax consequences of holding and disposing of an old note.

The following summary assumes that the exchange of the old notes for the new notes pursuant to the exchange offer will not be treated as a taxable exchange and that the old notes and the new notes will be treated as the same security for U.S. federal income tax purposes.

Certain U.S. federal income tax considerations for U.S. Holders

For purposes of this discussion, “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) the trust was in existence on August 19, 1996 and was treated as a domestic trust on that date and has made a valid election to continue to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a note, the tax treatment of such partnership and each partner will depend upon the status and the activities of the partnership and the partner. A partner or a partnership that holds a note should consult its tax advisor.

Payment of interest

Senior subordinated notes

Because interest on the senior subordinated notes is not unconditionally payable in cash at least annually and therefore does not represent “qualified stated interest,” the senior subordinated notes are considered to be issued with original issue discount, or “OID.” Under the rules governing OID, regardless of a U.S. Holder’s method of accounting, a U.S. Holder will be required to accrue its pro rata share of OID on a senior subordinated note on a constant yield basis and include such accruals in gross income.

Subject to the discussion below under the headings “Amortizable bond premium” and “Acquisition premium”, the amount of OID that a U.S. Holder is required to include in income with respect to a taxable year is the sum of the “daily portions” of OID with respect to the senior subordinated note for each day during such taxable year on which the U.S. Holder is the beneficial owner of the senior subordinated note. The daily portions of OID in respect of a senior subordinated note are determined by allocating to each day in an “accrual period” the ratable portion of interest on such senior subordinated note that accrues in the accrual period. The accrual period for a senior subordinated note may be of any length and may vary in length over the term of the senior subordinated note, provided that each accrual period is no longer than one year and that each scheduled payment of interest or principal occurs on the first or final day of an accrual period.

The amount of OID on a senior subordinated note that accrues in an accrual period is the product of the “yield to maturity” on the senior subordinated note (adjusted to reflect the length of the accrual period) and the “adjusted issue price” of the senior subordinated note at the beginning of such accrual period. The yield to maturity on a senior subordinated note is the discount rate that, when used in computing the present value of all payments to be made under the senior subordinated note, produces an amount equal to its issue price. The adjusted issue price of a note at the beginning of the first accrual period equaled its “issue price” and for any subsequent accrual periods was or will be (x) the sum of (a) its issue price and (b) any OID previously accrued thereon (determined without regard to any “acquisition premium” as defined below), minus (y) the amount of any payments (other than “qualified stated interest”) previously received with respect to the note.

A U.S. Holder of a senior subordinated note will be required to include OID thereon in gross income for U.S. federal income tax purposes in advance of the receipt of cash attributable to such income. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of OID allocable to the final accrual period at maturity of the senior subordinated note is the difference between the amount payable at the maturity of the senior subordinated note and the senior subordinated note’s adjusted issue price as of the beginning of the final accrual period.

Payments of interest and principal received with respect to a senior subordinated note are not separately included in a U.S. Holder’s income, but rather are first treated as payments of accrued OID to the extent of such accrued OID. Any excess is treated as a payment of principal which reduces the U.S. Holder’s adjusted tax basis in the senior subordinated note. Increasing the principal amount of the senior subordinated notes is generally not treated as a payment of interest.

Senior notes

Interest on a senior note will represent “qualified stated interest” and generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Amortizable bond premium

In general, if a U.S. Holder’s “basis” (generally, a U.S. Holder’s cost) in a note exceeds the sum of all amounts then payable on the note through the maturity date (other than payments of “qualified stated interest”), such U.S. Holder will be deemed to have acquired the note with “bond premium” in the amount of such excess. In such event, the U.S. Holder will generally not be required to include OID, if any, in gross income and may elect to amortize the “bond premium” under the constant yield method as an offset to any “qualified stated interest” over the period from the U.S. Holder’s acquisition date to the note’s maturity date. A U.S. Holder that elects to amortize “bond premium” must reduce its “basis” in the related note by the amount of the “bond premium” used to offset interest income. Any election to amortize “bond premium” applies to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder during the first taxable year to which the election applies or thereafter acquired by the U.S. Holder. The election may not be revoked without the consent of the IRS.

For these purposes, any call option we have on the note is deemed exercised (or not exercised) in a manner that maximizes a U.S. Holder’s yield on the note. If a call option on a note is deemed exercised on a call date, the note will be treated as maturing on such date for purposes of calculating “bond premium” on the note and the period over which the “bond premium” is amortized. If the note is not redeemed on such call date, the note will be treated as reissued for an amount equal to the U.S. Holder’s adjusted “basis” and retested for “bond premium” on such date.

Acquisition premium

In general, if a U.S. Holder’s “basis” in a note is greater than the “adjusted issue price” of the note on the purchase date (but less than an amount which would give rise to “bond premium”), such U.S. Holder will be deemed to have acquired the note with “acquisition premium” in the amount of such excess, and the amount of OID that the U.S. Holder will be required to include in gross income will generally be reduced to reflect such “acquisition premium.” “Acquisition premium” is allocated on a pro rata basis to each daily portion of OID, reducing such daily portion by a constant fraction determined at the time of purchase, the numerator of which is the “acquisition premium,” and the denominator of which is the excess of the sum of all amounts payable on the note (other than payments of qualified stated interest) after the purchase date over its adjusted issue price. Alternatively, a U.S. Holder may elect to amortize acquisition premium under the constant yield method.

Market discount

In general, if a U.S. Holder purchases a note for an amount that is less than its “adjusted issue price,” such U.S. Holder will be deemed to have acquired the note at a “market discount” in an amount equal to such difference.

A U.S. Holder that acquires a note at a market discount that is more than a statutorily defined de minimis amount will generally be required to treat as ordinary income any principal payment on, or any gain on the sale, exchange, redemption, retirement or other disposition of, a note as ordinary income to the extent of any accrued market discount. In addition, the U.S. Holder may be required to defer, until the maturity of a note or its earlier disposition, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note. Market discount accrues ratably during the period from the date of acquisition to the maturity of a note, unless the U.S. Holder elects to accrue it under the constant yield method.

A U.S. Holder of a note may elect to include market discount in income currently as it accrues (either ratably or under the constant yield method), in which case the rules described above will not apply. The election to include market discount currently applies to all market discount obligations acquired during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

It is not certain how the maturity date of the note is determined for such purposes given our options to call the notes. U.S. Holders are urged to seek advice from their own tax advisers on this issue.

AHYDO

The senior subordinated notes are “applicable high yield discount obligations” within the meaning of section 163(i)(1) of the Code. Under these rules, any OID deduction that we would otherwise be entitled to will be deferred until we pay such OID, except that the OID deduction will be permanently disallowed to the extent the yield on the senior subordinated notes exceeds the applicable federal rate plus six percentage points. To the extent an OID deduction is permanently disallowed, the corresponding OID inclusion to certain corporate U.S. Holders will be treated, for purposes of the dividends received deduction, as a distribution in respect of our stock, entitling such U.S. Holders to a dividends received deduction to the extent provided under the Code.

Certain additional payments

It is possible that the IRS could assert that the additional interest which we would have been obligated to pay if the exchange offer registration statement were not filed or declared effective within the applicable time periods or upon our failure to make certain reports to the SEC (or if certain other actions were not taken) was a contingent payment for purposes of the OID rules. It is also possible that the IRS could assert that the liquidated damages which we would be obligated to pay if our accountants were not “independent,” as described above under the heading “Description of notes—Certain covenants—Reports and other information,” or the payment by us of 101% of the principal amount of the notes under the circumstances described above under the heading “Description of notes—Change of Control” is a contingent payment for purposes of the OID rules. If any such payment is treated as a contingent payment, the notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We believe that the possibility of our making any of the above payments was and is remote and, accordingly, we will not treat the notes as contingent payment debt instruments. Our determination will be binding on all U.S. Holders except a U.S. Holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge such determination, a U.S. Holder might be required to accrue income on a note in excess of the amount discussed above, and to treat as ordinary income, rather than capital gain, any income recognized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency actually occurs, it would affect the amount and timing (and possibly character) of the income that a U.S. Holder will recognize. This discussion assumes that our determination that these contingencies were and are remote is correct and assumes that the notes will not be treated as contingent payment debt instruments.

Sale, exchange, redemption, retirement or other disposition of the notes

Upon the sale, exchange, redemption, retirement or other disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash and the fair market value of all other property received on the disposition (except to the extent the cash or property is attributable to accrued and unpaid interest, which is taxable as ordinary income if not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will, in general, be its cost for the note, increased by OID and market discount, if any, previously included in income by such U.S. Holder, and reduced by any prior cash payments (other than payments of “qualified stated interest”) on the note made to such U.S. Holder and by any bond premium that has been used to offset interest income.

Subject to the “market discount” rules described above under the heading “Market discount,” any gain or loss that a U.S. Holder recognizes upon the sale, exchange, redemption, retirement or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder’s holding period for the note is more than one year. Long-term capital gains recognized by an individual or other non-corporate U.S. Holder are generally subject to a reduced rate of U.S. federal income tax. Capital losses are subject to limitations on deductibility.

Information reporting and backup withholding

Information reporting will apply to interest (including OID) accrued on, or the proceeds of the sale, exchange, redemption, retirement or other disposition of, a note held by a U.S. Holder unless such holder establishes an exemption from information reporting. Backup withholding may also apply unless such holder provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information (generally, on IRS Form W-9) or otherwise establishes an exemption. Any amount withheld under the backup withholding rules is allowable as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed such holder’s actual U.S. federal income tax liability and such holder timely provides the required information or appropriate claim form to the IRS.

Certain U.S. federal tax considerations for Non-U.S. Holders

For purposes of this discussion, “Non-U.S. Holder” means a beneficial owner of a note (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. For purposes of the following discussion, interest on a note, and gain on the sale, exchange, redemption, retirement or other disposition of the note, will be considered “U.S. trade or business income” of a Non-U.S. Holder if such income or gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder. As noted above under “Certain U.S. federal income tax considerations for U.S. Holders—Certain additional payments,” we expect to take the position for U.S. federal income tax purposes that the likelihood that we will be obligated to pay such additional payments with respect to the notes is remote, and the discussion below assumes that our determination in this regard is correct.

Payment of interest

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest paid (or OID accrued) on a note if the interest (or OID) qualifies for the “portfolio interest exemption.” This will be the case if each of the following requirements is satisfied:

•	the interest (or OID) is not “U.S. trade or business income”;

•

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and applicable Treasury regulations promulgated thereunder);

•	the Non-U.S. Holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to us through sufficient stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	the Non-U.S. Holder provides the withholding agent with the certification requirement described below.

The certification requirement generally will be satisfied if the Non-U.S. Holder provides the appropriate withholding agent with a statement on IRS Form W-8BEN (or suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person as defined under the Code. Non-U.S. Holders should consult their tax advisors regarding alternative methods for satisfying the certification requirement.

If the requirements of the portfolio interest exemption are not satisfied with respect to a Non-U.S. Holder, a 30% U.S. federal income withholding tax will apply to interest (including OID) paid on a note to such Non-U.S. Holder, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute form). Alternatively, an exemption applies if the interest is “U.S. trade or business income” of the Non-U.S. Holder and the Non-U.S. Holder provides an appropriate statement to that effect to the withholding agent on IRS Form W-8ECI (or suitable substitute form). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all interest (including market discount and OID) from a note in the same manner as a U.S. Holder, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to any such “U.S. trade or business income” at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Sale, exchange, redemption, retirement or other disposition of the notes

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized from the sale, exchange, redemption, retirement or other disposition of a note, unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption, retirement or other disposition and certain other conditions are met or (ii) the gain is “U.S. trade or business income” of the Non-U.S. Holder. A Non-U.S. Holder whose gain is described in (i) will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses. A Non-U.S. Holder whose gain is described in (ii) generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to gain described in (ii) at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

To the extent the proceeds from the sale, exchange, redemption, retirement or other disposition of a note represent accrued and unpaid interest (including market discount and OID), a Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such accrued and unpaid interest in the same manner as described above under “Certain U.S. federal tax considerations for Non-U.S. Holders—Payment of interest,” except that (other than in the case of OID paid upon redemption or retirement), the U.S. federal income tax will generally not be collected by means of withholding.

Treatment of notes for U.S. federal estate tax purposes

A note held by an individual holder who is neither a citizen nor a resident of the United States (specifically defined for estate tax purposes) at the time of his or her death generally will not be subject to U.S. federal estate tax with respect to such note, provided that such individual holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and neither payments of interest (including OID) on such note nor gain realized from the sale, exchange, redemption, retirement or other disposition of such note would have been considered U.S. trade or business income.

Information reporting and backup withholding

Payments to a Non-U.S. Holder of interest (including OID) on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to such holder.

United States backup withholding tax generally will not apply to payments of interest (including accrued OID) and principal on a note to a Non-U.S. Holder if the statement described in “Certain U.S. federal tax considerations for Non-U.S. Holders—Payment of interest” is duly provided by such holder or such holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that such holder is a United States person.

Payments to a Non-U.S. Holder of the proceeds of a sale, exchange, redemption, retirement or other disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless such holder properly certifies under penalties of perjury as to such holder’s foreign status and certain other conditions are met or such holder otherwise establishes an exemption. Backup withholding generally will not apply to any payment to a Non-U.S. Holder of the proceeds of the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records as to such Non-U.S. Holder’s foreign status and certain other conditions are met, or such holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it:

•	is a United States person;

•	derived 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•

is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules is allowable as a credit against a Non-U.S. Holder’s U.S. federal income tax liability and a refund may be obtained for any excess if the proper information is timely provided to the IRS.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each holder should consult its own tax advisor regarding the particular federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes, including the consequences of any proposed change in applicable laws.

Plan of distribution

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify certain holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer, such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in such no-action letters.

Legal matters

The validity of the new notes and the related guarantees will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton LLP, is married to Joseph L. Rice, III, who is a shareholder of the general partner of CD&R Fund VII L.P. Debevoise & Plimpton LLP will rely upon the opinion of Morris, Nichols, Arsht & Tunnell LLP as to certain matters of Delaware law, the opinion of Holland & Knight LLP as to certain matters of Florida, Illinois and Maryland law, the opinion of Dykema Gossett PLLC as to certain matters of Michigan law and the opinion of Holland & Hart LLP as to certain matters of Nevada law.

Experts

The financial statements of HD Supply Inc. as of February 1, 2009 and for the year ended February 1, 2009 included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet of HD Supply, Inc. and its subsidiaries (Successor Company) as of February 3, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the period August 30, 2007 to February 3, 2008, and the combined statements of operations of HD Supply, Inc. and HD Supply Canada, Inc., wholly owned subsidiaries of The Home Depot, Inc. (Predecessor Company), and the related combined statements of owner’s equity and cash flows for the period January 29, 2007 to August 29, 2007 and for the year ended January 28, 2007, and the related financial statement schedule, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering February 3, 2008 and January 29, 2007 reflects the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of Statement of Financial Accounting Standards No. 109,” effective January 29, 2007. Additionally, KPMG LLP was not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in presentation described in Note 17 to the consolidated and combined statements and, accordingly, KPMG LLP does not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by a successor auditor.

HD Supply, Inc. has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the inclusion of its audit report on the Company’s past financial statements included in this registration statement.

Where you can find additional information

In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4, under the Securities Act, relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits. With respect to statements in this prospectus about the contents of any contract, agreement or other document, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

Following effectiveness of the registration statement relating to the exchange offer, we will continue to file annual, quarterly and current reports and other information with the SEC. The indentures pursuant to which the notes are issued require us to distribute to the holders of the notes annual reports containing our financial statements audited by our independent auditors as well as other information, documents and other information we file with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934.

The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer’s registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

HD Supply, Inc.

3100 Cumberland Boulevard, Suite 1480

Atlanta, Georgia 30339

Attn: General Counsel

(770) 852-9000

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by                 , 2009.

Consolidated and combined financial statements of HD Supply, Inc.

Page
Reports of Independent Registered Public Accounting Firms	F-2
Consolidated statements of operations for (i) the fiscal year ended February 1, 2009 and (ii) the period from August 30, 2007 to February 3, 2008 (Successor Periods)	F-4
Combined statements of operations (i) the period from January 29, 2007 to August 29, 2007 and (ii) the fiscal year ended January 28, 2007 (Predecessor Periods)	F-4
Consolidated balance sheets as of February 1, 2009 and February 3, 2008 (Successor Periods)	F-5
Consolidated statements of stockholders’ equity and comprehensive income for (i) the fiscal year ended February 1, 2009 and (ii) the period from August 30, 2007 to February 3, 2008 (Successor Periods)	F-6
Combined statements of owner’s equity and comprehensive income for (i) the period from January 29, 2007 to August 29, 2007 and (ii) the fiscal year ended January 28, 2007 (Predecessor Periods)	F-6
Consolidated statements of cash flows for (i) the fiscal year ended February 1, 2009 and (ii) the period from August 30, 2007 to February 3, 2008 (Successor Periods)	F-7
Combined statements of cash flows for (i) the period from January 29, 2007 to August 29, 2007 and (ii) the fiscal year ended January 28, 2007 (Predecessor Periods)	F-7
Notes to consolidated and combined financial statements	F-8

Consolidated financial statements of HD Supply, Inc.

Unaudited consolidated statements of operations for the three months ended May 3, 2009 and May 4, 2008 (Successor Periods)	F-48
Unaudited consolidated balance sheets as of May 3, 2009 and February 1, 2009 (Successor Periods)	F-49
Unaudited consolidated statements of stockholders’ equity and comprehensive income (loss) for the three months ended May 3, 2009 and May 4, 2008 (Successor Periods)	F-50
Unaudited consolidated statements of cash flows for the three months ended May 3, 2009 and May 4, 2008 (Successor Periods)	F-51
Notes to unaudited consolidated financial statements	F-52

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of HD Supply, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows present fairly, in all material respects, the financial position of HD Supply, Inc. and its subsidiaries (“the Company”) at February 1, 2009, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

We also have audited the adjustments to the financial statement disclosures of the period from August 30, 2007 to February 3, 2008 (Successor Company), the period from January 29, 2007 to August 29, 2007 (Predecessor Company) and the fiscal year ended January 28, 2007 (Predecessor Company), which were applied to retrospectively reflect the change in the composition of reportable segments as discussed in Note 17. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the financial statements of the period from August 30, 2007 to February 3, 2008 (Successor Company), the period from January 29, 2007 to August 29, 2007 (Predecessor Company) and the fiscal year ended January 28, 2007 (Predecessor Company) other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on those financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

April 21, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

HD Supply, Inc.:

We have audited, before the effects of the adjustments to retrospectively apply the change in presentation described in note 17, the accompanying consolidated balance sheet of HD Supply Inc. and subsidiaries (Successor Company) as of February 3, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the period August 30, 2007 to February 3, 2008, and the combined statements of operations of HD Supply, Inc. and HD Supply Canada, Inc., wholly owned subsidiaries of The Home Depot, Inc. (Predecessor Company) and the related combined statements of owner’s equity and cash flows for the period January 29, 2007 to August 29, 2007 and for the year ended January 28, 2007. The financial statements before the effects of the adjustments as discussed in Note 17 are not presented herein. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements, before the effects of the adjustments to retrospectively apply the change in presentation described in Note 17, present fairly, in all material respects, the financial position of HD Supply, Inc. and subsidiaries as of February 3, 2008 and the results of their operations and their cash flows for the period August 30, 2007 to February 3, 2008 and the results of operations of HD Supply, Inc. and HD Supply Canada Inc. wholly owned subsidiaries of The Home Depot, Inc. and the related cash flows for the period January 29, 2007 to August 29, 2007 and for the year ended January 28, 2007 in conformity with U.S. generally accepted accounting principles.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in presentation described in Note 17 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by a successor auditor.

As discussed in Note 7 to the consolidated financial statements, the Predecessor Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of Statement of Financial Accounting Standards No. 109,” effective January 29, 2007.

/s/ KPMG LLP

May 9, 2008

Orlando, FL

Certified Public Accountants

HD SUPPLY, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

Amounts in millions

	Successor		Predecessor
	Fiscal Year Ended February 1, 2009	Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007	Fiscal Year Ended January 28, 2007
Net Sales	$9,768	$4,599	$7,121	$11,254
Cost of sales	7,134	3,372	5,220	8,220

Gross Profit	2,634	1,227	1,901	3,034
Operating expenses:
Selling, general and administrative	2,063	1,001	1,424	2,094
Depreciation and amortization	403	168	115	184
Restructuring	34	—	—	—
Goodwill impairment	923	—	—	—

Total operating expenses	3,423	1,169	1,539	2,278

Operating Income (Loss)	(789)	58	362	756
Interest expense	644	289	221	321
Interest (income)	(2)	—	—	—
Unrealized derivative loss	11	—	—	—

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(1,442)	(231)	141	435
Provision (benefit) for income taxes	(301)	(83)	58	169

Income (Loss) from Continuing Operations	(1,141)	(148)	83	266
Income (loss) from discontinued operations, net of tax	(1)	(15)	(27)	7

Net Income (Loss)	$(1,142)	$(163)	$56	$273

The accompanying notes are an integral part of these financial statements.

HD SUPPLY, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except share data

	Successor
	February 1, 2009	February 3, 2008
ASSETS
Current assets:
Cash and cash equivalents	$771	$108
Receivables, less allowance for doubtful accounts of $95 and $72	1,123	1,599
Inventories	1,218	1,513
Deferred tax asset	154	233
Other current assets	147	68

Total current assets	3,413	3,521

Property and equipment, net	545	647
Goodwill	3,498	4,304
Intangible assets, net	1,511	1,788
Other assets	251	333

Total assets	$9,218	$10,593

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$870	$933
Accrued compensation and benefits	119	151
Current installments of long-term debt	10	11
Other accrued expenses	343	417

Total current liabilities	1,342	1,512

Long-term debt, excluding current installments	6,046	5,789
Deferred tax liabilities	211	642
Other long-term liabilities	331	217

Total liabilities	7,930	8,160

Stockholders’ equity:
Common stock, par value $0.01; authorized 1,000 shares; issued 1,000 shares at February 1, 2009 and February 3, 2008	—	—
Paid-in capital	2,625	2,601
Accumulated deficit	(1,305)	(163)
Accumulated other comprehensive loss	(32)	(5)

Total stockholders’ equity	1,288	2,433

Total liabilities and stockholders’ equity	$9,218	$10,593

The accompanying notes are an integral part of these financial statements.

HD SUPPLY, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS’ AND OWNER’S EQUITY AND COMPREHENSIVE INCOME (LOSS)

Amounts in millions

PREDECESSOR

	Period from January 29, 2007 to August 29, 2007	Fiscal Year Ended January 28, 2007
Owner’s equity balance at beginning of period	$2,970	$1,340
Net income	56	273
Other comprehensive income (loss):
Foreign currency translation adjustment	15	(11)

Total comprehensive income (loss)	71	262

Net investment by THD	877	1,368

Owner’s equity balance at end of period	$3,918	$2,970

SUCCESSOR

	Common Stock	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at August 30, 2007	$—	$—	$—	$—	$—

Equity contribution		2,600			2,600
Net loss			(163)		(163)
Other comprehensive income (loss):
Unrealized losses on derivatives, net of tax of $4				(6)	(6)
Foreign currency translation adjustment				1	1

Total comprehensive income (loss)					(168)
Stock-based compensation		1			1

Balance at February 3, 2008	$—	$2,601	$(163)	$(5)	$2,433

Equity contribution		10			10
Net loss			(1,142)		(1,142)
Other comprehensive income (loss):
Unrealized losses on derivatives, net of tax of $(2)				3	3
Foreign currency translation adjustment, net of tax of $2				(30)	(30)

Total comprehensive income (loss)					(1,169)
Stock-based compensation		14			14

Balance at February 1, 2009	$—	$2,625	$(1,305)	$(32)	$1,288

The accompanying notes are an integral part of these financial statements.

HD SUPPLY, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

Amounts in millions

	Successor		Predecessor
	Fiscal Year Ended February 1, 2009	Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007	Fiscal Year Ended January 28, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,142)	$(163)	$56	$273
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation and amortization	411	175	127	203
Provision for uncollectibles	61	31	—	—
Non-cash interest expense	247	98	—	—
Non-cash charges from THD	—	—	431	234
Stock-based compensation expense	14	1	33	17
Deferred income taxes	(228)	(97)	(104)	(17)
Unrealized derivative loss	11	—	—	—
Goodwill impairment	923	—	—	—
Gain on sale of property and equipment	—	—	—	(5)
Changes in assets and liabilities, net of the effects of acquisitions:
(Increase) decrease in receivables	302	381	(55)	(54)
(Increase) decrease in inventories	212	139	(180)	(85)
(Increase) decrease in other current assets	2	(15)	187	101
(Increase) decrease in other assets	4	(13)	—	—
Increase (decrease) in accounts payable and accrued liabilities	(267)	(174)	(67)	(418)
Increase (decrease) in other long-term liabilities	(10)	—	—	(16)
Other	8	1	(20)	15

Net cash provided by operating activities	548	364	408	248

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(77)	(75)	(176)	(243)
Payments for businesses acquired, net of cash acquired	(3)	(8,183)	(29)	(3,963)
Proceeds from sales of property and equipment	18	2	60	21
Proceeds from sale of a business	99	—	—	—
Other	—	1	5	—

Net cash provided by (used in) investing activities	37	(8,255)	(140)	(4,185)

CASH FLOWS FROM FINANCING ACTIVITIES:
Equity contribution	10	2,275	—	—
Proceeds from issuance of debt to fund the Transaction	—	6,041	—	—
Repayments of long-term debt	(11)	(3)	—	—
Borrowings on long-term revolver debt	1,464	2,125	—	—
Repayments on long-term revolver debt	(1,378)	(2,366)	—	—
Debt issuance costs	1	(95)	—	—
Proceeds from long-term borrowing with THD	—	—	24	3,145
Net repayments to THD	—	—	(299)	(266)
Net contributions from THD	—	—	—	1,117
Bank overdrafts and other financing activities	—	—	6	(38)

Net cash provided by (used in) financing activities	86	7,977	(269)	3,958

Increase (decrease) in cash and cash equivalents	671	86	(1)	21
Effect of exchange rates on cash and cash equivalents	(8)	—	1	—
Cash and cash equivalents at beginning of period	108	22	22	1

Cash and cash equivalents at end of period	$771	$108	$22	$22

The accompanying notes are an integral part of these financial statements.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

On August 30, 2007, investment funds associated with Clayton, Dubilier & Rice, Inc., The Carlyle Group and Bain Capital Partners, LLC (collectively “the Equity Sponsors”) formed HDS Investment Holding, Inc. (“HDS Holding”) and entered into a stock purchase agreement with The Home Depot, Inc. (“Home Depot” or “THD”) pursuant to which Home Depot agreed to sell to HDS Holding or to a wholly owned subsidiary of HDS Holding certain intellectual properties and all the outstanding common stock of HD Supply, Inc. and the Canadian subsidiary CND Holdings, Inc. (collectively “HD Supply”). On August 30, 2007, through a series of transactions, HDS Holding’s direct wholly owned subsidiary, HDS Holding Corporation, acquired direct control of HD Supply through the merger of its wholly owned subsidiary, HDS Acquisition Corp., with and into HD Supply (“the Company”). Through these transactions (the “Transaction”), Home Depot was paid cash of $8.2 billion and 12.5% of HDS Holding’s common stock worth $325 million for certain intellectual properties and all of the outstanding common stock of HD Supply, Inc. and CND Holdings, Inc. including all dividends and interest payable associated with those shares.

The accompanying consolidated and combined financial statements are presented for two periods: Predecessor and Successor, which relate to the period preceding the Transaction and the period succeeding the Transaction, respectively. The Predecessor financial statements represent the combined operations of HD Supply, Inc. and CND Holdings, Inc. The Successor financial statements represent the consolidated operations of HD Supply, Inc. and its subsidiaries. The Company refers to the operations of HD Supply for both the Predecessor and Successor periods. Prior to the Transaction, HD Supply was a wholly-owned subsidiary of Home Depot.

The Transaction was accounted for as a purchase in accordance with Financial Accounting Standard Board’s (“FASB’s”) Emerging Issues Task Force (“EITF”) No. 88-16, “Basis in Leveraged Buyout Transactions” (“EITF 88-16”), which resulted in a new basis of accounting. Pursuant to that guidance, the 12.5% continuing ownership of Home Depot is reflected at fair value, together with the remainder of the purchase price for the Transaction related to new ownership, and such fair value is allocated to the tangible and intangible assets and liabilities based on estimates of fair value in accordance with purchase accounting principles under Statement of Financial Accounting Standard (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”). The Predecessor and Successor financial statements are not comparable as a result of applying a new basis of accounting.

The preparation of the Predecessor financial statements includes the use of “push down” accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the THD level, which related to or were incurred on behalf of HD Supply, have been identified and allocated or pushed down as appropriate to reflect the stand-alone financial results of HD Supply for the periods presented. Allocations were made primarily based on specific identification. Management believes the methodology applied in the allocation of these costs is reasonable. No debt has been allocated to HD Supply from THD. Interest expense included in the Predecessor financial statements reflects the terms of the intercompany debt agreements between THD and HD Supply. These terms may not be indicative of terms reached on a third-party basis. The Predecessor financial statements may not necessarily be indicative of the cost structure or results of operations that would have existed if HD Supply operated as a stand-alone, independent business.

Certain amounts in prior-period financial statements have been reclassified to conform to the current period’s presentation. In addition, prior period statements of operations have been reclassified to reflect the presentation of discontinued operations. See Note 3 for a description of the Company’s discontinued operations.

Nature of Business

HD Supply is one of the nation’s largest diversified wholesale distributors of construction, infrastructure, maintenance and repair & remodel related products. It distributes products to professional customers such as contractors, home builders, maintenance professionals, government entities and industrial businesses through approximately 800 branches located in 44 U.S. states and 9 Canadian provinces. Management estimates that approximately 28% of its business is dependent upon the residential construction market. HD Supply is managed primarily on a product line basis and reports results of operations in seven reportable segments. The seven reportable segments are Waterworks, Facilities Maintenance, White Cap, Utilities, Industrial Pipe, Valves and Fittings (“IPVF”), Creative Touch Interiors (“CTI”), and an Other category including Plumbing, Electrical, Crown Bolt, Repair & Remodel, International, and Corporate, which includes enterprise-wide functional departments.

Principles of Consolidation

The consolidated and combined financial statements present the results of operations, financial position and cash flows of HD Supply. All material intercompany balances and transactions are eliminated. Results of operations of companies acquired are included from their respective dates of acquisition.

Fiscal Year

HD Supply’s fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal year ended February 1, 2009 (“fiscal 2008”) includes 52 weeks. The Successor period from August 30, 2007 to February 3, 2008 includes 22 weeks and 4 days. The Predecessor period from January 29, 2007 to August 29, 2007 includes 30 weeks and 3 days. Fiscal year ended January 28, 2007 (“fiscal 2006”) includes 52 weeks. Fiscal year ending January 31, 2010 (“fiscal 2009”) includes 52 weeks.

Estimates

Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in preparing these consolidated and combined financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Actual results could differ from these estimates.

Cash and Cash Equivalents

HD Supply considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Allowance for Doubtful Accounts

Accounts receivable are evaluated for collectibility based on numerous factors, including past transaction history with customers, their credit worthiness, and an assessment of lien and bond rights. An allowance for doubtful accounts is estimated as a percentage of aged receivables. This estimate is periodically adjusted when management becomes aware of a specific customer’s inability to meet its financial obligations (e.g., bankruptcy filing) or as a result of changes in historical collection patterns.

Inventories

Inventories are carried at the lower of cost or market. The cost of substantially all inventories is determined by the moving or weighted average cost method. Inventory value is evaluated at each balance sheet date to ensure that it is carried at the lower of cost or market. This evaluation includes an analysis of historical physical inventory results, a review of excess and obsolete inventories based on inventory aging and anticipated future demand. Periodically, perpetual inventory records are adjusted to reflect declines in net realizable value below inventory carrying cost.

Consideration Received From Vendors

At the beginning of each calendar year, HD Supply enters into agreements with many of its vendors providing for inventory purchase rebates (“vendor rebates”) upon achievement of specified volume purchasing levels. The receipt of vendor rebates are accrued as part of cost of sales for products sold based on progress towards earning the vendor rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. An estimate of unearned vendor rebates is included in the carrying value of inventory at each period end for vendor rebates received on products not yet sold. At February 1, 2009 and February 3, 2008, vendor rebates due to HD Supply were $68 million and $116 million, respectively. These receivables are included in Receivables in the accompanying consolidated balance sheets.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method based on the following estimated useful lives of the assets:

Buildings and improvements	5 – 45 years
Transportation equipment	5 – 7 years
Furniture, fixtures and equipment	2 – 10 years

Capitalized Software Costs

HD Supply capitalizes certain software development costs, which are being amortized on a straight-line basis over the estimated useful lives of the software, ranging from 3 to 6 years. At February 1, 2009 and February 3, 2008, capitalized software development costs totaled $70 million and $93 million, respectively, net of accumulated amortization of $35 million and $12 million, respectively. Amortization of capitalized software development costs totaled $32 million, $12 million, $13 million, and $6 million in fiscal 2008, in the period from August 30, 2007 to February 3, 2008, in the period from January 29, 2007 to August 29, 2007, and in fiscal 2006, respectively.

Goodwill

Goodwill represents the excess of purchase price over fair value of net assets acquired. HD Supply does not amortize goodwill, but does assess the recoverability of goodwill in the third quarter of each fiscal year or whenever events or circumstances indicate that goodwill might be impaired by determining whether the fair value of each reporting unit supports its carrying value. The fair values of HD Supply’s identified reporting units were estimated using the expected present value of discounted cash flows. HD Supply recorded $923 million in non-cash goodwill impairment charges during fiscal 2008. See Note 6 for a complete description of the impairment charges. No impairment charges were recorded for the periods from August 30, 2007 to February 3, 2008, January 29, 2007 to August 29, 2007, or fiscal 2006.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. To analyze recoverability, undiscounted future cash flows over the remaining life of the asset are projected. If these projected cash flows are less than the carrying amount, an impairment loss is recognized to the extent the fair value of the asset less any costs of disposition is less than the carrying amount of the asset. Judgments regarding the existence of impairment indicators are based on market and operational performance. Evaluating potential impairment also requires estimates of future operating results and cash flows.

Self-Insurance

HD Supply has a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile liability, workers’ compensation, and is self-insured for medical claims and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience. At February 1, 2009 and February 3, 2008, reserves totaled $107 million and $73 million, respectively.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable, accrued compensation and benefits and other current liabilities approximate fair value due to the short-term nature of these financial instruments. See Note 11 for information on the fair value of long-term financial instruments.

Revenue Recognition

HD Supply recognizes revenue when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, price to the buyer is fixed and determinable and collectibility is reasonably assured.

HD Supply ships products to customers predominantly by internal fleet and to a lesser extent by third party carriers. Revenues, net of sales tax and allowances for returns and discounts, are recognized from product sales when title to the products is passed to the customer, which occurs at the point of destination for products shipped by internal fleet and at the point of shipping for products shipped by third party carriers. Revenues related to services are recognized in the period the services are performed and totaled $86 million, $64 million, $84 million, and $117 million in fiscal 2008, in the period from August 30, 2007 to February 3, 2008, in the period from January 29, 2007 to August 29, 2007, and in fiscal 2006, respectively.

Shipping and Handling Fees and Costs

HD Supply includes shipping and handling fees billed to customers in net sales. Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through cost of sales as inventories are sold. Shipping and handling costs associated with outbound freight are included in Selling, general and administrative expenses and totaled $125 million, $62 million, $87 million, and $132 million in fiscal 2008, in the period from August 30, 2007 to February 3, 2008, in the period from January 29, 2007 to August 29, 2007, and in fiscal 2006, respectively.

Concentration of Credit Risk

The majority of HD Supply’s sales are credit sales which are made primarily to customers whose ability to pay is dependent, in part, upon the economic strength of the construction industry in the areas where they operate. Concentration of credit risk with respect to trade accounts receivable is limited by the large number of customers comprising HD Supply’s customer base. HD Supply performs ongoing credit evaluations of its customers.

Leases

All leases are reviewed for capital or operating classification at their inception under the guidance of SFAS No. 13, “Accounting for Leases” (“SFAS 13”), as amended. The Company uses its incremental borrowing rate in the assessment of lease classification and assumes the initial lease term includes renewal options that are reasonably assured. HD Supply conducts operations primarily under operating leases. For leases classified as operating leases, the Company records rent expense on a straight-line basis, over the lease term beginning with the date the Company has access to the property which in some cases is prior to commencement of lease payments. Accordingly, the amount of rental expense recognized in excess of lease payments is recorded as a deferred rent liability and is amortized to rental expense over the remaining term of the lease. Capital leases currently in effect are not significant.

Advertising

Advertising costs are charged to expense as incurred except for the costs of producing and distributing certain direct response sales catalogs, which are capitalized and charged to expense over the life of the related catalog. Advertising expenses were approximately $28 million, $11 million, $16 million, and $25 million in fiscal 2008, in the period from August 30, 2007 to February 3, 2008, in the period from January 29, 2007 to August 29, 2007, and in fiscal 2006, respectively. Capitalized advertising costs related to direct response advertising were not material.

Income Taxes

HD Supply provides for federal, state and foreign income taxes currently payable, as well as for those deferred due to temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Federal, state and foreign tax benefits are recorded as a reduction of income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.

HD Supply consists of corporations, limited liability companies and partnerships. For the Predecessor periods, these entities filed their own separate state and Canadian income tax returns but were included in THD’s consolidated U.S. federal income tax return. For these periods HD Supply’s tax expense (benefit) for federal, state and Canadian income taxes has been determined on a separate group basis. All income tax expense (benefit) of HD Supply is recorded in the accompanying consolidated and combined statements of operations with the offset recorded through HD Supply’s current tax accounts, deferred tax accounts, or stockholders’ equity account as appropriate. For the short-taxable year ended February 3, 2008 all federal, state and Canadian income taxes have been determined as a separate stand-alone group.

Comprehensive Income (Loss)

Comprehensive Income (Loss) includes net income (loss) adjusted for certain revenues, expenses, gains and losses that are excluded from net income under U.S. GAAP. Adjustments to net income are for foreign currency translation adjustments and unrealized losses on derivatives, to the extent they are accounted for as an effective hedge under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities, as amended.”

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries with a functional currency of Canadian dollars are translated into U.S. dollars at the current rate of exchange on the last day of the reporting period. Revenues and expenses are translated at a monthly average exchange rate and equity transactions are translated using the actual rate on the day of the transaction.

Derivative Financial Instruments

The Company generally enters into derivative financial instruments for hedging purposes. In hedging the exposure to variable cash flows on forecasted transactions, deferral accounting is applied when the derivative reduces the risk of the underlying hedged item effectively as a result of high inverse correlation with the value of the underlying exposure. If a derivative instrument either initially fails or later ceases to meet the criteria for deferral accounting, any subsequent gains or losses are recognized currently in income. Cash flows resulting from derivative financial instruments are classified in the same category as the cash flows from the items being hedged.

Stock-Based Compensation

Effective December 4, 2007, HDS Holding established an Incentive Stock Plan (“the HDS Plan”) for associates of HD Supply, a wholly-owned subsidiary. The HDS Plan provides for the award of non-qualified stock options and deferred share units of the common stock of HDS Holding. The maximum number of shares of common stock that may be issued under the HDS Plan may not exceed 49.4 million, of which a maximum of 24.7 million shares may be issued in respect of options granted under the HDS Plan. HDS Holding will issue new shares of common stock to satisfy options exercised. The HDS Plan is accounted for under SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”).

Prior to the Transaction, associates of HD Supply participated in the Employee Stock Plans of THD. The plans provided that incentive, non-qualified stock options, stock appreciation rights, restricted shares, performance shares, performance units and deferred shares may be issued to selected associates, officers and directors of THD, including HD Supply. All outstanding THD options and restricted stock awards granted prior to January 1, 2007 vested upon the closing of the Transaction and vested options remained exercisable for a 90-day period thereafter. As a result of the accelerated vesting, the Company recognized a charge of $22 million in the period from January 29, 2007 to August 29, 2007. All outstanding THD options and restricted stock awards granted subsequent to January 1, 2007 were forfeited upon the closing of the Transaction. As a result, the Company recognized a credit of $5 million in the period from January 29, 2007 to August 29, 2007. The Employee Stock Plans of THD were accounted for under SFAS 123(R) for all periods presented.

Recent Accounting Pronouncements

Fair value measurements—In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 addresses the measurement of fair value by companies when they are required to use a fair value measure for recognition or disclosure purposes under U.S. GAAP. SFAS 157 provides a common definition of fair value to be used throughout U.S. GAAP, which is intended to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP 157-1”), which removed leasing transactions accounted for under Statement 13 and related guidance from the scope of SFAS 157, and FSP No. 157-2, “Partial Deferral of the Effective Date of Statement 157” (“FSP 157-2”), which deferred the effective date of SFAS 157 for all nonfinancial assets and liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually, to fiscal years beginning after November 15, 2008.

The Company implemented SFAS 157 for financial assets and liabilities at the beginning of fiscal 2008 and will adopt SFAS 157 for nonfinancial assets and liabilities at the beginning of fiscal 2009 as allowed under FSP 157-2. The implementation of SFAS 157 for financial assets and liabilities did not have a material impact on the Company’s consolidated financial position and results of operations. The adoption of SFAS 157 for nonfinancial assets and liabilities is not expected to have a material impact on the Company’s consolidated financial position and results of operations. See Note 12 for disclosures required by this new pronouncement.

On October 10, 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” (“FSP 157-3”) which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 became effective on October 10, 2008, and its adoption did not have a material impact on our financial position or results for the year ended February 1, 2009.

The fair value option for financial assets and financial liabilities—In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. The standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires companies to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The new standard does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 and SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” SFAS 159 is effective for fiscal years beginning after November 15, 2007, which means that it was effective for HD Supply’s fiscal year beginning February 4, 2008. The Company has elected not to adopt the fair value option for valuation of those assets and liabilities which are eligible; therefore there was no impact on the Company’s financial position and results of operations.

Business combinations—In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS No. 141, “Accounting for Business Combinations.” SFAS 141(R) requires that the acquisition method of accounting be used in all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. It requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS 141(R) will be effective for the Company and business combinations for which the acquisition date is on or after the beginning of fiscal 2009. The impact on the Company of adopting SFAS 141(R) will depend on the nature, terms and size of the business combinations completed after the effective date.

Noncontrolling interests—In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 amends ARB No. 51, “Consolidated Financial Statements.” SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 will be effective for the Company at the beginning of fiscal 2009. The Company currently does not have a noncontrolling interest in a subsidiary; therefore, the adoption of SFAS 160 is not expected to have an impact on the Company’s consolidated financial statements and results of operations.

Derivative instruments—In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 enhances the disclosure framework of FASB

Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities, as amended” (“SFAS 133”). SFAS 161 expands the disclosures to provide an enhanced understanding of (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (3) how derivative instruments affect an entity’s financial position, financial performance, and cash flows. SFAS 161 will be effective for the Company at the beginning of fiscal 2009. The Company does not expect the adoption of SFAS 161 to have a material impact on the consolidated financial statements.

Intangible assets—In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets,” which amends the factors that should be considered in developing renewal or extension assumptions used in determining the useful life of a recognized intangible asset. This FSP will be effective for the Company at the beginning of fiscal 2009. The Company is in the process of evaluating the impact of this guidance on its consolidated financial statements and results of operations.

NOTE 2—ACQUISITION OF HD SUPPLY

As discussed in Note 1, the Transaction was completed on August 30, 2007 and was financed by a combination of borrowings under the Company’s senior credit facilities, the issuance of senior notes due 2014 and senior subordinated notes due 2015, the funding under the Company’s asset based lending facility, and equity investment.

Purchase Price Allocation

The Transaction was accounted for as a purchase in accordance with EITF 88-16, which resulted in a new basis of accounting. Pursuant to that guidance, the 12.5% continuing ownership of Home Depot is reflected at fair value, together with the remainder of the purchase price for the Transaction related to new ownership, and such fair value is allocated to the tangible and intangible assets and liabilities based on estimates of fair value in accordance with purchase accounting principles under SFAS 141. The excess purchase price over the fair value of the net assets acquired is recorded as goodwill.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the Transaction (amounts in millions):

Cash	$22
Receivables	1,980
Inventory	1,621
Property & equipment	700
Intangible assets	1,892
Goodwill	4,427
Other assets	517

Total assets acquired	11,159

Current liabilities	1,876
Other liabilities	891

Total liabilities assumed	2,767

Net assets acquired	$8,392

During the third quarter of fiscal 2008, the Company finalized the fair value estimates of the assets acquired and liabilities assumed, resulting in valuation adjustments to the original estimates including: $(55) million for Inventory, $(39) million for Property and equipment, $84 million for Other assets, $93 million for Current liabilities, and $43 million for Other liabilities. During the fourth quarter of fiscal 2008, the Company finalized the working capital adjustment with THD and other amounts to be reimbursed by THD, resulting in an increase to Receivables of $5 million.

Unaudited pro forma operating results of operations for fiscal 2007, assuming all fiscal 2007 acquisitions had been completed as of the beginning of fiscal 2007, are as follows (amounts in millions):

(unaudited)	Fiscal 2007
Revenue	$11,720
Net loss	$(246)

NOTE 3—DISCONTINUED OPERATIONS

On February 3, 2008, the Company closed on an agreement with ProBuild Holdings, selling all of its interests in the Lumber and Building Materials operations, which distributed lumber, trusses, siding, roofing, millwork, windows, doors, and related building materials to the construction industry in Georgia and Florida. Cash proceeds of $105 million, less $2.5 million remaining in escrow and $2 million of professional service fees, were received on February 4, 2008. As of February 3, 2008, the proceeds of $105 million are presented as Receivables in the consolidated balance sheet. Based on the net book value of net assets sold and the net proceeds, no gain or loss on the sale was recorded. As a condition of the agreement, HD Supply retained certain facilities that have been shut down. These facilities are recorded at fair value less costs to sell and are presented within Other assets and Other current assets in the consolidated balance sheets. In addition, on-going lease liabilities and other occupancy costs, net of expected sublease income, have been accrued and are presented as Other accrued expenses and Other long-term liabilities in the consolidated balance sheets.

Summary Financial Information

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the results of the Lumber and Building Materials segment are classified as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the Lumber and Building Materials operations as one line item on the statements of operations. Additional detail related to the results of operations of the discontinued operations follows (amounts in millions):

	Successor		Predecessor
	Fiscal Year Ended February 1, 2009	Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007	Fiscal Year Ended January 28, 2007
Net sales	$—	$179	$381	$815

Gain (loss) before provision (benefit) for income taxes	(2)	(25)	(47)	11
Provision (benefit) for income taxes	(1)	(10)	(20)	4

Income (loss) from discontinued operations, net of tax	$(1)	$(15)	$(27)	$7

NOTE 4—RELATED PARTIES

Transactions with THD

Sales and Purchases—HD Supply derived revenue from the sale of products to THD of $301 million, $138 million, $185 million, and $255 million in fiscal 2008, in the period from August 30, 2007 to February 3, 2008, in the period from January 29, 2007 to August 29, 2007, and in fiscal 2006, respectively. The revenue was recorded at an amount that generally approximates fair value. The revenue recorded may not necessarily represent a price an unrelated third party would pay. Accounts receivable from these transactions with THD were $33 million and $48 million at February 1, 2009 and February 3, 2008, respectively, and are included within Receivables in the accompanying consolidated balance sheets. In addition to sales, HD Supply purchased product from THD of approximately $1 million, $1 million, $8 million, and $6 million in fiscal 2008, in the period from August 30, 2007 to February 3, 2008, in the period from January 29, 2007 to August 29, 2007, and in fiscal 2006, respectively. All purchases were recorded in costs of sales in the accompanying consolidated and combined Statements of Operations.

Strategic Agreement—On the date of the Transaction, THD entered into a strategic purchase agreement with Crown Bolt, HD Supply’s distribution services line of business. This agreement provides a guaranteed revenue stream to Crown Bolt through January 31, 2015 by specifying minimum annual purchase requirements from THD. The minimum annual purchase requirements range from $257 million to $401 million and sum to a total of $2,883 million over the life of the strategic purchase agreement.

Other Transactions—Prior to the Transaction, THD provided various support services to HD Supply including human resources, tax, accounting, information technology, legal, internal audit, operations and marketing. Cost for these services (the “THD Management Fee”) was charged to HD Supply based on specific identification of the services. HD Supply was charged a $4 million THD Management Fee in the period from January 29, 2007 to August 29, 2007 and a $10 million THD Management Fee in fiscal 2006, which is included within the Selling, general and administrative expenses in the accompanying combined Statements of Operations. Subsequent to the Transaction, THD continued to provide certain administrative services, primarily related to Human Resources and Information Technology. HD Supply incurred costs of less than $1 million in fiscal 2008 and $1 million during the period August 30, 2007 through February 3, 2008 for such services.

Advances From and To THD—Prior to the Transaction, THD maintained loan and deposit agreements with HD Supply entities. These agreements included debt funding as well as cash sweep arrangements. The interest rates, when there were amounts due to THD, were the 90 day LIBOR rate plus a range from 100 to 250 basis points. When amounts were due from THD, the rate was the 90 day LIBOR rate less 12.5 basis points. Original maturity terms were ten years and maturity dates ranged from 2010 to 2016. These agreements included auto-renewal clauses that extended the maturity dates annually subsequent to the initial maturity date absent notice by Home Depot. The net interest earned on the loan and deposit agreements is reflected as Interest expense in the accompanying combined Statements of Operations. In conjunction with the Transactions, the loan and deposit agreements, along with any outstanding balances, were contributed by THD to HD Supply.

Prior to the Transaction, THD also charged other costs directly to HD Supply such as payroll and related benefits, workers’ compensation and general liability self insurance costs, stock compensation, and general and administrative costs. These costs are recorded within the Selling, general and administrative expenses in the accompanying combined Statements of Operations and totaled $177 million and $335 million in the period from January 29, 2007 to August 29, 2007 and in fiscal 2006, respectively. The Company did not reimburse THD for a portion of these costs nor for a portion of net interest charges earned from the advances to THD. To the extent that these costs were not reimbursed, they are reflected in the accompanying combined statements of cash flow as non-cash charges from THD.

In conjunction with the Transaction, THD reimbursed HD Supply for approximately $55 million of compensation related to retention awards. This was accounted for as a reduction in the purchase price of the Company.

Subsequent to the Transaction, HD Supply employees continued to participate in the THD Health and Welfare benefit plans during a transition period that ended on December 31, 2007. During the period from August 30, 2007 to December 31, 2007 HD Supply was charged and paid approximately $41 million to THD for the Health and Welfare benefit plans.

During the Predecessor period, HD Supply sold a Repair and Remodel location to THD for $14 million, which represents the estimated fair value. The net book value of the location immediately prior to the sale was $9 million, resulting in a gain of $5 million in the Predecessor period from January 29, 2007 to August 29, 2007.

Owner’s Net Investment—Owner’s net investment during the Predecessor period contains THD’s capital contributions to HD Supply, cumulative net earnings of HD Supply, certain operational billings and receipts between HD Supply and THD, and tax allocations from THD. The average annual balance of owner’s net investment in the period from January 29, 2007 to August 29, 2007 and fiscal 2006 was $3.4 billion and $2.2 billion, respectively.

Equity Sponsors

In conjunction with the closing of the Transaction, the Company entered into a management agreement whereby the Company will pay the Equity Sponsors a $4.5 million annual aggregate management fee (“Sponsor Management Fee”). During fiscal 2008 and the period from August 30, 2007 to February 3, 2008, the Company recorded $4.5 million and $1.9 million, respectively, of the Sponsor Management Fee, which is included in Selling, general and administrative expense in the consolidated Statements of Operations.

Management of the Company has been informed that, as of April 21, 2009, affiliates of certain of the Equity Sponsors beneficially owned approximately $833 million aggregate principal amount of our senior cash pay notes due 2014 and approximately $510 million aggregate principal amount of our senior subordinated PIK notes due 2015. Three of our current directors, Messrs. Novak, Pryor and Zide, and all of the directors of Holding, other than Mr. Jacobson, are affiliates of the Equity Sponsors.

Transactions with other related parties

HD Supply leases several buildings and properties from certain related parties, including an HD Supply executive officer. The leases generally provide that all expenses related to the properties are to be paid by HD Supply. Rents paid under these leases totaled less than $1 million in both fiscal 2008 and fiscal 2007 (which includes the period from August 30, 2007 to February 3, 2008 and the period from January 29, 2007 to August 29, 2007) and $4 million in fiscal 2006.

HD Supply purchased product from affiliates of the Equity Sponsors for approximately $36 million in fiscal 2008 and $2 million in the period from August 30, 2007 to February 3, 2008. In addition, HD Supply sold product to affiliates of the Equity Sponsors for approximately $7 million in fiscal 2008 and zero in the period from August 30, 2007 to February 3, 2008. Management believes these transactions were conducted at prices an unrelated third party would pay.

NOTE 5—OTHER ACQUISITIONS

HD Supply enters into strategic acquisitions to expand into new markets, new platforms, and new geographies in an effort to better service existing customers and attract new ones. The following acquisitions completed by HD Supply were all accounted for under the purchase method of accounting and, accordingly, their results of operations have been consolidated or combined in HD Supply’s financial statements since the respective dates of acquisition.

On March 31, 2008, HD Supply acquired D&M Fabricator, Inc., a fire protection fabrication shop located in Lodi, California. The purchase price for the acquisition was $3 million.

On February 26, 2007, HD Supply acquired GSI General Materials, a distributor of concrete accessories, forming systems and fabricated rebar. Additionally, on February 12, 2007, HD Supply acquired Ohio Water & Waste Supply Company, a distributor of waterworks products. The aggregate purchase price for these acquisitions was $25 million.

During fiscal 2006, HD Supply made the following acquisitions:

• Burrus Contractors Supply	• Waterworks Supply

• Cox Lumber Company	• Hughes Supply

• CTF Supply	• Rice Planter Carpets

• Edson Electric Supply	• Sioux Pipe

• Forest Products Supply	• Texas Contractors Supply

• Grafton Utility Supply	• Western Fasteners

The aggregate purchase price for acquisitions in fiscal 2006 was $4.2 billion. HD Supply recorded goodwill related to the Hughes Supply acquisition of $2.5 billion and goodwill related to all others of $365 million. Of the goodwill recorded in fiscal 2006, approximately $453 million is deductible for income taxes.

Unaudited pro forma operating results of operations for fiscal 2006, assuming all fiscal 2006 acquisitions had been completed as of the beginning of fiscal 2006, are as follows (amounts in millions):

(unaudited)	Fiscal Year Ended January 28, 2007
Revenue	$13,432
Net income	$277

NOTE 6—GOODWILL AND INTANGIBLE ASSETS

Intangible assets

HD Supply’s intangible assets consisted of the following (amounts in millions):

	February 1, 2009	February 3, 2008
Customer relationships	$1,546	$1,546
Strategic purchase agreement	166	166
Trade names	150	150
Non-compete agreements	12	12
Other	18	27
Less accumulated amortization	(381)	(113)

Total	$1,511	$1,788

On the date of the Transaction, THD entered into a strategic purchase agreement with Crown Bolt. This agreement provides a guaranteed revenue stream to Crown Bolt through January 31, 2015 by specifying minimum annual purchase requirements from THD.

The intangible assets as of February 1, 2009 and February 3, 2008 are being amortized over the following estimated useful lives:

Weighted Average Amortization Period
Customer relationships	7.3 years
Strategic purchase agreement	7.4 years
Trade names	20.0 years
Non-compete agreements	1.8 years
Other	4.3 years

Amortization expense related to intangible assets was $268 million, $113 million, $50 million, and $109 million in fiscal 2008, in the period from August 30, 2007 to February 3, 2008, in the period from January 29, 2007 to August 29, 2007, and in fiscal 2006, respectively. Estimated future amortization expense for intangible assets recorded as of February 1, 2009 is $260 million, $261 million, $260 million, $252 million and $157 million for fiscal years 2009 through fiscal 2013, respectively.

Goodwill

The carrying amount of goodwill by reportable segment determined through the allocation and subsequent adjustments of the purchase price of the Transaction as described in Note 2, the additions through other acquisitions as described in Note 5, and the impairment charge as described below, as of February 1, 2009 and February 3, 2008 is as follows (amounts in millions):

	February 3, 2008	Purchase Accounting Adjustments	Acquisitions	Impairment	Foreign Exchange	February 1, 2009
Waterworks	$1,865	$(13)	$3	$(603)	$—	$1,252
Facilities Maintenance	1,488	(14)	—	—	—	1,474
White Cap	155	29	—	(55)	—	129
Utilities	297	—	—	(24)	(8)	265
IPVF	82	—	—	(63)	—	19
CTI	15	52	—	(67)	—	—
Other	402	68	—	(111)	—	359

Total goodwill	$4,304	$122	$3	$(923)	$(8)	$3,498

Goodwill represents the excess of purchase price over fair value of net assets acquired. HD Supply does not amortize goodwill, but does assess the recoverability of goodwill in the third quarter of each fiscal year or whenever events or circumstances indicate that goodwill might be impaired. Goodwill impairment testing is performed at the reporting unit level. There are ten reporting units within the Company to which goodwill was assigned. They are Waterworks, Facilities Maintenance, White Cap, Utilities, IPVF, CTI, Plumbing, Electrical, Crown Bolt, and Repair & Remodel.

Under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill impairment analysis is a two-step test. The first step, used to identify potential impairment, involves comparing each reporting unit’s fair value to its carrying value including goodwill. If the fair value of a reporting unit exceeds its carrying value, applicable goodwill is considered not to be impaired. If the carrying value exceeds fair value, there is an indication of impairment and the second step is performed to measure the amount of impairment.

The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated impairment. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill in the “pro forma” business combination accounting as described above, exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted under SFAS 142.

HD Supply performed the annual goodwill impairment testing for all ten reporting units during the third quarter of fiscal 2008. As a result of significant declines in economic conditions during the fourth quarter of fiscal 2008, HD Supply performed an additional goodwill impairment testing for seven reporting units in which the economic declines were considered a triggering event. The Company determines the fair value of a reporting unit using a discounted cash flow (“DCF”) analysis. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows. The cash flows employed in the DCF analyses are based on the Company’s most recent budget and, for years beyond the budget, the Company’s estimates, which are based on assumed growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units. In addition, the Company utilized a market-based approach evaluating comparable company public trading values, research analyst estimates, and, where available, values observed in private market transactions in order to validate that the fair value derived from the discounted cash flow analysis was comparable to its market peers.

There was an indication of impairment in two and six of the Company’s reporting units during the third quarter and fourth quarter testing, respectively, and accordingly, the second step was performed for these reporting units. Based on the results of the second step, HD Supply recorded a $48 million non-cash goodwill impairment charge in the third quarter of fiscal 2008 on two reporting units and an $875 million non-cash goodwill impairment charge in the fourth quarter of fiscal 2008 for six reporting units, as shown in the table below (amounts in millions):

	Assigned Goodwill	Impairment	Remaining Goodwill
Waterworks	$1,855	$(603)	$1,252
White Cap	184	(55)	129
Utilities	289	(24)	265
IPVF	82	(63)	19
CTI	67	(67)	—
Plumbing	111	(111)	—
All Other Reporting Units	1,833	—	1,833

Total	$4,421	$(923)	$3,498

The primary cause of impairment of the goodwill in the reporting units was a reduction in expected future cash flows for these businesses as a result of the decline in the residential construction market.

NOTE 7—INCOME TAXES

The components of Income (Loss) from Continuing Operations before Provision (Benefit) for Income Taxes are as follows (amounts in millions):

	Successor		Predecessor
	Fiscal Year Ended February 1, 2009	Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007	Fiscal Year Ended January 28, 2007
United States	$(1,442)	$(235)	$131	$423
Foreign	—	4	10	12

Total	$(1,442)	$(231)	$141	$435

The Provision (Benefit) for Income Taxes consisted of the following (amounts in millions):

	Successor		Predecessor
	Fiscal Year Ended February 1, 2009	Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007	Fiscal Year Ended January 28, 2007
Current:
Federal	$(77)	$—	$133	$155
State	2	4	25	28
Foreign	—	—	—	3

	(75)	4	158	186
Deferred:
Federal	(191)	(78)	(89)	(10)
State	(35)	(11)	(11)	(8)
Foreign	—	2	—	1

	(226)	(87)	(100)	(17)

Total	$(301)	$(83)	$58	$169

HD Supply’s combined federal, state and foreign effective tax rate for fiscal 2008, the period from August 30, 2007 to February 3, 2008, the period from January 29, 2007 to August 29, 2007, and fiscal 2006, was approximately 20.9%, 36.0%, 41.1%, and 38.9%, respectively.

The reconciliation of the provision (benefit) for income taxes at the federal statutory rate of 35% to the actual tax provision (benefit) for fiscal 2008, the period from August 30, 2007 to February 3, 2008, the period from January 29, 2007 to August 29, 2007, and fiscal 2006 is as follows (amounts in millions):

	Successor		Predecessor
	Fiscal Year Ended February 1, 2009	Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007	Fiscal Year Ended January 28, 2007
Income taxes at federal statutory rate	$(505)	$(81)	$49	$152
State income taxes, net of federal income tax benefit	(26)	(4)	4	13
Non-deductible goodwill impairment	216	—	—	—
Other, net	14	2	5	4

Total provision (benefit)	$(301)	$(83)	$58	$169

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of February 1, 2009 and February 3, 2008 were as follows (amounts in millions):

	February 1, 2009	February 3, 2008
Current:
Deferred Tax Assets:
Allowance for doubtful accounts	$40	$31
Inventory	73	61
Accrued compensation	8	36
Accrued self-insurance liabilities	22	22
Restructuring liabilities	29	39
Other accrued liabilities	28	43
Net operating loss	3	1

Current deferred tax assets	203	233
Deferred Tax Liabilities:
Deferred Revenue	$(49)	$—

Current deferred tax liabilities	$(49)	$—
Noncurrent:
Deferred Tax Assets:
Interest	$82	$24
Accrued compensation	6	—
Other accrued liabilities	2	—
Restructuring liabilities	27	—
Net operating loss	191	107
Other	26	2
Valuation allowance	(3)	—

Noncurrent deferred tax assets	331	133
Deferred Tax Liabilities:
Software costs	$(9)	$(19)
Fixed assets	(6)	(19)
Intangible assets	(527)	(716)
Deferred revenue	—	(21)

Noncurrent deferred tax liabilities	(542)	(775)

Deferred tax liabilities, net	$(57)	$(409)

HD Supply’s income tax returns are routinely under audit by domestic and foreign tax authorities. These audits include questions regarding its tax filing positions, including the timing and amount of deductions and the allocation of income among various tax jurisdictions. Certain of HD Supply’s tax years 2005 and forward remain open for audit by the IRS and various state governments.

HD Supply has net operating loss carryovers of $307 million, prior to any valuation allowances or reclassification required pursuant to SFAS No. 109, “Accounting for Income Taxes,” for federal, state and foreign jurisdictions which expire between 2012 and 2028.

HD Supply is required to assess the realization of its net deferred tax assets and the need for any valuation allowance. This assessment requires management to make judgments about the benefits that could be realized from future taxable income, as well as other positive and negative factors influencing the realization of deferred tax assets. A valuation allowance of $3 million was provided for fiscal 2008 for certain state net operating losses for which it is not more likely than not that the Company will be able to fully realize the related deferred tax asset. Management believes that it is more likely than not that HD Supply will have sufficient taxable income from future operations to fully realize all other deferred tax assets.

HD Supply’s effective tax rate will vary based on a variety of factors, including overall profitability, the geographical mix of income before taxes and the related tax rates in the jurisdictions where it operates, restructuring and other one-time charges, as well as discrete events, such as settlements of future audits. HD Supply’s fiscal 2008 effective tax rate was significantly impacted by financial goodwill impairments.

HD Supply will be subject to audits and examinations of its tax returns by tax authorities in various jurisdictions, including the Internal Revenue Service. Management will regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of provisions for income taxes.

The amount of income tax benefit included in discontinued operations was $1 million, $10 million and $20 million in fiscal 2008, in the period from August 30, 2007 to February 3, 2008, and in the period from January 29, 2007 to August 29, 2007, respectively. The amount of income tax expense included in discontinued operations was $4 million in fiscal 2006.

FASB Interpretation No. 48

On January 29, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). Among other things, FIN 48 requires application of a “more likely than not” threshold to the recognition and de-recognition of tax positions. It further requires that a change in judgment related to prior years’ tax positions be recognized in the quarter of such change. The January 29, 2007 adoption of FIN 48 reduced the Company’s Owner’s Equity by approximately $2 million. As a result of the implementation, the Company’s unrecognized tax benefit totaled $27 million and its opening accrual for interest and penalties was $7 million.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for continuing operations for the Predecessor period from January 29, 2007 to August 29, 2007 is as follows (amounts in millions):

Unrecognized Tax Benefits as of January 29, 2007:	$27
Gross increases for tax positions in current period	6
Gross increases for tax positions in prior period	—
Gross decreases for tax positions in prior period	—
Settlements	—
Lapse of statutes	—

Unrecognized Tax Benefits as of August 29, 2007:	$33

A reconciliation of the beginning and ending amount of unrecognized tax benefits for continuing operations for the Successor period from August 30, 2007 to February 3, 2008 and for fiscal 2008 is as follows (amounts in millions):

Unrecognized Tax Benefits as of August 30, 2007:	$54
Gross increases for tax positions in current period	20
Gross increases for tax positions in prior period	—
Gross decreases for tax positions in prior period	—
Settlements	—
Lapse of statutes	(1)

Unrecognized Tax Benefits as of February 3, 2008:	$73

Gross increases for tax positions in current period	28
Gross increases for tax positions in prior period	105
Gross decreases for tax positions in prior period	—
Settlements	—
Lapse of statutes	—

Unrecognized Tax Benefits as of February 1, 2009:	$206

There are $170 million, $54 million, $4 million, and $4 million of unrecognized tax benefits included in the balance at February 1, 2009, February 3, 2008, August 29, 2007, and January 29, 2007, respectively, whose resolution would affect the annual effective income tax rate.

HD Supply accrued $3 million of net interest and penalties related to unrecognized tax benefits for fiscal 2008. The Company’s ending net accrual for interest and penalties related to unrecognized tax benefits at February 1, 2009, February 3, 2008 and August 29, 2007 was $9 million, $7 million, and $7 million, respectively. HD Supply’s accounting policy is to classify interest and penalties as components of income tax expense. Accrued interest and penalties from unrecognized tax benefits are included as a component of Other long-term liabilities on HD Supply’s balance sheet.

The Company is under examination by the U.S. Internal Revenue Service as well as certain U.S. state and local tax authorities. The Company anticipates that few of these audits will be fully resolved during 2009. The Company does not anticipate that the resolution of these matters will result in a material change to its consolidated financial condition or results of operations. The Company does not anticipate any significant changes in its unrecognized tax benefits over the next twelve months.

NOTE 8—STOCK BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS

Stock-Based Compensation Plans

HDS Holding Plan

Effective December 4, 2007, HDS Holding established an Incentive Stock Plan (“the HDS Plan”) for associates of HD Supply, a wholly-owned subsidiary. The HDS Plan provides for the award of non-qualified stock options and deferred share units of the common stock of HDS Holding. The maximum number of shares of common stock that may be issued under the HDS Plan may not exceed 49.4 million, of which a maximum of 24.7 million shares may be issued in respect of options granted under the HDS Plan. HDS Holding will issue new shares of common stock to satisfy options exercised.

Under the HDS Plan, as of February 1, 2009, associates of HD Supply were granted non-qualified stock options for 21.6 million shares of HDS Holding common stock, net of cancellations, 4.3 million of which are exercisable as of February 1, 2009. Under the terms of the HDS Plan, non-qualified stock options are to carry exercise prices at or above the fair market value of HDS Holding’s stock on the date of the grant. Since HDS Holding common stock is not publicly traded, the fair market value of the stock is determined by the Board of Directors of HDS Holding based on such factors as it deems appropriate, including but not limited to the earnings and other financial and operating information of the Company in recent periods, the potential value of the Company as a whole, the future prospects of the Company and the industries in which it competes, the history and management of the Company, the general condition of the securities markets, the fair market value of securities of companies engaged in businesses similar to those of the Company, and any recent valuation of the common stock of HDS Holding that shall have been performed by an independent valuation firm (although the Board of Directors of HDS Holding is not obligated to obtain such a valuation). The non-qualified stock options generally vest at the rate of 20% per year commencing on the first anniversary date of the grant and expire on the tenth anniversary date of the grant.

A summary of option activity under the HDS Plan is presented below (shares in thousands):

	Number of Shares	Weighted Average Option Price
Granted	21,138	$13.13
Exercised	—	—
Canceled	(468)	13.13

Outstanding at February 3, 2008	20,670	$13.13

Granted	1,692	13.13
Exercised	—	—
Canceled	(796)	13.13

Outstanding at February 1, 2009	21,566	$13.13

As of February 1, 2009, there were approximately 21.6 million stock options outstanding with a weighted average remaining life of 9 years.

The estimated fair value of the options when granted is amortized to expense over the options’ vesting or required service period. The fair value for these options was estimated, using a third-party valuation specialist, at the date of grant based on the expected life of the option and historical exercise experience, using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Fiscal Year Ended
	February 1, 2009	February 3, 2008
Risk-free interest rate	3.6%	3.5%
Dividend yield	0.0%	0.0%
Expected volatility factor	43.2%	36.3%
Expected option life in years	6.8	6.9

The risk free interest rate was determined based on an analysis of U.S. Treasury zero-coupon market yields as of the date of the option grant for issues having expiration lives similar to the expected option life. The expected volatility was based on an analysis of the historical volatility of HD Supply’s competitors over the expected life of the HD Supply options. These volatilities were weighted by the respective HD Supply segment against which they compete, resulting in an overall industry-based volatility for HD Supply. As insufficient data exists to determine the historical life of options issued under the HDS Plan, the expected option life was determined based on the vesting schedule of the options and their contractual life taking into consideration the expected time in which the share price of HDS Holding would exceed the exercise price of the option. The weighted-average fair value of each option granted during fiscal 2008 and the period from August 30, 2007 to February 3, 2008 was $4.08 and $3.71, respectively. HD Supply recognized $14 million and $1 million of stock-based compensation expense related to stock options, included in Selling, general and administrative expense in the consolidated Statements of Operations, during fiscal 2008 and in the period from August 30, 2007 to February 3, 2008, respectively. As of February 1, 2009 the unamortized compensation expense related to stock options was $60 million and was expected to be recognized over a period of 4 years.

THD Plans

Prior to the Transaction, associates of HD Supply participated in the Employee Stock Plans of THD. The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan (“2005 Plan”) and The Home Depot, Inc. 1997 Omnibus Stock Incentive Plan (“1997 Plan”) (collectively “the THD Plans”) provided that incentive, non-qualified stock options, stock appreciation rights, restricted shares, performance shares, performance units and deferred shares of THD stock may be issued to selected associates, officers and directors of THD, including HD Supply. All outstanding THD options and restricted stock awards granted prior to January 1, 2007 vested upon the closing of the Transaction and vested options remained exercisable for a 90-day period thereafter. As a result of the accelerated vesting, the Company recognized a charge of $22 million in the period from January 29, 2007 to August 29, 2007. All outstanding THD options and restricted stock awards granted subsequent to January 1, 2007 were forfeited upon the closing of the Transaction. As a result, the Company recognized a credit of $5 million in the period from January 29, 2007 to August 29, 2007.

The per share weighted average fair value of THD stock options granted during fiscal 2006 was $11.88. The fair value of these options was determined at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Fiscal Year Ended January 28, 2007
Risk-free interest rate	4.7%
Dividend yield	1.5%
Expected volatility factor	28.5%
Expected option life in years	5

The risk free interest rate was determined based on an analysis of U.S. Treasury zero-coupon market yields as of the date of the option grant for issues having expiration lives similar to the expected option life. The expected dividend yield was based on the current dividend yield at the time of the option grant. The expected volatility was based on the historical daily volatility of THD stock measured over the expected life of the option and the 2-year implied volatility of THD stock using a 75% and 25% weighting, respectively. The expected option life was determined using historical exercise and cancellation patterns of options issued under the THD Plans.

Under the THD Plans, as of January 28, 2007, associates of HD Supply were issued 1.2 million shares of THD restricted stock, net of cancellations (the restrictions on 0.04 million shares have lapsed). HD Supply recorded stock-based compensation expense related to restricted stock of $8 million in fiscal 2006.

THD maintains two Employee Stock Purchase Plans (“ESPPs”) (U.S. and non-U.S. plans) in which associates of HD Supply could participate prior to the Transaction. The plan for U.S. associates is a tax-qualified plan under Section 423 of the Internal Revenue Code. The non-U.S. plan is not a Section 423 plan. The ESPPs allow THD associates, including associates of HD Supply, to purchase up to 152 million shares of THD common stock, of which 120 million shares have been purchased from inception of the plans. The purchase price of shares under the ESPPs is equal to 85% of the stock’s fair market value on the last day of the purchase period. HD Supply recognized $2 million of stock-based compensation in fiscal 2006 related to the ESPPs.

In total, HD Supply recorded stock-based compensation expense, including the expense of stock options, ESPPs and restricted stock, of $33 million and $17 million in the period from January 29, 2007 to August 29, 2007 and in fiscal 2006, respectively.

The following table summarizes stock options in THD common stock held by HD Supply associates outstanding at February 3, 2008 and January 28, 2007 and changes during the fiscal years ended on these dates (shares in thousands):

	Number of Shares	Weighted Average Option Price
Outstanding at January 29, 2006	4,842	$36.21

Granted	38	36.96
Exercised	(390)	28.35
Canceled	(469)	38.91

Outstanding at January 28, 2007	4,021	$36.71

Granted	286	38.75
Exercised	(1,120)	29.31
Canceled	(3,187)	39.56

Outstanding at February 3, 2008	—	$—

The total intrinsic value of stock options exercised during the period from August 30, 2007 to February 3, 2008, from January 29, 2007 to August 29, 2007, and in fiscal 2006 was $3 million, $4 million, and $5 million, respectively.

As of January 28, 2007, there were approximately 4.0 million stock options outstanding with a weighted average remaining life of 6 years and an intrinsic value of $11.9 million. As of January 28, 2007, there were approximately 2.2 million options exercisable with a weighted average option price of $37.00 and an intrinsic value of $7 million. As of January 28, 2007, there were approximately 3.7 million shares vested or expected to ultimately vest. As of January 28, 2007 the unamortized compensation expense related to stock options was $14 million and was expected to be recognized over a weighted average period of 2 years.

The following table summarizes restricted THD stock held by HD Supply associates outstanding at August 29, 2007 and January 28, 2007 (shares in thousands):

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding at January 29, 2006	215	$37.84

Granted	1,008	40.69
Restrictions lapsed	(42)	39.72
Canceled	(66)	41.53

Outstanding at January 28, 2007	1,115	$40.09

Granted	1,117	38.74
Restrictions lapsed	(1,280)	39.87
Canceled	(952)	38.80

Outstanding at August 29, 2007	—	$—

Employee Benefit Plans

HD Supply Benefit Plans

Effective January 1, 2008, HD Supply established a comprehensive Health & Welfare Benefits Program which allows employees who satisfy certain eligibility requirements to choose among different levels and types of coverage. The Health & Welfare Benefits program provides employees healthcare coverage in which the employer and employee share costs. In addition, the Program offers employees the opportunity to participate in various voluntary coverages, including flexible spending accounts.

Effective January 1, 2008, HD Supply established a 401(k) defined contribution plan that is qualified under Sections 401(a) and 501(a) of the Internal Revenue Code. Employees who satisfy the plan’s eligibility requirements may elect to contribute a portion of their compensation to the plan on a pre-tax basis. HD Supply may match a percentage of the employees’ contributions to the plan based on approval from the Board of Directors. Matching contributions are generally made shortly after the end of each pay period. HD Supply paid $22 million and $2 million in matching contributions during fiscal 2008 and the period from January 1, 2008 to February 3, 2008, respectively.

THD Benefit Plans

Some of HD Supply’s employees participated in THD’s defined contribution retirement plans for its employees (“the THD Benefit Plans”). Upon the closing of the Transaction, HD Supply entered into an Employee Benefits Transition Agreement with Home Depot, under which HD Supply employees continued to participate in specified Home Depot employee benefits plans for a transition period ending December 31, 2007.

Prior to the conclusion of the transition period, all associates satisfying certain service requirements were eligible to participate in the THD Benefit Plans. HD Supply made cash contributions each payroll period up to specified percentages of associates’ contributions as approved by the THD Board of Directors. THD also maintained a restoration plan in which some of HD Supply’s employees participated. The restoration plan provided certain associates deferred compensation that they would have received under the THD Benefit Plans as a matching contribution if not for the maximum compensation limits under the Internal Revenue Code. THD funded the restoration plan through contributions made to a grantor trust, which are then used to purchase shares of the THD’s common stock in the open market. HD Supply’s contributions to the THD Benefit Plans and the restoration plan were $11 million and $9 million for the period from January 29, 2007 to August 29, 2007 and fiscal 2006, respectively. There were no payments to the THD Benefit Plans and restoration plan subsequent to August 29, 2007.

NOTE 9—SUPPLEMENTAL BALANCE SHEET AND CASH FLOW INFORMATION

Property and Equipment

Property and equipment at February 1, 2009 and February 3, 2008 consisted of the following (amounts in millions):

	February 1, 2009	February 3, 2008
Land	$46	$42
Buildings and improvements	220	201
Transportation equipment	22	23
Furniture, fixtures and equipment	302	241
Capitalized software	105	105
Construction in progress	36	90

	731	702
Less accumulated depreciation	(186)	(55)

Property and equipment, net	$545	$647

Other Accrued Expenses

Other accrued expenses at February 1, 2009 and February 3, 2008 consisted of the following (amounts in millions):

	February 1, 2009	February 3, 2008
Accrued interest	$133	$132
Accrued non-income taxes	31	43
Branch closure & consolidation reserve	35	51
Other	144	191

Total other accrued expenses	$343	$417

Significant Non-Cash Transactions

Interest payments on the 13.5% Senior Subordinated PIK Notes are due each March and September 1st through maturity except that the first eight payment periods through September 2011 shall be paid in kind (“PIK”) and therefore increase the balance of the outstanding indebtedness rather than be paid in cash. On March 3, 2008 and September 2, 2008, the Company made the first and second PIK interest payments, increasing the balance of the 13.5% Senior Subordinated PIK Notes by $88 million and $94 million, respectively.

As part of the Transaction discussed in Note 1, THD was provided 12.5% of HDS Holdings common stock worth $325 million, reflecting THD’s continuing interest in HD Supply. In addition, THD paid $100 million of debt issuance costs on behalf of HD Supply. This was accounted for as a reduction in the purchase price of the Company.

Supplemental Cash Flow Information

Cash paid for interest in fiscal 2008 and in the period from August 30, 2007 to February 3, 2008 was approximately $397 million and $65 million, respectively. Cash paid for income taxes, net of refunds, in fiscal 2008 and in the period from August 30, 2007 to February 3, 2008 was approximately $9 million and $7 million, respectively.

NOTE 10—DEBT

The Company’s long-term debt as of February 1, 2009 and February 3, 2008 consisted of the following (amounts in millions):

	February 1, 2009	February 3, 2008
Term Loan due August 30, 2012	$987	$998
Revolving Credit Facility due August 30, 2013	300	—
ABL Credit Facility due August 30, 2012	786	1,000
12.0% Senior Notes due September 1, 2014	2,500	2,500
13.5% Senior Subordinated Notes due September 1, 2015	1,482	1,300
Capital lease obligations, payable in various installments	1	2

Total long-term debt	6,056	5,800
Less current installments	(10)	(11)

Long-term debt, excluding current installments	$6,046	$5,789

Senior Secured Credit Facility

On August 30, 2007, the Company entered into a Cash Flow Facility (the “Senior Secured Credit Facility”) comprised of a $1 billion term loan (the “Term Loan”) and a $300 million revolving credit facility (the “Revolving Credit Facility”). The Term Loan has required quarterly principal payments of $2.5 million beginning December 31, 2007 with the balance due August 30, 2012. Additionally, beginning in fiscal 2009, the Company is required to pay down the Term Loan in an amount equal to 50% of Excess Cash Flow from the preceding fiscal year, as defined in the Term Loan agreement, such percentage is reduced to 0% depending on the attainment of certain leverage ratio targets. Based on the Company’s leverage ratio as of February 1, 2009, the Company is not required to and will not use any Excess Cash Flow from fiscal 2008 to repay the Term Loan during fiscal 2009.

The Term Loan is guaranteed by Home Depot and bears interest at Prime plus 0.25% or LIBOR plus 1.25% at the Company’s election. At February 1, 2009 and February 3, 2008, the Term Loan interest rate was 1.72% and 4.53%, respectively. Interest on the Term Loan is due at the end of each calendar quarter with respect to Prime rate draws or at the maturity of each LIBOR draw (unless said draw is for a six-, nine-, or twelve-month period, then interest shall be paid quarterly). The guarantee by Home Depot was valued at $106 million and is being amortized to interest expense over the five-year life of the Term Loan on a straight-line basis which approximates the effective interest method. During fiscal 2008 and the period from August 30, 2007 to February 3, 2008, the Company recorded amortization of the guarantee of $21 million and $9 million, respectively. The Senior Secured Credit Facility is further collateralized by all of the capital stock of HD Supply, Inc. and its subsidiary guarantors and by 65% of the capital stock of its foreign subsidiaries as well as by other tangible and intangible assets owned by the Company subject to the priority of liens described in the guarantee and collateral agreement dated as of August 30, 2007. The Senior Secured Credit Facility contains various restrictive covenants including limitations on additional indebtedness and dividend payments and stipulations regarding the use of proceeds from asset dispositions. The Company is in compliance with all such covenants. The Senior Secured Credit Facility is subject to an acceleration clause under an Event of Default, as defined in the Senior Secured Credit Facility agreement. Management believes the likelihood of such acceleration to be remote.

The Revolving Credit Facility is due August 30, 2013 and bears interest at Prime plus 3.0% or LIBOR plus 4.0% at the Company’s election. The Revolving Credit Facility also has a 0.5% unused commitment fee and a Letter of Credit fee of 4.0% per annum. As of February 1, 2009, the Company had an outstanding balance of $300 million, at an interest rate of 4.39%, and no outstanding Letters of Credit under the Revolving Credit Facility. As of February 3, 2008, the Company did not have an outstanding balance or outstanding Letters of Credit under the Revolving Credit Facility. Interest on the Revolving Credit Facility is due at the end of each calendar quarter with respect to Prime rate draws or at the maturity of each LIBOR draw (unless said draw is for a six-, nine-, or twelve-month period, then interest shall be paid quarterly). The Senior Secured Credit Facility can be repaid at any time without penalty or premium.

Asset Based Lending Credit Agreement

On August 30, 2007, the Company entered into a $2.1 billion Asset Based Lending Credit Agreement (the “ABL Credit Facility”) subject to borrowing base limitations. The ABL Credit Facility matures on August 30, 2012 and bears interest at Prime plus 0.5% or LIBOR plus 1.5% per annum at the Company’s election. At February 1, 2009 and February 3, 2008, the ABL Credit Facility interest rate was 2.039% and 5.639%, respectively. The ABL Credit Facility also contains an unused commitment fee of 0.25%. As of February 1, 2009 and February 3, 2008, the ABL Credit Facility had an outstanding balance of $786 million and $1 billion, respectively. As of February 1, 2009, the Company has available borrowings under the ABL Credit Facility of $472 million, after giving effect to the borrowing base limitations. The Company can use up to $400 million of its available borrowing under the ABL Credit Facility for Letters of Credit which are charged a fee of 1.5% per annum. As of February 1, 2009 and February 3, 2008, there were $60 million and $38 million, respectively, of

Letters of Credit outstanding under the ABL Credit Facility. The ABL Credit Facility can be repaid at any time without penalty or premium. The ABL Credit Facility contains various restrictive covenants including a limitation on the amount of dividends to be paid and the maintenance of a Fixed Charge Coverage Ratio, as defined in the ABL Credit Facility agreement, of at least 1.0:1.0 if a Liquidity Event, as defined in the ABL Credit Facility agreement, were to occur. The Company is in compliance with all such covenants. The ABL Credit Facility is collateralized by all of the capital stock of HD Supply, Inc. and its subsidiary guarantors and by 65% of the capital stock of its foreign subsidiaries as well as by other tangible and intangible assets owned by the Company subject to the priority of liens described in the guarantee and collateral agreement dated as of August 30, 2007. The ABL Credit Facility is subject to an acceleration clause in a Liquidity Event or an Event of Default, as defined in the ABL Credit Facility agreement. Under such acceleration, the administrative agent can direct payments from the Company’s depository accounts to directly pay down the outstanding balance under the ABL Credit Facility. Management believes the likelihood of such acceleration to be remote.

Lehman Brothers

On September 15, 2008, the parent company of Lehman Brothers, Lehman Brothers Holdings Inc., filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York. Lehman Brothers is committed to fund $100 million of the Company’s $300 million available Revolving Credit Facility and up to $95 million of the Company’s $2.1 billion ABL Credit Facility. During September 2008, the Company drew down the entire $300 million Revolving Credit Facility and invested the proceeds in U.S. Treasury securities. Lehman Brothers funded their $100 million commitment of the Revolving Credit Facility but has failed to fund a portion of their ABL Credit Facility commitment. As of February 1, 2009, outstanding borrowings under the ABL Credit Facility from Lehman Brothers are approximately $15 million. In addition, the Administrative Agent of the ABL Credit Facility holds $10 million in escrow funds, which are available to honor Lehman’s pro rata portion of any ABL Credit Facility draw. The combined available unfunded commitment from Lehman Brothers as of February 1, 2009 (prior to the ABL Credit Facility borrowing base limitations) was approximately $70 million.

Senior Notes

On August 30, 2007, the Company issued $2.5 billion of Senior Notes bearing interest at a rate of 12.0% (the “12.0% Senior Notes”). Interest payments are due each March and September 1st through maturity. The 12.0% Senior Notes mature on September 1, 2014 and can be redeemed by the Company as follows:

Redemption Period	Redemption Price
Sept. 1, 2011 – August 31, 2012	106% plus accrued interest
Sept. 1, 2012 – August 31, 2013	103% plus accrued interest
Sept. 1, 2013 – Thereafter	100% plus accrued interest

The Company may also redeem all or a portion of the 12.0% Senior Notes under certain conditions and for the price as described in the agreement prior to September 1, 2011. The 12.0% Senior Notes contain various restrictive covenants including limitations on additional indebtedness and dividend payments and stipulations regarding the use of proceeds from asset dispositions. The Company is in compliance with all such covenants.

Senior Subordinated Notes

On August 30, 2007, the Company issued $1.3 billion of Senior Subordinated PIK Notes bearing interest at a rate of 13.5% (the “13.5% Senior Subordinated Notes”). Interest payments are due each March and September 1st through maturity except that the first eight payment periods through September 2011 shall be paid in kind (“PIK”) and therefore increase the balance of the outstanding indebtedness rather than be paid in cash. As of February 1, 2009, the principal balance has increased to $1.5 billion due to PIK interest. The 13.5% Senior Subordinated Notes mature on September 1, 2015 and can be redeemed by the Company as follows:

Redemption Period	Redemption Price
Sept. 1, 2011 – August 31, 2012	106.75% plus accrued interest
Sept. 1, 2012 – August 31, 2013	103.375% plus accrued interest
Sept. 1, 2013 – Thereafter	100% plus accrued interest

The Company may also redeem all or a portion of the 13.5% Senior Subordinated Notes under certain conditions and for the price as described in the agreement prior to September 1, 2011. The 13.5% Senior Subordinated Notes contain various restrictive covenants including limitations on additional indebtedness and dividend payments and stipulations regarding the use of proceeds from asset dispositions. The Company is in compliance with all such covenants.

The 12.0% Senior Notes and 13.5% Senior Subordinated Notes contain a registration payment arrangement, whereby the Company is required to file a registration statement with the U.S. Securities and Exchange Commission (“SEC”) that is declared effective by July 31, 2009 and must consummate an offer to exchange the 12.0% Senior Notes and 13.5% Senior Subordinated Notes for securities that have been registered with the SEC by August 31, 2009. Should the Company fail to meet these requirements, the interest rate on both the 12.0% Senior Notes and 13.5% Senior Subordinated Notes will increase by 0.25% per annum for the first 90 days and 0.50% per annum thereafter until such time that the requirements are met.

Debt Maturities

Maturities of long-term debt outstanding, in principal amounts, at February 1, 2009 are summarized below (amounts in millions):

Fiscal Year	Maturities
2009	$10
2010	10
2011	10
2012	1,744
2013	300
Thereafter	3,982

Total	$6,056

NOTE 11—FINANCIAL INSTRUMENTS

The recorded amounts of cash and cash equivalents and temporary cash investments approximate fair value due to the short-term nature of these instruments. Fair value estimates for long-term debt and interest rate swaps are based on quotes from dealers, where obtainable, or the value of the most recent market trade. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that the Company could realize in a current market exchange.

Following is a summary of financial instruments comparing the estimated fair values to the recorded amounts as of February 1, 2009 and February 3, 2008 (amounts in millions):

	As of February 1, 2009		As of February 3, 2008
	Recorded Amount	Estimated Fair Value	Recorded Amount	Estimated Fair Value
Debt(1):
Term Loan due August 30, 2012	$987	$815	$998	$990
Revolving Credit Facility due August 30, 2013	300	201	—	—
ABL Credit Facility due August 30, 2012	786	715	1,000	983
12.0% Senior Notes due September 1, 2014	2,500	1,250	2,500	2,255
13.5% Senior Subordinated Notes due September 1, 2015	1,482	345	1,300	979
Capital lease obligations, payable in various installments	1	1	2	2

	$6,056	3,327	$5,800	$5,209
Cash flow interest rate swap, net liability(1)	$17	$17	$10	$10

(1)	These amounts do not include accrued interest; accrued interest is classified as an Other accrued expense in the accompanying Consolidated Balance Sheets.

The Term Loan is guaranteed by Home Depot. Based on a review of the fair value of debt issued by companies with similar credit ratings as Home Depot, Management estimates that the fair value of the Term Loan is approximately 80-85% of the principal value, or $815 million.

The Company’s fair value estimates for the Revolving Credit Facility and Senior Notes were based on recent similar credit facilities initiated by companies with like credit quality in similar industries. Based on this data, Management estimates that the fair value of the Revolving Credit Facility is approximately 67% of the principal value, or $201 million, and the fair value of the Senior Notes is approximately 50% of the principal value, or $1,250 million.

The fair value estimate of the ABL Credit Facility, provided by the Administrative Agent based on recent trading activity, is approximately 90-92% of the principal value, or $715 million.

As disclosed in Note 19, subsequent to fiscal 2008, the Company repurchased a portion of the 13.5% Senior Subordinated Notes at a discount of 76.7%. This transaction was conducted with a third party, but it may or may not be indicative of the fair value of the remaining debt on HD Supply’s balance sheet.

Interest rate swaps

The Company maintains interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. At execution, the swaps were designated as hedging the exposure to variable cash flows of a forecasted transaction, whereby the Company pays fixed interest and receives variable interest, effectively converting $400 million of floating-rate debt to fixed rate debt. During fiscal 2008, the Company paid a weighted average fixed rate of 3.8% and received a weighted average floating rate of 2.4% on a weighted average notional value of $400 million. As of February 1, 2009, the swaps have a weighted average fixed pay rate of 3.8% and a weighted average floating receive rate of 0.4% on the combined notional value of $400 million. The swaps mature in January 2010, for $200 million combined notional value, and January 2011, for $200 million combined notional value.

A subsidiary of Lehman Brothers Holdings Inc. is the counterparty to these swap agreements. During September 2008, the expected and ultimate filing of bankruptcy by Lehman Brothers caused HD Supply to review the counterparty risk associated with these interest rate swaps. As a result of the review, the Company concluded on September 12, 2008 (the “date of de-designation”), that the likelihood of the obligor not defaulting was no longer probable. Therefore, on September 12, 2008, HD Supply removed the designation of the swaps as cash flow hedges and discontinued hedge accounting.

On the date of de-designation, the aggregate fair value of the swaps was a liability of $6 million. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the net loss shall remain in accumulated other comprehensive income and be reclassified into earnings in the same periods in which the original hedged forecasted transactions affect earnings. During fiscal 2008, the amortization of the net loss remaining in accumulated other comprehensive income was $1 million and is included in Interest expense in the consolidated Statements of Operations. Changes in the fair value of the swap following the date of de-designation are recognized currently in earnings. As of February 1, 2009, the aggregate fair value of the swaps was a liability of $17 million. As a result of the changes in fair value during fiscal 2008 subsequent to the de-designation date, HD Supply recorded an $11 million loss on the derivatives.

NOTE 12—FAIR VALUE MEASUREMENTS

As discussed in Note 1, HD Supply adopted SFAS No. 157, “Fair Value Measurements,” (as impacted by FSP Nos. 157-1 and 157-2) effective February 4, 2008, with respect to fair value measurements of financial assets and liabilities.

Under SFAS 157, fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. SFAS 157 also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The hierarchy is broken down into three levels.

Level 1	–	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2	–	Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly;

Level 3	–	Unobservable inputs in which little or no market activity exists.

As of February 1, 2009, HD Supply had $648 million of cash equivalents. These cash equivalents are investments in U.S. Treasury securities and are measured at fair value on a recurring basis. The Company utilized Level 1 inputs, as defined in the fair value hierarchy, to determine the fair value of the cash equivalents.

As of February 1, 2009, HD Supply had interest rate swap agreements which converted $400 million of its floating-rate debt to fixed-rate debt. These agreements are required to be measured at fair value on a recurring basis. The fair value of these interest rate swaps is primarily based on the LIBOR index. The Company utilized Level 2 inputs, as defined in the fair value hierarchy, for the fair value measurement of these interest rate swap agreements. As of February 1, 2009 and February 3, 2008, the fair value of these interest rate swap agreements was a liability of $17 million and $10 million, respectively, included in Other accrued expenses and Other long-term liabilities in the consolidated balance sheets.

As of February 1, 2009, HD Supply had $6.1 billion in long-term debt. Due to the illiquidity of the credit markets, there was little or no market activity related to this debt. The Company utilized Level 2 inputs, as defined in the fair value hierarchy, to measure the fair value of the long-term debt. See Note 11 for a discussion of these fair value estimates.

NOTE 13—STOCKHOLDERS’ AND OWNER’S EQUITY

Common Stock

The Company is authorized to issue 1,000 shares of common stock, par value $0.01 per share. As of February 1, 2009 and February 3, 2008, 1,000 shares were issued and outstanding.

Owner’s net investment as of January 28, 2007 includes the common stock of HD Supply, Inc. (3,000 shares authorized, 1,000 outstanding with no par value) and the common stock of HD Supply Canada, Inc. (unlimited shares authorized, 16,468,000 outstanding with no par value).

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) is comprised of the following components (amounts in millions):

	February 1, 2009	February 3, 2008
Cumulative foreign currency translation adjustment, net	$(29)	$1
Unrealized losses on derivatives, net	(3)	(6)

Total accumulated other comprehensive income (loss)	$(32)	$(5)

NOTE 14—BRANCH CLOSURE AND CONSOLIDATION ACTIVITIES

Concurrent with the Transaction and acquisition integration, management evaluated the operations and performance of individual branches and identified branches for closure or consolidation. During the period from August 30, 2007 to February 3, 2008, accruals of approximately $60 million were recorded as part of the net assets acquired in the Transaction related to the closure of 80 branches, including the termination of approximately 2,000 employees. During fiscal 2008, finalization of branch closure plans under purchase accounting resulted in the identification of approximately 95 additional branches for closure and 800 additional employees for termination. As a result, additional accruals of $86 million were recorded.

During the fourth quarter of fiscal 2008, as a result of continued acquisition integration efforts, the decline in the residential construction market, and the general decline in the economic conditions, management evaluated the operations and performance of individual branches and identified branches for closure or consolidation and a reduction in workforce. As a result, the Company identified an additional 32 branches for closure and 1,300 additional employees for termination. During the fourth quarter of fiscal 2008, the Company recorded a restructuring charge of $36 million. This charge included $30 million for severance, occupancy, and other cash charges, $2 million for inventory liquidation, and $4 million for other non-cash charges. The inventory liquidation charges were recorded to Cost of sales and all other cash and non-cash restructuring charges were recorded to Selling, general and administrative expenses in the consolidated Statement of Operations. The Company expects to incur an additional $9 million of charges during fiscal 2009 related to this restructuring plan.

As of February 1, 2009, approximately 190 branches have been closed and approximately 3,400 employees have been terminated under these plans. The Company estimates that the branch closure and consolidation activities will be completed during fiscal 2009.

The following table presents the activity for the liability balance, included in Other accrued expenses and Other long-term liabilities, related to closure and consolidation activities (amounts in millions):

	Severance	Occupancy Costs	Other	Total
Purchase accounting accrual adjustments	$16	$29	$15	$60
Cash payments	(3)	(2)	(4)	(9)

Ending balance—February 3, 2008	$13	$27	$11	$51

Purchase accounting accrual adjustments	14	65	7	86
Additions for restructuring charges	6	27	(3)	30
Cash payments	(28)	(25)	(7)	(60)
Effects of exchange rates	—	(2)	—	(2)

Ending balance—February 1, 2009	$5	$92	$8	$105

As of February 1, 2009, approximately $35 million of the liability balance for the branch closure and consolidation activities is classified as a current liability on the Company’s consolidated balance sheet. Payments for severance are expected to be completed during fiscal 2009. Payments for occupancy costs, which represent the net present value of future lease obligations, including rent, taxes, utilities, etc., less estimated sublease income of the closed branches, and for other costs, which relate primarily to equipment and vehicle leases, are expected to be substantially complete over the next five years, with certain property lease obligations extending out as far as fourteen years. The Company continues to actively pursue buyout options or subleasing tenants for the leased properties. The timing of cash payments related to the branch closure and consolidation activities could change depending on the success and timing of entering into these types of agreements.

NOTE 15—COMMITMENTS

Lease Commitments

HD Supply occupies certain facilities and operates certain equipment and vehicles under leases that expire at various dates through the year 2026. In addition to minimum rentals, there are certain executory costs such as real estate taxes, insurance, and common area maintenance on most of its facility leases. Expense under these leases totaled $196 million, $84 million, $121 million, and $177 million in fiscal 2008, the period from August 30, 2007 to February 3, 2008, the period from January 29, 2007 to August 29, 2007, and fiscal 2006, respectively. Capital leases currently in effect are not material. Future minimum annual rental payments under non-cancelable operating leases as of February 1, 2009 are as follows (amounts in millions):

Fiscal Year	Operating Leases
2009	$190
2010	158
2011	127
2012	93
2013	67
Thereafter	141

$776

Purchase Obligations

As of February 1, 2009, the Company has agreements in place with various vendors to purchase inventory and IT services in the aggregate amount of $388 million. Payment is due during fiscal 2009 for these obligations.

NOTE 16—LEGAL MATTERS

HD Supply is involved in various legal proceedings arising in the normal course of its business. In management’s opinion, none of the proceedings are material in relation to the consolidated and combined operations, cash flows, or financial position of HD Supply and the Company has adequate reserves to cover its estimated probable loss exposure.

In re Kitec—In October 2004, Classic Plumbing filed suit in the District Court of Clark County, Nevada against IPEX (as manufacturer), Ferguson (as a supplier) and two HD Supply affiliates (currently known as HD Supply Waterworks, Ltd. and HD Supply Plumbing/HVAC Group, Inc.). In 2006, this case was consolidated with four other matters, including a class action. There were approximately 46,000 homeowners who received notice of the class action. In January 2007, the consolidated claims were renamed “In re Kitec”. The primary defect asserted by the plaintiffs is a chemical process known as dezincification. A settlement was entered into between the class plaintiffs, Richmond American Homes and the IPEX Defendants, which include the HD Supply affiliates. On February 2, 2009, the Court approved the settlement following a Good Faith and Fairness Hearing. The Court further ruled that the remaining claims held by the non-settling parties were derivative claims and were released by the settlement as well. The Company is not expected to contribute to the settlement. Outside counsel is continuing to monitor this case through the trial and appeal periods.

Slaughter v. Uponor, et al—This is a class action commenced in the District Court of Clark County, Nevada by three individual plaintiffs. The plaintiffs seek damages from Uponor, the manufacturer of various plumbing systems, including the Wirsbo PX System and Wirsbo Fittings. The plaintiffs also name a series of trade contractors that may have installed Wirsbo systems and fixtures in various homes as well as supply companies including two HD Supply, Inc. affiliates (currently known as HD Supply Construction Supply, Ltd. and HD Supply Waterworks, Ltd.). The HD Supply affiliates (“HD Supply”) were served in October 2008. The plaintiffs assert that the various fixtures are failing or will fail in numerous homes constructed in the Las Vegas area. The primary defect asserted by the plaintiffs is a chemical process known as dezincification. Uponor successfully removed the case to Federal Court after fighting a motion to remand earlier this year. It is the Company’s understanding that Uponor will also resist the class certification. At this point, no discovery has occurred in the case and there is limited information available beyond the allegations in the Complaint. The Company is conducting an internal investigation but has not yet determined if the HD Supply affiliates sold the relevant product in the geography at issue during the relevant time period. The plaintiffs are asserting claims based upon products liability, strict liability, breach of expressed warranty, breach of implied warranty, breach of warranty of merchantability and negligence. At this time, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of the amount of loss, if any, be made.

HDS Investment Holding, Inc. v. The Home Depot, Inc.—This action was filed by plaintiff, HDS Investment Holding, Inc. (“HDS Investment”), on August 13, 2008 in the Delaware Chancery Court, and relates to a dispute as to the calculation of the contractual working capital adjustment following the sale of the Company by The Home Depot to HDS Investment, pursuant to the Purchase and Sale Agreement dated June 19, 2007 (the “Sale Agreement”). Effective January 29, 2009, the parties entered into a Confidential Settlement agreement that settles the controversies raised in this legal action. Although the terms of settlement are confidential, the parties previously disclosed that the settlement involved payment by The Home Depot to HDS Investment in the amount of $22 million cash, as well as other non-cash consideration.

Harwell Hesco—In May 2008, Harwell-Hesco Electric Supply Company, Ltd. (“Harwell-Hesco”) filed a statement of claim against Resin Systems, Inc. (“RSI”), two HD Supply affiliates (HD Supply Canada, Inc. and HD Supply Utilities), The Home Depot of Canada, Inc. (“THD Canada”), Global Composite Manufacturing Inc. and Global Vehicle Systems, Inc. in the Court of the Queens Bench of Alberta in the District of Edmonton. The statement alleged that RSI breached a distribution and manufacturing agreement with Harwell-Hesco and seeks damages in the amount of $48 million. Harwell-Hesco claims that the HD Supply affiliates and THD Canada unlawfully interfered with contractual relations and/or intentionally interfered with economic relations related to the distribution agreement and that the Global entities did the same with relation to the manufacturing agreement. At this time, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of the amount of loss, if any, be made. Discovery against RSI is in progress, but opposing counsel has agreed to suspend the case against THD Canada and the HD Supply affiliates until further information is obtained.

Worldwide Oilfield Machine v. Dow Chemical—On June 11, 2008, Worldwide Oilfield Machine (“WOM”) filed a Petition for Declaratory Judgment in Harris County, Texas against The Dow Chemical Company (“Dow”), Emerson Process Management, LLP, Emerson Process Management Valve Automation, Inc. and an HD Supply affiliate (Southwest Stainless, LP) related to an alleged fire and explosion in May 2007. It is the Company’s understanding that Dow believes the fire and explosion were caused by a defective pipeline ball valve manufactured by WOM and that they are seeking $15 million in damages. WOM is seeking a declaratory judgment stating that they are not the responsible party because the ball valve was not defective and/or was modified, installed, handled and tested by other defendants. It is the Company’s understanding that Southwest Stainless, LP served as a distributor of this product and did not modify, install, handle or test the WOM valves. At this time, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of the amount of loss, if any, be made.

U.S. DOT and EPA Hazardous Waste/Materials Investigation—On January 13, 2009, HD Supply Facilities Maintenance, Ltd. received a written request for documents relating to the handling and transporting of hazardous waste and hazardous materials at its Sacramento, CA facility. It is the Company’s understanding that the Department of Transportation and Environmental Protection Agency are conducting a joint investigation regarding allegations of potential criminal violations associated with handling and transporting of hazardous waste and hazardous materials. The Company is cooperating fully with the investigation. At this time, the likely outcome of the matter cannot be predicted, nor can a reasonable estimate of the amount of a penalty, if any, be made.

NOTE 17—SEGMENT INFORMATION

HD Supply’s operating segments are based on management structure and internal reporting. Each segment offers different products and services to the end customer, except for Corporate, which provides general corporate overhead support and International (included in Other), which is organized based on geographic location. The Company determines the reportable segments in accordance with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, (“SFAS 131”). For purposes of evaluation under SFAS 131, the Chief Operating Decision Maker for HD Supply assesses HD Supply’s ongoing performance, based on the periodic review and evaluation of net sales, operating income before restructuring charges and goodwill impairments, and certain other measures for each of the operating segments. Based on the SFAS 131 analysis performed in fiscal 2008, the reportable segment conclusion for two operating segments changed as compared to prior period SFAS 131 analyses. The Plumbing operating segment no longer met the quantitative threshold requirements of a reportable segment, while the Creative Touch Interiors operating segment met the quantitative threshold requirements for the first time. As a result, prior period disclosures reflect the change in reportable segments.

HD Supply has seven reportable segments, each of which is presented below:

•	Waterworks—Distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in all aspects of the water and wastewater industries.

•	Facilities Maintenance—Supplies MRO products and upgrade and renovation services largely to the multifamily, healthcare and hospitality markets.

•	White Cap—Distributes specialized hardware, tools and building materials to professional contractors.

•	Utilities—Distributes electrical transmission and distribution products, power plant MRO supplies and smart-grid technologies and provides materials management and procurement outsourcing arrangements to investor-owned utilities, municipal and provincial power authorities, rural electric cooperatives and utility contractors.

•

Industrial Pipe, Valves and Fittings (“IPVF”)—Distributes stainless steel and special alloy pipes, plates, sheets, flanges and fittings as well as high performance valves, actuation services and high-density polyethylene pipes and fittings for use in the oil and gas, petrochemical, power, food and beverage, pulp and paper, and mining industries; in addition, IPVF serves marine and pharmaceutical customers, industrial and mechanical contractors, fabricators, wholesale distributors, exporters and original equipment manufacturers.

•	Creative Touch Interiors (“CTI”)—Offers turnkey flooring installation services and countertop, cabinet and window covering installation services to homebuilders.

•

Other, Corporate, & Eliminations—Other primarily consists of Plumbing, distributing plumbing fixtures, faucets and finishes, HVAC equipment, pipes, valves, fittings and water heaters, as well as related services, to residential and commercial contractors; Electrical, offering electrical products such as wire and cable, switch gear supplies, lighting conduit to residential and commercial contractors; Repair & Remodel, offering light remodeling and construction supplies primarily to small remodeling contractors and tradesmen; Crown Bolt, a retail distribution operator, providing program and packaging solutions, sourcing distribution, and in-store service, primarily serving Home Depot; and International, comprised of HD Supply’s Canadian operations (other than Grafton which is included in the Utilities segment). Corporate has enterprise management responsibility and centralized support functions for some of the segments, information technology, human resources, sourcing and support services. Eliminations remove intersegment transactions.

HD Supply evaluates performance of each segment based on operating income before restructuring charges and goodwill impairments. The following tables present net sales and operating income before charges by segment for the periods indicated (amounts in millions):

Successor	Fiscal Year 2008
	Net Sales	Operating Income	Depreciation / Amortization	Total Assets	Capital Expenditures
Waterworks	$2,359	$87	$102	$2,097	$4
Facilities Maintenance	1,635	159	102	2,375	23
White Cap	1,369	4	48	616	7
Utilities	1,214	42	22	709	4
IPVF	811	117	17	595	7
CTI	376	(78)	17	170	2
Other, Corporate, & Eliminations	2,004	(161)	103	2,656	30

Total continuing operations before charges	$9,768	170	411	$9,218	77

Restructuring charge		36
Goodwill impairment		923

Total operating income from continuing operations		(789)

Interest, net		642
Unrealized derivative loss		11

Losses from continuing operations before provision for income taxes		$(1,442)

Discontinued operations			—		—

Total			$411		$77

Successor	August 30, 2007 to February 3, 2008
	Net Sales	Operating Income	Depreciation / Amortization	Total Assets	Capital Expenditures
Waterworks	$1,125	$65	$42	$2,981	$2
Facilities Maintenance	650	53	44	2,496	20
White Cap	606	(10)	20	808	7
Utilities	562	22	9	796	6
IPVF	312	48	7	690	3
CTI	292	2	8	268	4
Other, Corporate, & Eliminations	1,052	(122)	42	2,554	32

Total continuing operations	$4,599	58	$172	$10,593	$74

Interest, net		289
Losses from continuing operations before provision for income taxes		$(231)

Discontinued operations			3		1

Total			$175		$75

Predecessor	January 29, 2007 to August 29, 2007
	Net Sales	Operating Income	Depreciation / Amortization	Capital Expenditures	Business Acquisitions
Waterworks	$1,865	$147	$29	5	$10
Facilities Maintenance	952	115	17	30	—
White Cap	965	14	22	18	15
Utilities	815	43	8	3	—
IPVF	445	87	6	4	—
CTI	417	(5)	8	14	—
Other, Corporate, & Eliminations	1,662	(39)	29	93	4

Total continuing operations	$7,121	362	$119	$167	$29

Interest, net		221
Income from continuing operations before provision for income taxes		$141

Discontinued operations			8	9	—

Total			$127	$176	$29

Predecessor	Fiscal Year 2006
	Net Sales	Operating Income	Depreciation / Amortization	Total Assets	Capital Expenditures	Business Acquisitions
Waterworks	$3,262	$282	$49	$3,437	$1	$1,076
Facilities Maintenance	1,451	170	29	1,801	33	558
White Cap	1,452	77	37	1,525	30	414
Utilities	1,025	52	13	785	—	593
IPVF	511	85	10	423	2	268
CTI	996	65	13	727	40	9
Other, Corporate, & Eliminations	2,557	25	39	2,667	110	765

Total continuing operations	$11,254	756	$190	$11,365	$216	$3,683

Interest, net		321

Income from continuing operations before provision for income taxes		$435

Discontinued operations			13		27	280

Total			$203		$243	$3,963

Net sales for HD Supply outside the United States were $469 million, $225 million, $282 million, and $355 million for fiscal 2008, the period from August 30, 2007 to February 3, 2008, the period from January 29, 2007 to August 29, 2007, and fiscal 2006, respectively.

NOTE 18—SUBSIDIARY GUARANTORS

The Company has issued 12.0% Senior Notes and 13.5% Senior Subordinated Notes (collectively the “Notes”) guaranteed by certain of its subsidiaries (the “Guarantor Subsidiaries”). The Guarantor Subsidiaries are direct or indirect wholly-owned domestic subsidiaries of the Company. The guarantees are full and unconditional, to the extent allowed by law, and joint and several. The subsidiaries of the Company that do not guarantee the Notes (“Non-guarantor Subsidiaries”) are direct or indirect wholly-owned subsidiaries of the Company and are made up of the Company’s operations in Canada.

The following supplemental financial information sets forth, on a consolidating basis, the condensed statements of operations, the condensed balance sheets, and the condensed statements of cash flows for the parent company issuer of the Notes (the “Parent Issuer”), for the Guarantor Subsidiaries and for the Non-guarantor Subsidiaries and total consolidated HD Supply, Inc. and subsidiaries (amounts in millions):

CONDENSED CONSOLIDATING INCOME STATEMENTS

SUCCESSOR	Fiscal Year Ended February 1, 2009
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$9,380	$388	$—	$9,768
Cost of sales	—	6,835	299	—	7,134

Gross Profit	—	2,545	89	—	2,634
Operating expenses:
Selling, general and administrative	103	1,878	82	—	2,063
Depreciation and amortization	26	374	3	—	403
Restructuring	1	29	4	—	34
Goodwill impairment	—	923	—	—	923

Total operating expenses	130	3,204	89	—	3,423
Operating Income (Loss)	(130)	(659)	—	—	(789)
Interest expense	655	348	—	(359)	644
Interest (income)	(349)	(12)	—	359	(2)
Unrealized derivative loss	11	—	—	—	11
Net loss of equity affiliates	788	—	—	(788)	—

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(1,235)	(995)	—	788	(1,442)
Provision (benefit) for income taxes	(93)	(208)	—	—	(301)

Income (Loss) from Continuing Operations	(1,142)	(787)	—	788	(1,141)
Loss from discontinued operations, net of tax	—	(1)	—	—	(1)

Net Income (Loss)	$(1,142)	$(788)	$—	$788	$(1,142)

SUCCESSOR	Period from August 30, 2007 to February 3, 2008
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$4,406	$193	$—	$4,599
Cost of sales	—	3,225	147	—	3,372

Gross Profit	—	1,181	46	—	1,227
Operating expenses:
Selling, general and administrative	52	909	40	—	1,001
Depreciation and amortization	3	164	1	—	168
Restructuring	—	—	—	—	—
Goodwill impairment	—	—	—	—	—

Total operating expenses	55	1,073	41	—	1,169
Operating Income (Loss)	(55)	108	5	—	58
Interest expense	312	38	—	(61)	289
Interest (income)	(37)	(24)	—	61	—
Unrealized derivative loss	—	—	—	—	—
Net (earnings) of equity affiliates	(47)	—	—	46	—

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(283)	94	5	(46)	(231)
Provision (benefit) for income taxes	(120)	35	2	—	(83)

Income (Loss) from Continuing Operations	(163)	59	3	(46)	(148)
Loss from discontinued operations, net of tax	—	(15)	—	—	(15)

Net Income (Loss)	$(163)	$44	$3	$(46)	$(163)

PREDECESSOR	Period from January 29, 2007 to August 29, 2007
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$6,867	$254	$—	$7,121
Cost of sales	—	5,020	200	—	5,220

Gross Profit	—	1,847	54	—	1,901
Operating expenses:
Selling, general and administrative	91	1,279	54	—	1,424
Depreciation and amortization	11	98	6	—	115
Restructuring	—	—	—	—	—
Goodwill impairment	—	—	—	—	—

Total operating expenses	102	1,377	60	—	1,539
Operating Income (Loss)	(102)	470	(6)	—	362
Interest expense	142	75	4	—	221
Interest (income)	—	—	—	—	—
Unrealized derivative loss	—	—	—	—	—
Net (earnings) of equity affiliates	(201)	—	—	201	—

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(43)	395	(10)	(201)	141
Provision (benefit) for income taxes	(99)	162	(5)	—	58

Income (Loss) from Continuing Operations	56	233	(5)	(201)	83
Loss from discontinued operations, net of tax	—	(27)	—	—	(27)

Net Income (Loss)	$56	$206	$(5)	$(201)	$56

PREDECESSOR	Fiscal Year Ended January 28, 2007
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$10,915	$339	$—	$11,254
Cost of sales	—	7,976	244	—	8,220

Gross Profit	—	2,939	95	—	3,034
Operating expenses:
Selling, general and administrative	137	1,884	73	—	2,094
Depreciation and amortization	13	165	6	—	184
Restructuring	—	—	—	—	—
Goodwill impairment	—	—	—	—	—

Total operating expenses	150	2,049	79	—	2,278
Operating Income (Loss)	(150)	890	16	—	756
Interest expense	176	141	4	—	321
Interest (income)	—	—	—	—	—
Unrealized derivative loss	—	—	—	—	—
Net (earnings) of equity affiliates	(468)	—	—	468	—

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	142	749	12	(468)	435
Provision (benefit) for income taxes	(131)	295	5	—	169

Income (Loss) from Continuing Operations	273	454	7	(468)	266
Loss from discontinued operations, net of tax	—	7	—	—	7

Net Income (Loss)	$273	$461	$7	$(468)	$273

CONDENSED CONSOLIDATING BALANCE SHEETS

SUCCESSOR	February 1, 2009
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$698	$17	$56	$—	$771
Receivables, net	35	1,034	54	—	1,123
Inventories	—	1,171	47	—	1,218
Deferred tax asset	96	53	5	—	154
Intercompany receivable	—	1	—	(1)	—
Other current assets	97	49	1	—	147

Total current assets	926	2,325	163	(1)	3,413

Property and equipment, net	90	447	8	—	545
Goodwill	—	3,463	35	—	3,498
Intangible assets, net	—	1,511	—	—	1,511
Deferred tax asset	224	—	—	(224)	—
Investment in subsidiaries	3,786	—	—	(3,786)	—
Intercompany notes receivable	2,949	408	—	(3,357)	—
Other assets	241	10	—	—	251

Total assets	$8,216	$8,164	$206	$(7,368)	$9,218

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19	$804	$47	$—	$870
Accrued compensation and benefits	17	97	5	—	119
Current installments of long-term debt	10	—	—	—	10
Intercompany payables	—	—	1	(1)	—
Other accrued expenses	122	203	18	—	343

Total current liabilities	168	1,104	71	(1)	1,342

Long-term debt, excluding current installments	6,045	1	—	—	6,046
Deferred tax liabilities	—	435	—	(224)	211
Intercompany notes payable	408	2,949	—	(3,357)	—
Other long-term liabilities	307	24	—	—	331

Total liabilities	6,928	4,513	71	(3,582)	7,930

Stockholders’ equity	1,288	3,651	135	(3,786)	1,288

Total liabilities and stockholders’ equity	$8,216	$8,164	$206	$(7,368)	$9,218

SUCCESSOR	February 3, 2008
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$77	$5	$26	$—	$108
Receivables, net	126	1,394	79	—	1,599
Inventories	—	1,441	72	—	1,513
Deferred tax asset	71	157	5	—	233
Intercompany receivable	—	—	1	(1)	—
Other current assets	17	50	1	—	68

Total current assets	291	3,047	184	(1)	3,521

Property and equipment, net	118	519	10	—	647
Goodwill	—	4,261	43	—	4,304
Intangible assets, net	—	1,788	—	—	1,788
Deferred tax asset	71	—	—	(71)	—
Investment in subsidiaries	5,137	—	—	(5,137)	—
Intercompany notes receivable	2,998	261	—	(3,259)	—
Other assets	299	34	—	—	333

Total assets	$8,914	$9,910	$237	$(8,468)	$10,593

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5	$885	$43	$—	$933
Accrued compensation and benefits	15	127	9	—	151
Current installments of long-term debt	10	1	—	—	11
Intercompany payables	—	1	—	(1)	—
Other accrued expenses	215	190	12	—	417

Total current liabilities	245	1,204	64	(1)	1,512

Long-term debt, excluding current installments	5,789	—	—	—	5,789
Deferred tax liabilities	—	711	2	(71)	642
Intercompany notes payable	261	2,998	—	(3,259)	—
Other long-term liabilities	186	31	—	—	217

Total liabilities	6,481	4,944	66	(3,331)	8,160

Stockholders’ equity	2,433	4,966	171	(5,137)	2,433

Total liabilities and stockholders’ equity	$8,914	$9,910	$237	$(8,468)	$10,593

CONDENSED CONSOLIDATING CASH FLOW STATEMENTS

SUCCESSOR	Fiscal Year Ended February 1, 2009
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities	$251	$256	$41	$—	$548
Cash flows from investing activities	137	(194)	(3)	97	37
Cash flows from financing activities	233	(50)	—	(97)	86
Effect of exchange rates on cash	—	—	(8)	—	(8)

Net increase (decrease) in cash	$621	$12	$30	$—	$663

SUCCESSOR	Period from August 30, 2007 to February 3, 2008
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities	$84	$259	$21	$—	$364
Cash flows from investing activities	(7,913)	23	(1)	(364)	(8,255)
Cash flows from financing activities	7,891	(278)	—	364	7,977
Effect of exchange rates on cash	—	—	—	—	—

Net increase (decrease) in cash	$62	$4	$20	$—	$86

PREDECESSOR	Period from January 29, 2007 to August 29, 2007
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities	$554	$(140)	$(6)	$—	$408
Cash flows from investing activities	(32)	128	(8)	(228)	(140)
Cash flows from financing activities	(507)	6	4	228	(269)
Effect of exchange rates on cash	—	—	1	—	1

Net increase (decrease) in cash	$15	$(6)	$(9)	$—	$—

PREDECESSOR	Fiscal Year Ended January 28, 2007
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities	$43	$215	$(10)	$—	$248
Cash flows from investing activities	(3,876)	(4,005)	(136)	3,832	(4,185)
Cash flows from financing activities	3,837	3,796	157	(3,832)	3,958
Effect of exchange rates on cash	—	—	—	—	—

Net increase (decrease) in cash	$4	$6	$11	$—	$21

NOTE 19—SUBSEQUENT EVENT

Subsequent to fiscal 2008, the Company repurchased $252 million principal amount, plus accrued interest of $15 million, of the 13.5% Senior Subordinated Notes due 2015 for $62 million. As a result, the Company will recognize a $200 million pre-tax gain in fiscal 2009 for the extinguishment of this portion of the 13.5% Senior Subordinated Notes, net of the write-off of unamortized deferred debt issuance costs.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, unaudited

	Three Months Ended
	May 3, 2009	May 4, 2008
Net Sales	$1,921	$2,536
Cost of sales	1,409	1,840

Gross Profit	512	696
Operating expenses:
Selling, general and administrative	430	540
Depreciation and amortization	98	101
Restructuring	9	—

Total operating expenses	537	641

Operating Income (Loss)	(25)	55
Interest expense	152	160
Other (income) expense, net	(198)	—

Income (Loss) Before Provision (Benefit) for Income Taxes	21	(105)
Provision (benefit) for income taxes	11	(29)

Net Income (Loss)	$10	$(76)

The accompanying notes are an integral part of these financial statements.

HD SUPPLY, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except share data

	May 3, 2009	February 1, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$587	$771
Receivables, less allowance for doubtful accounts of $91 and $95	1,052	1,123
Inventories	1,166	1,218
Deferred tax asset	195	154
Other current assets	230	147

Total current assets	3,230	3,413

Property and equipment, net	524	545
Goodwill	3,499	3,498
Intangible assets, net	1,445	1,511
Other assets	232	251

Total assets	$8,930	$9,218

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$823	$870
Accrued compensation and benefits	80	119
Current installments of long-term debt	10	10
Other accrued expenses	261	343

Total current liabilities	1,174	1,342

Long-term debt, excluding current installments	5,861	6,046
Deferred tax liabilities	321	211
Other long-term liabilities	280	331

Total liabilities	7,636	7,930

Stockholders’ equity:
Common stock, par value $0.01; authorized 1,000 shares; issued 1,000 shares at May 3, 2009 and February 1, 2009	—	—
Paid-in capital	2,629	2,625
Accumulated deficit	(1,308)	(1,305)
Accumulated other comprehensive loss	(27)	(32)

Total stockholders’ equity	1,294	1,288

Total liabilities and stockholders’ equity	$8,930	$9,218

The accompanying notes are an integral part of these financial statements.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME (LOSS)

Amounts in millions, unaudited

	Common Stock	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at February 3, 2008	$—	$2,601	$(163)	$(5)	$2,433

Equity contribution		5			5
Net loss			(76)		(76)
Other comprehensive income (loss):
Unrealized losses on derivatives, net of tax of $2				3	3
Foreign currency translation adjustment				(3)	(3)

Total comprehensive income (loss)					(76)
Stock-based compensation		3			3

Balance at May 4, 2008	$—	$2,609	$(239)	$(5)	$2,365

Balance at February 1, 2009	$—	$2,625	$(1,305)	$(32)	$1,288

Change in fiscal year-end of subsidiary (Note 1)			(13)		(13)
Net income			10		10
Other comprehensive income (loss):
Unrealized losses on derivatives, net of tax of $–				1	1
Foreign currency translation adjustment				4	4

Total comprehensive income (loss)					15
Stock-based compensation		4			4

Balance at May 3, 2009	$—	$2,629	$(1,308)	$(27)	$1,294

The accompanying notes are an integral part of these financial statements.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, unaudited

	Three Months Ended
	May 3, 2009	May 4, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$10	$(76)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation and amortization	100	104
Provision for uncollectibles	2	4
Non-cash interest expense	59	60
Stock-based compensation expense	4	3
Deferred income taxes	11	(29)
Unrealized derivative gain	(3)	—
Gain on extinguishment of debt	(200)	—
Changes in assets and liabilities, net of the effects of acquisitions:
(Increase) decrease in receivables	35	(28)
(Increase) decrease in inventories	37	5
(Increase) decrease in other current assets	(10)	(3)
(Increase) decrease in other assets	—	2
Increase (decrease) in accounts payable and accrued liabilities	(164)	7
Increase (decrease) in other long-term liabilities	1	4
Other	2	—

Net cash (used in) provided by operating activities	(116)	53

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(15)	(22)
Refunds (Payments) for businesses acquired, net of cash acquired	22	(3)
Proceeds from sales of property and equipment	1	2
Proceeds from sale of a business	3	100

Net cash provided by investing activities	11	77

CASH FLOWS FROM FINANCING ACTIVITIES:
Equity contribution	—	5
Repayments of long-term debt	(65)	(2)
Borrowings on long-term revolver debt	5	667
Repayments on long-term revolver debt	(19)	(673)

Net cash used in financing activities	(79)	(3)

Increase (decrease) in cash and cash equivalents	$(184)	$127
Cash and cash equivalents at beginning of period	771	108

Cash and cash equivalents at end of period	$587	$235

The accompanying notes are an integral part of these financial statements.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—NATURE OF BUSINESS AND BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared based upon Accounting Principles Board Opinion (“APB”) No. 28, “Interim Financial Reporting,” that permits reduced disclosure for interim periods. In Management’s opinion, these statements include all adjustments necessary for a fair presentation of the results of the interim periods presented. All adjustments are of a normal recurring nature unless otherwise disclosed. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year. For a more complete discussion of HD Supply’s significant accounting policies and other information, you should read this report in conjunction with the consolidated financial statements included elsewhere in this prospectus.

Certain amounts in prior-period financial statements have been reclassified to conform to the current period’s presentation.

Nature of Business

HD Supply (the “Company”) is one of the largest wholesale distributors based on sales serving three distinct market sectors: Infrastructure & Energy, Maintenance, Repair & Improvement and Specialty Construction, each of which offers different products and services to the end customer. The three market sectors are made up of ten wholesale distribution businesses in the U.S. and Canada. Through approximately 800 locations across the United States and Canada, HD Supply operates a diverse portfolio of distribution businesses that provide approximately one million SKUs to over 450,000 professional customers, including contractors, government entities, maintenance professionals, home builders and industrial businesses.

HD Supply has seven reportable segments: Waterworks, Facilities Maintenance, White Cap, Utilities, Industrial Pipe, Valves and Fittings (“IPVF”), Creative Touch Interiors (“CTI”), and an Other category including Plumbing, Electrical, Crown Bolt, Repair & Remodel, HD Supply Canada, and Corporate, which includes enterprise-wide functional departments.

Principles of Consolidation

The consolidated financial statements present the results of operations, financial position and cash flows of HD Supply. All material intercompany balances and transactions are eliminated. Results of operations of companies acquired are included from their respective dates of acquisition. Prior to February 2, 2009, CTI’s results were reported using a December year-end and therefore were consolidated one month in arrears into the consolidated financial statements of HD Supply, Inc. Effective February 2, 2009, CTI’s results are being consolidated on a January fiscal year-end, eliminating the lag period. The effect of eliminating the lag period for CTI’s results of operations was recorded directly to beginning Retained Earnings in the Statement of Stockholders’ Equity as of February 2, 2009. Prior periods have not been retrospectively adjusted as management determined that it was impracticable to do so because, among other reasons, certain accounting estimates such as allowance for doubtful accounts and inventory valuation reserves have historically been analyzed and adjusted on a quarterly basis only.

Fiscal Year

HD Supply’s fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal year ending January 31, 2010 (“fiscal 2009”) and February 1, 2009 (“fiscal 2008”) both include 52 weeks. The three months ended May 3, 2009 and May 4, 2008 both include 13 weeks.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Estimates

Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in preparing these consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Actual results could differ from these estimates.

NOTE 2—DISCONTINUED OPERATIONS

On February 3, 2008, the Company closed on an agreement with ProBuild Holdings, selling all of its interests in the Lumber and Building Materials operations, which distributed lumber, trusses, siding, roofing, millwork, windows, doors, and related building materials to the construction industry in Georgia and Florida. Cash proceeds of $105 million, less $2.5 million remaining in escrow and $2 million of professional service fees, were received on February 4, 2008. In April 2009, the Company received the remaining $2.5 million cash proceeds from escrow. As a condition of the agreement, HD Supply retained certain facilities that have been shut down. These facilities are recorded at fair value less costs to sell and are presented within Other assets and Other current assets in the Consolidated Balance Sheets. In addition, on-going lease liabilities and other occupancy costs, net of expected sublease income, have been accrued and are presented as Other accrued expenses and Other long-term liabilities in the Consolidated Balance Sheets.

Summary Financial Information

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the results of the Lumber and Building Materials segment are classified as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the Lumber and Building Materials operations as one line item on the statements of operations. There was no activity in the Statement of Operations for the discontinued operations during the three months ended May 3, 2009 or May 4, 2008.

NOTE 3—RELATED PARTIES

On August 30, 2007, investment funds associated with Clayton, Dubilier & Rice, Inc., The Carlyle Group and Bain Capital Partners, LLC (collectively the “Equity Sponsors”) formed HDS Investment Holding, Inc. (“HDS Holding”) and entered into a stock purchase agreement with The Home Depot, Inc. (“Home Depot” or “THD”) pursuant to which Home Depot agreed to sell to HDS Holding or to a wholly owned subsidiary of HDS Holding certain intellectual properties and all the outstanding common stock of HD Supply, Inc. and the Canadian subsidiary CND Holdings, Inc. ( collectively “HD Supply”). On August 30, 2007, through a series of transactions, HDS Holding’s direct wholly owned subsidiary, HDS Holding Corporation, acquired direct control of HD Supply through the merger of its wholly owned subsidiary, HDS Acquisition Corp., with and into HD Supply (the “Company”). Through these transactions (the “Transaction”), Home Depot was paid cash of $8.2 billion and 12.5% of HDS Holding’s common stock worth $325 million for certain intellectual properties and all of the outstanding common stock of HD Supply, Inc. and CND Holdings, Inc. including all dividends and interest payable associated with those shares. During the first quarter of fiscal 2009, the Company received $22 million from Home Depot for the working capital adjustment and settlement of other items finalizing the purchase price of the Transaction.

The Home Depot

Sales and Purchases—HD Supply derived revenue from the sale of products to THD of $75 million and $72 million in the three months ended May 3, 2009 and May 4, 2008, respectively. The revenue was recorded at an

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

amount that generally approximates fair value. The revenue recorded may not necessarily represent a price an unrelated third party would pay. Accounts receivable from these transactions with THD were $38 million and $33 million at May 3, 2009 and February 1, 2009, respectively, and are included within Receivables in the Consolidated Balance Sheets.

Other Transactions—Subsequent to the Transaction, THD continued to provide certain administrative services, primarily related to Human Resources and IT. During the three months ended May 4, 2008, these charges were less than $1 million and are included in Selling, general and administrative costs in the Consolidated Statement of Operations.

Equity Sponsors

In conjunction with the closing of the Transaction, the Company entered into a management agreement whereby the Company will pay the Equity Sponsors a $4.5 million annual aggregate management fee (“Sponsor Management Fee”) and related expenses. The three months ended May 3, 2009 and May 4, 2008 both include $1.2 million in Sponsor Management Fees and related expenses. These charges are included in Selling, general and administrative expense in the Consolidated Statements of Operations.

Management of the Company has been informed that, as of May 3, 2009, affiliates of certain of the Equity Sponsors beneficially owned approximately $833 million aggregate principal amount of our senior cash pay notes due 2014 and approximately $510 million aggregate principal amount of our senior subordinated PIK notes due 2015.

Other related parties

HD Supply purchased product from affiliates of the Equity Sponsors for approximately $7 million and $5 million in the three months ended May 3, 2009 and May 4, 2008, respectively. In addition, HD Supply sold product to affiliates of the Equity Sponsors for approximately $1 million in both the three months ended May 3, 2009 and May 4, 2008. Management believes these transactions were conducted at prices an unrelated third party would pay.

NOTE 4—ACQUISITIONS

HD Supply enters into strategic acquisitions to expand into new markets, new platforms, and new geographies in an effort to better service existing customers and attract new ones.

On March 31, 2008, HD Supply acquired D&M Fabricator, Inc., a fire protection fabrication shop located in Lodi, California. The purchase price for the acquisition was $3 million. This acquisition was accounted for under the purchase method of accounting and, accordingly, its results of operations have been consolidated in HD Supply’s financial statements since the date of acquisition.

NOTE 5—INCOME TAXES

HD Supply’s effective tax rate will vary based on a variety of factors, including overall profitability, the geographical mix of income before taxes and the related tax rates in the jurisdictions where it operates, restructuring and other charges, as well as discrete events, such as settlements of future audits. HD Supply will be subject to audits and examinations of its tax returns by tax authorities in various jurisdictions, including the Internal Revenue Service. Management will regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of provisions for income taxes.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company’s accrual for unrecognized tax benefits at February 1, 2009 under FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”) was $206 million. During the three months ended May 3, 2009, the accrual for unrecognized tax benefits increased an additional $4 million as a result of gross increases for tax positions in the current period and decreased $51 million as a result of gross decreases for tax positions in prior periods. The Company’s ending accrual at May 3, 2009 for unrecognized tax benefits was $159 million.

The Company’s ending net accrual for interest and penalties related to unrecognized tax benefits at May 3, 2009 and February 1, 2009 was $10 million and $9 million, respectively.

The provision for income taxes in the three months ended May 3, 2009 was $11 million compared to a benefit for income taxes in the three months ended May 4, 2008 of $29 million. The effective tax rate for the three months ended May 3, 2009 and May 4, 2008 was 52.1% expense and 27.8% benefit, respectively. The higher effective rate in the first quarter of fiscal 2009 was primarily related to the impact of non-deductible expenses on positive pre-tax income and $4 million of non-deductible discrete expenses.

NOTE 6—SUPPLEMENTAL BALANCE SHEET AND CASH FLOW INFORMATION

Other Accrued Expenses

Other accrued expenses as of May 3, 2009 and February 1, 2009 consisted of the following (amounts in millions):

	May 3, 2009	February 1, 2009
Accrued interest	$61	$133
Accrued non-income taxes	35	31
Branch closure & consolidation reserve	28	35
Other	137	144

Total other accrued expenses	$261	$343

Significant Non-Cash Transactions

Interest payments on the 13.5% Senior Subordinated PIK Notes are due each March and September 1st through maturity except that the first eight payment periods through September 2011 shall be paid in kind (“PIK”) and therefore increase the balance of the outstanding indebtedness rather than be paid in cash. On March 2, 2009 and March 3, 2008, the Company made PIK interest payments, increasing the balance of the 13.5% Senior Subordinated PIK Notes by $83 million and $88 million, respectively.

Supplemental Cash Flow Information

Cash paid for income taxes, net of refunds, in the three months ended May 3, 2009 and May 4, 2008 was approximately $2 million and $3 million, respectively. Cash paid for interest in the three months ended May 3, 2009 and May 4, 2008 was approximately $165 million and $174 million, respectively.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7—DEBT

Long-term debt as of May 3, 2009 and February 1, 2009 consisted of the following (amounts in millions):

	May 3, 2009	February 1, 2009
Term Loan due August 30, 2012	$985	$987
Revolving Credit Facility due August 30, 2013	300	300
Senior ABL Credit Facility due August 30, 2012	772	786
12.0% Senior Notes due September 1, 2014	2,500	2,500
13.5% Senior Subordinated Notes due September 1, 2015	1,313	1,482
Capital lease obligations, payable in various installments	1	1

Total long-term debt	5,871	6,056
Less current installments	(10)	(10)

Long-term debt, excluding current installments	$5,861	$6,046

During the first quarter of fiscal 2009, the Company repurchased $252 million principal amount, plus accrued interest of $15 million, of the 13.5% Senior Subordinated Notes due 2015 for $62 million. As a result, the Company recognized a $200 million pre-tax gain for the extinguishment of this portion of the 13.5% Senior Subordinated Notes, net of the write-off of unamortized deferred debt issuance costs. The pre-tax gain is reflected in Other (income) expense, net in the accompanying Statement of Operations.

NOTE 8—DERIVATIVE INSTRUMENTS

The Company maintains interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. At execution, the swaps were designated as hedging the exposure to variable cash flows of a forecasted transaction, whereby the Company pays fixed interest and receives variable interest, effectively converting $400 million of floating-rate debt to fixed rate debt. A subsidiary of Lehman Brothers Holdings, Inc. (“Lehman”) is the counterparty to these swap agreements. During September 2008, the expected and ultimate filing of bankruptcy by Lehman caused HD Supply to review the counterparty risk associated with these interest rate swaps. As a result of the review, the Company concluded on September 12, 2008 (the “date of de-designation”), that the likelihood of the obligor not defaulting was no longer probable. Therefore, on September 12, 2008, HD Supply removed the designation of the swaps as cash flow hedges, discontinued hedge accounting and now considers these swaps economic hedges on an on-going basis.

On the date of de-designation, the aggregate fair value of the swaps was a liability of $6 million. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the net loss shall remain in accumulated other comprehensive income (“OCI”) and be reclassified into earnings in the same periods in which the original hedged forecasted transactions affect earnings. Changes in the fair value of the swaps following the date of de-designation are recognized currently in earnings.

As of May 3, 2009 and February 1, 2009, the aggregate fair value of the swaps was a liability of $14 million and $17 million, respectively. The swaps mature in January 2010, for $200 million combined notional value, and January 2011, for $200 million combined notional value. The Company expects to reclassify $3 million in unrealized losses from OCI into Interest expense during the next twelve months.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following tables summarize the location and amounts of the fair values and gains or losses related to derivatives included in HD Supply’s financial statements as of May 3, 2009 and February 1, 2009 and for the three months ended May 3, 2009 and May 4, 2008 (amounts in millions):

	Location of fair value in balance sheet	As of
Interest rate swaps		May 3, 2009	February 1, 2009
Economic hedges	Other accrued expenses	$10	$12
	Other non-current liabilities	4	5

	Location of gain (loss) in statement of operations or OCI	Three Months Ended
Interest rate swaps		May 3, 2009	May 4, 2008
Cash flow hedges
Effective portion recorded in OCI	Other comprehensive income	$—	$4
Settlements	Interest (expense)	—	(1)
Economic hedges
Changes in fair value	Other income (expense), net	3	—
Amortization of net loss remaining in OCI at de-designation	Interest (expense)	(1)	—
Settlements	Interest (expense)	(3)	—

NOTE 9—FAIR VALUE MEASUREMENTS

SFAS No. 157, “Fair Value Measurements”, defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2—	Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly;

Level 3—	Unobservable inputs in which little or no market activity exists.

The Company’s financial assets and liabilities measured at fair value on a recurring basis subject to the disclosure requirements of SFAS 157 at May 3, 2009, were as follows (amounts in millions):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash Equivalents	$405	$—	$—	$405
Interest Rate Swap Contracts	—	14	—	14

Total	$405	$14	$—	$419

NOTE 10—STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 1,000 shares of common stock, par value $0.01 per share. As of May 3, 2009 and February 1, 2009, 1,000 shares were issued and outstanding.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) is comprised of the following components (amounts in millions):

	May 3, 2009	February 1, 2009
Cumulative foreign currency translation adjustment, net	$(25)	$(29)
Unrealized losses on derivatives, net	(2)	(3)

Total accumulated other comprehensive income (loss)	$(27)	$(32)

NOTE 11—BRANCH CLOSURE AND CONSOLIDATION ACTIVITIES

Concurrent with the Transaction and acquisition integration, management evaluated the operations and performance of individual branches and identified branches for closure or consolidation. In addition, during the fourth quarter of fiscal 2008, as a result of continued acquisition integration efforts, the decline in the residential construction market, and the general decline in economic conditions, management evaluated the operations and performance of individual branches and identified branches for closure or consolidation and a reduction in workforce. Under these plans, management expects to close or consolidate approximately 210 branches and reduce workforce personnel by approximately 4,400 employees. During the first quarter of fiscal 2009, the Company incurred additional restructuring charges under these plans of $9 million. The Company expects to incur approximately $1 million in additional restructuring charges under these plans during the remainder of fiscal 2009.

As of May 3, 2009, approximately 200 branches have been closed and approximately 4,300 employees have been terminated under these plans. The Company estimates that the branch closure and consolidation activities will be completed during fiscal 2009.

The following table presents the activity for the liability balance, included in Other accrued expenses and Other long-term liabilities, related to closure and consolidation activities (amounts in millions):

	Severance	Occupancy Costs	Other	Total
Ending balance—February 1, 2009	$5	$92	$8	$105

Additions for restructuring charges	7	1	1	9
Cash payments	(7)	(8)	(1)	(16)
Other adjustments	—	1	(1)	—

Ending balance—May 3, 2009	$5	$86	$7	$98

NOTE 12—LEGAL MATTERS

HD Supply is involved in litigation from time to time in the ordinary course of business. In management’s opinion, none of the proceedings are material in relation to the consolidated operations, cash flows, or financial position of HD Supply and the Company has adequate reserves to cover its estimated probable loss exposure.

In re Kitec—In October 2004, Classic Plumbing filed suit in the District Court of Clark County, Nevada against IPEX (as manufacturer), Ferguson (as a supplier) and two HD Supply affiliates (currently known as HD Supply Waterworks, Ltd. and HD Supply Plumbing/HVAC Group, Inc.). In 2006, this case was consolidated

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

with four other matters, including a class action. There were approximately 46,000 homeowners who received notice of the class action. In January 2007, the consolidated claims were renamed “In re Kitec.” The primary defect asserted by the plaintiffs is a chemical process known as dezincification. A settlement was entered into between the class plaintiffs, Richmond American Homes and the IPEX Defendants, which include the HD Supply affiliates. On February 2, 2009, the Court approved the settlement following a Good Faith and Fairness Hearing. The Court further ruled that the remaining claims held by the non-settling parties were derivative claims and were released by the settlement as well. The Company is not expected to contribute to the settlement. Notices of appeal regarding this settlement have been filed by several of the remaining defendants and the Nevada Supreme Court is scheduling a settlement conference for August 2009. The remaining defendants in the original action are scheduled to go to trial in June 2009.

Slaughter v. Uponor, et al—This is a class action commenced in the District Court of Clark County, Nevada by three individual plaintiffs in October 2008. The plaintiffs seek damages from Uponor, the manufacturer of various plumbing systems, including the Wirsbo PX System and Wirsbo Fittings. The plaintiffs also name a series of trade contractors that may have installed Wirsbo systems and fixtures in various homes as well as supply companies including two HD Supply, Inc. affiliates (currently known as HD Supply Construction Supply, Ltd. and HD Supply Waterworks, Ltd.). The HD Supply affiliates were served in October 2008. The plaintiffs assert that the various fixtures are failing or will fail in numerous homes constructed in the Las Vegas area. The primary defect asserted by the plaintiffs is a chemical process known as dezincification. Uponor removed the case to Federal Court and the plaintiffs were denied their motion to remand which was heard January 5, 2009. It is the Company’s understanding that Uponor will resist the class certification. Initial disclosures are due at the end of June 2009 and parties are starting to serve written discovery requests. The Company’s internal records indicate that our named entities did not sell the relevant product in the geography at issue during the relevant time period. If the discovery responses confirm this finding, HD Supply will be moving to dismiss the case. The plaintiffs are asserting claims based upon products liability, strict liability, breach of expressed warranty, breach of implied warranty, breach of warranty of merchantability and negligence. At this time, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of the amount of loss, if any, be made.

Harwell-Hesco—In May 2008, Harwell-Hesco Electric Supply Company, Ltd. (“Harwell-Hesco”) filed a statement of claim against Resin Systems, Inc. (“RSI”), two HD Supply affiliates (HD Supply Canada, Inc. and HD Supply Utilities), The Home Depot of Canada, Inc. (“THD Canada”), Global Composite Manufacturing Inc. and Global Vehicle Systems, Inc. in the Court of the Queens Bench of Alberta in the District of Edmonton. The statement alleged that RSI breached a distribution and manufacturing agreement with Harwell-Hesco and seeks damages in the amount of $48.5 million. Harwell-Hesco claims that the HD Supply affiliates and THD Canada unlawfully interfered with contractual relations and/or intentionally interfered with economic relations related to the distribution agreement and that the Global entities did the same with relation to the manufacturing agreement. At this time, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of the amount of loss, if any, be made. Discovery against RSI is in progress, but opposing counsel has agreed to “park” the case against THD Canada and the HD Supply affiliates until further information is obtained.

Worldwide Oilfield Machine v. Dow Chemical—On June 11, 2008, Worldwide Oilfield Machine (“WOM”) filed a Petition for Declaratory Judgment in Harris County, Texas against The Dow Chemical Company (“Dow”), Emerson Process Management, LLP, Emerson Process Management Valve Automation, Inc. and an HD Supply affiliate (Southwest Stainless, LP) related to an alleged fire and explosion in May 2007. It is the Company’s understanding that Dow believes the fire and explosion were caused by a defective pipeline ball valve manufactured by WOM and that they are seeking $15 million in damages. WOM was seeking a declaratory

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

judgment stating that they are not the responsible party because the ball valve was not defective and/or was modified, installed, handled and tested by other defendants. However, after answers and counterclaims were filed, the parties were realigned with DOW as the plaintiff. It is the Company’s understanding that Southwest Stainless, LP served as a distributor of this product and did not modify, install, handle or test the WOM valves. Discovery is in process and HD Supply is hoping to file a motion for summary judgment by the close of discovery. At this time, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of the amount of loss, if any, be made.

U.S. DOT and EPA Hazardous Waste/Materials Investigation—On January 13, 2009, HD Supply Facilities Maintenance, Ltd. received a written request for documents relating to the handling and transporting of hazardous waste and hazardous materials at its Sacramento, CA facility. It is the Company’s understanding that the Department of Transportation and Environmental Protection Agency are conducting a joint investigation regarding allegations of potential criminal violations associated with handling and transporting of hazardous waste and hazardous materials. The Company is cooperating fully with the investigation. At this time, the likely outcome of the matter cannot be predicted, nor can a reasonable estimate of the amount of a penalty, if any, be made.

NOTE 13—SEGMENT INFORMATION

HD Supply’s operating segments are based on management structure and internal reporting. Each segment offers different products and services to the end customer, except for Corporate, which provides general corporate overhead support and HD Supply Canada (included in Other), which is organized based on geographic location. The Company determines the reportable segments in accordance with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, (“SFAS 131”). For purposes of evaluation under SFAS 131, the Chief Operating Decision Maker for HD Supply assesses HD Supply’s ongoing performance, based on the periodic review and evaluation of net sales, operating income before restructuring charges and goodwill impairments, and certain other measures for each of the operating segments.

HD Supply has seven reportable segments, each of which is presented below:

•	Waterworks—Distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in all aspects of the water and wastewater industries.

•	Facilities Maintenance—Supplies MRO products and upgrade and renovation services largely to the multifamily, healthcare and hospitality markets.

•	White Cap—Distributes specialized hardware, tools and building materials to professional contractors.

•

Utilities—Distributes electrical transmission and distribution products, power plant MRO supplies and smart-grid technologies and provides materials management and procurement outsourcing arrangements to investor-owned utilities, municipal and provincial power authorities, rural electric cooperatives and utility contractors.

•

Industrial Pipe, Valves and Fittings (“IPVF”)—Distributes stainless steel and special alloy pipe, plate, sheet, flanges and fittings as well as high performance valves, actuation services and high-density polyethylene pipes and fittings for use in the oil and gas, petrochemical, power, food and beverage, pulp and paper, and mining industries; in addition, IPVF serves marine and pharmaceutical customers, industrial and mechanical contractors, fabricators, wholesale distributors, exporters and original equipment manufacturers.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

•	Creative Touch Interiors (“CTI”)—Offers turnkey flooring installation services and countertop, cabinet and window covering installation services to homebuilders.

•

Other, Corporate, & Eliminations—Other primarily consists of Plumbing, distributing plumbing fixtures, faucets and finishes, HVAC equipment, pipes, valves, fittings and water heaters, as well as related services, to residential and commercial contractors; Electrical, offering electrical products such as wire and cable, switch gear supplies, lighting conduit to residential and commercial contractors; Repair & Remodel, offering light remodeling and construction supplies primarily to small remodeling contractors and tradesmen; Crown Bolt, a retail distribution operator, providing program and packaging solutions, sourcing, distribution, and in-store service, primarily serving Home Depot; and HD Supply Canada, comprised of HD Supply’s Canadian operations (other than Grafton, which is included in the Utilities segment, and Commercial Direct, which is included in the Facilities Maintenance segment). Corporate has enterprise management responsibility and centralized support functions for some of the segments, information technology, human resources, sourcing and support services. Eliminations remove intersegment transactions.

HD Supply evaluates performance of each segment based on operating income before restructuring charges and goodwill impairments. The following table presents net sales and operating income before charges by segment for the periods indicated (amounts in millions):

	Three Months Ended
	May 3, 2009		May 4, 2008
	Net Sales	Operating Income (Loss)	Net Sales	Operating Income (Loss)
Waterworks	$428	$1	$597	$24
Facilities Maintenance	385	38	401	34
White Cap	224	(22)	362	6
Utilities	262	10	314	11
IPVF	193	21	199	33
CTI	53	(16)	108	(14)
Other, Corporate, & Eliminations	376	(48)	555	(39)

Total operations before charge	$1,921	$(16)	$2,536	$55

Restructuring charge		9		—

Total operating income (loss)		(25)		55
Interest expense		152		160
Other (income) expense, net		(198)		—

Income (loss) before provision for income taxes		$21		$(105)

NOTE 14—RECENT ACCOUNTING PRONOUNCEMENTS

Fair value measurements—In February 2008, the Financial Accounting Standard Board (“FASB”) issued FASB Staff Position (“FSP”) No. 157-2, “Partial Deferral of the Effective Date of Statement 157” (“FSP 157-2”), which deferred the effective date of Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”) for all nonfinancial assets and liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually, to fiscal years beginning after

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

November 15, 2008. SFAS 157 addresses the measurement of fair value by companies when they are required to use a fair value measure for recognition or disclosure purposes under U.S. GAAP and, accordingly, does not require any new fair value measurements. Effective February 2, 2009, HD Supply adopted SFAS 157, for all nonfinancial assets and liabilities that are measured at fair value on a non-recurring basis, such as goodwill and identifiable intangible assets. The adoption of SFAS 157 for nonfinancial assets and liabilities that are measured at fair value on a non-recurring basis did not impact the Company’s financial position or results of operations for the three months ended May 3, 2009 and the Company does not expect the adoption to have a material impact on the amounts reported in the financial statements in future periods.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP 107-1/28-1”). This FSP requires disclosures of fair value for any financial instruments not currently reflected at fair value on the balance sheet for all interim periods. FSP 107-1/28-1 is effective for interim and annual periods ending after June 15, 2009. HD Supply will adopt FSP 107-1/28-1 in the second quarter of fiscal 2009 and does not expect any material financial statement implications relating to the adoption of this FSP.

In April 2009, the FASB issued FSP FAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP 157-4”). This FSP relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. FSP 157-4 is effective for interim and annual periods ending after June 15, 2009. HD Supply will adopt FSP 157-4 in the second quarter of fiscal 2009 and does not expect any material financial statement implications relating to the adoption of this FSP.

Business combinations—In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS No. 141, “Accounting for Business Combinations.” SFAS 141(R) requires that the acquisition method of accounting be used in all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. It requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. The Company adopted the provisions of SFAS 141(R) on February 2, 2009. SFAS 141(R) is effective for business combinations for which the acquisition date is on or after the adoption date. The impact on the Company of adopting SFAS 141(R) will depend on the nature, terms and size of the business combinations completed after the adoption date. The Company had no acquisitions during the first quarter of fiscal 2009.

Noncontrolling interests—In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 amends ARB No. 51, “Consolidated Financial Statements.” SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company adopted the provisions of SFAS 160 at the beginning of fiscal 2009. The Company currently does not have a noncontrolling interest in a subsidiary; therefore, the adoption of SFAS 160 did not have an impact on the Company’s consolidated financial statements and results of operations.

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Derivative instruments—In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 enhances the disclosure framework of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities, as amended” (“SFAS 133”). SFAS 161 expands the disclosures to provide an enhanced understanding of (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (3) how derivative instruments affect an entity’s financial position, financial performance, and cash flows. The Company adopted the provisions of SFAS 161 at the beginning of fiscal 2009. The required disclosures under SFAS 161 are included in Note 8 to the consolidated financial statements.

Intangible assets—In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets,” (FSP 142-3), which amends the factors that should be considered in developing renewal or extension assumptions used in determining the useful life of a recognized intangible asset. The Company adopted the provisions of FSP 142-3 at the beginning of fiscal 2009. The adoption of FSP 142-3 did not impact the Company’s consolidated financial statements and results of operations.

NOTE 15—SUBSIDIARY GUARANTORS

The Company has issued 12.0% Senior Notes and 13.5% Senior Subordinated Notes (collectively the “Notes”) guaranteed by certain of its subsidiaries (the “Guarantor Subsidiaries”). The Guarantor Subsidiaries are direct or indirect wholly-owned domestic subsidiaries of the Company. The guarantees are full and unconditional, to the extent allowed by law, and joint and several. The subsidiaries of the Company that do not guarantee the Notes (“Non-guarantor Subsidiaries”) are direct or indirect wholly-owned subsidiaries of the Company and are made up of the Company’s operations in Canada and a subsidiary in the U.S.

The following supplemental financial information sets forth, on a consolidating basis, the condensed statements of operations, the condensed balance sheets, and the condensed statements of cash flows for the parent company issuer of the Notes (the “Parent Issuer”), for the Guarantor Subsidiaries and for the Non-guarantor Subsidiaries and total consolidated HD Supply, Inc. and subsidiaries (amounts in millions):

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CONDENSED CONSOLIDATING INCOME STATEMENTS

	Three Months Ended May 3, 2009
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$1,842	$79	$—	$1,921
Cost of sales	—	1,349	60	—	1,409

Gross Profit	—	493	19	—	512
Operating expenses:
Selling, general and administrative	25	387	18	—	430
Depreciation and amortization	6	91	1	—	98
Restructuring	1	8	—	—	9

Total operating expenses	32	486	19	—	537

Operating Income (Loss)	(32)	7	—	—	(25)
Interest expense	171	89	—	(108)	152
Interest (income)	(89)	(5)	(14)	108	—
Other (income) expense, net	(198)	9	(9)	—	(198)
Net loss of equity affiliates	24	—	—	(24)	—

Earnings (Loss) Before Provision (Benefit) for Income Taxes	60	(86)	23	24	21
Provision (benefit) for income taxes	50	(45)	6	—	11

Net Earnings (Loss)	$10	$(41)	$17	$24	$10

	Three Months Ended May 4, 2008
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$2,431	$105	$—	$2,536
Cost of sales	—	1,761	79	—	1,840

Gross Profit	—	670	26	—	696
Operating expenses:
Selling, general and administrative	32	485	23	—	540
Depreciation and amortization	7	93	1	—	101

Total operating expenses	39	578	24	—	641

Operating Income (Loss)	(39)	92	2	—	55
Interest expense	159	84	—	(83)	160
Interest (income)	(83)	—	—	83	—
Net (earnings) of equity affiliates	(8)	—	—	8	—

Earnings (Loss) Before Provision (Benefit) for Income Taxes	(107)	8	2	(8)	(105)
Provision (benefit) for income taxes	(31)	2	—	—	(29)

Net Earnings (Loss)	$(76)	$6	$2	$(8)	$(76)

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEETS

	May 3, 2009
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$553	$14	$20	$—	$587
Receivables, net	3	991	58	—	1,052
Inventories	—	1,109	57	—	1,166
Deferred tax asset	51	138	6	—	195
Intercompany receivable	—	2	—	(2)	—
Other current assets	158	71	1	—	230

Total current assets	765	2,325	142	(2)	3,230

Property and equipment, net	84	432	8	—	524
Goodwill	—	3,463	36	—	3,499
Intangible assets, net	—	1,442	3	—	1,445
Deferred tax asset	101	—	—	(101)	—
Investment in subsidiaries	4,014	—	—	(4,014)	—
Intercompany notes receivable	2,937	528	—	(3,465)	—
Other assets	221	9	78	(76)	232

Total assets	$8,122	$8,199	$267	$(7,658)	$8,930

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11	$771	$41	$—	$823
Accrued compensation and benefits	13	63	4	—	80
Current installments of long-term debt	10	—	—	—	10
Intercompany payables	—	—	2	(2)	–
Other accrued expenses	55	189	17	—	261

Total current liabilities	89	1,023	64	(2)	1,174

Long-term debt, excluding current installments	5,931	—	—	(70)	5,861
Deferred tax liabilities	—	421	1	(101)	321
Intercompany notes payable	528	2,937	—	(3,465)	—
Other long-term liabilities	280	6	—	(6)	280

Total liabilities	6,828	4,387	65	(3,644)	7,636

Stockholders’ equity	1,294	3,812	202	(4,014)	1,294

Total liabilities and stockholders’ equity	$8,122	$8,199	$267	$(7,658)	$8,930

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

	February 1, 2009
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$698	$17	$56	$—	$771
Receivables, net	35	1,034	54	—	1,123
Inventories	—	1,171	47	—	1,218
Deferred tax asset	96	53	5	—	154
Intercompany receivable	—	1	—	(1)	—
Other current assets	97	49	1	—	147

Total current assets	926	2,325	163	(1)	3,413

Property and equipment, net	90	447	8	—	545
Goodwill	—	3,463	35	—	3,498
Intangible assets, net	—	1,511	—	—	1,511
Deferred tax asset	224	—	—	(224)	—
Investment in subsidiaries	3,786	—	—	(3,786)	—
Intercompany notes receivable	2,949	408	—	(3,357)	—
Other assets	241	10	—	—	251

Total assets	$8,216	$8,164	$206	$(7,368)	$9,218

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19	$804	$47	$—	$870
Accrued compensation and benefits	17	97	5	—	119
Current installments of long-term debt	10	—	—	—	10
Intercompany payables	—	—	1	(1)	—
Other accrued expenses	122	203	18	—	343

Total current liabilities	168	1,104	71	(1)	1,342

Long-term debt, excluding current installments	6,045	1	—	—	6,046
Deferred tax liabilities	—	435	—	(224)	211
Intercompany notes payable	408	2,949	—	(3,357)	—
Other long-term liabilities	307	24	—	—	331

Total liabilities	6,928	4,513	71	(3,582)	7,930

Stockholders’ equity	1,288	3,651	135	(3,786)	1,288

Total liabilities and stockholders’ equity	$8,216	$8,164	$206	$(7,368)	$9,218

HD SUPPLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CONDENSED CONSOLIDATING CASH FLOW STATEMENTS

	Three Months Ended May 3, 2009
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities	$(222)	$137	$(11)	$(20)	$(116)
Cash flows from investing activities	(27)	(128)	(67)	233	11
Cash flows from financing activities	104	(12)	42	(213)	(79)

Net increase (decrease) in cash	$(145)	$(3)	$(36)	$—	$(184)

	Three Months Ended May 4, 2008
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities	$(27)	$75	$5	$—	$53
Cash flows from investing activities	145	(24)	(1)	(43)	77
Cash flows from financing activities	4	(50)	—	43	(3)

Net increase (decrease) in cash	$122	$1	$4	$—	$127

NOTE 16—SUBSEQUENT EVENTS

On June 1, 2009, HD Supply acquired substantially all of the assets of ORCO Construction Supply, a former competitor of the White Cap business, out of bankruptcy, for approximately $16 million.

On June 5, 2009, HD Supply filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission in accordance with the registration rights agreements applicable to the 12.0% Senior Notes and 13.5% Senior Subordinated Notes.

On July 6, 2009, the Company received $134 million from the IRS in payment of an NOL carryback. This amount was reflected as an asset within Other current assets as of May 3, 2009 and February 1, 2009 in the accompanying Consolidated Balance Sheets.

HD SUPPLY, INC.

Offer to Exchange

$2,500,000,000 Outstanding 12% Senior Notes due 2014

for $2,500,000,000 Registered 12% Senior Notes due 2014,

and

$1,581,974,720 Outstanding 13.5% Senior Subordinated PIK Notes due 2015

for $1,581,974,720 Registered 13.5% Senior Subordinated PIK Notes due 2015

PROSPECTUS

                , 2009

DEALER PROSPECTUS DELIVERY OBLIGATION

Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware Registrants

(a) Each of HD Supply, Inc., Brafasco Holdings II, Inc., Brafasco Holdings, Inc., HD Supply Construction Supply Group, Inc., HD Supply Facilities Maintenance Group, Inc., HD Supply GP & Management, Inc., HD Supply Plumbing/HVAC Group, Inc., HD Supply Support Services, Inc., HD Supply Utilities Group, Inc., HD Supply Waterworks Group, Inc., HSI IP, Inc., Sunbelt Supply Canada, Inc. and White Cap Construction Supply, Inc., is incorporated under the laws of the state of Delaware.

Section 145 of the Delaware General Corporation Law, or the “DGCL,” provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The certificate of incorporation of HD Supply, Inc. provides that, to the fullest extent permitted by the DGCL, its directors shall have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

The certificate of incorporation also provides that HD Supply, Inc., to the fullest extent permitted by the DGCL, shall indemnify and advance expenses to the directors of the corporation, provided that, with respect to an action, suit or proceeding initiated by a director, HD Supply, Inc., shall only indemnify that director to the extent that the action, suit or proceeding was authorized by the board of directors. The certificate of incorporation further provides that such rights to indemnification do not limit or exclude any rights, indemnities or limitations of liability to which any director of the corporation may be entitled under any statute, bylaws of the corporation, agreement, vote of stockholders, approval of the directors of the corporation or otherwise.

In addition to the indemnification rights provided under the certificate of incorporation, the bylaws of HD Supply, Inc. provide for the indemnification of directors and officers who were or are made party to, are threatened to be made party to or are involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of HD Supply, Inc. or is or was serving at the request of HD Supply, Inc. as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, to the fullest extent permitted by the DGCL against expenses, liability and losses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. In the case of an action or suit by or in the right of HD Supply, Inc. to obtain a judgment in its favor, indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of the suit or action, and no indemnification shall extend to matters as to which it is adjudged that such director or officer is liable to HD Supply, Inc. unless and only to the extent that a court determines that such director or officer is fairly and reasonably entitled to indemnity.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. HD Supply, Inc.’s bylaws provide for the maintenance of insurance under the circumstances described in Section 145 and as mentioned below, HD Supply, Inc. maintains such insurance.

The certificates of incorporation of Brafasco Holdings, Inc. and Brafasco Holdings II, Inc. provide that a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under DGCL.

The certificate of incorporation of Brafasco Holdings II, Inc. also provides that the corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may thereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director (or Board observer) at the request of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The corporation shall be required to indemnify such a person only if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by the board of directors of the corporation. The certificate of incorporation further provides that the rights of indemnification shall not be exclusive of any other rights which such person may have or acquire under any statute, provision in the certificate of incorporation, the bylaws of the corporation, agreement, vote of stockholders or disinterested directors or otherwise.

The bylaws of Brafasco Holdings II, Inc. provide that any officer, employee, or agent of the corporation shall be indemnified to the fullest extent permitted by the DGCL, as amended.

The bylaws of Brafasco Holdings, Inc. contain the same indemnification protections as the certificate of incorporation of Brafasco Holdings II, Inc.

The certificates of incorporation of each of HD Supply Construction Supply Group, Inc. and HD Supply Waterworks Group, Inc. provide that the corporation shall, to the full extent permitted by Section 145 of DGCL, indemnify all persons whom it may indemnify pursuant thereto. Each such certificate of incorporation further provides that the personal liability of the directors of the corporation is eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the DGCL.

The bylaws of HD Supply Construction Supply Group, Inc. and HD Supply Waterworks Group, Inc. are silent with respect to indemnification.

The certificates of incorporation of each of HD Supply Plumbing/HVAC Group, Inc., HD Supply Utilities Group, Inc., and HSI IP, Inc. provide that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

The certificate of incorporation of HSI IP, Inc. further provides that the corporation shall indemnify directors and officers to the fullest extent permitted by law and that in addition, the personal liability of directors shall further be limited or eliminated to the fullest extent permitted by any future amendments to Delaware law.

The bylaws of HD Supply Plumbing/HVAC Group, Inc. provide that the corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The bylaws further provide that notwithstanding any other limitation, a present or former director or officer who has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter referred to above, shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct contained in the bylaws. Indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent. The bylaws further provide that any repeal or modification of the bylaws shall not adversely affect any right or protection of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

HD Supply Plumbing/HVAC Group, Inc.’s bylaws provide for the maintenance of insurance under the circumstances described in Section 145 of the DGCL.

The bylaws of HD Supply Utilities Group, Inc. provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding); provided, however, that, except as provided, the indemnification in connection with a proceeding was authorized by the board of directors of the corporation. The right to indemnification shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final deposition. Any repeal or modification of the indemnification article shall not affect any rights or obligation then existing with respect to any state of facts or proceedings then existing. The bylaws further provide that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

HD Supply Utilities Group, Inc.’s bylaws provide for the maintenance of insurance under the circumstances described in Section 145 of the DGCL.

The bylaws of HSI IP, Inc. provide that, except as prohibited by law, every director and officer of the corporation now or hereafter serving as such shall be entitled as of right to be indemnified by the corporation against reasonable expenses and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative or otherwise, whether brought by or in the right of the corporation or otherwise, by reason of such person being or having been a director or officer of the corporation or by reason of the fact that such officer or director of the corporation is or was serving at the request of the corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefits plan or other entity; provided however that no such person shall be indemnified against, nor be reimbursed for, any expense incurred in connection with any liability arising out of his or her own willful misconduct or gross negligence. The bylaws further provide that the corporation shall have the express authority to enter into such agreements as the board of directors deems appropriate for the indemnification, including advancement of expenses, of present or future directors and officers of the corporation and other persons in connection with their service to, or status with, the corporation or any other corporation, partnership, joint venture, trust, employee benefit plan, or other entity with whom such director or officer or other person is serving at the request of the corporation. The right of indemnification (i) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled, (ii) shall be deemed to create contractual rights in favor of persons entitled to indemnification, (iii) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were determined to be entitled to indemnification and (iv) shall be applicable to actions, suits or proceedings commenced after the adoption of the bylaws, whether arising from actions or omissions occurring before or after adoption. The rights of indemnification may not be amended, modified or repealed so as to limit in any way the indemnification provided for with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal.

The bylaws of HSI IP, Inc. further provide that the corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified against any liability or expense asserted or incurred by such person in connection with any action, whether or not the corporation would have the power to indemnify such person against such liability or expense by law or under this the bylaws.

The certificate of incorporation of HD Supply Facilities Maintenance Group, Inc. provides that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, as it may hereafter be amended from time to time, for any unlawful payment of a dividend or unlawful stock purchase or redemption; and (4) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of the aforementioned indemnification will apply to, or have any effect on, the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal.

The certificate of incorporation of HD Supply Facilities Maintenance Group, Inc. further provides that each person who at any time is or was a director or officer of the corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is an alleged action in such person’s official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the DGCL, or any other applicable law as may from time to time be in effect, against all expense, liability and loss (including, without limitation, court costs, attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with a Proceeding, and such indemnification shall continue as to a person who has ceased to be a director or officer of the corporation or a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise. Notwithstanding this paragraph to the contrary, the corporation will not indemnify and hold harmless any officer or director with respect to any matter that constitutes a breach of a representation or warranty or a breach of any covenant or agreement under the Agreement and Plan of Merger dated May 5, 1998 (as amended), among the corporation, Century Acquisition Corp. and the shareholders of the corporation. The certificate of incorporation further provides that the indemnification provided shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled to under any statute, bylaw, other provisions of the Amended and Restated Certificate, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as the action in another capacity while holding such office.

The certificate of incorporation of HD Supply Facilities Maintenance Group, Inc. further provides that the corporation shall have the power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the provisions of the Amended and Restated Certificate, the corporation’s bylaws, the DGCL or other applicable law.

The bylaws of HD Supply Facilities Maintenance Group, Inc. provide that each director, officer and former director or officer of the corporation, and any person who may have served or who may hereafter serve at the request of the corporation as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, is indemnified by the corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification will not be deemed exclusive of any other rights to which such director, officer or other person may be entitled under any agreement, vote of stockholders or otherwise.

The certificate of incorporation of HD Supply GP & Management, Inc. is silent with respect to indemnification. The bylaws of HD Supply GP & Management, Inc. provide that the corporation shall indemnify any director, officer, other employee or agent, who was or is a party to, or is threatened to be made a party to or who is called as a witness in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation by reason of the fact that he or she is or was serving at the request of a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless the act or the failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled to under bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction, howsoever embodied, of any court of competent jurisdiction or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. It is the policy of the corporation that the indemnification of, and advancement of expenses to, directors, officers, employees and other agents of the corporation shall be made to the fullest extent permitted by law. To this end, the provisions of the indemnification article shall be deemed to have been amended for the benefit of directors, officers, employees and other agents of the corporation effectively immediately upon any modification of the DGCL which expands or enlarges the power or obligation of corporations organized under the DGCL to indemnify, or advance expenses to, directors, officers, employees and other agents of the corporation. The indemnification and advancement of expenses, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent. A contract shall be deemed to exist between the corporation and each director and officer of the corporation with respect to indemnification and advancement of expenses as provided by in the indemnification article and as otherwise provided by applicable law.

The bylaws of HD Supply Support Services, Inc. provide that the corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, as it presently exists or may hereafter be amended, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitral (a “Proceeding”) by reason of the fact that he, or another person for whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to an employee benefit plan, against all liability and loss suffered and reasonable expenses (including attorneys’ fees and costs) incurred by such person. The corporation shall be required to indemnify a person in connection with a proceeding, or part thereof, initiated by such person only if the Proceeding (or part thereof) was authorized by the board of directors. The repeal or modification of any provision of the indemnification article shall not adversely affect any right or protection in respect to acts or omissions occurring prior to the time of such repeal or modification. The rights conferred on any person shall not be exclusive of any other right which such person may have or acquire under any statue, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The bylaws of HD Supply Support Services, Inc. further provide that the corporation may purchase and maintain insurance under the circumstances described in Section 145 of the DGCL.

The certificate of incorporation of Sunbelt Supply Canada, Inc. is silent with respect to indemnification. The bylaws of Sunbelt Supply Canada, Inc. provide that the corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of another corporation, partnership, joint venture, trust, or other enterprise against liabilities incurred in connection with such proceedings, including any appeal, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Further, the corporation shall have the power to indemnify any person who was or is a party to any proceeding by or in right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of another corporation, partnership, joint venture, trust, or other enterprise against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in the view of all the circumstances in the case, such person is fairly and reasonably entitled to indemnify for such expenses which such shall deem proper. To the extent any director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue, or matter, he shall be indemnified against expenses actually and reasonably incurred by him. Any indemnification shall be made by the corporation, unless ordered by a court, only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above. The bylaws further provide that indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent.

The bylaws of Sunbelt Supply Canada, Inc. further provide that the corporation may purchase and maintain insurance under the circumstances described in Section 145 of the DGCL.

White Cap Construction Supply, Inc.’s certificate of incorporation provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this provision became effective. Any repeal or modification of the foregoing provisions by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

The certificate of incorporation of White Cap Construction Supply, Inc. further provides that the corporation shall, to the broadest and maximum extent permitted by Delaware law, as the same exists from time to time indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. The corporation shall not indemnify any such person with respect to any of the following matters: (i) remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; (ii) any accounting of profits made from the purchase or sale by such person of the corporation’s securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; (iii) actions brought about or contributed to by the dishonesty of such person, if a final judgment or other final adjudication adverse to such person establishes that acts of active and deliberate dishonesty were committed or attempted by such person with actual dishonest purpose and intent and were material to the adjudication; (iv) actions based on or attributable to such person having gained any personal profit or advantage to which he was not entitled, in the event that a final judgment or other final adjudication adverse to such person establishes that such person in fact gained such personal profit or other advantage to which he was not entitled; or (v) any matter in respect of which a final decision by a court with competent jurisdiction shall determine that indemnification is unlawful. The bylaws further provide that the rights to indemnification and to the advancement of expenses conferred shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the certificate of incorporation, the bylaws of the corporation, by agreement, vote of stockholders, or disinterested directors or otherwise.

The bylaws of White Cap Construction Supply, Inc. provide that the corporation shall have power to indemnify to the fullest extent permitted by applicable law as it presently exists or hereafter may be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, administrative, or investigative (other than an action by or in the right of a corporation) (a “Proceeding”) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the corporation shall have to power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The bylaws further provide that to the extent a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection. The indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses, unless otherwise provided when authorized or ratified, continue as to a director, officer, employee or agent of the corporation who has ceased to serve in such capacity. Any repeal or modification of the provisions shall not adversely affect any right or protection of any person with respect to any act or omission occurring prior to the time of such repeal of modification. The bylaws of White Cap Construction Supply, Inc. also provide that the corporation may purchase and maintain insurance under the circumstances described in Section 145 of the DGCL.

(b) Each of HD Builder Solutions Group, LLC, HD Supply Distribution Services, LLC, HD Supply Repair & Remodel, LLC, ProValue, LLC, and Williams Bros. Lumber Company, LLC is organized as a limited liability company under the laws of the state of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreement of HD Builder Solutions Group, LLC provides that to the fullest extent permitted by applicable law as it presently or may hereafter be amended, the LLC shall indemnify and hold harmless the Manager from and against any and all claims, actions, suits, damages, costs and expenses, including reasonable fees and disbursements of counsel (“Claims”), asserted against or incurred by the Manager arising out of or in connection with the Manager’s management or conduct in carrying out the LLC’s purposes, whether or not the Manager is a member of the LLC when such Claims are asserted against or incurred by it; provided, however, that the Manager shall not be indemnified for any liability for fraud, intentional misconduct, gross negligence, or a knowing violation of the law that was material to the cause of action. No amendment shall affect the rights of the Manager in existence prior to such amendment. The limited liability company agreement further provides that the LLC may indemnify and hold harmless any officer from and against any and all Claims asserted against or incurred by such officer arising out of or in connection with such officer’s management or conduct in carrying out the LLC’s purposes; provided, however, that any officer shall not be indemnified for any liability for fraud, intentional misconduct, gross negligence, or a knowing violation of the law that was material to the cause of action.

The limited liability company agreement of each of HD Supply Distribution Services, LLC, HD Supply Repair & Remodel, LLC, and Williams Bros. Lumber Company, LLC provides that, to the greatest extent permitted by law, as it presently exists or may be amended, the Delaware LLC shall indemnify and hold harmless the Manager from and against any and all claims, actions, suits, damages, costs and expenses, including reasonable fees and disbursements of counsel (“Claims”), asserted against or incurred by the Manager arising out of or in connection with the Manager’s management or conduct in carrying out the LLC’s purposes, whether or not the Manager is a member of the LLC when such Claims are asserted against or incurred by it; provided, however, that the Manager shall not be indemnified for any liability for fraud, intentional misconduct, gross negligence, or a knowing violation of the law that was material to the cause of action.

The limited liability company agreement of ProValue, LLC provides that no Covered Person (defined as any affiliate of the Member and any officers, directors, shareholders, partners or employees of the Member and their respective affiliates, and any officer, employee or expressly authorized agent of the company or its affiliates) shall be liable to the company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred upon the person by the limited liability company agreement, except that a Covered Person shall be liable for any loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct. The limited liability company agreement further provides that to the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the company for any loss, damage or claim incurred by reason of any act or omission by such person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred upon the person, except that a Covered Person shall be liable for any loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct; provided, however that any indemnity shall be provided out of and to the extent of company assets only, and no Covered Person shall have any personal liability on account thereof.

The limited liability company agreement of ProValue, LLC further provides that the company may purchase and maintain insurance to the extent and in such amounts as the Managing Member shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other persons or entities as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such person or entity in connection with the activities of the company or such indemnities, regardless of whether the company would have the power to indemnify such person or entity against such liability. The Managing Member and the company may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made to the advancement of expenses and the funding of obligations under the agreement and containing such other procedures regarding indemnification as are appropriate.

(c) Southwest Stainless, L.P. is registered as a limited partnership under the laws of the state of Delaware.

Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever, subject to standards and restrictions, if any, as are set forth in its partnership agreement.

The limited partnership agreement of Southwest Stainless, L.P., provides that no General Partner nor any officer, director or employee of the General Partner shall be liable, responsible, or accountable in damages or otherwise to the Partnership or any partner for any act or failure to act on behalf of Partnership within the scope of authority conferred on the General Partner by the limited partnership agreement or by law unless such act or omission was performed or omitted fraudulently or in bad faith or constituted wanton and willful misconduct or gross negligence. In addition, the Partnership shall indemnify and hold harmless the General Partner, each officer, director and employee of the General Partner, and the agents of each of them (each an “Indemnified Party”), from or against any loss, expense, damage or injury suffered or sustained by such person by reason of any act or omission arising out of his activities on behalf of the Partnership or furtherance of the interests of the Partnership, including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim and including any payments made by the General Partner to any of its officers, directors, or employee pursuant to an indemnification agreement no broader than this section; provided that the act, omission, or alleged act or omission upon which such actual or threatened action, proceeding or claim is based was not performed or omitted fraudulently or in bad faith or as a result of wanton and willful misconduct or gross negligence by such Indemnified Party.

Florida Registrants

(a) Each of Cox Lumber Co., HD Supply Management, Inc. and World-Wide Travel Network, Inc. is incorporated under the laws of the state of Florida.

Section 607.0850 of the Florida Business Corporations Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any such proceedings, the FBCA provides that the corporation is required to indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a stockholder.

An amendment to the articles of incorporation of Cox Lumber Co. provides that Cox Lumber Co. shall indemnify any present or former director or officer to the full extent permitted by law. The bylaws of Cox Lumber Co. do not contain provisions regarding the indemnification of or limitations on liability of directors or officers.

The articles of incorporation of World-Wide Travel Network and HD Supply Management, Inc. are silent with respect to indemnification.

The bylaws of World-Wide Travel Network, Inc. provide that a director who performs his duties in compliance with bylaw section 4 (as it relates to duties of directors) shall have no liability by reason of being or having been a director of World-Wide Travel Network, Inc. There are no provisions in the bylaws of World-Wide Travel Networks, Inc. regarding the indemnification of directors or officers.

The bylaws of HD Supply Management, Inc. (“Management Inc.”) provide that, to the fullest extent permitted by law, Management Inc. shall indemnify any person who (a) is or was a director, officer, employee or agent of Management Inc., or (b) serves or served any other corporation or enterprise in any capacity at the request of Management Inc. in connection with any actual or threatened action or proceeding, whether civil, criminal, administrative or investigative. Management Inc. shall also advance related expenses to such person to the fullest extent permitted by law. The bylaws further provide that Management Inc. may purchase insurance for the purpose of indemnifying these person and which may be for the benefit of all directors, officers or employees.

(b) Each of HD Supply Holdings, LLC, Madison Corner, LLC and Park-Emp, LLC is organized as a limited liability company under the laws of the state of Florida.

Section 608.4229 of the Florida Limited Liability Company Act provides that, subject to such standards and restrictions set forth in its articles of organization or operating agreement, a limited liability company may, and shall have the power to, but shall not be required to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding that provision, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to act, of such member, manager, managing member, officer, employee or agent were material to the cause of action so adjudicated and constitute any of the following: (a) a violation of criminal law, unless the member, manager, managing member, officer, employee, or agent had no reasonable cause to believe such conduct was unlawful; (b) a transaction from which the member, manager, managing member, officer, employee, or agent derived an improper personal benefit; (c) in the case of a manager or managing member, a circumstance under which the liability provisions of Section 608.426 (relating to improper distribution to members) are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the LLC in a proceeding by or in the right of the LLC to procure a judgment in its favor or in a proceeding by or in the right of a member.

The operating agreement of HD Supply Holdings, LLC provides that the company shall have the power and authority to take any and all actions necessary, appropriate advisable, convenient or incidental to or for the furtherance of the purpose of indemnifying any person or entity and to obtain any and all types of insurance. The operating agreement further provides that no Covered Person (defined as the Manager, any affiliate of the Member and any officers, directors, shareholder, partners or employees of the Member and their respective affiliates, and any officer, employee or expressly authorized agent of the company or its affiliates) shall be liable to the company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred upon such Covered Person by the operating agreement, except that a Covered Person shall be liable for any loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

The operating agreement further provides that to the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by the operating agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Persons by reason of gross negligence or willful misconduct with respect to such actions of omissions; provided, however, that any indemnity shall be provided out of and to the extent of company assets only, and no Covered Person shall have any personal liability on account thereof.

The operating agreement further provides that the company may purchase and maintain insurance, to the extent and in such amounts as the Manager shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other persons or entities as the Manager shall determine, against any liability that may be asserted against or expenses that may be incurred by any such person or entity in connection with the activities of the company or such indemnities, regardless of whether the company would have the power to indemnify such person or entity against such liability under the provisions of the operating agreement.

The operating agreement of each of Madison Corner LLC and Park-Emp, LLC (each a “Florida LLC”) provides that the Member shall not be liable, responsible, or accountable, in damages or otherwise, to the Florida LLC for any act performed by it with respect to Florida LLC matters. The operating agreements further provide that each Florida LLC shall indemnify the Member for any act performed by it with respect to Florida LLC matters.

(c) Each of HD Supply Construction Supply, Ltd., HD Supply Electrical, Ltd., HD Supply Facilities Maintenance, Ltd., HD Supply Plumbing/HVAC, Ltd., HD Supply Utilities, Ltd. and HD Supply Waterworks, Ltd. is registered as a limited partnership under the laws of the state of Florida.

Section 620.1406(6) of the Florida Revised Uniform Limited Partnership Act of 2005 provides that a limited partnership shall reimburse a general partner for payments made and indemnify a general partner for liabilities incurred by the general partner in the ordinary course of activities of the partnership or for the preservation of the partnership’s activities or property if such payments were made or such liabilities were incurred in good faith and either in the furtherance of the limited partnership’s purposes or the ordinary scope of its activities.

Section 620.2001 provides that a partner may maintain an action against the limited partnership or other partners to enforce his rights under the partnership agreement or the limited partnership statute.

Section 620.1110 provides that the partnership agreement among the partners governs relations among partners and between the partners and the limited partnership (subject to certain limitations or “nonwaivable” requirements described in such section). The limited partnership statutory provisions govern such relations to the extent that the partnership agreement does not otherwise provide. Such nonwaivable requirements include the partner’s duties of loyalty and care to the partnership and other partners and the partner’s obligations of fair dealing and good faith, which could be enforced by the partnership and other partners pursuant to Sections 620.2001 (direct actions) and 620.2002 (derivative actions).

The limited partnership agreements of HD Supply Construction Supply, Ltd., HD Supply Electrical, Ltd., HD Supply Facilities Maintenance, Ltd., HD Supply Plumbing/HVAC, Ltd., HD Supply Utilities, Ltd. and HD Supply Waterworks, Ltd. (each a “Florida LP”), provide that no General Partner nor any officer, director or employee of the General Partner of such Florida LP will have any liability to the Florida LP or any partner for any acts taken on behalf of the Florida LP within the scope of authority given to the General Partner by the limited partnership agreement or under law, except in the case of actions taken or not taken that were fraudulent, in bad faith, or constituted wanton and willful misconduct or gross negligence. In addition, each Florida LP shall indemnify and hold harmless the General Partner, each officer, director and employee of the General Partner, and the agents of them (“indemnified parties”), from and against any loss, expense, damage or injury suffered or sustained by such person by reason of any act or omission arising out of his activities on behalf of the Florida LP or in furtherance of the interest of the Florida LP, including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim and including any payments made by the General Partner to any of its officers, directors, or employees pursuant to an indemnification agreement no broader than this section; provided that the act, omission, or alleged act or omission upon which such actual or threatened action, proceeding or claim is based was not performed or omitted fraudulently or in bad faith or as a result of wanton and willful misconduct or gross negligence by such Indemnified Party.

Illinois Registrant

(a) Utility Supply of America, Inc. is incorporated under the laws of the state of Illinois.

Under Section 8.75 of the Illinois Business Corporation Act of 1983, as amended, a corporation is empowered, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) to which such person is made a party or threatened to be made a party by reason of his or her being or having been a director, officer, employee or agent of the corporation, or serving or having served at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Section 8.75 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, and that such indemnification shall, unless otherwise provided when authorized, continue as to a director, officer, employee or agent of the corporation who has ceased to serve in such capacity, and shall inure to the benefit of the heirs, executors and administrators of such person.

The bylaws of Utility Supply of America, Inc. provide that the corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Further, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Notwithstanding, and without limitation of, any other provision of the indemnification article, to the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. The bylaws further provide that any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in the bylaws. The indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent.

The bylaws further provide that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the bylaws.

Maryland Registrant

(a) Creative Touch Interiors, Inc. is incorporated under the laws of the state of Maryland.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Section 2-418 of the MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires a corporation, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The articles of incorporation of Creative Touch Interiors, Inc. (“Creative Touch”) provide that no present or former director or officer of Creative Touch, or person who have served at the request of Creative Touch as a director or officer of another corporation in which Creative Touch owns shares of capital stock or of which it is a creditors, shall be liable to the corporation or its stockholders for any money damages including any expenses incurred in proceedings in connection with defense of a claim for damages, arising from any acts, events or omissions by reason of service in the director’s or officer’s official capacity, except as such exculpation from liability is specifically limited by provisions of Section 2-405.2.

The articles of incorporation further provide that, except to the extent limited by the provisions of Section 2-418 of the MGCL, Creative Touch shall indemnify (i) any present or former director or officer of Creative Touch or (ii) any person who may have served at the request of Creative Touch as a director or officer of another corporation in which Creative Touch owns shares of capital stock or of which it is a creditor, against liabilities, fines, penalties and claims imposed upon such persons by reason of his or her status if being or having been in such positions. Such person shall also be indemnified against all expenses (including attorney fees) reasonably incurred by such person in connection therewith. Such person may receive advances from Creative Touch for expenses reasonably incurred. Creative Touch shall not indemnify an officer or director if the board of directors decides that: (a) act or omission of a director or officer was material to the claim, and either was committed in bad faith or was the result of active and deliberate dishonesty; or (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Michigan Registrant

(a) HD Supply Fasteners & Tools, Inc. is incorporated under the laws of the state of Michigan.

Sections 561 through 571 of the Michigan Business Corporation Act (“MBCA”) contain provisions governing the indemnification of directors and officers by Michigan corporations. The statute provides that a corporation has the power to indemnify a person who was or is a party of is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonable incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorneys’ fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful in on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

A determination that the person indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all “independent directors” not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders.

Under the MBCA, a corporation may pay or reimburse the reasonable expenses incurred by a directors, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (i) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and (ii) the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meeting the standard of conduct, which undertaking need not be secured.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation’s articles of incorporation, bylaws, or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided under the MBCA continues as to a person who ceases to be a director, officer, employee, or agent. Additionally, the MBCA permits a corporation to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with the corporation, whether or not such liabilities would be within the above indemnification provisions.

An amendment to the articles of incorporation of HD Supply Fasteners & Tools, Inc. provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to the corporation nor its subsidiaries; (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (3) for a violation of Section 551(1) of the Michigan Business Corporation Act; (4) for any transaction from which the director derived an improper personal benefit; and (5) for any acts or omission occurring before June 27, 1989.

The bylaws of HD Supply Fasteners & Tools, Inc. provide that each person who is or has been a director or officer of the corporation or any subsidiary thereof shall be indemnified by the corporation from and against losses and expenses sustained or incurred by him in connection with any action, suit or proceeding to which he may be a party by reason of his being, or having been a director or officer of the corporation or of any subsidiary thereof, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duty as such director or officer. The bylaws also state that the foregoing right of indemnification shall not be exclusive of other rights to which an officer or director may be entitled as a matter of law.

Nevada Registrant

(a) HDS IP Holding, LLC is organized as a limited liability company under the laws of the state of Nevada.

Section 86.411 of the Nevada Revised Statutes (the “NRS”) permits a limited liability company to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the limited liability company), by reason of being or having been a manager, member, employee or agent of the limited liability company or serving or having served in certain capacities at the request of the limited liability company. Indemnification may include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 86.421 of the NRS permits a limited liability company to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the liability company to procure a judgment in its favor by reason of being or having been a manager, member, employee or agent or the limited liability company or serving or having served in certain capacities at the request of the limited liability company, except that indemnification may not be made for any claim, issue or matter as to which such person has been finally adjudged by a court of competent jurisdiction to be liable to the limited liability company or for amounts paid in settlement to the limited liability company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. However, to be entitled to indemnification, the person to be indemnified in either case much have acted n good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the limited liability company and, with respect to any criminal action or proceeding, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Section 86.431 of the NRS also provides that to the extent a manager, member, employee or agent of a limited liability company has been successful on the merits or otherwise in defense of any such action, he or she must be indemnified by the limited liability company against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense.

Section 86.441 of the NRS permits a limited liability company, in its articles of organization, operating agreement or other agreement, to provide for the payment of expenses incurred by members or managers in defending any civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification by the company.

Section 86.461 of the NRS permits a limited liability company to purchase and maintain insurance or make other financial arrangements on behalf of the limited liability company’s current and former managers, members, employees or agents, or any person serving or who have served in certain capacities at the request of the limited liability company, for any liability and expenses incurred by them or in their capacities as managers, members, employees or agents or arising out of their status as such, whether or not the limited liability company has the authority to indemnify him, her or them against such liability and expenses.

The Articles of Organization of HDS IP Holding, LLC provide that the company may indemnify any member, manager, employee or agent to the fullest extent permitted by law. The operating agreement of HDS IP Holding, LLC (the “Nevada Guarantor”) provides that no member, manager, or officers of the Nevada Guarantor shall be liable for the Nevada Guarantor’s liabilities or obligations. The failure of the Nevada Guarantor to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs shall not be grounds for imposing personal liability on the member, manager, or officer. Additionally, the Nevada Guarantor shall indemnify the member and manager for all costs, losses, liabilities, and damages paid in connection with the Nevada Guarantor’s business or because the person is a member or manager, to the fullest extent provided by Nevada law. The operating agreement further provides that the manager shall cause the Nevada Guarantor to advance costs of participation in any proceeding to the manager or member. The manager may, with consent of the member, indemnify, to the fullest extent permitted by Nevada law, all other employees, officer and agents of the Nevada Guarantor for all costs, losses, liabilities, and damages paid or accrued by such persons in connection with Nevada Guarantor’s business or because such person is an agent, officer or employee.

Certain Other Arrangements

HDS Investment Holding, Inc. presently maintains an insurance policy covering all directors and officers of the foregoing entities, designed to reimburse it for payments made pursuant to the foregoing indemnification provisions. Under separate indemnification agreements entered into by certain directors of HD Supply, each such director has contractual rights to indemnification, and expense advance and reimbursement, to the fullest extent permitted under applicable law.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

The following exhibits are included as exhibits to this Registration Statement.

Exhibit Number	Exhibit Description
2.1	Purchase and Sale Agreement, dated as of June 19, 2007, by and between The Home Depot, Inc., THD Holdings, LLC, Home Depot International, Inc. and Pro Acquisition Corporation. *

2.2	Letter agreement, dated August 14, 2007, by and between The Home Depot, Inc., THD Holdings, LLC, Home Depot International, Inc., Homer TLC, Inc. and Pro Acquisition Corporation. *

2.3	Amendment No. 3 to Purchase and Sale Agreement, dated as of August 27, 2007, by and between The Home Depot, Inc., THD Holdings, LLC, Home Depot International, Inc., Homer TLC, Inc. and Pro Acquisition Corporation. *

3.1	Certificate of Incorporation of HD Supply, Inc. *

3.2	By-Laws of HD Supply, Inc. *

3.3	Amended and Restated Certificate of Incorporation of Brafasco Holdings II, Inc. *

3.4	By-Laws of Brafasco Holdings II, Inc. *

3.5	Corrected Certificate of Incorporation of Brafasco Holdings, Inc. *

3.6	By-Laws of Brafasco Holdings, Inc. *

3.7	Certificate of Incorporation of Cox Lumber Co. *

3.8	Second Amended and Restated By-Laws of Cox Lumber Co. *

3.9	Certificate of Incorporation of Creative Touch Interiors, Inc. *

3.10	By-Laws of Creative Touch Interiors, Inc. *

3.11	Certificate of Formation of HD Builder Solutions Group, LLC *

3.12	Limited Liability Company Agreement of HD Builder Solutions Group, LLC *

3.13	Amended and Restated Certificate of Incorporation of HD Supply Construction Supply Group, Inc. *

3.14	By-Laws of HD Supply Construction Supply Group, Inc. *

3.15	Certificate of Limited Partnership of HD Supply Construction Supply, Ltd. *

3.16	Amended and Restated Agreement of Limited Partnership of HD Supply Construction Supply, Ltd. *

3.17	Certificate of Formation of HD Supply Distribution Services, LLC *

3.18	Amended and Restated Limited Liability Company Agreement of HD Supply Distribution Services, LLC *

3.19	Certificate of Limited Partnership of HD Supply Electrical, Ltd. *

3.20	Amended and Restated Agreement of Limited Partnership of HD Supply Electrical, Ltd. *

Exhibit Number	Exhibit Description
3.21	Certificate of Incorporation of HD Supply Facilities Maintenance Group, Inc. *

3.22	By-Laws of HD Supply Facilities Maintenance Group, Inc. *

3.23	Certificate of Limited Partnership of HD Supply Facilities Maintenance, Ltd. *

3.24	Amended and Restated Agreement of Limited Partnership of HD Supply Facilities Maintenance, Ltd. *

3.25	Restated Articles of Incorporation of HD Supply Fasteners & Tools, Inc. *

3.26	Restated By-Laws of HD Supply Fasteners & Tools, Inc. *

3.27	Certificate of Incorporation of HD Supply GP & Management, Inc. *

3.28	Amended and Restated By-Laws of HD Supply GP & Management, Inc. *

3.29	Articles of Organization of HD Supply Holdings, LLC *

3.30	Amended and Restated Operating Agreement of HD Supply Holdings, LLC *

3.31	Articles of Incorporation of HD Supply Management, Inc. *

3.32	By-Laws of HD Supply Management, Inc. *

3.33	Certificate of Incorporation of HD Supply Plumbing/HVAC Group, Inc. *

3.34	By-Laws of HD Supply Plumbing/HVAC Group, Inc. *

3.35	Certificate of Limited Partnership of HD Supply Plumbing/HVAC, Ltd. *

3.36	Amended and Restated Agreement of Limited Partnership of HD Supply Plumbing/HVAC, Ltd. *

3.37	Certificate of Formation of HD Supply Repair & Remodel, LLC *

3.38	Amended and Restated Limited Liability Company Agreement of HD Supply Repair & Remodel, LLC *

3.39	Restated Certificate of Incorporation of HD Supply Support Services, Inc. *

3.40	Amended and Restated By-Laws of HD Supply Support Services, Inc. *

3.41	Certificate of Incorporation of HD Supply Utilities Group, Inc. *

3.42	By-Laws of HD Supply Utilities Group, Inc. *

3.43	Certificate of Limited Partnership of HD Supply Utilities, Ltd. *

3.44	Amended and Restated Agreement of Limited Partnership of HD Supply Utilities, Ltd. *

3.45	Amended and Restated Certificate of Incorporation of HD Supply Waterworks Group, Inc. *

3.46	Amended and Restated By-Laws of HD Supply Waterworks Group, Inc. *

3.47	Certificate of Limited Partnership of HD Supply Waterworks, Ltd. *

3.48	Amended and Restated Agreement of Limited Partnership of HD Supply Waterworks, Ltd. *

3.49	Articles of Organization of HDS IP Holding, LLC *

3.50	Operating Agreement of HDS IP Holding, LLC *

3.51	Certificate of Incorporation of HSI IP, Inc. *

3.52	Amended and Restated By-Laws of HSI IP, Inc. *

3.53	Articles of Organization of Madison Corner, LLC *

Exhibit Number	Exhibit Description
3.54	Operating Agreement of Madison Corner, LLC *

3.55	Articles of Organization of Park-Emp, LLC *

3.56	Operating Agreement of Park-Emp, LLC *

3.57	Certificate of Formation of ProValue, LLC *

3.58	Limited Liability Company Agreement of ProValue, LLC *

3.59	Amended and Restated Certificate of Limited Partnership of Southwest Stainless, L.P. *

3.60	Amended and Restated Agreement of Limited Partnership of Southwest Stainless, L.P. *

3.61	Certificate of Incorporation of Sunbelt Supply Canada, Inc. *

3.62	By-Laws of Sunbelt Supply Canada, Inc. *

3.63	Articles of Incorporation of Utility Supply of America, Inc. *

3.64	Amended and Restated By-Laws of Utility Supply of America, Inc. *

3.65	Certificate of Incorporation of White Cap Construction Supply, Inc. *

3.66	By-Laws of White Cap Construction Supply, Inc. *

3.67	Certificate of Formation of Williams Bros. Lumber Company, LLC *

3.68	Amended and Restated Limited Liability Company Agreement of Williams Bros. Lumber Company, LLC *

3.69	Articles of Incorporation of World-Wide Travel Network, Inc. *

3.70	By-Laws of World-Wide Travel Network, Inc. *

4.1	Indenture, dated as of August 30, 2007, among HD Supply, Inc., as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, relating to the 12.0% Senior Cash Pay Notes due 2014 *

4.2	Merger Supplemental Indenture, dates as of August 30, 2007, by and between HD Supply, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the 12.0% Senior Cash Pay Notes due 2014 *

4.3	Supplemental Indenture in Respect of Subsidiary Guarantee, dates as of August 30, 3007, by and between HD Supply Inc., the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 12.0% Senior Cash Pay Notes due 2014 *

4.4	Third Supplemental Indenture, dated as of October 30, 2007, by and between HD Supply, Inc., the Subsidiary Guarantors parties named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 12.0% Senior Cash Pay Notes due 2014 *

4.5	Indenture, dated as of August 30, 2007, among HD Supply, Inc., as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, relating to the 13.5% Senior Subordinated Notes due 2015 *

4.6	Merger Supplemental Indenture, dates as of August 30, 2007, by and between HD Supply, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the 13.5% Senior Subordinated Notes due 2015 *

4.7	Supplemental Indenture in Respect of Subsidiary Guarantee, dates as of August 30, 3007, by and between HD Supply Inc., the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 13.5% Senior Subordinated Notes dues 2015 *

4.8	Third Supplemental Indenture, dated as of October 30, 2007, by and between HD Supply, Inc., the Subsidiary Guarantors parties named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 13.5% Senior Subordinated Notes due 2015 *

Exhibit Number	Exhibit Description
4.9	Form of 12.0% Senior Cash Pay Note due 2014 of HD Supply, Inc. (included in Exhibit 4.1 hereto) *

4.10	Form of 13.5% Senior Subordinated Note due 2015 of HD Supply, Inc. (included in Exhibit 4.5 hereto) *

4.11	Exchange and Registration Rights Agreement, dated as of August 30, 2007, among HD Supply, Inc. (successor by merger to HDS Acquisition Subsidiary, Inc.), J.P. Morgan Securities Inc. and the other financial institutions named therein, relating to the 12.0% Senior Cash Pay Notes due 2014 *

4.12	Exchange and Registration Rights Agreement, dated as of August 30, 2007, among HD Supply, Inc. (successor by merger to HDS Acquisition Subsidiary, Inc.), J.P. Morgan Securities Inc. and the other financial institutions named therein, relating to the 13.5% Senior Subordinated Notes due 2015 *

5.1	Opinion of Debevoise & Plimpton LLP

5.2	Opinion of Holland & Hart LLP

5.3	Opinion of Holland & Knight LLP

5.4	Opinion of Morris, Nichols, Arsht & Tunnell LLP

5.5	Opinion of Dykema Gossett PLLC

10.1	Credit Agreement, dated as of August 30, 2007, among HDS Acquisition Subsidiary, Inc., to be merged with and into HD Supply, Inc., as borrower, the several lenders from time to time parties thereto, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, Lehman Brothers Inc. and J.P. Morgan Securities Inc., as co-syndication agents, JPMorgan Chase Bank, N.A., as issuing lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., and J.P. Morgan Securities Inc., as joint lead arrangers and joint bookrunning managers *

10.2	Amendment and Waiver No. 1 to the Credit Agreement (referred to above), dated October 2, 2007, among HD Supply, Inc., as successor by merger to HDS Acquisition Subsidiary, Inc., as borrower, Merrill Lynch Capital Corporation, as administrative agent and collateral agent for the lenders and the lenders party thereto *

10.3	Amendment No. 2 to the Credit Agreement (referred to above), dated November 1, 2007, among HD Supply, Inc., as successor by merger to HDS Acquisition Subsidiary, Inc., as borrower, Merrill Lynch Capital Corporation, as administrative agent and collateral agent for the lenders and the lenders party thereto *

10.4	ABL Credit Agreement, dated as of August 30, 2007, among HDS Acquisition Subsidiary, Inc., as successor by merger to HD Supply, Inc., as parent borrower, the several Canadian borrowers from time to time party thereto, the several subsidiary borrowers from time to time party thereto, the several lenders from time to time party thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as administrative agent and U.S. ABL collateral agent, Lehman Brothers Inc. and J.P. Morgan Securities Inc., as co-syndication agents, JPMorgan Chase Bank, N.A., as issuing lender, Merrill Lynch Capital Canada Inc., as Canadian agent and Canadian collateral agent, Merrill Lunch Capital, a division of Merrill Lynch Business Financial Services Inc., J.P. Morgan Securities Inc., and Lehman Brothers Inc., as joint lead arrangers, and Merrill Lunch Capital, a division of Merrill Lynch Business Financial Services Inc., J.P. Morgan Securities Inc., and Lehman Brothers Inc., as joint bookrunning managers *

10.5	Amendment and Waiver No. 1 to the ABL Credit Agreement (referred to above), dated as of October 3, 2007, among HD Supply, Inc. (as successor by merger to HDS Acquisition Subsidiary, Inc.), as parent borrower, the other borrowers party thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent and collateral agent for the lenders party thereto, and Merrill Lynch Capital Canada Inc., as Canadian administrative agent and Canadian collateral agent for the lenders *

Exhibit Number	Exhibit Description
10.6	Amendment No. 2 to the ABL Credit Agreement (referred to above), dated as of November 1, 2007, among HD Supply, Inc. (as successor by merger to HDS Acquisition Subsidiary, Inc.), as parent borrower, the other borrowers party thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as administrative agent and collateral agent for the lenders party thereto, and Merrill Lynch Capital Canada Inc., as Canadian administrative agent and Canadian collateral agent for the lenders *

10.7	ABL Joinder Agreement, dated as of August 30, 2007, among HD Supply, Inc., as parent borrower, and certain operating subsidiaries of the parent borrower signatory thereto, and consented to by the other loan parties as defined therein, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as administrative agent and as collateral agent, and Merrill Lynch Capital Canada Inc., as Canadian administrative agent and as Canadian collateral agent for the banks and other financial institutions from time to time parties to the ABL Credit Agreement *

10.8	Intercreditor Agreement, dated as of August 30, 2007, by and between Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as administrative agent and collateral agent for the banks and other financial institutions party to the ABL Credit Agreement, and Merrill Lynch Capital Corporation, as administrative agent and collateral agent for the lenders party to the Credit Agreement *

10.9	Amendment No. 1 to Intercreditor Agreement, dated as of November 2, 2007, among Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as collateral agent and administrative agent for the banks and other financial institutions party to the ABL Credit Agreement, and Merrill Lynch Capital Corporation, as collateral agent and administrative agent for the banks and other financial institutions party to the Cash Flow Credit Agreement *

10.10	Guarantee and Reimbursement Agreement, dated as of August 30, 2007, made by The Home Depot, Inc., as guarantor and HD Supply, Inc. and the other guarantors party thereto, in favor of Merrill Lynch Capital Corporation, as administrative agent under the Credit Agreement *

10.11	Guarantee and Collateral Agreement, dated as of August 30, 2007, made by HD Supply, Inc., and the subsidiary guarantors party thereto, in favor of Merrill Lynch Capital Corporation, as administrative agent and as collateral agent for the banks and other financial institutions party to the Credit Agreement *

10.12	Amendment No. 1 to the Guarantee and Collateral Agreement (referred to above), dated as of November 1, 2007, among HD Supply, Inc., as borrower, the subsidiary guarantors party thereto, and Merrill Lynch Capital Corporation, as collateral agent and administrative agent for the banks and other financial institutions party to the Credit Agreement *

10.13	U.S. Guarantee and Collateral Agreement, dated as of August 30, 2007, made by HD Supply, Inc., and the subsidiary guarantors party thereto, in favor of Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as collateral agent and administrative agent for the banks and other financial institutions party to the ABL Credit Agreement *

10.14	Amendment No. 1 to the U.S. Guarantee and Collateral Agreement (referred to above), dated as of November 1, 2007, among HD Supply, Inc., the parent borrower, the subsidiary guarantors party thereto, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as collateral agent and administrative agent for the banks and other financial institutions party to the ABL Credit Agreement *

10.15	Canadian Guarantee and Collateral Agreement, dated as of September 5, 2007, made by HD Supply Canada Inc., as borrower, Pro Canadian Holdings I, ULC, CND Holdings, Inc., and the several subsidiary guarantors signatory thereto, in favor of Merrill Lynch Capital Canada Inc., as Canadian agent and Canadian collateral agent for the banks and other financial institutions party to the ABL Credit Agreement *

Exhibit Number	Exhibit Description
10.16	Amendment No. 1 to the Canadian Guarantee and Collateral Agreement, dated as of November 1, 2007, among HD Supply Canada Inc., as borrower, Pro Canadian Holdings I, ULC, CND Holdings, Inc., the subsidiary guarantors signatory thereto, and Merrill Lynch Capital Canada, as Canadian collateral agent and Canadian agent for the banks and other financial institutions party to the ABL Credit Agreement *

10.17	Holding Pledge Agreement, dated as of August 30, 2007, made by HDS Holding Corporation, as pledgor, in favor of Merrill Lynch Capital Corporation, as administrative agent and as collateral agent for the banks and other financial institutions party to the Credit Agreement *

10.18	ABL Holding Pledge Agreement, dated as of August 30, 2007, made by HDS Holding Corporation, as pledgor, in favor of Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent and as collateral agent for the banks and other financial institutions party to the ABL Credit Agreement *

10.19	Notice of Grant of Security Interest in Patents, dated as of August 30,2007, made by subsidiaries of HD Supply, Inc. named therein in favor of Merrill Lynch Capital Corporation, as administrative agent and collateral agent for the banks and other financial institutions that are parties to the Credit Agreement *

10.20	Grant of Security Interest in Copyrights, dated as of August 30, 2007, made by HD Supply, Inc. and the subsidiaries named therein in favor of Merrill Lynch Capital Corporation, as administrative agent and collateral agent for the banks and other financial institutions that are parties to the Credit Agreement *

10.21	Notice of Grant of Security Interest in Trademarks, dated as of August 30, 2007, made by subsidiaries of HD Supply, Inc. named therein in favor of Merrill Lynch Capital Corporation, as administrative agent and collateral agent for the banks and other financial institutions that are parties to the Credit Agreement *

10.22	ABL Notice of Grant of Security Interest in Patents, dated as of August 30, 2007, made by subsidiaries of HD Supply, Inc. named therein in favor of Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent and collateral agent for the banks and other financial institutions that are parties to the ABL Credit Agreement *

10.23	ABL Grant of Security Interest in Copyrights, dated as of August 30, 2007, made by HD Supply, Inc. and the subsidiaries named therein in favor of Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent and collateral agent for the banks and other financial institutions that are parties to the ABL Credit Agreement *

10.24	ABL Notice of Grant of Security Interest in Trademarks, dated as of August 30, 2007, made by subsidiaries of HD Supply, Inc. named therein in favor of Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent and collateral agent for the banks and other financial institutions that are parties to the ABL Credit Agreement *

10.25	ABL Notice of Grant of Security Interest in Canadian Trademarks, dated as of August 30, 2007, made by HD Supply Canada Inc. in favor of Merrill Lynch Capital Canada Inc., as Canadian agent and Canadian collateral agent for the banks and other financial institutions that are parties to the ABL Credit Agreement *

10.26	Pledge of Bond Agreement, dated as of August 30, 2007, by and between HD Supply Canada Inc., as grantor, and Merrill Lynch Capital Canada Inc., as Canadian agent under the ABL Credit Agreement and as mandatary for the secured parties listed therein *

10.27	Amendment No. 1 to the Pledge of Bond Agreement (referred to above), dated as of November 1, 2007, among HD Supply Canada Inc., as Canadian borrower, and Merrill Lynch Capital Canada Inc., as Canadian agent under the ABL Credit Agreement and mandatory *

Exhibit Number	Exhibit Description
10.28	Deed of Hypothec and Issue of Bonds, dated as of August 30, 2007, by and between HD Supply Canada Inc., as grantor and Merrill Lynch Capital Canada Inc., as attorney *

10.29	HD Supply Canada, Inc. Demand Bond and Endorsement *

10.30	HD Supply Management Incentive Plan *

10.31	Industrial PVF Bonus Plans

10.32	HDS Investment Holding, Inc. Stock Incentive Plan *

10.33	Letter Agreement with Mark Jamieson, effective October 29, 2007 *

10.34	Home Depot Retention Agreement with Joseph DeAngelo, effective August 30, 2007 *

10.35	Home Depot Retention Agreement with Anesa Chaibi, effective August 30, 2007 *

10.36	Home Depot Retention Agreement with Thomas Lazzaro, effective August 30, 2007 *

10.37	Tax Sharing Agreement, dated as of August 30, 2007, by and between HDS Investment Holding, Inc., HDS Acquisition Subsidiary, Inc. (which has been merged into HD Supply, Inc.), HDS Holding Corporation and HD Supply, Inc *

10.38	Strategic Purchase Agreement, dated August 30, 2007, by and between Home Depot U.S.A., Inc. and HD Supply Distribution Services, LLC (certain portions of this exhibit were omitted subject to a pending request for confidential treatment) *

10.39	Consulting Agreement, dated August 30, 2007, by and between Bain Capital Partners, LLC, HDS Investment Holding, Inc. and HD Supply, Inc. *

10.40	Consulting Agreement, dated August 30, 2007, by and between TC Group V, LLC, HDS Investment Holding, Inc. and HD Supply, Inc. *

10.41	Consulting Agreement, dated August 30, 2007, by and between Clayton, Dubilier & Rice, Inc., HDS Investment Holding, Inc. and HD Supply, Inc. *

10.42	Indemnification Agreement, dated as of August 30, 2007, by and between Bain Capital Integral Investors 2006, LLC, Bain Capital Partners, LLC, HDS Investment Holding, Inc. and HD Supply, Inc. *

10.43	Indemnification Agreement, dated as of August 30, 2007, by and between Carlyle Partners V, L.P., Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P., TC Group V, LLC, HDS Investment Holding, Inc. and HD Supply, Inc. *

10.44	Indemnification Agreement, dated as of August 30, 2007, by and between Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., HDS Investment Holding, Inc. and HD Supply, Inc. *

10.45	Indemnification Agreement, dated as of August 30, 2007, by and between The Home Depot, Inc., HDS Investment Holding, Inc. and HD Supply, Inc. *

10.46	Assumption and Termination Agreement, dated September 17, 2007, by and among HD Supply, Inc., Clayton, Dubilier & Rice, Inc. and Mitchell Jacobson

10.47	Form of Indemnification Agreement

12.1	Computation of Ratio of Earnings to Fixed Charges *

18.1	Preferability Letter *

21.1	List of Subsidiaries *

Exhibit Number	Exhibit Description

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of KPMG LLP

23.3	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1 hereto)

23.4	Consent of Holland & Hart LLP (included in Exhibit 5.2 hereto)

23.5	Consent of Holland & Knight LLP (included in Exhibit 5.3 hereto)

23.6	Consent of Morris, Nichols, Arsht & Tunnell LLP (included in Exhibit 5.4 hereto)

23.7	Consent of Dykema Gossett PLLC (included in Exhibit 5.5 hereto)

24.1	Powers of Attorney*

25.1	Statement of Eligibility of Wells Fargo Bank, National Association on Form T-1 *

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery *

99.3	Form of Instruction to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner *

99.4	Letter of KPMG LLP *

*	Previously filed.

(b) Financial Statement Schedules.

Report of Independent Registered Public Accounting Firm

on

Financial Statement Schedule

To the Board of Directors

of HD Supply, Inc.:

Our audit of the consolidated financial statements for the year ended February 1, 2009 referred to in our report dated April 21, 2009 appearing in this Registration Statement on Form S-4 of HD Supply, Inc. also included an audit of the accompanying financial statement schedule: “Valuation and Qualifying Accounts” for the year ended February 1, 2009. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein for the year ended February 1, 2009 when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers

Atlanta, Georgia

April 21, 2009

(b) Financial Statement Schedules.

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors

HD Supply, Inc:

The audits referred to in our report dated May 9, 2008 with respect to the accompanying consolidated balance sheet of HD Supply Inc. and subsidiaries (Successor Company) as of February 3, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the period August 30, 2007 to February 3, 2008, and the combined statements of operations of HD Supply, Inc. and HD Supply Canada, Inc., wholly owned subsidiaries of The Home Depot, Inc. (Predecessor Company) and the related combined statements of owner’s equity and cash flows for the period January 29, 2007 to August 29, 2007 and for the year ended January 28, 2007, included the related financial statement schedule as of February 3, 2008, the period ended August 29, 2007, and the year ended January 28, 2007. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in presentation described in Note 17 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by a successor auditor.

As discussed in Note 7 to the consolidated financial statements, the Predecessor Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of Statement of Financial Accounting Standards No. 109,” effective January 29, 2007.

We consent to the use of our reports included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

July 27, 2009

Orlando, FL

Certified Public Accountants

(b) Financial Statement Schedules.

HD SUPPLY, INC.

SCHEDULE II–VALUATION AND QUALIFYING ACCOUNTS

(Amounts in Millions)

Accounts Receivable Allowance for Doubtful Accounts:

	Balance at Beginning of Period	Acquisition of Business or Purchase Accounting Adjustment	Charges to Expense / (Income)	Doubtful Accounts Written Off, Net	Other Adjustments	Balance at End of Period
Period ended:
January 28, 2007 (Predecessor)	$25	12	24	(13)	—	$48
August 29, 2007 (Predecessor)	$48	—	25	(14)	—	$59

February 3, 2008 (Successor)	$59	—	31	(12)	(6)	$72
February 1, 2009 (Successor)	$72	—	61	(36)	(2)	$95

Inventory Valuation Reserves:

	Balance at Beginning of Period	Acquisition of Business or Purchase Accounting Adjustment	Charges to Expense / (Income)	Inventory Written Off, Net	Other Adjustments	Balance at End of Period
Period ended:

January 28, 2007 (Predecessor)	$24	11	23	(11)	—	$47
August 29, 2007 (Predecessor)	$47	4	7	(8)	(3)	$47

February 3, 2008 (Successor)	$47	12	5	(8)	(1)	$55
February 1, 2009 (Successor)	$55	55	12	(29)	(4)	$89

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, HD Supply, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 27, 2009.

HD SUPPLY, INC.

By:	*
Name:	Joseph J. DeAngelo
Title:	President

Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 27, 2009 by the following persons in the capacities indicated.

	Signature	Title

	* Joseph J. DeAngelo	President (Principal Executive Officer), Director

	* Mark Jamieson	Senior Vice President and Chief Financial Officer, Director

	* Evan Levitt	Controller and Assistant Treasurer

	* Ricardo Nunez	Director

	* David A. Novak	Director

	* Daniel A. Pryor	Director

	* Stephen M. Zide	Director

*By:	/S/ KEN VENEZIANO
Ken Veneziano Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 27, 2009.

BRAFASCO HOLDINGS II, INC.

BRAFASCO HOLDINGS, INC.

HD SUPPLY CONSTRUCTION SUPPLY GROUP, INC.

HD SUPPLY FACILITIES MAINTENANCE GROUP, INC. HD SUPPLY MANAGEMENT, INC.

HD SUPPLY PLUMBING/HVAC GROUP, INC.

HD SUPPLY UTILITIES GROUP, INC.

HD SUPPLY WATERWORKS GROUP, INC.

HSI IP, INC.

WHITE CAP CONSTRUCTION SUPPLY, INC.

WORLD-WIDE TRAVEL NETWORK, INC.

By:	*
Name:	Joseph J. DeAngelo
Title:	President

Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 27, 2009 by the following persons in the capacities indicated.

Signature		Title

* Joseph J. DeAngelo		President (Principal Executive Officer) and Director of each registrant

* Mark Jamieson		Vice President (Principal Financial Officer) and Director of each registrant

* Evan Levitt		Assistant Treasurer (Principal Accounting Officer) of each registrant

* Ricardo Nunez		Director of each registrant

*By:	/S/ KEN VENEZIANO
Ken Veneziano Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 27, 2009.

COX LUMBER CO. CREATIVE TOUCH INTERIORS, INC. HD SUPPLY FASTENERS & TOOLS, INC. SUNBELT SUPPLY CANADA, INC. UTILITY SUPPLY OF AMERICA, INC.

By:	*
Name:	Joseph J. DeAngelo
Title:	Vice President

Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 27, 2009 by the following persons in the capacities indicated.

Signature		Title

* Joseph J. DeAngelo		Vice President (Principal Executive Officer) and Director of each registrant

* Mark Jamieson		Vice President (Principal Financial Officer) and Director of each registrant

* Evan Levitt		Assistant Treasurer (Principal Accounting Officer) of each registrant

* Ricardo Nunez		Director of each registrant

*By:	/S/ KEN VENEZIANO
Ken Veneziano Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 27, 2009.

HD BUILDER SOLUTIONS GROUP, LLC HD SUPPLY DISTRIBUTION SERVICES, LLC HD SUPPLY REPAIR & REMODEL, LLC WILLIAMS BROS. LUMBER COMPANY, LLC

By:	*
Name:	Joseph J. DeAngelo
Title:	Vice President

Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 27, 2009 by the following persons in the capacities indicated.

Signature		Title

* Joseph J. DeAngelo		Vice President (Principal Executive Officer)

* Mark Jamieson		Vice President (Principal Financial Officer)

* Evan Levitt		Assistant Treasurer (Principal Accounting Officer)

HD Supply GP & Management, Inc.		Manager

By:	*
Name:	Joseph J. DeAngelo
Title:	Chief Executive Officer

*By:	/S/ KEN VENEZIANO
Ken Veneziano Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 27, 2009.

HD SUPPLY CONSTRUCTION SUPPLY, LTD. HD SUPPLY ELECTRICAL, LTD.

HD SUPPLY FACILITIES MAINTENANCE, LTD. HD SUPPLY PLUMBING/HVAC, LTD.

HD SUPPLY UTILITIES, LTD.

HD SUPPLY WATERWORKS, LTD. SOUTHWEST STAINLESS, L.P.

By:	*
Name:	Joseph J. DeAngelo
Title:	Chief Executive Officer of the general partner, HD Supply GP & Management, Inc.

Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 27, 2009 by the following persons in the capacities indicated.

Signature		Title

* Joseph J. DeAngelo		Chief Executive Officer (Principal Executive Officer) and Director of the general partner, HD Supply GP & Management, Inc.

* Mark Jamieson		Vice President (Principal Financial Officer) and Director of the general partner, HD Supply GP & Management, Inc.

* Evan Levitt		Assistant Treasurer (Principal Accounting Officer) of the general partner, HD Supply GP & Management, Inc.

* Ricardo Nunez		Director of the general partner, HD Supply GP & Management, Inc.

*By:	/S/ KEN VENEZIANO
Ken Veneziano Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, HD Supply GP & Management, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 27, 2009.

HD SUPPLY GP & MANAGEMENT, INC.

By:	*
Name:	Joseph J. DeAngelo
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 27, 2009 by the following persons in the capacities indicated.

Signature		Title

* Joseph J. DeAngelo		Chief Executive Officer (Principal Executive Officer), Director

* Mark Jamieson		Vice President (Principal Financial Officer), Director

* Evan Levitt		Assistant Treasurer (Principal Accounting Officer)

* Ricardo Nunez		Director

*By:	/S/ KEN VENEZIANO
Ken Veneziano Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, HD Supply Holdings, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 27, 2009.

HD SUPPLY HOLDINGS, LLC

By:	*
Name:	Joseph J. DeAngelo
Title:	President

Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 27, 2009 by the following persons in the capacities indicated.

Signature		Title

* Joseph J. DeAngelo		President (Principal Executive Officer)

* Mark Jamieson		Vice President (Principal Financial Officer)

* Evan Levitt		Assistant Treasurer (Principal Accounting Officer)

HD Supply GP & Management, Inc.		Manager

By:	*
Name:	Joseph J. DeAngelo
Title:	Chief Executive Officer

*By:	/S/ KEN VENEZIANO
Ken Veneziano Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, HD Supply Support Services, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 27, 2009.

HD SUPPLY SUPPORT SERVICES, INC.

By:	*
Name:	William M. Crawford
Title:	President

Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 27, 2009 by the following persons in the capacities indicated.

	Signature	Title

	* William M. Crawford	President (Principal Executive Officer)

	* Dawn Peck	Vice President and Treasurer (Principal Financial Officer)

	* Evan Levitt	Vice President (Principal Accounting Officer)

	* Joseph J. DeAngelo	Director

	* Mark Jamieson	Director

	* Ricardo Nunez	Director

*By:	/S/ KEN VENEZIANO
Ken Veneziano Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, HDS IP Holding, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 27, 2009.

HDS IP HOLDING, LLC

By:	*
Name:	Leo Cook
Title:	President

Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 27, 2009 by the following persons in the capacities indicated.

Signature		Title

* Leo Cook		President (Principal Executive Officer), Sole Manager

* Joshua C. Miller		Treasurer (Principal Financial Officer and Principal Accounting Officer)

*By:	/S/ KEN VENEZIANO
Ken Veneziano Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 27, 2009.

MADISON CORNER, LLC PARK-EMP, LLC

By:	*
Name:	Joseph J. DeAngelo
Title:	Vice President of the member, Cox Lumber Co.

Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 27, 2009 by the following persons in the capacities indicated.

Signature		Title

* Joseph J. DeAngelo		Vice President (Principal Executive Officer) and Director of the member, Cox Lumber Co.

* Mark Jamieson		Vice President (Principal Financial Officer) and Director of the member, Cox Lumber Co.

* Evan Levitt		Assistant Treasurer (Principal Accounting Officer) of the member, Cox Lumber Co.

* Ricardo Nunez		Director of the member, Cox Lumber Co.

*By:	/S/ KEN VENEZIANO
Ken Veneziano Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, ProValue, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 27, 2009.

PROVALUE, LLC

By:	*
Name:	Joseph J. DeAngelo
Title:	President

Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 27, 2009 by the following persons in the capacities indicated.

Signature		Title

* Joseph J. DeAngelo		President (Principal Executive Officer)

* Mark Jamieson		Vice President (Principal Financial Officer)

* Evan Levitt		Assistant Treasurer (Principal Accounting Officer)

HD Supply Support Services, Inc.		Managing Member

By:	*
Name:	William M. Crawford
Title:	President

*By:	/S/ KEN VENEZIANO
Ken Veneziano Attorney-in-Fact